As filed with the Securities and Exchange Commission on August 7, 1995
                                               Registration No. 33-59637

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                   ----------

                                AMENDMENT NO. 2
                                      TO

                                   FORM S-4
                             REGISTRATION STATEMENT
                                    Under
                           THE SECURITIES ACT OF 1933
                                   ----------


                          ROBOTIC VISION SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

     DELAWARE                        3827                   11-2400145
(State or other              (Primary Standard          (I.R.S. Employer
jurisdiction of           Industrial Classification   Identification Number)
incorporation or                Code Number)
organization)


                              425 RABRO DRIVE EAST
                           HAUPPAUGE, NEW YORK  11788
                                 (516) 273-9700
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   ----------

                             PAT V. COSTA, CHAIRMAN
                          ROBOTIC VISION SYSTEMS, INC.
                              425 RABRO DRIVE EAST
                           HAUPPAUGE, NEW YORK  11788
                                 (516) 273-9700
                              FAX:  (516) 273-1167
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   ----------


                                   COPIES TO:

    IRA I. ROXLAND, ESQ.                            DAVID L. ENGEL, ESQ.
PARKER DURYEE ROSOFF & HAFT                        BINGHAM, DANA & GOULD
     529 FIFTH AVENUE                                150 FEDERAL STREET
 NEW YORK, NEW YORK 10017                        BOSTON, MASSACHUSETTS  02110
     (212) 599-0500                                   (617) 951-8000
   FAX: (212) 972-9487                              FAX: (617) 951-8736


                                   ----------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                                   ----------

                         CALCULATION OF REGISTRATION FEE




             Title of Each Class                 Amount to be    Proposed Maximum    Proposed Maximum     Amount of
       of Securities to be Registered             Registered      Offering Price        Aggregate        Registration
                                                                    Per Share         Offering Price         Fee
----------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value  . . . . . .    2,500,000 shs.(1)        N.A.(2)        $20,828,097         $7,182.10
----------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value  . . . . . .       24,000 shs.(3)    $13.4375(4)        $   322,500         $  111.21
----------------------------------------------------------------------------------------------------------------------
 Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $7,293.31(5)
----------------------------------------------------------------------------------------------------------------------



-----------
(1) Represents the maximum number of shares of Common Stock, $.01 par value, of Registrant ("RVSI Common Stock") issuable to stockholders and certain optionholders of Acuity Imaging Inc. ("Acuity") upon consummation of the merger of a wholly-owned subsidiary of Registrant with and into Acuity.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Section 6(b) of the Securities Act of 1933, as amended, and Rule 457(f)(1) thereunder on the basis of $8.375, the average of the high and low sale prices of Common Stock, $.01 par value, of Acuity ("Acuity Common Stock") as reported on The Nasdaq Small-Cap Market on July 19, 1995, and 2,486,937, the maximum number of such shares that may be received by Registrant in the merger as of July 19, 1995.

(3) Represents the maximum number of shares of RVSI Common Stock issuable upon the exercise of rights that will be issued pursuant to the merger in exchange for rights granted under Acuity's 1994 Employee Qualified Stock Purchase Plan.

(4) The average of the high and low sales prices of RVSI Common Stock as reported on The Nasdaq National Market on July 19, 1995.

(5)  $8,197.91 previously paid.

                        ________________________________


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                                 ROBOTIC VISION SYSTEMS, INC.

                                     CROSS REFERENCE SHEET
                          (Pursuant to Rule 501(b) of Regulation S-K)


                                                                PROXY STATEMENT/
           S-4 ITEM                                             PROSPECTUS CAPTION
           --------                                             ------------------
                             A.  INFORMATION ABOUT THE TRANSACTION


1.   Forepart of Registration Statement
     and Outside Front Cover Page of Prospectus            Facing Page of Registration
                                                           Statement; Cross Reference
                                                           Sheet; Cover Page of Proxy Statement/Prospectus

2.   Inside Front and Outside Back Cover
     Pages of Prospectus                                   Available Information; Table of Contents

3.   Risk Factors, Ratio of
     Earnings to Fixed Charges
     and Other Information                                 Summary; Risk Factors; Acuity and
                                                           RVSI Pro Forma Financial Statements

4.   Terms of the Transaction                              Summary; The Proposed Merger;
                                                           Certain Federal Income Tax
                                                           Considerations; Description of
                                                           RVSI's Securities; Comparison of
                                                           Rights of Holders of Acuity Common
                                                           Stock and RVSI Common Stock

5.   Pro Forma Financial Information                       Summary; Acuity and RVSI Pro
                                                           Forma Financial Statements

6.   Material Contracts with the Company
     Being Acquired                                        Summary; The Proposed Merger

7.   Additional Information Required for
     Reoffering by Persons and Parties
     Deemed to be Underwriters                             Selling Stockholders

8.   Interests of Named Experts and Counsel                The Proposed Merger; Legal
                                                           Matters; Experts

9.   Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities                                           Not Applicable


                              B. INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3 Registrants           Not Applicable

11.  Incorporation of Certain Information by
     Reference                                             Not Applicable


12.  Information with Respect to S-2 or
     S-3 Registrants                                       Comparative Per Share Prices and
                                                           Dividends of RVSI Common Stock and
                                                           Acuity Common Stock; Selected
                                                           Historical Financial Data of RVSI;
                                                           Management's Discussion and
                                                           Analysis of Financial Condition and
                                                           Results of Operations of RVSI;
                                                           Business of RVSI; Financial
                                                           Statements of RVSI

13.  Incorporation of Certain Information
     by Reference                                          Not Applicable

14.  Information with Respect to Registrants
     Other than S-3 or S-2 Registrants                     Not Applicable


                        C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.  Information with Respect to S-3 Companies             Comparative Per Share Prices
                                                           and Dividends of RVSI Common
                                                           Stock and Acuity Common Stock;
                                                           Selected Historical Financial
                                                           Data of Acuity; Management's
                                                           Discussion and Analysis of
                                                           Financial Condition and
                                                           Results of Operations of
                                                           Acuity; Business of Acuity;
                                                           Financial Statements of Acuity

16.  Information with Respect to S-2 or
     S-3 Companies                                         Not Applicable

17.  Information with Respect to Companies
     Other Than S-3 or S-2 Companies                       Not Applicable


                             D. VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents or
     Authorizations are to be Solicited                    Summary; Introduction; The
                                                           RVSI Special Meeting; The
                                                           Acuity Special Meeting; The
                                                           Proposed Merger; Election of
                                                           Directors; Management of
                                                           Acuity; Management of RVSI;
                                                           Principal Stockholders of
                                                           RVSI; Experts; Stockholder
                                                           Proposals

19.  Information if Proxies, Consents or
     Authorizations are not to be Solicited
     or in an Exchange Offer                               Not Applicable

                          ROBOTIC VISION SYSTEMS, INC.
                              425 RABRO DRIVE EAST
                           HAUPPAUGE, NEW YORK 11788
                            ------------------------

                      NOTICE OF SPECIAL MEETING IN LIEU OF
                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER   , 1995
                            ------------------------

    NOTICE IS HEREBY GIVEN that a Special Meeting in lieu of Annual Meeting of Stockholders (the "Special Meeting") of Robotic Vision Systems, Inc., a Delaware
corporation ("RVSI"), will be held on        , September   , 1995, commencing at
10:00 A.M., local time, at The Bank of New York, One Wall Street, New York, New York for the following purposes:

    1. To consider and vote upon the approval and adoption of that certain Agreement and Plan of Merger and Reorganization, dated as of April 27, 1995, as amended and restated as of July 11, 1995 (the "Merger Agreement"), by and among RVSI, Acuity Imaging, Inc., a Delaware corporation ("Acuity"), and RVSI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of RVSI ("Subsidiary"), pursuant to which, among other matters, (i) Subsidiary will be merged with and into Acuity (the "Merger") and Acuity will become a wholly-owned subsidiary of RVSI, and (ii) each share of Common Stock, $.01 par value, of Acuity will be converted into the right to receive, and become exchangeable for (the "Exchange Ratio"), 0.766 of a share of Common Stock, $.01 par value, of RVSI (the "RVSI Common Stock"); provided, however, that if the average of the closing prices of RVSI Common Stock on The Nasdaq National Market for the 20 trading days ending on (and including) the third day immediately prior to the Special Meeting (the "Average Closing Price") is greater than $14.50, then the Exchange Ratio shall be equal to the quotient of $11.107 divided by the Average Closing Price (provided that in no event shall the Exchange Ratio be less than 0.555375); and if the Average Closing Price is less than $10.00, then the Exchange Ratio shall be equal to the quotient of $7.66 divided by the Average Closing Price (provided that in no event shall the Exchange Ratio be more than 0.925626), all as more fully described in the accompanying Joint Proxy Statement/Prospectus;

    2.  To elect nine directors of RVSI for the ensuing year;

    3. To consider and vote upon a proposal to approve RVSI's Amended and Restated 1991 Stock Option Plan;

    4. To consider and vote upon a proposal to amend RVSI's Certificate of Incorporation to increase the number of shares of RVSI Common Stock authorized thereunder from 20,000,000 shares to 30,000,000 shares;

    5. To ratify the selection of Deloitte & Touche LLP as RVSI's independent auditors for the fiscal year ending September 30, 1995; and

    6.  To transact such other  business incidental to the RVSI Special  Meeting
       as   may  properly  come  before  such  meeting  or  any  adjournment  or postponement thereof.

    A copy of the Merger Agreement is attached as Exhibit A to the accompanying Joint Proxy Statement/Prospectus and is incorporated herein by reference.


    The Board of Directors of RVSI has fixed August , 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. The affirmative vote of holders of a majority of all outstanding RVSI Common Stock present (in person or represented by proxy) at the Special Meeting is necessary to approve and adopt the Merger Agreement and for the taking of the other actions specified above at the Special Meeting except the proposal to amend RVSI's Certificate of Incorporation. The affirmative vote of holders of a majority of all outstanding RVSI Common Stock entitled to vote at the Special Meeting is necessary to approve the proposal to amend RVSI's Certificate of Incorporation.

    Whether or not you plan to attend the Special Meeting, please complete, date and sign the accompanying proxy card and mail it promptly in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States.

                                          Robert H. Walker
                                          SECRETARY


Dated: August   , 1995


                                      (ii)

                              ACUITY IMAGING, INC.
                                9 TOWNSEND WEST
                          NASHUA, NEW HAMPSHIRE 03063
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER   , 1995
                            ------------------------

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Acuity Imaging, Inc., a Delaware corporation ("Acuity"), will be
held  on         , September   , 1995,  commencing at 10:00 A.M., local time, at
the offices of Acuity, 9 Townsend West, Nashua, New Hampshire, for the following purposes:

    1. To consider and vote upon the approval and adoption of that certain Agreement and Plan of Merger and Reorganization, dated as of April 27, 1995, as amended and restated as of July 11, 1995 (the "Merger
       Agreement"), by and among Acuity, Robotic Vision Systems, Inc., a Delaware corporation ("RVSI"), and RVSI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of RVSI ("Subsidiary"), pursuant to which, among other matters, (i) Subsidiary will be merged with and into Acuity (the "Merger") and Acuity will become a wholly-owned subsidiary of RVSI, and (ii) each share of Common Stock, $.01 par value, of Acuity (the "Acuity Common Stock") will be converted into the right to receive, and become exchangeable for (the "Exchange Ratio"), 0.766 of a share of Common Stock, $.01 par value, of RVSI (the "RVSI Common Stock"); provided, however, that if the average of the closing prices of RVSI Common Stock on The Nasdaq National Market for the 20 trading days ending on (and including) the third trading day immediately prior to the Special Meeting (the "Average Closing Price") is greater than $14.50, then the Exchange Ratio shall be equal to the quotient of $11.107 divided by the Average Closing Price (provided that in no event shall the Exchange Ratio be less than 0.555375); and if the Average Closing Price is less than $10.00, then the Exchange Ratio shall be equal to the quotient of $7.66 divided by the Average Closing Price (provided that in no event shall the Exchange Ratio be more than 0.925626), all as more fully described in the accompanying Joint Proxy Statement/Prospectus; and

    2. To transact such other business incidental to the Special Meeting that may properly come before such meeting or any adjournment or postponement thereof.

    A copy of the Merger Agreement is attached as Exhibit A to the accompanying Joint Proxy Statement/Prospectus and is incorporated herein by reference.


    The Board of Directors of Acuity has fixed August , 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. The affirmative vote of holders of a majority of all outstanding Acuity Common Stock entitled to vote at the Special Meeting is necessary to approve and adopt the Merger Agreement.


    Whether or not you plan to attend the Special Meeting, please complete, date and sign the accompanying proxy card and mail it promptly in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Ofer Gneezy
                                          PRESIDENT


Dated: August   , 1995

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST   , 1995


                          ROBOTIC VISION SYSTEMS, INC.
                                      AND
                              ACUITY IMAGING, INC.

                             JOINT PROXY STATEMENT
                             ---------------------

                          ROBOTIC VISION SYSTEMS, INC.
                                   PROSPECTUS
                             ---------------------

    This Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished by Robotic Vision Systems, Inc., a Delaware corporation ("RVSI"), to holders of shares of Common Stock, $.01 par value, of RVSI (the "RVSI Common Stock"), and by Acuity Imaging, Inc., a Delaware corporation ("Acuity"), to holders of shares of Common Stock, $.01 par value, of Acuity (the "Acuity Common Stock"), in connection with the respective solicitation of proxies by the Boards of Directors of RVSI and Acuity for use at the Special Meeting in lieu of Annual Meeting of Stockholders of RVSI and the Special Meeting of Stockholders of Acuity, respectively, to be held at the times and places and for the purposes set forth in the accompanying Notice of Special Meeting in lieu of Annual Meeting and Notice of Special Meeting of Stockholders or any adjournment or postponement thereof (the "RVSI Special Meeting" and the "Acuity Special Meeting," respectively, and collectively, the "Meetings").

    At each of the Meetings, the stockholders of RVSI and Acuity will consider and vote upon a proposal to approve and adopt that certain Agreement and Plan of Merger and Reorganization, dated as of April 27, 1995, as amended and restated as of July 11, 1995 (the "Merger Agreement"), by and among RVSI, RVSI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of RVSI ("Subsidiary"), and Acuity. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Exhibit A and is incorporated herein by reference.

    Under the terms of the Merger Agreement, Acuity will become a wholly-owned subsidiary of RVSI through the merger of Subsidiary with and into Acuity (the "Merger"), and each outstanding share of Acuity Common Stock will be converted into the right to receive, and become exchangeable for (the "Exchange Ratio"),
0.766 of a share of RVSI Common Stock; provided, however, that if the average of the closing prices of RVSI Common Stock on The Nasdaq National Market for the 20 trading days ending on (and including) the third trading day immediately prior to the RVSI Special Meeting (the "Average Closing Price") is greater than $14.50, then the Exchange Ratio shall be equal to the quotient of $11.107 divided by the Average Closing Price (provided that in no event shall the Exchange Ratio be less than 0.555375) (the "Minimum Collar"); and if the Average Closing Price is less than $10.00, then the Exchange Ratio shall be equal to the quotient of $7.66 divided by the Average Closing Price (provided that in no event shall the Exchange Ratio be more than 0.925626) (the "Maximum Collar" and collectively with the Minimum Collar, the "Collars").
                           --------------------------

    This Proxy Statement/Prospectus also constitutes the prospectus of RVSI with respect to a maximum of 2,500,000 shares (less the aggregate amount of fractional shares that are paid in cash) of RVSI Common Stock to be issued in exchange for the Acuity Common Stock in connection with the Merger and up to 24,000 shares of RVSI Common Stock issuable upon the exercise of rights that will be issued pursuant to the Merger in exchange for rights granted under Acuity's 1994 Employee Qualified Stock Purchase Plan. This Proxy Statement/Prospectus does not cover any resales of RVSI Common Stock that will be received by affiliates of Acuity in connection with the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale. The Registration Statement, of which this Proxy Statement/Prospectus forms a part, includes a separate prospectus covering such resales.


    This Proxy Statement/Prospectus and the enclosed form of proxy are first being mailed to the respective stockholders of RVSI and Acuity on or about
August   , 1995.



    On August , 1995 the reported closing sales price of a share of RVSI Common Stock on The Nasdaq National Market and the closing sales price of a share of Acuity Common Stock on The Nasdaq Small-Cap Market were $
and $ , respectively. Acuity stockholders are urged to obtain current price information for RVSI Common Stock in connection with their consideration of the Merger Agreement and the transactions contemplated thereby.

                           --------------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT
  BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION  OR
    ANY  STATE SECURITIES COMMISSION, NOR  HAS THE SECURITIES AND EXCHANGE
      COMMISSION OR  ANY  STATE  SECURITIES COMMISSION  PASSED  UPON  THE
       ACCURACY  OR ADEQUACY OF  THIS PROXY STATEMENT/PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


        The date of this Proxy Statement/Prospectus is August   , 1995.

                             AVAILABLE INFORMATION

    RVSI  and  Acuity  are  subject  to  the  information  requirements  of  the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60611. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

    RVSI has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Commission pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, of which this Proxy Statement/Prospectus is a part. As permitted by the rules and regulations of the Commission, this Proxy Statement/ Prospectus omits certain information contained in the Registration Statement. Such Registration Statement and the exhibits thereto may be inspected and copied at the Commission's principal office in Washington, D.C. as well as its Regional Offices in New York, New York and Chicago, Illinois at their respective offices set forth above.

    No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities pursuant to this Proxy Statement/Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein in the affairs of RVSI or Acuity since the date of this Proxy Statement/Prospectus. However, if any material change occurs during the period that this Proxy Statement/Prospectus is required to be delivered, this Proxy Statement/ Prospectus will be amended or supplemented accordingly. All information regarding RVSI in this Proxy Statement/Prospectus has been supplied by RVSI, and all information regarding Acuity in this Proxy Statement/Prospectus has been supplied by Acuity.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
SUMMARY....................................................................................................          i
  The Proposed Merger......................................................................................          i
    General................................................................................................          i
    Special Meeting of RVSI Stockholders...................................................................          i
    Special Meeting of Acuity Stockholders.................................................................         ii
    The Parties............................................................................................         ii
    Required Vote..........................................................................................        iii
    The Merger.............................................................................................        iii
    Effective Time.........................................................................................         iv
    Exchange of Stock Certificates.........................................................................         iv
    Background.............................................................................................         iv
    Recommendations of the Boards of Directors and Reasons for the Merger..................................         iv
    Opinion of Financial Advisors..........................................................................          v
    Conditions to the Merger...............................................................................          v
    Rights to Terminate and Amendments.....................................................................          v
    Conflicts of Interest..................................................................................         vi
    Comparison of Rights under Applicable Law..............................................................         vi
    Accounting Treatment...................................................................................         vi
    Certain Federal Income Tax Consequences of the Merger..................................................         vi
    Absence of Appraisal Rights............................................................................         vi
    Absence of Regulatory Filings and Approvals............................................................         vi
    Comparative Per Share Data of RVSI Common Stock and Acuity Common Stock................................         vi
    Risk Factors...........................................................................................        vii
  Summary Historical Financial Information.................................................................       viii
    Summary Historical Financial Information of RVSI.......................................................       viii
    Summary Historical Financial Information of Acuity.....................................................         ix
  Summary Pro Forma Combined Financial Information.........................................................          x
  Comparative Per Share Information........................................................................         xi

RISK FACTORS...............................................................................................          1
  Risks Relating to the Merger.............................................................................          1
    Risks Associated with Exchange Ratio...................................................................          1
    Uncertainties of Post-Merger Operations................................................................          1
    Fluctuations in the Semiconductor Market...............................................................          1
    Market Impact of Future Sales of RVSI Common Stock.....................................................          1
    Absence of Dividends...................................................................................          2
    Possible Volatility of Stock Price.....................................................................          2
  Risks Relating to Acuity.................................................................................          2
    Recent Losses..........................................................................................          2
    Accumulated Deficit; History of Operating Losses;......................................................          2
    Loan Default...........................................................................................          2
    Dependence on Distributors.............................................................................          2
    Competition............................................................................................          3
    Recent Merger and Changes in Management................................................................          3
  Risks Relating to RVSI...................................................................................          3
    Concentration of Revenues..............................................................................          3
    Competition............................................................................................          3
    Pending Litigation.....................................................................................          3
    Uncertainty of Patent Protection.......................................................................          4
    Major Supplier in Bankruptcy...........................................................................          4
    Export Sales...........................................................................................          4

INTRODUCTION...............................................................................................          4

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THE RVSI SPECIAL MEETING...................................................................................          5
  Purpose of the Meeting...................................................................................          5
  Date, Time and Place; Record Date........................................................................          5
  Voting Rights............................................................................................          5

THE ACUITY SPECIAL MEETING.................................................................................          6
  Purpose of the Meeting...................................................................................          6
  Date, Time and Place; Record Date........................................................................          7
  Voting Rights............................................................................................          7

THE PROPOSED MERGER........................................................................................          8
  General..................................................................................................          8
  Closing; Effective Time..................................................................................          8
  Exchange of Stock Certificates...........................................................................          8
  No Fractional Shares.....................................................................................          9
  Background of the Merger.................................................................................          9
  Recommendations of the Boards of Directors and Reasons for the Merger....................................         14
    RVSI...................................................................................................         14
    Acuity.................................................................................................         15
  Opinions of Financial Advisors...........................................................................         16
    Janney Montgomery Scott Inc............................................................................         16
    Fechtor, Detwiler & Co., Inc...........................................................................         19
  The Merger Agreement.....................................................................................         22
    General................................................................................................         22
    Conversion of Options..................................................................................         23
    Stock Purchase Rights..................................................................................         23
    Representations and Warranties.........................................................................         23
    Certain Covenants and Agreements.......................................................................         24
    No Solicitation of Other Transactions..................................................................         25
    Conditions to the Merger...............................................................................         26
    Termination and Expense Reimbursement..................................................................         27
    Break-up Fees and Expense Reimbursement................................................................         27
    Amendment and Waiver...................................................................................         28
  Conflicts of Interest....................................................................................         29
  Expenses.................................................................................................         29
  Absence of Regulatory Filings and Approvals..............................................................         29
  Restrictions on Sales by Affiliates......................................................................         29
  Accounting Treatment.....................................................................................         29
  Listing on The Nasdaq National Market....................................................................         30
  Appraisal Rights.........................................................................................         30

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..................................................................         30

ELECTION OF DIRECTORS......................................................................................         32
  Information Concerning Nominees..........................................................................         32
  Information Concerning the Board.........................................................................         33
  Reporting Delinquencies..................................................................................         34

PROPOSAL TO APPROVE RVSI AMENDED AND RESTATED 1991 STOCK OPTION PLAN.......................................         34
  Background...............................................................................................         34
  Key Provisions...........................................................................................         35
    Number of Shares.......................................................................................         35
    Administration.........................................................................................         35
    Eligibility............................................................................................         35
    Term of 1991 Option Plan...............................................................................         35
    Term of Options........................................................................................         35

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
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    Option Price...........................................................................................         36
    Certain Rules for Certain Stockholders.................................................................         36
    Payment................................................................................................         36
    Option Document; Restriction on Transferability........................................................         36
    Amendments to the Option Document and the 1991 Option Plan.............................................         36
    Tax Aspects of the 1991 Option Plan....................................................................         36
  Recommendation and Vote..................................................................................         37

LIMITATION OF SECTION 16(b) LIABILITY UPON APPROVAL OF THE
 1991 OPTION PLAN..........................................................................................         37

PROPOSAL TO AMEND RVSI'S CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED CAPITALIZATION................         38

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS..........................................................         38

COMPARATIVE PER SHARE PRICES AND DIVIDENDS OF RVSI COMMON STOCK AND ACUITY COMMON STOCK....................         39

SELECTED HISTORICAL FINANCIAL DATA OF ACUITY...............................................................         40

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ACUITY............         41
  Results of Operations....................................................................................         41
  Liquidity, Capital Resources and Financial Condition.....................................................         49

SELECTED HISTORICAL FINANCIAL DATA OF RVSI.................................................................         50

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RVSI..............         52
  Results of Operations....................................................................................         52
  Liquidity and Capital Resources..........................................................................         55
  Export Sales.............................................................................................         55
  Effect of Inflation......................................................................................         55
  Proposed Acquisition.....................................................................................         56
  Private Placement........................................................................................         56

ACUITY AND RVSI PRO FORMA COMBINED FINANCIAL STATEMENTS....................................................         57

BUSINESS OF ACUITY.........................................................................................         64
  General..................................................................................................         64
  Business and Products....................................................................................         64
    Compatibility with Factory Standards...................................................................         65
    Flexible Product Architecture..........................................................................         65
    Easy to Use Products...................................................................................         65
  Hardware.................................................................................................         66
  Systems..................................................................................................         66
  Engineering Services.....................................................................................         67
  Marketing, Sales and Service.............................................................................         67
  Materials and Supply.....................................................................................         69
  Competition..............................................................................................         69
  Intellectual Property....................................................................................         69
  Research and Development.................................................................................         70
  Environmental Conditions.................................................................................         70
  Employees................................................................................................         70
  Facilities...............................................................................................         70
  Legal Proceedings........................................................................................         71
  Cognition (Discontinued Operations)......................................................................         71

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MANAGEMENT OF ACUITY.......................................................................................         71
  Executive Officers and Directors.........................................................................         71
  Executive Compensation...................................................................................         73
  Employment Contracts and Termination of Employment Arrangements..........................................         74
  Compensation of Directors................................................................................         74
  Certain Relationships and Related Transactions...........................................................         75
  Security Ownership of Certain Beneficial Owners and Management...........................................         76

DESCRIPTION OF ACUITY'S SECURITIES.........................................................................         77
  Acuity Common Stock......................................................................................         77
  Transfer Agent...........................................................................................         77
  Reports to Stockholders..................................................................................         77

BUSINESS OF RVSI...........................................................................................         78
  History..................................................................................................         78
  Vision Technology........................................................................................         79
  Markets and Products.....................................................................................         80
    Semiconductor Lead Inspection Systems..................................................................         81
    Aircraft Ice Detection System..........................................................................         81
  Manufacturing............................................................................................         82
  Marketing................................................................................................         82
  Customers................................................................................................         83
  Research and Development.................................................................................         83
  Sources of Supply........................................................................................         83
  Backlog..................................................................................................         83
  Customer Service and Support.............................................................................         84
  Government Regulation....................................................................................         84
  Proprietary Protection...................................................................................         84
  Competition..............................................................................................         84
  Employees................................................................................................         84
  Facilities...............................................................................................         85
  Litigation...............................................................................................         85

MANAGEMENT OF RVSI.........................................................................................         86
  Executive Officers and Directors.........................................................................         86
    Prior to the Merger....................................................................................         86
    After the Merger.......................................................................................         86
  Executive Compensation...................................................................................         87
  Employee Agreements......................................................................................         88
  Directors' Compensation..................................................................................         88
  Certain Relationships and Related Transactions...........................................................         88

PRINCIPAL STOCKHOLDERS OF RVSI.............................................................................         89

DESCRIPTION OF RVSI'S SECURITIES...........................................................................         90
  Common Stock.............................................................................................         90
  Warrants.................................................................................................         90
  Transfer Agent...........................................................................................         90
  Reports to Stockholders..................................................................................         90

COMPARISON OF RIGHTS OF HOLDERS OF ACUITY COMMON STOCK AND RVSI COMMON STOCK...............................         91
  Authorized Shares of Capital Stock.......................................................................         91
  Meetings.................................................................................................         91
  Directors and Officers...................................................................................         92

LEGAL MATTERS..............................................................................................         92

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
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EXPERTS....................................................................................................         92

CHANGE IN ACUITY'S ACCOUNTANTS.............................................................................         92

STOCKHOLDER PROPOSALS......................................................................................         93

Agreement and Plan of Merger and Reorganization, dated as of April 27, 1995, as amended and restated as of July 11, 1995, by and between Robotic Vision Systems, Inc.,
 RVSI Acquisition Corp. and Acuity Imaging, Inc ............................................................ Exhibit A

Section 262 of the General Corporation Law of the State of Delaware ........................................ Exhibit B

Opinion of Janney Montgomery Scott Inc. .................................................................... Exhibit C

Opinion of Fechtor, Detwiler & Co., Inc. ................................................................... Exhibit D

Amended and Restated 1991 Stock Option Plan ................................................................ Exhibit E

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ARE URGED TO REVIEW THE ENTIRE PROXY STATEMENT/ PROSPECTUS AND THE EXHIBITS THERETO. CAPITALIZED TERMS USED AND NOT OTHERWISE DEFINED IN THIS SUMMARY HAVE THE MEANINGS GIVEN TO THEM ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS ASSUMES THAT THE EXCHANGE RATIO WILL EQUAL 0.766.

                              THE PROPOSED MERGER

GENERAL

    This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of RVSI Acquisition Corp. ("Subsidiary"), a newly-organized Delaware corporation and a wholly-owned subsidiary of Robotic Vision Systems, Inc., a Delaware corporation ("RVSI"), with and into Acuity Imaging, Inc., a Delaware corporation ("Acuity"), pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of April 27, 1995, as amended and restated as of July 11, 1995 (the "Merger Agreement"), by and among RVSI, Subsidiary and Acuity. At such time as the Certificate of Merger required under Delaware law is filed with the Secretary of State of the State of Delaware (the "Effective Time"), each outstanding share of Common Stock, $.01 par value, of Acuity (the "Acuity Common Stock") will be converted into the right to receive, and become exchangeable for (the "Exchange Ratio"), 0.766 of a share of Common Stock, $.01 par value, of RVSI (the "RVSI Common Stock"); provided, however, that if the average of the closing prices of RVSI Common Stock on The Nasdaq National Market for the 20 trading days ending on (and including) the third trading day immediately prior to the RVSI Special Meeting (the "Average Closing Price") is greater than $14.50, then the Exchange Ratio shall be equal to the quotient of $11.107 divided by the Average Closing Price (provided that in no event shall the Exchange Ratio be less than 0.555375) (the "Minimum Collar"); and if the Average Closing Price is less than $10.00, then the Exchange Ratio shall be equal to the quotient of $7.66 divided by the Average Closing Price (provided that in no event shall the Exchange Ratio be more than 0.925626) (the "Maximum Collar" and collectively with the Minimum Collar, the "Collars").

SPECIAL MEETING OF RVSI STOCKHOLDERS


    At the Special Meeting in lieu of Annual Meeting of Stockholders of RVSI, or any adjournment or postponement thereof (the "RVSI Special Meeting"), the stockholders of RVSI (the "RVSI Stockholders") will be asked to consider and vote upon proposals to (i) approve and adopt the Merger Agreement and the transactions contemplated thereby, (ii) elect nine directors, (iii) approve RVSI's Amended and Restated 1991 Stock Option Plan, (iv) approve an amendment to RVSI's Certificate of Incorporation increasing RVSI's authorized shares of Common Stock and (v) ratify the selection by RVSI's Board of Directors (the "RVSI Board") of RVSI's independent auditors. The RVSI Special Meeting is scheduled to be held at 10:00 A.M., local time, on , September , 1995, at The Bank of New York, One Wall Street, New York, New York. The RVSI Board has fixed the close of business on August , 1995 as the record date (the "RVSI Record Date") for the determination of holders of RVSI Common Stock entitled to notice of and to vote at the RVSI Annual Meeting. See "The RVSI Special Meeting."


    THE RVSI BOARD WITHOUT DISSENT HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE RVSI STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.


    THE RVSI BOARD WITHOUT DISSENT HAS ALSO DESIGNATED EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS, APPROVED RVSI'S AMENDED AND RESTATED 1991 STOCK OPTION PLAN AND THE PROPOSED AMENDMENT TO RVSI'S CERTIFICATE OF INCORPORATION AND SELECTED RVSI'S INDEPENDENT AUDITORS. THE RVSI BOARD RECOMMENDS THAT THE RVSI STOCKHOLDERS VOTE "FOR" EACH OF SUCH NOMINEES, "FOR" THE PROPOSALS TO APPROVE RVSI'S AMENDED AND RESTATED 1991 STOCK OPTION PLAN AND THE AMENDMENT TO RVSI'S CERTIFICATE OF INCORPORATION AND "FOR" RATIFICATION OF ITS SELECTION OF RVSI'S INDEPENDENT AUDITORS. SEE "THE PROPOSED MERGER --


                                      (i)

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER -- RVSI," "ELECTION OF DIRECTORS," "PROPOSAL TO APPROVE RVSI'S AMENDED AND RESTATED 1991 STOCK OPTION PLAN," "PROPOSAL TO AMEND RVSI'S CERTIFICATE OF INCORPORATION" AND "RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS."

SPECIAL MEETING OF ACUITY STOCKHOLDERS


    At the Special Meeting of Stockholders of Acuity, or any adjournment or postponement thereof (the "Acuity Special Meeting"), the stockholders of Acuity (the "Acuity Stockholders") will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Acuity Special Meeting is scheduled to be held at 10:00 A.M., local
time, on                     , September    , 1995, at the offices of Acuity,  9
Townsend West, Nashua, New Hampshire. The Board of Directors of Acuity (the "Acuity Board") has fixed the close of business on August , 1995 as the record date (the "Acuity Record Date") for the determination of holders of Acuity Common Stock entitled to notice of and to vote at the Acuity Special Meeting. See "The Acuity Special Meeting."


    THE ACUITY BOARD WITHOUT DISSENT HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE ACUITY STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "THE PROPOSED MERGER -- RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER -- ACUITY."

THE PARTIES

    RVSI. RVSI designs, manufactures, markets and installs machine vision-based products for productivity improvement and quality control applications in the manufacturing workplace. These products have as their primary component RVSI's proprietary three-dimensional ("3-D") machine vision technology. This technology uses sophisticated structured laser light and optical triangulation techniques to acquire precise three-dimensional measurement information about the surface of a viewed object.

    RVSI's LS Lead Scanning Systems offer automated high-speed 3-D semiconductor package lead inspection with the added feature of non-contact scanning of the packages in their shipping trays ("in-tray scanning"). The system uses a laser-based, non-contact, 3-D measurement technique to inspect and sort quad flat packs, thin quad flat packs, plastic leaded chip carriers, ball grid arrays and thin small outline packs from their carrying trays. The system measurements include coplanarity, total package height, true position spread and span, as well as lead angle, width, pitch and gap.

    RVSI was incorporated in New York in 1976 and reincorporated in Delaware in 1977. RVSI's executive offices are located at 425 Rabro Drive East, Hauppauge, New York 11788; its telephone number is (516) 273-9700.

    ACUITY. Acuity designs, manufactures, markets and services two-dimensional ("2-D") machine vision systems for use in industrial automation. These products emulate many of the functions performed by the human eye and are used for image processing within the industrial and manufacturing processes to perform such functions as measurement, flaw detection, verification of the presence and correctness of parts and subassemblies, and inspection of manufactured products. Typically, this equipment is utilized in applications where human inspection is not practical or where the use of machine vision systems is faster, more reliable and more economical than human inspection. Acuity's products utilize a combination of software, an image processing computer and electronic cameras to perform their functions.

    Acuity was incorporated in Delaware in 1980 as Automatix Incorporated ("Automatix"). On January 26, 1994 Itran Corp., a privately held corporation, was merged with and into Automatix. In connection with such merger, Automatix contemporaneously changed its name to Acuity Imaging, Inc. ("Acuity"). Acuity's executive offices are located at 9 Townsend West, Nashua, New Hampshire 03063 and its telephone number is (603) 598-8400.

                                      (ii)

    SUBSIDIARY.    Subsidiary is  a newly-organized  Delaware corporation  and a wholly-owned subsidiary of RVSI. Subsidiary was organized for the sole purpose of merging with and into Acuity.

REQUIRED VOTE


    RVSI STOCKHOLDERS. The vote of RVSI stockholders in favor of the Merger Agreement and consummation of the transactions contemplated thereby is not required by the General Corporation Law of the State of Delaware ("DGCL"). Such vote is being sought by RVSI pursuant to the requirements of The Nasdaq National Market. The affirmative vote of the majority of shares of RVSI Common Stock present, either in person or represented by proxy, at the Special Meeting is required to approve the Merger Agreement and each of the other matters presented for stockholder approval with the exception of the proposal to amend RVSI's Certificate of Incorporation, which requires the affirmative vote of a majority of all of the outstanding shares of RVSI Common Stock entitled to vote thereon. At the Record Date, there were 13,128,576 shares of RVSI Common Stock outstanding. The presence, either in person or represented by proxy, of the holders of a majority of the shares of RVSI Common Stock outstanding as of the Record Date is necessary to constitute a quorum at the RVSI Special Meeting. As of the Record Date, RVSI's directors, executive officers and their respective affiliates as a group held shares representing approximately 1.8% of the votes entitled to be cast by RVSI Stockholders at the RVSI Special Meeting. Such percentage does not include shares issuable pursuant to currently exercisable options and warrants. See "The RVSI Special Meeting -- Voting Rights."


    RVSI Stockholders do not have appraisal rights under the DGCL. See "The Proposed Merger -- Absence of Appraisal Rights."

    ACUITY STOCKHOLDERS. Pursuant to the DGCL, the affirmative vote of the holders of at least a majority of the shares of Acuity Common Stock outstanding as of the Record Date is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. At the Record Date, there were 2,486,937 shares of Acuity Common Stock outstanding. The presence, either in person or represented by proxy, of the holders of a majority of the shares of Acuity Common Stock outstanding as of the Record Date is necessary to constitute a quorum at the Acuity Special Meeting. As of the Record Date, Acuity's directors, executive officers and their respective affiliates as a group held shares representing approximately 3.2% of the votes entitled to be cast by Acuity Stockholders at the Acuity Special Meeting. Such percentage does not include shares issuable pursuant to currently exercisable options. See "The Acuity Special Meeting -- Voting Rights."

    Acuity Stockholders do not have appraisal rights under the DGCL. See "The Proposed Merger -- Absence of Appraisal Rights."

THE MERGER

    GENERAL. All issued and outstanding shares of Acuity Common Stock will be converted into RVSI Common Stock upon completion of the Merger. It is a condition of the Merger that the shares of RVSI Common Stock issued in the Merger be listed on The Nasdaq National Market. At the Effective Time,
Subsidiary will be merged with and into Acuity, and Subsidiary will cease to exist as a separate entity. Acuity will be the surviving corporation in the Merger and will thereby become a wholly-owned subsidiary of RVSI.

    CONVERSION OF SHARES. At the Effective Time, each then outstanding share of Acuity Common Stock will be converted into the right to receive, and become exchangeable for (the "Exchange Ratio"), 0.766 of a share of RVSI Common Stock (subject to possible adjustments to the Exchange Ratio as a result of implementation of the Collars), the Exchange Ratio having been established through arms-length negotiations between RVSI and Acuity. See "Description of RVSI's Securities -- Common Stock." No fractional shares of RVSI Common Stock will be issued in the Merger, and holders of shares of Acuity Common Stock that are converted in the Merger will be entitled to a cash payment (without interest) in lieu of such fractional shares. See "The Proposed Merger -- No Fractional Shares."

                                     (iii)

    CONVERSION OF OPTIONS. As a consequence of the Merger, options to purchase up to 205,646 shares of Acuity Common Stock ("Acuity Options") at various exercise prices will be converted at the Effective Time into options to purchase up to 157,524 shares of RVSI Common Stock at exercise prices determined by dividing the exercise price per share of Acuity Common Stock provided for in such Acuity Option by the Exchange Ratio. See "The Merger Agreement -- Conversion of Options."

    STOCK PURCHASE RIGHTS. As a consequence of the Merger, purchase rights under Acuity's 1994 Employee Qualified Stock Purchase Plan will be converted into rights to purchase up to an estimated 19,150 shares of RVSI Common Stock, based upon the Exchange Ratio. See "The Merger Agreement -- Stock Purchase Rights."

EFFECTIVE TIME

    After all the conditions set forth in the Merger Agreement have been satisfied or waived, the Merger will become effective at such time as the Certificate of Merger required under the DGCL is accepted for filing by the Secretary of State of the State of Delaware. Such filing will be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by the Merger Agreement. See "The Proposed Merger -- Closing; Effective Time."

EXCHANGE OF STOCK CERTIFICATES

    From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Acuity Common Stock (the "Acuity Certificates") shall cease to have any rights as a stockholder of Acuity and each holder's sole right shall be to receive in exchange for such holder's Acuity Certificates, upon surrender to American Stock Transfer & Trust Company (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of RVSI Common Stock (the "RVSI Certificates"), which such holder is entitled to receive pursuant to the Merger Agreement. As soon as practicable after the Effective Time, the Exchange Agent will send transmittal instructions to each Acuity Stockholder describing the procedure for surrendering the Acuity Certificates for the RVSI Certificates. See "The Proposed Merger -- Exchange of Stock Certificates."

    RVSI STOCKHOLDERS WILL NOT BE REQUIRED TO SURRENDER CERTIFICATES EVIDENCING SHARES OF RVSI COMMON STOCK FOLLOWING THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE SUBSEQUENT IMPLEMENTATION OF THE MERGER.

BACKGROUND

    The terms of the Merger Agreement resulted from arm's length negotiations between representatives of RVSI and Acuity. See "The Proposed Merger -- Background."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

    RVSI. On July 11, 1995, the RVSI Board without dissent approved the Merger Agreement and the transactions contemplated thereby. The RVSI Board recommends that the RVSI Stockholders vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    The recommendation of the RVSI Board is based upon its belief that the terms of the Merger Agreement are fair and in the best interests of RVSI and the RVSI Stockholders and that the Merger will result in benefits to the RVSI Stockholders. For a discussion of the factors considered by the RVSI Board in making its recommendation, see "The Proposed Merger -- Recommendations of the Boards of Directors and Reasons for the Merger -- RVSI."

    ACUITY. On July 6, 1995, the Acuity Board without dissent approved the Merger Agreement and the transactions contemplated thereby. The Acuity Board recommends that the Acuity Stockholders vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    The recommendation of the Acuity Board is based upon its belief that the terms of the Merger Agreement are fair and in the best interests of Acuity and the Acuity Stockholders and that the

                                      (iv)

Merger will result in benefits to the Acuity Stockholders. For a discussion of the factors considered by the Acuity Board in making its recommendation, see "The Proposed Merger -- Recommendations of the Boards of Directors and Reasons for the Merger -- Acuity."

OPINION OF FINANCIAL ADVISORS

    JANNEY MONTGOMERY SCOTT INC. In its role as financial advisor to RVSI, Janney Montgomery Scott Inc. ("JMS") was asked to render an opinion to the RVSI Board as to the fairness to the RVSI Stockholders, from a financial point of view, of the Exchange Ratio. JMS delivered its written opinion dated July 20, 1995, a copy of which is attached hereto as Exhibit C (the "JMS Opinion"), to the RVSI Board to the effect that, as of the date of its opinion, and based upon and subject to the matters set forth in its opinion, the Exchange Ratio is fair, from a financial point of view, to the RVSI Stockholders. The JMS Opinion is necessarily based on market, economic and other conditions as they existed on the date JMS delivered its opinion, the information made available to JMS as of such date and the review and analysis conducted by JMS as of such date. The summary of the JMS Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion, a copy of which is attached hereto as Exhibit C. See "The Proposed Merger -- Opinions of Financial Advisors -- Janney Montgomery Scott Inc." and Exhibit C hereto.

    FECHTOR, DETWILER & CO., INC. In its role as financial advisor to Acuity, Fechtor, Detwiler & Co., Inc. ("Fechtor, Detwiler") was asked to render an opinion to the Acuity Board as to the fairness to the Acuity Stockholders, from a financial point of view, of the Exchange Ratio. On July 10, 1995, Fechtor, Detwiler orally advised the Acuity Board to the effect that the Exchange Ratio was fair, from a financial point of view, to the Acuity Stockholders. Fechtor, Detwiler thereafter delivered its written opinion dated July 17, 1995, a copy of which is attached hereto as Exhibit D (the "Fechtor, Detwiler Opinion"), to the Acuity Board to the effect that, as of the date of its opinion, and based upon and subject to the matters set forth in its opinion, the Exchange Ratio is fair, from a financial point of view, to the Acuity Stockholders. The Fechtor, Detwiler Opinion is necessarily based on market, economic and other conditions as they existed on the date Fechtor, Detwiler delivered its opinion, the information made available to Fechtor, Detwiler as of such date and the review and analysis conducted by Fechtor, Detwiler as of such date. The summary of the Fechtor, Detwiler Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion, a copy of which is attached hereto as Exhibit D. See "The Proposed Merger -- Opinions of Financial Advisors -- Fechtor, Detwiler & Co., Inc." and Exhibit D hereto.

CONDITIONS TO THE MERGER

    The obligations of RVSI and Acuity to consummate the Merger are subject to the satisfaction of a number of conditions, including the approval of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the shares of RVSI Common Stock present at the RVSI Special Meeting and by the holders of a majority of the shares of Acuity Common Stock. See "The Proposed Merger -- The Merger Agreement -- Conditions to the Merger."

RIGHTS TO TERMINATE AND AMENDMENTS

    The  Merger  Agreement  may  be  terminated  prior  to  the  closing  of the transactions contemplated thereby (the "Closing Date") under certain circumstances. If the Merger Agreement is terminated, under certain circumstances, (i) either RVSI or Acuity may be obligated to reimburse the other for up to $450,000 in documented transaction expenses, and (ii) Acuity may be obligated to pay RVSI a break-up fee. See "The Proposed Merger -- The Merger Agreement -- Termination and Expense Reimbursement" and "Break-up Fees and Expenses Reimbursement."

    Subject to compliance with applicable law, the Merger Agreement may be amended at any time prior to or, subject to certain conditions, after its approval by the RVSI Stockholders and the Acuity Stockholders by a written agreement executed by RVSI, Subsidiary and Acuity. See "The Proposed Merger -- The Merger Agreement -- Amendment and Waiver."

                                      (v)

CONFLICTS OF INTEREST

    Upon effectiveness of the Merger, and assuming a favorable vote by a majority of the RVSI Stockholders, both Donald J. Kramer and Ofer Gneezy, each presently a director of Acuity, will become directors of RVSI. See "The Proposed Merger -- Conflicts of Interest" and "Election of Directors."

COMPARISON OF RIGHTS UNDER APPLICABLE LAW

    The rights of Acuity Stockholders are currently governed by the DGCL, Acuity's Certificate of Incorporation (the "Acuity Certificate of Incorporation") and Acuity's Bylaws (the "Acuity Bylaws"). Holders of Acuity Common Stock immediately prior to the Effective Time will become RVSI Stockholders, and from and after the Effective Time, their rights as RVSI Stockholders will be governed by the DGCL, RVSI's Certificate of Incorporation (the "RVSI Certificate of Incorporation") and RVSI's Bylaws (the "RVSI Bylaws"). There are no significant differences between the rights of Acuity Stockholders under the Acuity Certificate of Incorporation and the Acuity Bylaws and the rights of RVSI Stockholders under the RVSI Certificate of Incorporation and the RVSI Bylaws. See "Comparison of Rights of Holders of Acuity Common Stock and RVSI Common Stock."

ACCOUNTING TREATMENT

    The Merger will be accounted for as a "pooling of interests" transaction in accordance with generally accepted accounting principles. See "The Proposed Merger -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    It is expected that the Merger will constitute a reorganization for federal income tax purposes and, accordingly, that no gain or loss will be recognized by Acuity Stockholders upon the exchange of Acuity Common Stock solely for shares of RVSI Common Stock. See "Certain Federal Income Tax Considerations." BECAUSE CERTAIN FEDERAL TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH ACUITY STOCKHOLDER, EACH SUCH HOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE SPECIFIC FEDERAL AND ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

ABSENCE OF APPRAISAL RIGHTS

    Acuity Stockholders and RVSI Stockholders are not entitled to appraisal rights under the DGCL in connection with the Merger. See "The Proposed Merger -- Absence of Appraisal Rights" and Section 262 of the DGCL attached as Exhibit B hereto.

ABSENCE OF REGULATORY FILINGS AND APPROVALS

    The Merger is not subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, which provide that certain merger transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated. See "The Proposed Merger -- Absence of Regulatory Filings and Approvals."

COMPARATIVE PER SHARE DATA OF RVSI COMMON STOCK AND ACUITY COMMON STOCK


    RVSI Common Stock is quoted on The Nasdaq National Market and Acuity Common Stock is quoted on The Nasdaq Small-Cap Market under the symbols "ROBV" and "ACUT," respectively. On July 11, 1995 (the last trading day prior to the public announcement that RVSI and Acuity had entered into the amended Merger Agreement), the closing bid prices of RVSI Common Stock and Acuity Common Stock were $13.75 and $10.125, respectively. On an equivalent per share basis calculated by multiplying the closing bid price of RVSI Common Stock on The Nasdaq National Market on July 11, 1995 by 0.766, the applicable Exchange Ratio, the value of shares of RVSI Common Stock to be received by Acuity Stockholders was $10.53 per share of Acuity Common Stock. On August , 1995, the closing bid
price of RVSI Common  Stock was $       per share; therefore,  the value of  the
shares of RVSI Common Stock to be received by Acuity Stockholders was $ per share of Acuity Common Stock on such date. ACUITY STOCKHOLDERS ARE URGED TO OBTAIN CURRENT PRICE INFORMATION


                                      (vi)

FOR RVSI COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. See "Comparative Per Share Prices and Dividends of RVSI Common Stock and Acuity Common Stock."

RISK FACTORS

    In  considering whether to approve the Merger Agreement and the transactions
contemplated  thereby,  RVSI  and   Acuity  Stockholders  should  consider   the
following:

    RISKS RELATING TO THE MERGER

    - Risks Associated With Exchange Ratio

    - Uncertainties of Post-Merger Operations

    - Fluctuations in the Semiconductor Market

    - Market Impact of Future Sales of RVSI Common Stock

    - Absence of Dividends

    - Possible Volatility of Stock Price

    RISKS RELATING TO ACUITY

    - Recent Losses

    - Accumulated Deficit; History of Operating Losses

    - Loan Default

    - Dependence on Distributors

    - Competition

    - Recent Merger and Changes in Management

    RISKS RELATING TO RVSI

    - Concentration of Revenues

    - Competition

    - Pending Litigation

    - Uncertainty of Patent Protection

    - Major Supplier in Bankruptcy

    - Export Sales

    See "Risk Factors."

                                     (vii)

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

    The following summary historical information, which does not give effect to the Merger, should be read in conjunction with the financial statements of RVSI, with the consolidated financial statements of Acuity and with the pro forma combined financial information which gives effect to the Merger, which appear elsewhere in this Proxy Statement/Prospectus.

                SUMMARY HISTORICAL FINANCIAL INFORMATION OF RVSI

STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT PER SHARE DATA):

                            SIX MONTHS ENDED
                                MARCH 31,                           YEAR ENDED SEPTEMBER 30,
                           -------------------   ---------------------------------------------------------------
                           1995 (E)   1994 (E)     1994       1993           1992           1991        1990
                           --------   --------   --------   --------     ------------     --------   -----------
Revenues.................  $ 16,600   $ 11,790   $ 24,613   $ 19,943     $     13,335     $  8,519   $    11,256
Income (loss) before
 Benefit (Provision) from
 Income Taxes and
 Extraordinary Items.....  $  3,222   $  1,006   $  2,710   $  1,104     $       (983)    $ (2,428)  $    (5,523)(a)
Benefit from Income
 Taxes...................  $  2,060   $  1,093   $    401   $    495          --             --          --
Income (Loss) before
 Extraordinary Items.....  $  5,282   $  2,099   $  3,111   $  1,599     $       (983)    $ (2,428)  $    (5,523)(a)
Extraordinary Items......     --         --         --         --        $1,210(b)(c)        --          --
Net Income (Loss)........  $  5,282   $  2,099   $  3,111   $  1,599     $  227(b)(c)     $ (2,428)  $    (5,523)(a)
Income (Loss) Per Share
 before Extraordinary
 Items...................  $    .38   $    .16   $    .24   $    .14     $       (.13)    $   (.38)  $      (.87)
Net Income (Loss) Per
 Share...................  $    .38   $    .16   $    .24   $    .14     $        .03     $   (.38)  $      (.87)
Weighted Average Number
 of Common Shares and
 Equivalents.............    13,765(d)   12,830(d)   13,057(d)   12,534(d)        7,783      6,354         6,337

------------------------------
(a)  Includes restructuring charges of $2,526,000.

(b) Includes an extraordinary credit of $1,138,000 (net of income tax provision of $97,000) relating to an agreement with General Motors Corporation. See
     Note 12 of Notes to Financial Statements of RVSI.

(c) Includes extraordinary credits of $72,000 resulting from utilization of net operating loss carryforwards.

(d) Weighted average number of common shares and common share equivalents calculated using the modified treasury stock method. See Note 1i of Notes to Financial Statements of RVSI.

(e)  Derived from unaudited financial statements.

BALANCE SHEET DATA (IN THOUSANDS):

                                                                                        SEPTEMBER 30,
                                                                    -----------------------------------------------------
                                                 MARCH 31, 1995(A)    1994       1993       1992       1991       1990
                                                 -----------------  ---------  ---------  ---------  ---------  ---------
Total Assets...................................      $  21,710      $  14,988  $   7,889  $   4,515  $   4,296  $   5,963
Current Liabilities............................      $   6,936      $   5,742  $   6,215  $   4,463  $   5,899  $   5,140
Total Liabilities..............................      $   7,149      $   5,952  $   6,460  $   4,798  $   6,297  $   5,564
Stockholders' Equity (Deficiency)..............      $  14,561      $   9,036  $   1,429  $    (283) $  (2,001) $     399
Working Capital (Deficiency)...................      $   8,311      $   4,664  $    (766) $  (1,326) $  (2,476) $    (530)

------------------------------
(a)  Derived from unaudited financial statements.

    Reference  is  made to  "Management's Discussion  and Analysis  of Financial
Condition and Results of Operations of RVSI" and the Notes to Financial Statements of RVSI.

                                     (viii)

               SUMMARY HISTORICAL FINANCIAL INFORMATION OF ACUITY

STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT PER SHARE DATA):


                                       THIRTEEN WEEKS ENDED
                                     ------------------------                 YEAR ENDED DECEMBER 31,
                                      APRIL 1,     APRIL 2,    -----------------------------------------------------
                                      1995 (A)     1994 (A)      1994       1993       1992     1991 (A)   1990 (A)
                                     -----------  -----------  ---------  ---------  ---------  ---------  ---------
Revenues...........................   $   4,895    $   5,189   $  22,168  $  18,734  $  16,610  $  15,230  $  14,038
Income (Loss) from Continuing
 Operations Before Income Taxes....   $    (141)   $     454   $   1,416  $      67  $     499  $     642  $      67
Provision for Income Taxes.........      --        $      44   $     110  $      97  $      48  $      37     --
Income (Loss) from Continuing
 Operations........................   $    (141)   $     410   $   1,306  $     (30) $     451  $     605  $      67
Income (Loss) from Discontinued
 Operations (b)....................      --           --          --         --      $   1,214  $    (333) $  (1,188)
Income (Loss) before Extraordinary
 Item..............................   $    (141)   $     410   $   1,306  $     (30) $   1,665  $     272  $  (1,121)
Extraordinary Item (c).............      --           --          --         --             46     --         --
Net Income (Loss)..................   $    (141)   $     410   $   1,306  $     (30) $   1,711  $     272  $  (1,121)
                                     -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                     -----------  -----------  ---------  ---------  ---------  ---------  ---------
Income (Loss) Per Share from
 Continuing Operations.............   $   (0.06)   $    0.16   $    0.51  $   (0.01) $    0.19  $    0.25  $    0.03
Discontinued Operations............      --           --          --         --      $    0.51      (0.14) $   (0.50)
Extraordinary Item (c).............      --           --          --         --      $    0.02     --         --
Net Income (Loss) Per Share........   $   (0.06)   $    0.16   $    0.51  $   (0.01) $    0.72  $    0.11  $   (0.47)
                                     -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                     -----------  -----------  ---------  ---------  ---------  ---------  ---------
Weighted Average Number of Common
 Shares and Equivalents............       2,417        2,579       2,569      2,380      2,383      2,383      2,383
                                     -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                     -----------  -----------  ---------  ---------  ---------  ---------  ---------

------------------------------
(a)  Derived from unaudited data.

(b) Discontinued operations related to SuperCads, Inc. (known by its trade name, Cognition), which was sold on July 15, 1992. See Note 3 of Notes to Financial Statements of Acuity.

(c) Extraordinary Item represents gain of $46 (net of income taxes of $3) for extinguishment of debt in 1992.


RECENT LOSSES

    Acuity estimates it has incurred a loss of approximately $500,000 on revenues of approximately $4,100,000 in its second quarter ended July 1, 1995. For the six months ended July 1, 1995, Acuity estimates that it incurred a loss of $640,000 on revenues of $9,000,000. This compares with earnings of $669,000 on revenues of $10,575,000 for the six months ended July 2, 1994.

BALANCE SHEET DATA (IN THOUSANDS):

                                                                                             DECEMBER 31,
                                                                       ---------------------------------------------------------
                                                    APRIL 1, 1995 (A)    1994       1993       1992       1991(A)      1990(A)
                                                    -----------------  ---------  ---------  ---------  -----------  -----------
Total Assets......................................      $   6,470      $   6,720  $   7,622  $   6,409   $   5,855    $   6,043
Current Liabilities...............................      $   4,166      $   3,357  $   6,597  $   2,326   $   1,934    $   2,822
Total Liabilities.................................      $   4,166      $   4,372  $   6,597  $   5,351   $   6,357    $   6,663
Stockholders' Equity (Deficiency).................      $   2,304      $   2,348  $   1,025  $   1,058   $    (502)   $    (620)
Working Capital...................................      $   1,296      $   2,470  $     353  $   3,467   $   3,269    $   2,463

------------------------------
(a)  Derived from unaudited financial statements.

    Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations of Acuity" and Notes to Consolidated Financial Statements of Acuity.

                                      (ix)

                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           SIX MONTHS ENDED
                                                        -----------------------          FOR FISCAL YEAR ENDED
                                                        MARCH 31,    MARCH 31,    ------------------------------------
                                                           1995         1994       1994 (A)     1993 (A)     1992 (A)
                                                        ----------   ----------   ----------   ----------   ----------
Revenues..............................................  $27,330      $21,996      $   46,781   $   38,677   $   29,945
Income (Loss) From Continuing Operations Before Income
 Taxes................................................  $ 3,292      $   790      $    4,126   $    1,171   $     (484)
Income Tax Benefit (Provision)........................  $ 2,067      $ 1,059      $      291   $      398   $      (48)
Income (Loss) From Continuing Operations..............  $ 5,359      $ 1,849      $    4,417   $    1,569   $     (532)
Income From Discontinued Operations...................    --           --             --           --       $    1,214
Extraordinary Items...................................    --           --             --           --       $    1,256
Net Income............................................  $ 5,359      $ 1,849      $    4,417   $    1,569   $    1,938
Income (Loss) Per Share:
Primary:
  Continued Operations................................  $   .34      $   .13      $      .30   $      .13   $     (.06)
  Discontinued Operations.............................    --           --             --           --       $      .13
                                                        ----------   ----------   ----------   ----------   ----------
  Income Before Extraordinary Items...................  $   .34      $   .13      $      .30   $      .13   $      .07
  Extraordinary Items.................................    --           --             --           --       $      .13
                                                        ----------   ----------   ----------   ----------   ----------
  Net Income..........................................  $   .34      $   .13      $      .30   $      .13   $      .20
Fully Diluted:
  Continuing Operations...............................  $   .34      $   .13      $      .29   $      .12   $     (.06)
  Discontinued Operations.............................    --           --             --           --       $      .13
                                                        ----------   ----------   ----------   ----------   ----------
  Income Before Extraordinary Items...................  $   .34      $   .13      $      .29   $      .12   $      .07
  Extraordinary Items.................................    --           --             --           --       $      .13
                                                        ----------   ----------   ----------   ----------   ----------
  Net Income..........................................  $   .34      $   .13      $      .29   $      .12   $      .20
Weighted Average Number of Common and Common
 Equivalent Shares Outstanding
  Primary:............................................   15,615(b)    14,335(b)       14,858(b)     14,023(b)      9,608
  Fully Diluted:......................................   15,700(b)    14,450(b)       15,061(b)     14,023(b)      9,608

------------------------------
(a) The fiscal year ended 1994, 1993, and 1992 was September 30, 1994, 1993, and 1992 for RVSI and was December 31, 1994, 1993, and 1992 for Acuity, respectively.

(b) Weighted average number of common shares and common equivalents calculated using the modified treasury stock method.

PRO FORMA COMBINED BALANCE SHEET DATA (IN THOUSANDS):

                                                                                MARCH 31, 1995
                                                                                --------------
Total Assets..................................................................    $   28,096
Current Liabilities...........................................................    $   11,785
Total Liabilities.............................................................    $   11,998
Stockholders' Equity..........................................................    $   16,098
Working Capital...............................................................    $    8,840

                                      (x)

                       COMPARATIVE PER SHARE INFORMATION

                                                                                           RVSI PRO         ACUITY
                                                                  RVSI        ACUITY         FORMA      EQUIVALENT PRO
                                                               HISTORICAL   HISTORICAL   COMBINED (1)      FORMA (1)
                                                               -----------  -----------  -------------  ---------------
Book Value Per Share as of March 31, 1995....................   $    1.25    $     .94     $    1.19       $     .91
Income (Loss) From Continuing Operations Per Share for the
 six months ended March 31, 1995
    Primary:.................................................   $     .38    $     .05     $     .34       $     .26
    Fully Diluted:...........................................   $     .38    $     .05     $     .34       $     .26

For the year ended
  Fiscal 1994 (2):
    Primary:.................................................   $     .24    $     .51     $     .30       $     .23
    Fully Diluted:...........................................   $     .24    $     .51     $     .29       $     .22

  Fiscal 1993 (2):
    Primary:.................................................   $     .14    $    (.01)    $     .13       $     .10
    Fully Diluted:...........................................   $     .14    $    (.01)    $     .12       $     .09

  Fiscal 1992 (2):
    Primary:.................................................   $    (.13)   $     .19     $    (.06)      $    (.04)
    Fully Diluted:...........................................   $    (.13)   $     .19     $    (.06)      $    (.04)

  Dividends per share (3)

------------------------
(1) RVSI pro forma combined per share amounts and the Acuity equivalent pro forma per share amounts represent the historical information of RVSI and the historical information of Acuity effected by the exchange ratio of the merger.

(2) The year ended fiscal 1994 was September 30, 1994 for RVSI and December 31, 1994 for Acuity, the year ended fiscal 1993 was September 30, 1993 for RVSI and December 31, 1993 for Acuity and the year ended fiscal 1992 was September 30, 1992 for RVSI and December 31, 1992 for Acuity.

(3)  Neither Company paid any dividends during the periods indicated.

                                      (xi)

                                  RISK FACTORS

    In addition to the other information contained in this Proxy Statement/Prospectus, RVSI Stockholders and Acuity Stockholders should review carefully the following factors in deciding whether to vote in favor of approval of the Merger Transaction.

RISKS RELATING TO THE MERGER:

    - RISKS ASSOCIATED WITH EXCHANGE RATIO. The Merger Agreement provides that upon consummation of the Merger, each share of Acuity Common Stock will be exchanged for 0.766 of a share of RVSI Common Stock; provided, however, that if the average of the closing prices of RVSI Common Stock on The Nasdaq National Market for the 20 trading days ending on (and including) the third trading day immediately prior to the RVSI Special Meeting (the "Average Closing Price") is greater than $14.50, then the Exchange Ratio shall be equal to the quotient of $11.107 divided by the Average Closing Price (provided that in no event shall the Exchange Ratio be less than 0.555375); and if the Average Closing Price is less than $10.00, then the Exchange Ratio shall be equal to the quotient of $7.66 divided by the Average Closing Price (provided that in no event shall the Exchange Ratio be more than 0.925626). However, the Exchange Ratio is not subject to adjustment if the Average Closing Price per share of RVSI Common Stock is (i) between $10.00 and $14.50, (ii) below approximately $8.27 or (iii) above approximately $20.00. As the price of RVSI Common Stock at the Effective Time may vary from the price as of the date on which the Merger Agreement was executed due to changes in the business, operations and prospects of RVSI, general market and economic conditions, and other factors, the market value of the shares of RVSI Common Stock which holders of Acuity Common Stock will receive in the Merger may be greater or less than the market value of such RVSI Common Stock as of the date of the Merger Agreement. Acuity and RVSI each obtained the opinion of its respective financial advisor, dated as of July 20, 1995 and July 17, 1995, respectively, that the consideration to be received by the stockholders of Acuity upon the consummation of the Merger is fair from a financial point of view and that the Exchange Ratio is fair, from a financial point of view, to the RVSI Stockholders, respectively. Each of Acuity and RVSI do not intend to obtain an updated opinion of its respective financial advisor subsequent to the date of this Proxy Statement/Prospectus. See "The Merger Agreement -- Exchange Ratio."

    - UNCERTAINTIES OF POST-MERGER OPERATIONS. Mergers of companies in technological industries are generally considered more difficult to make successful than in other industries, since combining the different technologies as they currently exist may not be completely possible. Also, key employees in the technology industry are less easily replaced than in general manufacturing companies. Therefore, the loss of key employees as a result of the Merger could have a negative effect on RVSI. See "Business of RVSI -- Employees" and "Business of Acuity -- Employees."


    - FLUCTUATIONS IN THE SEMICONDUCTOR MARKET. The semiconductor industry has been subject to significant market fluctuations and periodic downturns, which often have had a disproportionately negative effect on manufacturers of semiconductor capital equipment including RVSI and its LS 2000 and 3000 Series lead scanning systems. The future financial results of RVSI may, therefore, depend significantly on the market demand for integrated circuit devices. See "Business of Acuity" and "Business of RVSI."



    - MARKET IMPACT OF FUTURE SALES OF RVSI COMMON STOCK. Sales of substantial amounts of shares of RVSI Common Stock in the public market following the Merger could adversely affect the market price of the RVSI Common Stock. As of the date of this Proxy Statement/Prospectus, 10,737,108 shares of RVSI Common Stock are unrestricted and freely tradable. There are currently 2,391,468 restricted shares of RVSI Common Stock, as such term is defined under Rule 144 of the Securities Act, of which 1,110,000 shares will be registered under the Securities Act prior to January 1996 and thereby be freely tradable.


    Upon consummation of the Merger, an additional 1,904,993 shares (excluding shares issuable upon exercise of options) of RVSI Common Stock (the "Merger Shares") will be outstanding. Merger

Shares owned by nonaffiliates of Acuity (approximately 1,844,590 shares) will be eligible for sale immediately upon consummation of the Merger. Merger Shares owned by affiliates of Acuity (approximately 60,403 shares) may not be sold until after the results covering 30 days of post-Merger combined operations of RVSI and Acuity have been filed with the Commission, sent to stockholders of RVSI or otherwise publicly disclosed. After such public disclosure, affiliates of Acuity will be able to sell such shares without restriction. See "The Proposed Merger -- Restrictions on Sales by Affiliates."


    Upon consummation of the Merger, there also will be outstanding options, warrants and rights to purchase up to 2,970,670 shares of RVSI Common Stock. The sale of a substantial amount of these shares could have an adverse effect on the future market price of RVSI Common Stock. See "The Proposed Merger -- Conversion of Options" and "Principal Stockholders of Acuity" and "Principal Stockholders of RVSI."


    - ABSENCE OF DIVIDENDS. Neither Acuity nor RVSI has paid cash dividends on its Common Stock, and RVSI does not anticipate paying cash dividends on its Common Stock in the foreseeable future. RVSI intends to reinvest any funds that might otherwise be available for the payment of dividends in further development of its business following the Merger. See "Comparative Share Prices and Dividends of RVSI Common Stock and Acuity Common Stock."

    - POSSIBLE VOLATILITY OF STOCK PRICE. Stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating performance or new product or service announcements. Broad market fluctuations, earnings and other announcements of other companies, general economic conditions or other matters unrelated to RVSI and outside its control also could affect the market price of the RVSI Common Stock. See "Comparative Per Share Prices and Dividends of RVSI Common Stock and Acuity Common Stock."

RISKS RELATING TO ACUITY


    - RECENT LOSSES. Acuity estimates it has incurred a loss of approximately $500,000 on revenues of approximately $4,100,000 in its second quarter ended July 1, 1995. For the six months ended July 1, 1995, Acuity estimates that it incurred a loss of $640,000 on revenues of $9,000,000. This compares with earnings of $669,000 on revenues of $10,575,000 for the six months ended July 2, 1994. These estimated losses were primarily the result of Acuity's lack of securing any one or two customers which have traditionally accounted for a significant percentage of Acuity's revenues. In addition, the estimated losses were also attributable to an increased percentage of total revenues generated through Acuity's distribution network, which purchase Acuity's products at a discount from its standard list prices. To a lesser extent, Acuity's estimated losses were also attributable to a somewhat changing product line, which included certain newly introduced products that did not achieve their projected sales level and products with a slightly lower gross margin. Acuity believes that the trends that resulted in its estimated losses could continue for the foreseeable future.



    - ACCUMULATED DEFICIT; HISTORY OF OPERATING LOSSES. Acuity has incurred significant periodic operating losses during its history, the most recent being an estimated loss of approximately $500,000 in the quarter ended July 1, 1995. At present, Acuity has an accumulated deficit of approximately $60,000,000. See Acuity's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Acuity."



    - LOAN DEFAULT. As a result of Acuity's recent net losses in 1995, Acuity is in default of certain of the covenants in its outstanding bank line of credit. Although Acuity has received a temporary forbearance from such defaults from its lender, there can be no assurance that Acuity will not continue to be in default of its line of credit upon expiration of such forbearance. If Acuity is in default of its line of credit upon expiration of the forbearance, it would be required to enter into negotiations with its lender in an attempt to resolve the termination of such forbearance. The lender can demand payment at the earlier of (i) September 30, 1995 or (ii) any termination of the Merger without the Merger having been consummated. If the lender demands payment at the time of the Merger, RVSI and Acuity anticipate no difficulty in repaying the loan. If the lender demands payment without a consummation of the Merger, however, Acuity will be required to enter into negotiations with its lender relating to such defaults. See Note 7 to Acuity's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Acuity."


    - DEPENDENCE ON DISTRIBUTORS. The majority of Acuity's current sales are made, and a significant portion of future sales are expected to be made, primarily through third party distributors. Accordingly, Acuity is dependent upon the continued desire and ability of its distributors to successfully market and sell its products, as well as their continued viability and financial stability. See "Business of Acuity -- Marketing, Sales and Service."



    - DEPENDENCE ON SUPPLIER. The Power-PC, the key component of the PV90 and PV60, is currently purchased from Apple Computer, Inc. ("Apple"). Acuity has entered into a Value Added Reseller Agreement with Apple, which agreement may be canceled upon thirty days written notice by either party. Acuity believes that alternative sources (i.e., manufacturers of the newly introduced clones of Apple's Power-PC and retailers of Apple's Power-PC) of such component are available, but the price charged by these alternative sources could be higher than the price Acuity is currently being charged by Apple.


    - COMPETITION. Competition in the image processing/machine vision markets is intense. There are a large number of companies that sell into these markets, some of which are substantially larger and have greater financial resources, customer product bases and distribution alternatives than Acuity. No one company is recognized as the dominant force in the marketplace. Acuity believes that the high level of competition in this marketplace will continue unabated. The product development barriers to entering this market are not overwhelming.

    - RECENT MERGER AND CHANGES IN MANAGEMENT. On January 26, 1994 Acuity was formed by the merger of Automatix Incorporated ("Automatix") and Itran Corp. ("Itran"), a privately held corporation, with Automatix (now Acuity) as the surviving company. Within the first twelve months after the merger of Automatix and Itran, John Pemble, the Chief Executive Officer, and Roger Kuhn, the Chief Financial Officer, of Acuity (who each held the same respective positions with Itran prior to such merger) resigned from Acuity. Acuity has not replaced Mr. Pemble. Mr. Kuhn was replaced by John A. Rogers, who was then the Chief Accounting Officer of Acuity and had served as Chief Financial Officer of Automatix prior to such merger. There can be no assurance that there may not be additional changes in the key employees of Acuity in the future. See "Risk Factors -- Risks Relating to the Merger" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Acuity."

RISKS RELATING TO RVSI


    - CONCENTRATION OF REVENUES. RVSI's sales have been historically concentrated in a small number of customers at any time, although the specific customers change over time. Sales to Advanced Semiconductor Engineering Inc. ("ASE") and Anam Industrial Co., Ltd. ("Anam") accounted for approximately 11% and 10%, respectively, of RVSI's revenues during the six months ended March 31, 1995. Sales to Intel Corporation and Motorola Inc. accounted for approximately 15% and 10%, respectively, of RVSI's revenues during the fiscal year ended September 30, 1994. Sales to Samsung Corporation, Anam and Intel Corporation accounted for approximately 15%, 13% and 13%, respectively, of RVSI's revenues during its year ended September 30, 1993. No other customers accounted for more than 10% of sales during such fiscal periods and fiscal years. The loss of any one or more of these customers or any significant reduction in their orders for RVSI's products may be expected to materially adversely affect RVSI's operations and prospects. A majority of RVSI's sales in recent years has been export sales to the Far East. For the six months ended March 31, 1995 and for the fiscal years ended September 30,1994 and 1993, export sales accounted for approximately 79%, 62% and 74%, respectively, of RVSI's revenues. See "Business of RVSI -- Customers."


    - COMPETITION. RVSI believes that the machine vision industry is currently highly fragmented and intensely competitive. RVSI is aware that a large number of concerns, which it estimates to be upward of 100, entered the industry in the years 1980 through 1986 and that most of these were relatively young, private concerns. Over the past several years, however, RVSI estimates that the number of its competitors has narrowed to less than 25, which RVSI believes is attributable in substantial part to a consolidation within the industry. RVSI is aware of several competitors which promote substitute technologies. In addition, RVSI believes that there are other concerns, some of which may be substantially larger and have substantially greater assets and resources than RVSI, engaged in the development of technology and products which would be competitive with those of RVSI should such concerns choose to enter the machine vision marketplace. See "Business of RVSI -- Competition."



    - PENDING LITIGATION. RVSI has been the subject of a counterclaim in excess of $3.0 million asserted by the defendant in a proceeding previously instituted by RVSI in which RVSI had alleged that such defendant had breached certain agreements between RVSI and the defendant relating to the defendant's purchase of all of the assets of RVSI's former welding and cutting systems business. In view of the magnitude of the counterclaim against RVSI when compared to RVSI's total assets of approximately $21.7 million at March 31, 1995, and given the inherent uncertainties of litigation, an adverse outcome to RVSI in the counterclaim could materially adversely affect RVSI's financial viability. See "Business -- Legal Proceedings."



    - UNCERTAINTY OF PATENT PROTECTION. At March 31, 1995, RVSI owned 76 issued U.S. patents relating to its 3-D vision technology. There can be no assurance that such patents will not be infringed upon or that RVSI will have adequate remedies for any such infringement. See "Business of RVSI -- Proprietary Protection."



    - MAJOR SUPPLIER IN BANKRUPTCY. During fiscal 1994, one of RVSI's major suppliers voluntarily filed for protection under Chapter 11 of the Federal
Bankruptcy Act. RVSI anticipates that it may experience a short term interruption in rebuilding its inventory of this product should this supplier not emerge from bankruptcy successfully. See "Business of RVSI -- Sources of Supply."



    - EXPORT SALES. Foreign export sales accounted for 63%, 74% and 54% of RVSI's revenues in fiscal 1994, 1993 and 1992, respectively. To the extent foreign currencies weaken relative to the U.S. dollar, RVSI's products could become more expensive in these countries. This could adversely affect both RVSI's sales volumes and gross profitability. See "Business of RVSI -- Markets and Products."


                                  INTRODUCTION

    This Proxy Statement/Prospectus is provided to the RVSI Stockholders in connection with the RVSI Special Meeting. The RVSI Special Meeting will be held on the date, at the time and in the location, and will be held to consider the matters, set forth under "The RVSI Special Meeting." The RVSI Board is soliciting proxies hereby for use at the RVSI Special Meeting. A form of proxy is being provided to the RVSI Stockholders with this Proxy Statement/ Prospectus. Information with respect to the execution and revocation of proxies is provided under "The RVSI Special Meeting -- Voting Rights."

    This Proxy Statement/Prospectus also is provided to the Acuity Stockholders in connection with the Acuity Special Meeting. The Acuity Special Meeting will be held on the date, at the time and in the location, and will be held to consider the matters, set forth under "The Acuity Special Meeting." The Acuity Board is soliciting proxies hereby for use at the Acuity Special Meeting. A form of proxy is being provided to the Acuity Stockholders with this Proxy Statement/Prospectus. Information with respect to the execution and revocation of proxies is provided under "The Acuity Special Meeting -- Voting Rights."

    The costs of solicitation of RVSI Stockholder proxies and Acuity Stockholder proxies will be borne by RVSI and Acuity, respectively. RVSI and Acuity will reimburse the respective brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement/Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, the respective beneficial owners of RVSI Common Stock and Acuity Common Stock. RVSI Stockholder proxies may be solicited by directors, executive officers or regular employees of RVSI, in person, by letter or by telephone or telegram.

    Acuity has retained D.F. King & Co., Inc. to assist it in the solicitation of proxies at an estimated cost of $5,000, plus reimbursement of such company's accountable expenses. Acuity Stockholder proxies will be solicited by employees of D.F. King & Co. and also may be solicited by directors, executive officers or regular employees of Acuity, in person, by letter or by telephone or telegram.

    It is expected that representatives of Deloitte & Touche LLP and Arthur Andersen LLP will be present at the respective Meetings of RVSI and Acuity and will be available to respond to questions. They will be given an opportunity to make a statement at the respective Meetings if they so desire.

                            THE RVSI SPECIAL MEETING

PURPOSE OF THE MEETING


    At the RVSI Special Meeting, the RVSI Stockholders will be asked (1) to consider and vote upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby, pursuant to which, among other matters, (i) Subsidiary will be merged with and into Acuity and Acuity will become a wholly-owned subsidiary of RVSI, and (ii) each share of Acuity Common Stock will be converted into the right to receive, and become exchangeable for, 0.766 of a share of RVSI Common Stock (subject to possible adjustments to the Exchange Ratio as a result of implementation of the Collars), (2) to elect nine directors, (3) to consider and vote upon a proposal to approve the Amended and Restated RVSI 1991 Stock Option Plan (the "1991 Option Plan"), (4) to consider and vote upon a proposal to approve an amendment to the RVSI Certificate of Incorporation increasing RVSI's authorized Common Stock from 20,000,000 shares to 30,000,000 shares and (5) to ratify the selection by the RVSI Board of RVSI's independent auditors.


    The RVSI Board without dissent has approved the Merger Agreement and the transactions contemplated thereby and recommends that the RVSI Stockholders vote "FOR" the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

    The RVSI Board without dissent has also designated each of the nominees for election as directors, has approved the 1991 Option Plan and the proposed amendment to the RVSI Certificate of Incorporation and has selected RVSI's independent auditors. The RVSI Board recommends that the RVSI Stockholders vote "FOR" each of such nominees, "FOR" the proposals to approve the 1991 Option Plan and the amendment to the RVSI Certificate of Incorporation and "FOR" ratification of its selection of independent auditors. See "The Proposed Merger -- Recommendations of the Boards of Directors and Reasons for the Merger -- RVSI," "Election of Directors," "Proposal to Approve RVSI's Amended and Restated 1991 Stock Option Plan," "Proposal to Amend RVSI's Certificate of Incorporation" and "Ratification of Selection of Independent Auditors."

DATE, TIME AND PLACE; RECORD DATE


    The  RVSI Special Meeting is scheduled to be held at 10:00 A.M., local time,
on         , September   , 1995, at The  Bank of New York, One Wall Street,  New
York, New York. The RVSI Board has fixed the RVSI Record Date at the close of business on August , 1995 for the determination of RVSI Stockholders entitled to notice of and to vote at the RVSI Special Meeting. Only holders of record of RVSI Common Stock as of the close of business on the RVSI Record Date will be entitled to notice of and to vote at the RVSI Special Meeting.


VOTING RIGHTS

    The vote of RVSI Stockholders in favor of the Merger Agreement and consummation of the transactions contemplated thereby is not required by the General Corporation Law of the State of Delaware ("DGCL"). Such vote is being sought by RVSI pursuant to the requirements of The Nasdaq National Market. The affirmative vote of the majority of shares of RVSI Common Stock present, either in person or represented by proxy, at the RVSI Special Meeting is required to approve the

Merger Agreement and each of the other matters presented for stockholder approval with the exception of the proposal to amend the RVSI Certificate of Incorporation. Pursuant to the DGCL, the affirmative vote of the holders of at least a majority of the shares of RVSI Common Stock outstanding as of the Record Date is required to approve the proposal to amend the RVSI Certificate of Incorporation. At the RVSI Record Date, there were 13,128,576 shares of RVSI Common Stock outstanding. Holders of record of RVSI Common Stock outstanding as of the RVSI Record Date are entitled to one vote per share at the RVSI Special Meeting. The presence, either in person or represented by proxy, of the holders of a majority of the shares of RVSI Common Stock outstanding as of the RVSI Record Date is necessary to constitute a quorum at the RVSI Special Meeting. As of the RVSI Record Date, RVSI's directors, executive officers and their respective affiliates as a group held shares representing approximately 1.8% of the votes entitled to be cast by RVSI Stockholders at the RVSI Special Meeting. Such percentage does not include shares issuable pursuant to currently exercisable options and warrants.


    The RVSI Board is soliciting proxies so that each RVSI Stockholder on the RVSI Record Date has the opportunity to vote on the proposals to be considered at the RVSI Special Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a RVSI Stockholder does not return a signed proxy card, his or her shares will not be voted, unless such stockholder attends and votes at the RVSI Special Meeting, and thus will have the effect of a vote against the proposal to approve the amendment to the RVSI Certificate of Incorporation.

    A broker who holds shares in street name will not be entitled to vote on the Merger, the 1991 Option Plan and the amendment to the RVSI Certificate of Incorporation without instructions from the beneficial owner. This inability to vote is referred to as a broker nonvote. Abstentions and broker nonvotes will be counted for purposes of determining the existence of a quorum at the RVSI
Special Meeting. However, since the proposal for amendment of the RVSI Certificate of Incorporation to be considered at the RVSI Special Meeting requires the affirmative vote of at least a majority of the shares of RVSI Common Stock outstanding as of the RVSI Record Date, abstentions and broker nonvotes will have the effect of a negative vote with respect to such proposal, but not as to the other proposals to be considered at the RVSI Special Meeting. RVSI Stockholders are urged to mark the boxes on the proxy card to indicate how their shares will be voted. If a RVSI Stockholder (other than a broker which holds shares in street name for its customers) returns a signed proxy card, but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted "FOR" the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, in favor of each of the nominees for election of directors, "FOR" the proposals to approve the 1991 Plan and the amendment to the RVSI Certificate of Incorporation and "FOR" ratification of the RVSI Board's selection of RVSI's independent auditors.

    The proxy card also confers discretionary authority on the individuals appointed by the RVSI Board and named on the proxy card to vote the shares represented thereby on any other matter incidental to the RVSI Special Meeting that is properly presented for action at the RVSI Special Meeting or any adjournment or postponement thereof.

    Any RVSI Stockholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of RVSI, at 425 Rabro Drive East, Hauppauge, New York 11788, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the RVSI Special Meeting. Attendance at the RVSI Special Meeting will not in and of itself constitute revocation of a proxy.

                           THE ACUITY SPECIAL MEETING

PURPOSE OF THE MEETING

    At the Acuity Special Meeting, the Acuity Stockholders will be asked to consider and vote upon the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, pursuant to which, among other matters, (i) Subsidiary will be merged with and into Acuity and

Acuity will become a wholly-owned subsidiary of RVSI, and (ii) each share of Acuity Common Stock will be converted into the right to receive, and become exchangeable for, 0.766 of a share of RVSI Common Stock (subject to possible adjustments to the Exchange Ratio as a result of implementation of the Collars).

    The Acuity Board without dissent has approved the Merger Agreement and the transactions contemplated thereby and recommends that the Acuity Stockholders vote "FOR" the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. See "The Proposed Merger -- Recommendations of the Boards of Directors and Reasons for the Merger -- Acuity."

DATE, TIME AND PLACE; RECORD DATE


    The  Acuity Special  Meeting is  scheduled to be  held at  10:00 A.M., local
time, on            , September    , 1995, at the offices of Acuity, 9  Townsend
West, Nashua, New Hampshire. The Acuity Board has fixed the Acuity Record Date as the close of business on August , 1995 for the determination of Acuity Stockholders entitled to notice of and to vote at the Acuity Special Meeting. Only holders of record of Acuity Common Stock at the close of business on the Acuity Record Date will be entitled to notice of and to vote at the Acuity Special Meeting.


VOTING RIGHTS

    Pursuant to the DGCL, the affirmative vote of the holders of at least a majority of the shares of Acuity Common Stock outstanding as of the Acuity Record Date is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. At the Acuity Record Date, there were 2,486,937 shares of Acuity Common Stock outstanding. Holders of record of Acuity Common Stock outstanding as of the Acuity Record Date are entitled to one vote per share at the Acuity Special Meeting. The presence, either in person or represented by proxy, of the holders of a majority of the shares of Acuity Common Stock outstanding as of the Acuity Record Date is necessary to constitute a quorum at the Acuity Special Meeting. As of the Acuity Record Date, Acuity's directors, executive officers and their respective affiliates as a group held shares representing approximately 3.2% of the votes entitled to be cast by Acuity Stockholders at the Acuity Special Meeting. Such percentage does not include shares issuable pursuant to currently exercisable options.

    The Acuity Board is soliciting proxies so that each Acuity Stockholder on the Acuity Record Date has the opportunity to vote on the proposals to be considered at the Acuity Special Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If an Acuity Stockholder does not return a signed proxy card, his or her shares will not be voted, unless such stockholder attends and votes at the Acuity Special Meeting, and thus will have the effect of a vote against the Merger Agreement and the transactions contemplated thereby.

    A broker who holds shares in street name will not be entitled to vote on the Merger without instructions from the beneficial owner. This inability to vote is referred to as a broker nonvote. Abstentions and broker nonvotes will be counted for purposes of determining the existence of a quorum at the Acuity Special Meeting. However, since the proposal to be considered at the Acuity Special Meeting requires the affirmative vote of at least a majority of the shares of Acuity Common Stock outstanding as of the Acuity Record Date, abstentions and broker nonvotes will have the effect of a negative vote. Acuity Stockholders are urged to mark the box on the proxy card to indicate how their shares will be voted. If an Acuity Stockholder (other than a broker which holds shares in street name for its customers) returns a signed proxy card, but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted "FOR" the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

    The proxy card also confers discretionary authority on the individuals appointed by the Acuity Board and named on the proxy card to vote the shares represented thereby on any other matter incidental to the Acuity Special Meeting that is properly presented for action at such meeting or at any postponement or adjournment thereof.

    Any Acuity Stockholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the President of Acuity, at 9 Townsend West, Nashua, New Hampshire 03063, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Acuity Special Meeting. Attendance at the Acuity Special Meeting will not in and of itself constitute revocation of a proxy.

                              THE PROPOSED MERGER

GENERAL

    The following is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement/Prospectus as Exhibit A.

    At the Effective Time, Subsidiary will be merged with and into Acuity, and Subsidiary will cease to exist as a corporation. Acuity will be the surviving corporation in the Merger and shall become a direct, wholly-owned subsidiary of RVSI.

    At the Effective Time, each then outstanding share of Acuity Common Stock will be converted into the right to receive, and become exchangeable for, 0.766 of a share of RVSI Common Stock (subject to possible adjustments to the Exchange Ratio as a result of implementation of the Collars). No fractional shares of RVSI Common Stock will be issued in the Merger, and Acuity Stockholders whose shares are converted in the Merger will be entitled to a cash payment in lieu of such fractional shares. See "-- No Fractional Shares."

    As a consequence of the Merger, options to purchase 205,646 shares of Acuity Common Stock at exercise prices ranging from $.89 to $22.50 per share (the "Acuity Options") will be converted at the Effective Time into options to purchase 157,524 shares of RVSI Common Stock at exercise prices ranging from $1.16 to $29.37 per share. See "Management of Acuity -- Stock Option Plans."

    None of the shares of RVSI Common Stock issued and outstanding immediately prior to the Effective Time will be converted or otherwise modified in the Merger. All of such shares will continue to be outstanding capital stock of RVSI after the Merger.

    A description of the relative rights, privileges and preferences of RVSI Common Stock, including certain non-significant differences between RVSI Common Stock and Acuity Common Stock, is set forth under "Description of RVSI's Securities" and "Comparison of Rights of Holders of Acuity Common Stock and RVSI Common Stock."

CLOSING; EFFECTIVE TIME

    The closing of the transactions contemplated by the Merger Agreement (the "Closing") will take place on the third business day immediately following the date on which the last of the conditions set forth in the Merger Agreement is satisfied or waived, or at such other time as RVSI and Acuity may agree ("Closing Date"). The Merger will become effective on the date the Certificate of Merger required under Delaware law is accepted for filing by the Secretary of State of the State of Delaware. Such filing will be made simultaneously with, or as soon as practicable after, the Closing.

EXCHANGE OF STOCK CERTIFICATES

    From and after the Effective Time, Acuity Stockholders immediately prior to the Effective Time will be entitled to receive 0.766 of a share of RVSI Common Stock (subject to possible adjustments to the Exchange Ratio as a result of implementation of the Collars) in exchange for each share of Acuity Common Stock held immediately prior to the Effective Time. See "-- General." Notwithstanding the Exchange Ratio, no fractional shares of RVSI Common Stock will be issued. See "-- No Fractional

Shares." As soon as practicable after the Effective Time, the Exchange Agent will mail transmittal instructions and a form of letter of transmittal to each person who was an Acuity Stockholder immediately prior to the Effective Time. The transmittal instructions will describe the procedures for surrendering the Acuity Certificates that prior to the Merger represented Acuity Common Stock in exchange for the RVSI Certificates representing RVSI Common Stock. The form of letter of transmittal will specify that delivery shall be effected, and the risk of loss and title to the RVSI Certificates shall pass, only upon actual delivery of the Acuity Certificates to the Exchange Agent. Upon surrender of the Acuity Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent may reasonably require, such Acuity Certificates will be canceled and the holder of such Acuity Certificates will receive an RVSI Certificate representing that number of whole shares of RVSI Common Stock to which the former Acuity stockholder is entitled pursuant to the provisions of the Merger Agreement, in addition to payment in cash for any fractional share of RVSI Common Stock. ACUITY STOCKHOLDERS SHOULD NOT SUBMIT THEIR ACUITY CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL THEY HAVE RECEIVED THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

    Acuity Stockholders will not be entitled to receive any dividends or other distributions on RVSI Common Stock until the Merger has been consummated and they have exchanged their Acuity Certificates for RVSI Certificates. Subject to applicable laws, any such dividends and distributions after the Effective Time will be accumulated and, at the time a former Acuity Stockholder surrenders his or her Acuity Certificates to the Exchange Agent, all such accrued and unpaid dividends and distributions, together with any cash payments in lieu of fractional shares of RVSI Common Stock, will be paid without interest. It is not anticipated that any accrued and unpaid dividends or distributions would exist at the Effective Time. See "Comparative Per Share Prices and Dividends of RVSI Common Stock and Acuity Common Stock."

    If any RVSI Certificate is to be issued in a name other than that in which the corresponding Acuity Certificate is registered, it is a condition to the exchange of the Acuity Certificate that the former Acuity Stockholder requesting such exchange comply with applicable transfer requirements and pay any applicable transfer or other taxes, or establish to the satisfaction of RVSI that such tax has been paid or is not applicable. No transfers of Acuity Common Stock will be made on the stock transfer books of Acuity after the close of business on the day prior to the Effective Time.

    Neither the Exchange Agent nor any party to the Merger Agreement will be liable to any former Acuity Stockholder for any shares of RVSI Common Stock delivered to state authorities pursuant to applicable abandoned property, escheat or other similar laws. At any time following 180 days after the Effective Time, RVSI may require the Exchange Agent to return all RVSI Common Stock and cash deposited with the Exchange Agent which has not been disbursed to former Acuity Stockholders and thereafter any such holders which have not remitted their Acuity Certificates to the Exchange Agent may look to RVSI only as a general creditor with respect thereto.

NO FRACTIONAL SHARES

    No certificates or scrip for fractional shares of RVSI Common Stock will be issued upon the surrender for exchange of Acuity Certificates in the Merger. No dividend, stock split or interest will be paid with respect to any fractional share of RVSI Common Stock, and such fractional interests will not entitle the owner thereof to vote or to any of the other rights of a RVSI Stockholder. Instead, each Acuity Stockholder who would otherwise have been entitled to a fraction of a share of RVSI Common Stock upon surrender of Acuity Certificates for exchange will be entitled to receive from the Exchange Agent a cash payment (without interest) at a pro rata price based on the average of the last reported sale prices of RVSI Common Stock on The Nasdaq National Market for the 20-day period ending with the third trading day prior to the Closing Date.

BACKGROUND OF THE MERGER

    The terms of the Merger Agreement resulted from arm's length negotiations between representatives of RVSI and Acuity.

    At a regular meeting of the RVSI Board held on February 1, 1994, the RVSI Board unanimously authorized Pat V. Costa, RVSI's Chairman, President and Chief Executive Officer, to seek out potential acquisition candidates. Mr. Costa was entrusted with this task in view of his prior service as president of the machine vision industry's national trade association, as a consequence of which he was particularly knowledgeable as to the business, operations and prospects of other companies in the machine vision industry.

    The RVSI Board authorized the search for potential acquisition candidates due to its desire to expand and diversify RVSI's product line and to accelerate the growth of RVSI's business. The RVSI Board believed RVSI could better withstand the cyclical changes characteristic of its industry with a broader product line. The RVSI Board considered, but rejected, the possibility of expanding its product line through internal diversification because it believed that an acquisition of an existing operating company was a quicker and more efficient method of product line expansion and diversification.

    In initially determining whether or not to approach potential acquisition candidates, Mr. Costa, together with other senior members of RVSI's management, considered, among other factors, the following:

    - valuation of the candidate relative to RVSI

    - complementary nature of the candidate's products

    - synergies that could be expected to accrue from the combination of RVSI and the candidate

    - management   and   technical  capability   resident  in   the  candidate's
      organization

    - profitability of the candidate's business and its impact on RVSI's earnings per share

    - stage of development and competitive position of the candidate's products

    - ability of the candidate to operate as an independent entity

    RVSI made its initial contact with Acuity in August 1994 when Mr. Costa telephoned John Pemble, who was then Chief Executive Officer of Acuity, to inquire whether Acuity had an interest in holding business combination discussions with RVSI. Mr. Pemble advised Mr. Costa that the matter required discussion within Acuity before he could reply.

    There were no subsequent discussions between RVSI and Acuity in these regards until October 1994 when Mr. Pemble telephoned Mr. Costa to advise that Acuity was interested in exploratory discussions with RVSI with respect to a possible business combination. Mr. Costa visited Acuity's offices in Nashua, New Hampshire to commence such discussions on October 18, 1994. Subsequently, Mr. Costa met with Mr. Pemble at the Scan-Tech trade show in Chicago on November 1, 1994 for further discussions.

    Mr. Pemble thereafter visited RVSI in Hauppauge, New York on November 3, 1994, and met with Mr. Costa and other senior RVSI officers. On November 24, 1994, at a regularly scheduled meeting of the Acuity Board, Mr. Pemble reviewed the potential for a business combination with RVSI as part of an overall discussion of merger and acquisition opportunities. Mr. Pemble reported on his recent visit to RVSI and discussions with Mr. Costa. On December 8, 1994, Mr. Costa and Ofer Gneezy, Acuity's President, spoke by telephone and set December 20, 1994 as the date for Mr. Gneezy to visit RVSI.


    On December 12, 1994, RVSI and Acuity entered into reciprocal non-disclosure agreements.



    At the RVSI Board meeting held on December 14, 1994, the RVSI Board specifically authorized Mr. Costa to continue to pursue Acuity as an acquisition candidate.

    On December 20, 1994, Mr. Gneezy visited RVSI, at which time he met with Mr. Costa and other senior RVSI officers. On the following day, Mr. Pemble called Mr. Costa to advise of his resignation as Acuity's Chief Executive Officer. He indicated that he would remain at Acuity through January 1995 for transition purposes, including continuity of discussions with RVSI.


    Subsequent to the December 20, 1994 meeting with Mr. Gneezy at RVSI, and continuing over a period of approximately five weeks, RVSI and Acuity had several exchanges of information and documents with the objective of providing each other with insight into, among other things, each company's products, capabilities, performance history and prospects.


    Mr. Costa and Mr. Pemble next spoke by telephone on January 13, 1995. A meeting for representatives of RVSI and Acuity to discuss a possible business combination transaction was scheduled for January 20, 1995 at Logan Airport in Boston.

    Representing Acuity at the January 20th meeting in Boston were Donald J. Kramer, Acuity's Chairman, Mr. Gneezy and Mr. Pemble. RVSI was represented by Mr. Costa and Robert H. Walker, RVSI's Chief Financial Officer. RVSI presented an offer to Acuity, along with various associated conditions. The offer was neither accepted nor rejected by Acuity's representatives.

    Mr. Costa spoke twice by phone with Mr. Pemble over the weekend of January 21 and 22, 1995. In those conversations it became apparent that there was a misunderstanding between the parties as to the effect RVSI's offer would have upon holders of Acuity's then outstanding stock options.

    Mr. Costa and Mr. Pemble spoke again by phone on January 23, 1995. In that conversation RVSI revised its offer to make specific provision for the conversion upon the consummation of a business combination of Acuity's stock options into options covering RVSI Common Stock. Messrs. Costa and Pemble also discussed the quantitative parameters of "collars" and "break-up fees." Mr. Pemble noted that R. Schorr Berman, an Acuity director, had been advised of the status of discussions.

    Mr. Costa and Mr. Pemble spoke again by phone on January 24, 1995. Mr. Pemble said that C. William McDaniel, another Acuity director, had also then been advised of the status of discussions. Mr. Pemble indicated that there was some concern over the size of the break-up fees requested by RVSI as part of its offer.


    On January 26, 1995, at a regularly scheduled meeting of the Acuity Board, Mr. Pemble reviewed the entire history of the discussions between Acuity and RVSI and Mr. Gneezy detailed the elements of their proposed combination. After lengthy discussion, the Acuity Board decided that the merger price should be approximately $12.08 per Acuity share and it authorized Acuity's management to retain Fechtor, Detwiler to advise Acuity on the fairness of the proposed transaction. The Acuity Board authorized management to move forward with trying to negotiate an agreement in principle with RVSI. Acuity engaged Fechtor, Detwiler on January 30, 1995 to advise it on the fairness of the proposed transaction from a financial point of view. An engagement letter for such services was finalized and executed on March 2, 1995. Fechtor, Detwiler did not participate in the negotiations between Acuity and RVSI of the Merger terms.


    RVSI retained JMS in January 1995 to advise it on the fairness, from a financial point of view, of the proposed Merger to the RVSI Stockholders. JMS did not participate in the negotiations between RVSI and Acuity of the Merger terms.

    Mr. Costa and Mr. Pemble spoke again by phone on January 26, 1995 after the conclusion of the Acuity Board meeting. Mr. Pemble indicated that Acuity wished to receive the equivalent of $12.08 in RVSI Common Stock for each share of Acuity Common Stock and a specified minimum number of shares of RVSI Common Stock. Acuity also objected to the spread of the "collars," and provided a counter offer on a break-up fee arrangement.

    RVSI held a telephonic Board meeting on January 27, 1995 at which the RVSI Board agreed to accept the $12.08 per share valuation requested by Acuity and to fix the number of shares of RVSI Common Stock issuable to the Acuity Stockholders at approximately 4,360,000, based on an RVSI share price of $6.625. The RVSI Board insisted on "collars" which were later in the day finalized by Mr. Costa with Mr. Pemble and Mr. Gneezy at $5.50 and $7.50 per RVSI share, i.e., RVSI could elect not to proceed with the transaction if the average market price of RVSI Common Stock during a 20-day trading period preceding the proposed merger transaction exceeded $7.50 per share and Acuity could elect not to proceed with the transaction if the average market price of RVSI Common Stock during the 20-day trading period preceding the proposed merger transaction fell below $5.50 per share. General agreement was also reached on the issue of break-up fees. It was also further agreed that RVSI's counsel would draft a letter of intent for review by Acuity's counsel and the respective officers and directors of both companies, with the objective of executing a letter of intent before the end of the weekend (January 29, 1995). The difficulty of communications over the weekend, with the number of parties involved and remaining issues to be resolved, led to the continuation of discussions into Monday, January 30, 1995.


    The RVSI Board held a telephonic meeting on January 30, 1995 to review resolution of final open issues. On the same day, the Acuity Board held a telephonic meeting and, at that meeting, Mr. Gneezy and Mr. Engel, Acuity's counsel, reviewed the terms of the Letter of Intent and the Acuity Board voted to authorize Acuity's management to execute the Letter of Intent. The Letter of Intent was finalized and executed by RVSI and Acuity on the evening of January 31, 1995. It provided for an exchange ratio of 1.823396 shares of RVSI Common Stock for each outstanding share of Acuity Common Stock. A joint press release announcing the signing was issued on the morning of February 1, 1995.

    Subsequent to the execution of the Letter of Intent, counsel for RVSI prepared and distributed to both Acuity and its counsel a draft of the Merger Agreement on February 10, 1995.

    Following telephonic discussions and negotiations among the parties and their respective counsel, revised drafts of the Merger Agreement were prepared and distributed on February 22, 1995 and March 9, 1995, respectively.

    After the Letter of Intent was signed, the "due diligence" process commenced. At the outset RVSI and Acuity exchanged requests for documents needed for that purpose. Due diligence visits were then made to Acuity by JMS. Several RVSI officers and other personnel also visited Acuity during the due diligence process.


    Mr. Costa, accompanied by Maxwell Morton, a machine vision industry consultant retained by RVSI, visited Acuity on February 7th and 8th, March 21st, and April 4th and 5th, primarily to review and discuss Acuity's marketing and sales organization, strategy, and activities. Prior thereto, on March 2, 1995, Howard Stern, RVSI's Senior Vice President and technical director, met with John
E. Agapakis, Acuity's Vice President for Research and Development, to gain further insight into Acuity's technology. Mr. Walker also visited Acuity on March 9, 1995 to meet with Mr. Rogers to discuss certain issues raised in the course of due diligence activities.



    In February several Acuity officers and advisors visited RVSI to conduct due diligence. On February 14, 1995, Mr. Gneezy, accompanied by Noel Coletti, Acuity's Director of Marketing, and Mr. Agapakis, visited RVSI for this purpose. On February 23 and 24, 1995, John A. Rogers, Acuity's Chief Financial Officer, visited RVSI to conduct management and accounting due diligence.



    Towards the end of the due diligence period, it became progressively clear to RVSI that Acuity was going to fall short of its revenues and bookings forecast for the quarter ending April 1, 1995 furnished by Acuity to RVSI. Following the end of that fiscal quarter, Acuity advised RVSI that its revenues for the quarter would be under $5.0 million and that Acuity expected a then unquantifiable loss for the quarter.


    Mr. Kramer and Mr. Gneezy were invited to attend RVSI's regularly scheduled Board meeting in New York City on April 13, 1995. At that meeting, they advised RVSI that Acuity's revenues for its first quarter of 1995 were approximately $4.85 million and that the loss for the quarter was approximately $140,000. Mr. Costa thereupon advised Messrs. Kramer and Gneezy on behalf of the RVSI Board that RVSI wished to renegotiate the Exchange Ratio.

    On April 18, 1995, Mr. Costa offered Acuity a transaction valued at approximately $22.1 million, premised on a per share value of RVSI Common Stock at $8 3/8 per share with no "collars." This resulted in a revised Exchange Ratio of 1.072 shares of RVSI Common Stock for each share of Acuity Common Stock. Mr. Costa and Mr. Gneezy discussed the revised proposed Exchange Ratio on April 19, 1995 and again on April 20, 1995. At such time Fechtor, Detwiler had not formally concluded to the Acuity Board that the 1.823336 exchange ratio was fair to Acuity Stockholders from a financial point of view.



    On April 24, 1995, the Acuity Board authorized Mr. Gneezy, subject to certain conditions, to sign an extension of the Letter of Intent giving effect to the new Exchange Ratio and other new terms, including the absence of "collars", and also authorized Mr. Gneezy to execute a definitive Merger Agreement incorporating these provisions. An amendment to the Letter of Intent was signed on April 24, 1995 and announced by a joint press release on the same day.


    Subsequently, counsel for RVSI distributed a revised draft of the Merger Agreement to counsel for Acuity. On April 26, 1995, the RVSI Board authorized execution of the definitive Merger Agreement. The final terms of the definitive Merger Agreement were agreed upon that evening and the Merger Agreement was signed on the morning of April 27, 1995, at which time a joint press release announcing its execution was issued.

    Following  execution  of the  Merger Agreement,  RVSI management  and Acuity
management  periodically  exchanged   information  regarding  their   respective
operations. Towards the end of Acuity's second calendar quarter of 1995, it became progressively clear to RVSI that Acuity was going to fall short of its revised revenues and bookings forecast for that quarter furnished by Acuity to RVSI.


    Messrs. Gneezy and Rogers were invited to attend RVSI's regularly scheduled board meeting on June 22, 1995. At that meeting, they advised RVSI that Acuity contemplated incurring an operating loss of approximately $500,000 for the quarter ending July 1, 1995. Following the departure of Messrs. Gneezy and Rogers, the RVSI Board determined that the Exchange Ratio should be renegotiated, but deferred making any decision on the terms of a renegotiation proposal in view of recent increases in the market price of RVSI Common Stock.


    At a regularly scheduled Acuity Board meeting on June 28, 1995, the Acuity Board, as a result of Acuity's projected operating results for the second quarter and in anticipation of a possible proposal from RVSI to renegotiate the terms of the Merger, discussed the kind of package of revised terms of the Merger that would be acceptable, including (1) some reduction in the Exchange Ratio, (2) elimination of the material adverse change termination provisions,
(3) an extension of the "drop dead" date to September 30, 1995, (4) an increase in the break-up fees to $750,000 and (5) price adjustment "collars." Pursuant to such instructions, the Board authorized Messrs. Kramer and Gneezy to discuss any proposals from RVSI relating to renegotiation of the Merger terms.

    On July 3, 1995, the RVSI Board authorized Mr. Costa to present a proposal to Acuity which, based on the then trading price of RVSI Common Stock, would involve an aggregate consideration of approximately $30,000,000. Such proposal would also reduce the Acuity Board's designees for election as RVSI directors from two to one, and would also reduce such designee director's term from a period of two years to one year. Upon receipt of such authorization, Mr. Costa offered Acuity a transaction valued at approximately $30 million, with "no collars." The proposal was made by Mr. Costa by telephone in separate conversations first with Mr. Gneezy and then with Mr. Kramer.

    Later that day, Mr. Kramer offered to Mr. Costa and Mr. Walker a counter-proposal providing an additional $1 million in the Merger valuation, an increase in break-up fees to $750,000, elimination of material adverse change termination provisions and price adjustment "collars" of $14.50 and $12.00, respectively.


    Thereafter, also on July 3, 1995, Mr. Costa and Mr. Walker advised Messrs. Gneezy and Rogers by telephone that they would not accept the increased valuation and increased break-up fees provisions of Mr. Kramer's counter-proposal, but were agreeable to excluding from the material adverse change termination provisions an operating loss or projected operating loss of up to $500,000 for Acuity for the quarter ending September 30, 1995. Mr. Gneezy was also advised that price adjustment "collars" of $14.50 and $9.00, would be acceptable to RVSI.



    There was no contact between Acuity and RVSI on July 4 or 5, 1995. On July 6, 1995, the Acuity Board held a telephonic Board Meeting and authorized Mr. Gneezy to accept the latest RVSI Merger terms if he could obtain an increase in the Minimum Collar. Later that day Mr. Costa and Mr. Gneezy agreed verbally to revised price adjustment "collars" of $14.50 and $10.00, respectively. Final agreement was predicated upon mutually acceptable documentation, respective Board approvals and receipt of fairness opinions from RVSI's and Acuity's respective investment advisors.


    Counsel for RVSI distributed a draft of an amendment to the Merger Agreement to Acuity and its counsel on July 7, 1995.


    A revised draft of the Merger Agreement amendment was distributed by RVSI's counsel on July 10, 1995, after receipt of comments from Acuity's counsel. RVSI's counsel and Acuity's counsel thereafter exchanged comments on the draft amendment and effected revisions thereto. A final draft was agreed to in the evening of July 11, 1995, and signed on the morning of July 12, 1995, at which time a joint press release announcing its execution was issued.



    On July 10, 1995, Mr. Gneezy individually polled the Acuity Board members and each of such Board members indicated that they were in favor of execution of the amendment pursuant to the Board's authorizing resolutions of July 6, 1995. RVSI's Board authorized the signing of the amendment on July 11, 1995.


RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

    RVSI. At a meeting held on July 11, 1995 the RVSI Board unanimously approved the Merger Agreement and the transactions contemplated thereby and concluded that the Merger was fair to, and in the best interests of, the RVSI Stockholders. Accordingly the RVSI Board recommends that the RVSI Stockholders vote "FOR" the approval and adoption of the Merger Agreement and the transactions contemplated thereby. In reaching its determination, the RVSI Board consulted with its financial advisor, Janney Montgomery Scott Inc. ("JMS"), its counsel and its management, and considered the following material factors: consolidation trends in the machine vision industry, the current status of the respective operations and financial prospects of RVSI and Acuity, RVSI's and Acuity's capital requirements for growth, the current and historical trading volume and price of both the RVSI Common Stock and the Acuity Common Stock and the detailed financial analysis of the proposed transaction as performed by its financial advisor and as more fully described herein. See "-- Opinions of Financial Advisors -- Janney Montgomery Scott Inc." and Exhibit C. The RVSI Board concluded that the Merger would provide important benefits to the RVSI Stockholders, including:

    - The reduction in the number of participants in the machine vision industry that has taken place since the mid-1980s may accelerate in the next few years. The combination of the technology and products of RVSI with those of Acuity, and the market position and access to capital that RVSI currently enjoys, should permit RVSI to survive as an industry leader in any such consolidation.

    - A combination of RVSI's 3-D laser-based machine vision products with Acuity's diversified 2-D machine vision products could be expected to result in a diverse, technologically advanced and industry leading product line, thereby strengthening the competitive position of both companies.

    - Increased financial industry visibility may also result in higher daily trading volume for RVSI Common Stock, thereby increasing RVSI Stockholder liquidity.

    - Expanded marketing opportunities for both RVSI and Acuity as RVSI's semi-conductor manufacturing customers have informed RVSI of their desire for increased 2-D machine vision inspection of packaging materials. Further, RVSI's increasing volume of sales outside the United States could be expected to enhance Acuity's level of international sales (62% of RVSI's 1994 sales, and 19% of Acuity's 1994 sales, were international).

    - With a skilled and technologically proficient management team in place, Acuity could operate in substantial part as an autonomous company, cooperating with RVSI in the development and marketing of new products.

    - The larger and more diversified nature of RVSI would increase the likelihood that RVSI would achieve greater financial industry visibility, thereby enhancing its access to capital markets, if required to fund future growth.

    In view of the wide variety of factors considered in connection with its evaluation of the Merger, the RVSI Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination.


    ACUITY. At a meeting held on July 6, 1995, the Acuity Board unanimously approved the Merger Agreement and the transactions contemplated thereby and concluded that the Merger was fair to, and in the best interests of, the Acuity Stockholders. Accordingly, the Acuity Board recommends that the Acuity Stockholders vote "FOR" the approval and adoption of the Merger Agreement and the transactions contemplated thereby. In reaching its determination, the Acuity Board consulted with its financial advisor, Fechtor, Detwiler, its counsel and its management, and considered the following material factors: potential operating synergies between the two companies, consolidation trends in the machine vision industry, the current status of the respective operations and financial prospects of Acuity and RVSI, their respective capital needs and the projected capital needs of the combined companies, the perceived compatibility of the management cultures of the two companies, the strategic alternatives available to Acuity, the current and historical trading volume and price of both the Acuity Common Stock and the RVSI Common Stock, and the detailed financial analysis of the proposed transaction as performed by its financial advisor and as more fully described herein. See "Opinions of Financial Advisors -- Fechtor, Detwiler & Co., Inc." and Exhibit D.


    Among the matters considered by the Board in relation to the status of operations of the two companies and their respective financial prospects were the following:


    - Acuity's financial results for its quarter ended July 1, 1995 were substantially below expectations, with revenues of $4.1 million and a loss of approximately $500,000. Acuity's financial results for its immediately preceding quarter, ended April 1, 1995, had also been disappointing, with revenues of $4.9 million and a loss of $141,000. Throughout these two quarters, Acuity had not been able to secure a large contract to replace the single large contract that had accounted for a large proportion of its shipments during the second half of 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Acuity." By contrast, RVSI had revenues of approximately $9,000,000 and income before tax benefit of $1,857,000 for the three months ended March 31, 1995 and record bookings for the three months ended June 30, 1995.



    - Acuity was and is in default of certain covenants under its long-term bank line of credit. While Acuity had obtained forbearance from such defaults from its bank until the earlier of August 15, 1995 (more recently extended to September 30, 1995) or any abandonment of the Merger, Acuity had no concrete plan for curing the defaults -- other than further negotiation with its bank -- in the absence of the Merger. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Acuity -- Liquidity, Capital Resources and Financial Condition."


    - Even apart from the defaults just referenced, Acuity was and is relatively highly leveraged for a high-technology company, whereas RVSI had and has a very strong balance sheet with several million dollars of cash and cash equivalents.

    - RVSI's product distribution is heavily into the semiconductor industry, which was enjoying a boom of major proportions that industry projections expected to continue, and where RVSI has been able to realize high gross margins. While the Board believes that Acuity has strong product offerings for the long term, it also believes that market perceptions of Acuity's products are such that their penetration of major new markets is not likely to be achieved quickly. By contrast, once Acuity is a part of RVSI the Board believes that the combination with RVSI offers Acuity greater potential to penetrate the semiconductor industry with its products.


    With reference to available strategic alternatives, the Acuity Board concluded that, based on extensive exploration by management and the Acuity Board over a long period, it was highly unlikely any strategic transaction on terms more favorable to Acuity's shareholders than the terms of the Merger was available with a different partner or acquiring party.

    The Acuity Board concluded that the Merger would provide important benefits to the Acuity Stockholders, and would be more beneficial to them than remaining in a standalone Acuity. The benefits that the Board believed the Merger would provide to the Acuity Stockholders include the following:


    - Potential operating synergies between the two companies could include those in applications, market segments, distribution channels, geography and productivity. Specifically and by way of example, the Acuity Board believes that the customer base in the machine vision marketplace is very important because of the relative difficulty of breaking into competitive accounts, and that the combination of Acuity's diversified 2-D machine vision products with RVSI's 3-D laser-based machine vision products could be expected to result in a diverse, technologically advanced and industry leading product line with considerable potential for cross-selling between the two customer bases. Moreover, the Acuity Board believes that the combined direct sales coverage and distribution channels of the two companies can provide a fuller coverage of the market both domestically and internationally than either company has now, and that the increased size of the combined operation should increase the diversification of the customer base and reduce reliance on a few very large customers.


    - The reduction in the number of participants in the machine vision industry that has taken place since the mid-1980s may accelerate in the next few years. The combination of the technology and products of RVSI with those of Acuity, and the market position and access to capital that RVSI currently enjoys, should permit RVSI to survive as an industry leader in any such consolidation.

    - The expectation of the parties that the continuing Acuity operation be run in large part in its present location by its own management after the Merger should enable Acuity to continue to pursue its particular lines of business with the necessary focus and expertise to build them within the combined operation of RVSI.

    - Historically, the Acuity Common Stock has been thinly traded and, therefore, subject to greater volatility. The historically greater daily trading volume for RVSI's Common Stock than Acuity's, combined with the still greater financial industry visibility that should accrue to the larger, combined operation, may well enhance both the liquidity of the Acuity Stockholders and the access of RVSI after the Merger to capital markets if required to fund further growth.

    In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Acuity Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination.

OPINIONS OF FINANCIAL ADVISORS

    JANNEY MONTGOMERY SCOTT INC.

    In its role as financial advisor to RVSI, JMS was asked by RVSI to render its opinion to the RVSI Board as to the fairness to the public stockholders of RVSI, from a financial point of view, of the Exchange Ratio.


    On July 20, 1995, JMS orally advised the RVSI Board that, as of such date, the Exchange Ratio was fair, from a financial point-of-view, to the holders of outstanding shares of RVSI Common Stock. JMS subsequently confirmed its oral opinion by delivery of a written opinion dated July 20, 1995.


    A COPY OF THE JMS OPINION IS ATTACHED HERETO AS EXHIBIT C. RVSI STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITS OF THE REVIEW UNDERTAKEN BY JMS. THE SUMMARY OF THE JMS OPINION SET FORTH IN THIS PROXY STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE JMS OPINION WAS PREPARED FOR THE RVSI BOARD, IS DIRECTED ONLY TO THE FAIRNESS TO THE RVSI STOCKHOLDERS AS OF JULY 20, 1995, FROM A FINANCIAL-POINT-OF-VIEW, OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE AT THE RVSI SPECIAL MEETING. ADDITIONALLY, JMS' OPINION DOES NOT EXPRESS AN OPINION AS TO THE PRICE OR TRADING RANGE AT WHICH THE RVSI COMMON STOCK WILL TRADE SUBSEQUENT TO THE DATE OF ITS OPINION.


    In connection with its opinion, JMS (i) reviewed the Merger Agreement; (ii) reviewed and analyzed certain publicly available information concerning Acuity and RVSI; (iii) reviewed and analyzed certain internal financial and operating information with respect to the business, operations and prospects of Acuity furnished to JMS by Acuity; (iv) reviewed and analyzed certain internal financial and operating information with respect to the business, operations and prospects of RVSI furnished to JMS by RVSI; (v) reviewed and analyzed certain financial forecasts of Acuity and RVSI prepared by their respective managements;
(vi) discussed the past and current operations and financial condition and the prospects of Acuity with senior management of Acuity; (vii) discussed with senior management of RVSI the strategic and operating benefits anticipated from the Merger; (viii) reviewed the price and trading histories of Acuity Common Stock and RVSI Common Stock; (ix) compared the financial positions and operating results of Acuity and RVSI with those of publicly traded companies it deemed relevant; (x) compared certain financial terms of the Merger to certain financial terms of selected other business combinations it deemed relevant; and
(xi) analyzed the pro forma financial effect of the Merger.


    JMS assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for purposes of its opinion. With respect to financial projections, JMS assumed that they had been reasonably prepared on bases reflecting the best currently available information and judgments of the future financial performance of Acuity and RVSI. JMS has not made an independent valuation or appraisal of the assets or liabilities of Acuity, nor has it been furnished with any such valuations or appraisals. JMS has also assumed the Merger will be accounted for as a pooling of interests. The JMS Opinion is necessarily based on financial, economic, market and other conditions as they existed on, and information made available to it as of, the date of the opinion.

    The following is a brief summary of certain of the financial analyses utilized by JMS in connection with providing its opinion to the RVSI Board on July 20, 1995.

    COMPARATIVE STOCK PRICE PERFORMANCE: As part of its analysis, JMS reviewed the history of the trading prices and their relative relationships for both Acuity and RVSI since May 20, 1994. The review indicated that since May 20, 1994 Acuity Common Stock traded between $6.00 and $10.25 and averaged approximately $8.39, and in the period ending April 24, 1995 between $6.00 and $10.25 and averaged approximately $8.39. The ratios of closing stock prices of Acuity and RVSI for various periods ending April 24, 1995 were: 0.94 to 2.28 and averaged approximately 1.33 for the period ended April 24, 1995, 0.94 to 2.28 and averaged approximately 1.34 for the six months ended April 24, 1995, 0.94 to
1.59  and averaged approximately 1.40 for the three months ended April 24, 1995,
0.94 to 1.45
and averaged approximately 1.24 for the 30 days ended April 24, 1995 and approximately 1.00 for April 24, 1995. This stock price study was then compared to the exchange ratio as of the date of the Merger Agreement.

    CONTRIBUTION ANALYSIS: JMS analyzed the pro forma contribution of each of RVSI and Acuity to the combined company if the Merger were to be consummated. The pro forma figures reflect the adjusted contribution levels of each company for the 12 months ended March 31, 1995. JMS calculated that each of RVSI and Acuity contributes 57% and 43% to pro forma revenues, 78% and 22% to pro forma operating income, 80% and 20% to pro forma pre-tax income, 84% and 16% to pro forma net income and 86% and 14% to pro forma book value, respectively. This contribution analysis was then compared to the pro forma ownership percentage of RVSI stockholders in the combined company of 88%. The results of these contribution analyses are not necessarily indicative of the future contributions of each company.

    PRO FORMA ANALYSIS: JMS analyzed certain pro forma effects of the Merger on the combined companies' earnings per share, consolidated capitalization and financial ratios. JMS found changes in earnings per share from $0.46 to $0.48, book value per share from $1.06 to $1.08 and debt to equity from 0.49 to 0.67 for the 12 month period ended March 31, 1995. Furthermore, such analysis indicated that based on the realization of potential synergies estimated by the managements of RVSI and Acuity, earnings per share for fiscal 1995, 1996 and 1997 may be reduced by 15%, may be unchanged and may increase by 8%, respectively.

    SELECTED COMPANIES ANALYSIS: JMS compared certain financial information of Acuity with a group of publicly traded companies in the machine vision industry that, in JMS' judgment, were comparable to Acuity (the "Acuity Comparable Companies"). The Acuity Comparable Companies were chosen by JMS as companies that possess general business, operational and financial characteristics representative of companies in the industry in which Acuity operates, although JMS recognized that each of the Acuity Comparable Companies is distinguishable from Acuity in certain respects. The Acuity Comparable Companies consists of Cognex Corp., Perceptron, Inc., Medar, Inc., KLA Instruments Corporation, Electroglas, Inc. and Tencor Instruments.


    The financial information considered by JMS included, among other items, selected balance sheet data, operating statement data and earnings per share estimates made by research analysts. JMS calculated several market multiples for the Acuity Comparable Companies which include price ranges of 2.36 to 12.62 times sales, 11.71 to 34.49 times operating income, 18.81 to 53.85 times pro forma earnings and 2.70 to 7.83 times book value. These figures were then used to calculate an implied common stock price range for Acuity of $20.78 to $111.11 based on Acuity's sales, $6.33 to $18.64 based on operating income, $9.05 to $25.90 based on pro forma earnings and $2.50 to $7.26 based on book value. JMS found that the price per share of Acuity Common Stock contemplated by the Exchange Ratio is within this range of values.


    COMPARABLE TRANSACTION ANALYSIS: JMS examined certain completed merger and acquisition transactions of machine vision-related companies. To the extent information was available, JMS calculated a range of market multiples which ranged from 1.11 to 1.30 times revenues, 19.50 to 46.42 times operating income,
22.98 to 48.17 times earnings per share and 2.95 to 3.50 times book value. These figures were then used to calculate an implied common stock price range for Acuity of $9.78 to $11.43 per share based on Acuity's sales, $10.54 to $25.09 per share based on operating income, $11.05 to $23.17 per share based on net income and $2.73 to $3.24 per share based on book value. JMS found the price per share of Acuity Common Stock contemplated by the Exchange Ratio is within this range.

    DISCOUNTED CASH FLOW ANALYSIS: JMS performed a discounted cash flow analysis of Acuity based on fiscal 1995 to 1997 projections provided by the management of Acuity. In performing its analysis, JMS applied discount rates ranging from 15% to 25% and terminal value multiples of 13 to 18 times operating income. The resulting range of values, from $8.23 to $14.37 per share, was then compared to the implied purchase price per share of Acuity. JMS found the price per share of Acuity Common Stock contemplated by the Exchange Ratio is within this range.

    The summary set forth above does not purport to be a complete description of the analyses performed by JMS in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JMS believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses performed by JMS in connection with the preparation of its opinion letter. In performing its analyses, JMS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Acuity and RVSI. The analyses performed by JMS are not necessarily indications of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to value of a business do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.


    JMS is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. JMS has not provided investment banking services to RVSI prior to its services related to the Merger. JMS does not make a market in either Acuity or RVSI Common Stock, however, as a full service securities firm, JMS may from time-to-time effect transactions for its own account or the accounts of customers and hold positions in securities of Acuity and RVSI. JMS has been paid a fee of $130,000 for its services regarding the merger plus the reimbursement of its accountable out-of-pocket expenses. JMS' fee was not contingent on the conclusion reached in its opinion.


    FECHTOR, DETWILER & CO., INC.

    In its role as financial advisor to Acuity, Fechtor, Detwiler was asked by Acuity to render its opinion to the Acuity Board as to the fairness to the public stockholders of Acuity, from a financial point of view, of the Exchange Ratio.

    On July 7, 1995, Fechtor, Detwiler orally advised Acuity that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the Acuity Stockholders. Fechtor, Detwiler subsequently confirmed its oral opinion by delivery of a written opinion dated July 17, 1995.

    In rendering such opinion in regard to the Merger, Fechtor, Detwiler (1) reviewed the Agreement and Plan of Merger and Reorganization dated April 27, 1995, and the Amendment to Agreement and Plan of Merger and Reorganization dated July 11, 1995, (2) reviewed historical financial and business information about Acuity, (3) met with management of Acuity to discuss its operations, financial condition and future prospects, (4) visited Acuity's Nashua, New Hampshire facility, (5) reviewed historical financial and business information about RVSI,
(6) met with the management of RVSI to discuss its operations, financial condition and future prospects, (7) visited RVSI's Hauppauge, New York facility,
(8) reviewed the trading histories of Acuity and RVSI common stock, (9) compared the market valuations, financial condition and performance of Acuity and RVSI with those of other publicly traded companies (the "Comparable Companies"), (10) compared certain financial terms of the Merger to certain financial terms of selected other business combinations deemed relevant, (11) considered the potential for accretion in operating earnings and earnings per share for the Acuity Stockholders which may result from the Merger, (12) analyzed the pro forma contribution of each of Acuity and RVSI to the combined company's revenues, operating income, tax-adjusted earnings and book value if the Merger were to be consummated, (13) calculated the pro forma financial effect of the Merger on the combined company's financial ratios and compared these with the financial ratios of both Acuity and RVSI prior to the Merger, and (14) compared the valuation of the Acuity shares in the Merger to the closing price of Acuity shares prior to the announcement of the Merger.

    Acuity and RVSI furnished certain material non-public information to Fechtor, Detwiler including projected income statements through December 1996 by Acuity and September 1995 by RVSI. In rendering its opinion, Fechtor, Detwiler has assumed and relied upon the accuracy and completeness of all information provided to them by Acuity and RVSI, and has not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of Acuity or RVSI.

    Acuity did not place any limitations on Fechtor, Detwiler's report. Acuity did not ask Fechtor, Detwiler to render any opinion as to the fairness, from a financial point of view, of the Merger, but only as to the fairness, from a financial point of view, of the Exchange Ratio.

    The following is a summary of the financial analyses performed by Fechtor, Detwiler in connection with providing its written opinion to Acuity on July 17, 1995.

    COMPARATIVE TRADING HISTORY: Fechtor, Detwiler examined trading volumes in the Common Stock of Acuity and RVSI to determine whether an open and active market existed for both stocks prior to the announcement of the Merger on February 1, 1995. Trading volume on the Nasdaq National Market for RVSI Common Stock exceeded 530,000 shares in December 1994 and 795,000 shares in January 1995. Trading volume on the NASDAQ Small Capitalization Market for Acuity Common Stock exceeded 160,000 shares in December 1994 and 90,000 shares in January 1995. In Fechtor, Detwiler's opinion, these volumes were sufficient to constitute an open and active market for the shares of RVSI and Acuity.

    Fechtor,  Detwiler also  observed that  in December  1994 and  January 1995, trading volume in shares of RVSI was 3.3 times and 8.8 times higher, respectively, than trading volume in Acuity shares. Based on this history, Fechtor, Detwiler concluded that the Acuity Stockholders may experience improvement in the liquidity of the market for their shares as a result of the Merger.

    COMPARABLE COMPANIES ANALYSIS: Fechtor, Detwiler compared certain financial information of RVSI and Acuity with a group of publicly traded comparable companies in the machine vision and related industries that, in Fechtor, Detwiler's judgment, were comparable to RVSI and Acuity. The Comparable Companies were chosen by Fechtor, Detwiler as companies which possess general business, operational and financial characteristics representative of companies in the industry in which RVSI and Acuity operate, although Fechtor, Detwiler recognized that each of the Comparable Companies differs from RVSI and Acuity in certain respects. The Comparable Companies consist of Cognex, Medar, Pattern Processing, Perceptron, Orbotech, KLA Instruments, Electromagnetic Sciences, Metrologic Instruments, and Computer Identics.


    The financial information Fechtor, Detwiler considered was the most recent information available to it as of the date of the opinion. The financial measures considered and the median values for each of these measures for the Comparable Companies were as follows: the multiple of firm value to revenues (1.39x), the multiple of firm value to operating income (15.43x), the multiple of the stock price to trailing earnings per share (24x), the multiple of the stock price to the estimated earnings per share for the current fiscal year
(19x), and the multiple of the stock price to the estimated earnings per share for the next fiscal year (13x).


    Fechtor, Detwiler compared RVSI's and Acuity's valuation multiples on a trailing four quarters basis ended in March 31, 1995 to those of the Comparable Companies. Based upon RVSI's Common Stock price of $14.50 on July 14, 1995, Fechtor, Detwiler calculated the following values for RVSI: the multiple of firm value to revenues (7.30x), the multiple of firm value to operating income (45.01x), the multiple of the stock price to trailing earnings per share (32x), the multiple of the stock price to the estimated earnings per share for the current fiscal year (21x), and the multiple of the stock price to the estimated earnings per share for the next fiscal year (16x).

    Fechtor, Detwiler noted that for the period examined, RVSI traded at valuation multiples that were generally higher than the median valuation multiples for the Comparable Companies. Fechtor, Detwiler attributed the variation in part to differences in operating performance. RVSI's average annual growth rate in revenues for the three fiscal years ended September 1994 and its gross and operating margins for the four quarters ended March 1995 exceeded the median of the Comparable

Companies as a group. Companies with comparable growth rates and profit margins to RVSI include Cognex, Perceptron and KLA Instruments. For these three companies, the median and average valuation multiples were as follows: the multiple of firm value to revenues (4.97x) and (7.66x), the multiple of firm value to operating income (29.41x) and (24.97x), the multiple of the stock price to the trailing earnings per share (45x) and (40x), the multiple of the stock price to the estimated earnings per share for the current fiscal year (31x) and
(27x), and the multiple of the stock price to the estimated earnings per share for the next fiscal year (23x) and (22x). Fechtor, Detwiler concluded that the multiples for RVSI were in line with those of Cognex, Perceptron and KLA Instruments.



    For the Acuity Common Stock, Fechtor, Detwiler calculated an effective merger price of $10.55 per share based upon the Exchange Ratio of 0.766 and an average closing price for RVSI Common Stock for the twenty trading days ending on (and including) July 14, 1995 of $13.77 per share. Based upon this effective merger price, Fechtor, Detwiler calculated the multiple of merger value to revenues (1.30x), the multiple of merger value to operating income (21.15x), the multiple of the effective merger price per share to trailing earnings per share
(23x), the multiple of the effective merger price per share to the estimated earnings per share for the current fiscal year (not meaningful), and the multiple of the effective merger price per share to the estimated earnings per share for the next fiscal year (14x). For the period examined, Acuity's merger value to revenues multiple was lower than the median of the Comparable Companies. Fechtor, Detwiler attributed the variation in part to differences in the three year average revenue growth rate and differences in operating margins. Acuity's three year average revenue growth rate was 13% compared with the median of the Comparable Companies at 26%. Acuity's operating profit margin for the period examined was 6% while the median for the Comparable Companies was 20%.



    COMPARABLE TRANSACTION ANALYSIS: Fechtor, Detwiler examined certain completed or announced merger and acquisition transactions of machine-vision related companies. Fechtor, Detwiler calculated the multiple of revenues paid by the acquiring firm in each transaction and compared it with the multiple of revenue being offered to Acuity by RVSI. The comparable transactions examined and the multiple of revenues paid in each transaction were as follows: Fairey Group's acquisition of Imaging Technology (1.17x), PSC's acquisition of Lazer Data (0.90x), Medar's acquisition of Integral Vision (1.00x), and Cognex's acquisition of Acumen (2.80x). Fechtor, Detwiler concluded that these multiples were in line with RVSI's offer to merge with Acuity at an effective valuation multiple of 1.3 times revenues.


    DILUTION  ANALYSIS:   Fechtor,  Detwiler also  considered the  potential for
accretion in operating earnings and earnings per share for the Acuity Stockholders which may result from the Merger. Fechtor, Detwiler took into account each company's reported performance through March 31, 1995 and management's internal estimates of performance in the quarter ended June 30, 1995. RVSI and Acuity provided Fechtor, Detwiler with projected income statements for their fiscal years ending in September 1995 and December 1996 respectively. Estimates for RVSI's earnings in the fiscal year ending September 1996 were available from a research report prepared by Barrington Research Associates dated June 19, 1995. Based upon this information, Fechtor, Detwiler determined that the Merger would be accretive to the Acuity Stockholders for the four quarters ending in September 1995 and September 1996.

    CONTRIBUTION ANALYSIS: Using financial information supplied to it by Acuity and RVSI, Fechtor, Detwiler analyzed the pro forma contribution of each of Acuity and RVSI to the combined company's revenues, operating income, tax adjusted income and tangible book value if the Merger were to be consummated. Based upon the average closing price of $13.77 for RVSI shares for the twenty trading days ending on (and including) July 14, 1995 and an exchange ratio of 0.766, Acuity shareholders would own 12% of the combined companies after the Merger. Fechtor, Detwiler determined that on a trailing four quarters basis ended June 30, 1995, Acuity would have contributed 37% of revenue, 7% of operating income, and 6% of tax adjusted income for the combined companies. On a pro forma basis, as of March 31, 1995, Acuity would have contributed 15% of tangible book value for the combined companies. Fechtor, Detwiler calculated that Acuity, over the three year period ended December 31,

1994, had an average annual revenue growth rate of 13% while RVSI, over the three year period ending September 30, 1994, had an average annual revenue growth rate of 42%. Based upon information provided to Fechtor, Detwiler by RVSI and Acuity, as well as the Barrington Research Associates research report dated June 19, 1995, Fechtor, Detwiler concluded that Acuity's percentage contribution to the revenues and operating income of the combined company would be 32% and 12%, respectively, for the period ending September 30, 1996.


    FINANCIAL AND LIQUIDITY RATIO ANALYSIS: Fechtor, Detwiler analyzed certain pro forma effects of the Merger on the combined company's financial and liquidity ratios. Fechtor, Detwiler noted that, as of March 31, 1995, RVSI had a current ratio of 2.2 and an acid test ratio of 1.7 while Acuity had a current ratio of 1.3 and an acid test ratio of 0.8. The pro forma effect of the Merger would result in a current ratio of 1.9 and an acid test ratio of 1.6. This would represent an increase of 0.6 in the current ratio and an increase of 0.2 in the acid test ratio to the benefit of the Acuity Stockholders. Additionally, Fechtor, Detwiler noted that, as of March 31, 1995, RVSI had a debt to equity ratio of 0.5 while Acuity had a debt to equity ratio of 1.8. The pro forma effect of the Merger would result in a debt to equity ratio of 0.7 representing a benefit to the Acuity Stockholders.

    MERGER PRICING ANALYSIS: Fechtor, Detwiler considered the Exchange Ratio relative to the closing price of Acuity Common Stock on January 31, 1995, one day prior to the announcement of the Merger, and relative to the average closing price of RVSI shares for the twenty trading days ending on (and including) July 14, 1995. Fechtor, Detwiler noted that on January 31, 1995, the closing price for Acuity Common Stock on the NASDAQ Small Capitalization Market was $8.25. Fechtor, Detwiler determined that the average closing price of RVSI Common Stock for the twenty trading days ending on (and including) July 14, 1995 on the NASDAQ National Market was $13.77. Based on these prices, Fechtor, Detwiler determined that the Acuity Stockholders would receive a premium of approximately 28% in the exchange of shares.

    In light of these considerations, Fechtor, Detwiler concluded that the Exchange Ratio is fair, from a financial point of view, to the Acuity Stockholders.

    See Exhibit D of this Proxy Statement/Prospectus for the Fechtor, Detwiler Opinion.

    Fechtor, Detwiler is an investment banking firm founded in 1962 and engaged in research and brokerage services, public offerings, private placements, valuations, mergers, acquisitions and divestitures. Prior to being retained in March 1995 Fechtor, Detwiler acted as financial advisor to the Board of Directors of Automatix, Inc. with respect to the merger of Automatix, Inc. and Itran Corporation. Fechtor, Detwiler's role was limited to passing upon the fairness to Automatix's Stockholders, from a financial point of view, of the proposed merger. Fechtor, Detwiler currently makes a market in the Common Stock of both Acuity and RVSI. In the course of its market making activities, Fechtor, Detwiler may from time to time have a long or short position in, buy or sell securities in Acuity or RVSI. In addition, Fechtor, Detwiler directors, officers, employees and clients may, from time to time, have a long or short position in, buy or sell securities in Acuity or RVSI.

    For its work in formulating its opinion, Acuity will pay Fechtor, Detwiler a fee of $105,000 of which $75,000 has been paid to date. Additionally, Acuity will reimburse Fechtor, Detwiler for its out-of-pocket expenses incurred in connection with this engagement. Acuity has agreed to indemnify Fechtor, Detwiler against certain losses, expenses, liabilities or claims, including claims under the securities laws, which may be incurred by Fechtor, Detwiler in connection with its engagement by Acuity.

THE MERGER AGREEMENT

    GENERAL. The following is a brief summary of certain provisions of the Merger Agreement and their effect. This summary is not intended to be a complete statement of all material provisions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit A and incorporated by reference.

    The Merger Agreement provides that, at the Effective Time, each then outstanding share of Acuity Common Stock will be converted into the right to receive, and become exchangeable for, 0.766 of a share of RVSI Common Stock; provided, however, that if the average of the closing prices of RVSI Common Stock on The Nasdaq National Market for the 20 trading days ending on (and including) the third trading day immediately prior to the RVSI Special Meeting (the "Average Closing Price") is greater than $14.50, then the Exchange Ratio shall be equal to the quotient of $11.107 divided by the Average Closing Price (provided that in no event shall the Exchange Ratio be less than 0.555375); and if the Average Closing Price is less than $10.00, then the Exchange Ratio shall be equal to the quotient of $7.66 divided by the Average Closing Price (provided that in no event shall the Exchange Ratio be more than 0.925626). Such exchange ratio was established through arms-length negotiations between RVSI and Acuity. None of the shares of RVSI Common Stock issued and outstanding immediately prior to the Effective Time will be converted or otherwise modified in the Merger and all of such shares will continue to be outstanding capital stock of RVSI after the Merger.

    As soon as practicable after the Effective Time, the Exchange Agent will mail transmittal instructions and a form of letter of transmittal to each Acuity Stockholder to be used in forwarding his or her Acuity Certificates for surrender and exchange for RVSI Certificates and, if applicable, cash in lieu of a fractional share of RVSI Common Stock. After receipt of such transmittal instructions and form of transmittal letter, each former Acuity Stockholder should surrender his or her Acuity Certificates to the Exchange Agent in accordance with the transmittal instructions. See "-- Exchange of Stock Certificates" and "-- No Fractional Shares."

    After the Effective Time, each Acuity Certificate, until so surrendered and exchanged, will be deemed to evidence the right to receive the number of shares of RVSI Common Stock that the former Acuity Stockholder is entitled to receive pursuant to the Merger Agreement and the right to receive any cash payment in lieu of a fractional share of RVSI Common Stock. The holder of such unexchanged Acuity Certificates will not be entitled to receive any dividends or other distributions payable by RVSI until such Acuity Certificates are surrendered. Subject to applicable laws, any such dividends and distributions after the Effective Time, if any, will be accumulated and, at the time a former Acuity Stockholder surrenders his or her Acuity Certificates to the Exchange Agent, all such accrued and unpaid dividends and distributions, together with any cash payment in lieu of a fractional share of RVSI Common Stock, will be paid without interest.

    None of the shares of RVSI Common Stock will be converted or otherwise modified in the Merger and all of such shares will continue to be outstanding capital stock of RVSI after the Effective Time.

    CONVERSION OF OPTIONS. As a consequence of the Merger, options to purchase up to 205,646 shares of Acuity Common Stock ("Acuity Options") at various exercise prices will be converted at the Effective Time into options to purchase up to 157,524 shares of RVSI Common Stock ("Conversion Options") at exercise prices determined by dividing the exercise price per share of Acuity Common Stock provided for in such Acuity Option by the Exchange Ratio.

    STOCK PURCHASE RIGHTS. As a consequence of the Merger, rights under Acuity's 1994 Employee Qualified Stock Purchase Plan ("ESPP") to purchase shares of Acuity Common Stock will be converted into rights to purchase up to an estimated 19,150 shares of RVSI Common Stock. Under the ESPP, an Acuity employee may elect to have amounts withheld from his salary which, at the end of the applicable twelve-month withholding period, are applied to the purchase of stock at a price equal to 85% of the lesser of the fair market value per share of Acuity's Common Stock on (i) the first business day of the withholding period or
(ii) on the last business day of the withholding period. ESPP participants will have the right to purchase shares of RVSI Common Stock based upon the Exchange Ratio.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of RVSI and Acuity, respectively, relating to, among other things, its respective: (i) due organization, corporate power, good standing and similar corporate matters; (ii) capital structure; (iii) subsidiaries; (iv) authorization, execution, delivery, performance and enforceability of the Merger

Agreement and related matters; (v) absence of conflicts under its Certificate of Incorporation or Bylaws, absence of violations of any instruments or law and required governmental or regulatory authorizations, consents or approvals; (vi) documents filed with the Commission and the accuracy of the information contained or incorporated therein, including, without limitation, the preparation of the financial statements contained therein in accordance with generally accepted accounting principles applied on a consistent basis; (vii) absence of undisclosed liabilities; (viii) absence of certain material adverse events or changes; (ix) litigation; (x) accuracy of the information to be provided by it with respect to the Registration Statement filed with the Commission, of which this Proxy Statement/ Prospectus is a part; (xi) compliance with requirements of law; (xii) compliance with its Certificate of Incorporation and Bylaws; (xiii) taxes; (xiv) retirement and other employee benefit plans;
(xv) absence of certain employment agreements, change-in-control provisions and agreements with affiliates; (xvi) labor matters; (xvii) environmental matters; (xviii) absence of appraisal rights in connection with the Merger; (xix) status of material contracts; (xx) intellectual property; (xxi) customers; (xxii) insurance; (xxiii) accuracy of books and records; (xxiv) accounting matters;
(xxv) brokers' and finders' fees with respect to the Merger; and (xxvi) accuracy of the information contained in the Merger Agreement and schedules thereto.

    The Merger Agreement also contains various representations and warranties of RVSI relating to: (i) organization, activities, ownership and assets of Subsidiary; and (ii) absence of violations of any instruments or law by Subsidiary and absence of required governmental or regulatory authorizations, consents or approvals on part of Subsidiary.

    CERTAIN COVENANTS AND AGREEMENTS. Pursuant to the Merger Agreement, Acuity and RVSI have each agreed that, during the period from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, each will, among other things (except as permitted by the Merger Agreement or as consented to in writing by the other): (i) conduct its business in the ordinary and usual course of business and consistent with past practice;
(ii) not split, combine or reclassify its outstanding capital stock, declare or pay any dividends or engage in any transaction for the purpose of effecting a recapitalization or any transaction or series of transactions which has a similar effect to any of the foregoing; (iii) not spin-off any assets or business; (iv) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing; (v) not redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock; (vi) not take any action which would jeopardize the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or as a "pooling of interests" transaction; (vii) not take or fail to take any action which would cause Acuity or its stockholders (except to the extent that any Acuity
Stockholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the Merger; (viii) not make any acquisition of any material assets (other than in the ordinary course of business or businesses); (ix) not sell any material assets (other than in the ordinary course of business) or businesses; (x) use reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees and preserve the goodwill and business relationships with its suppliers, distributors, customers and others having business relations with it and not engage in any action directly or indirectly, with the intent to impact adversely the transactions contemplated by the Merger Agreement; (xi) confer on a regular basis with one or more representatives of the other to report on material operational matters and the general status of ongoing operations; (xii) file with the Commission all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it pursuant to the Exchange Act;
(xiii) afford to the other and the other's accountants, counsel, financial advisors and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments and records, and, during such time, furnish a copy of each report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws or filed by it with the Commission in connection with the transactions contemplated by the Merger Agreement or which may have a material effect on its business, properties or personnel or such other information as the other may reasonably request; (xiv) prepare and file with the Commission the Proxy Statement/Prospectus and use all reasonable efforts to have the Registration Statement of which this Proxy Statement/ Prospectus forms a part declared effective by the Commission; (xv) cooperate and use its best efforts to take all actions, make all filings, registrations and submissions, and do all things necessary and advisable to consummate the Merger, including, but not limited to, obtaining all required consents, waivers and approvals from the Commission, and any other applicable governmental entity;
(xvi) use its best efforts to obtain its stockholders approval and adoption of the Merger Agreement and the transactions contemplated thereby; (xvii) use its best commercially reasonable efforts to obtain and deliver to the other certain letters from its "affiliates" as defined under Rule 145 under the Securities Act, or used in Commission Accounting Service Releases 130 and 135, agreeing, in the case of affiliates of Acuity, to certain restrictions on dispositions of Acuity and RVSI Common Stock prior to the Merger, and on resale of RVSI Common Stock received in the Merger in exchange for Acuity Common Stock and, in the case of affiliates of RVSI, to certain restrictions on dispositions of Acuity and RVSI Common Stock prior to and after the Merger; and (xviii) subject to the fiduciary duties of its Board of Directors, recommend to the holders of its Common Stock approval of the Merger Agreement and the Merger.


    Pursuant to the Merger Agreement, Acuity has further agreed that it will, among other things: (i) not amend or propose to amend the Acuity Certificate of Incorporation or Acuity Bylaws; (ii) not incur or become contingently liable with respect to any indebtedness for borrowed money (other than in the ordinary course of business or pursuant to the revolving credit arrangements referred to in the Merger Agreement); (iii) not enter into or amend in any material respect any material employment, severance, or special pay arrangement with respect to termination of employment or other similar material arrangements or agreements with any directors, officers or key employees; (iv) not increase the rate of remuneration payable to any of its directors or key officers or, except in the ordinary course of business consistent with past practices, to any other employees or other representatives, or agree to do so; (v) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law; and (vi) use its best efforts to maintain in force its existing insurance coverage.


    Pursuant to the Merger Agreement, RVSI has also agreed to (i) use its best efforts to effect a listing on The Nasdaq National Market, upon official notice of issuance, of the shares of RVSI Common Stock to be issued pursuant to the Merger; (ii) take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of shares of RVSI Common Stock to be issued pursuant to the Merger; (iii) as soon as practicable following the Effective Time, file with the Commission a registration statement on Form S-8 covering the issuance of shares of RVSI Common Stock issuable upon exercise of the Conversion Options; and (iv) exert its best efforts, as soon as practicable, subsequent to the Effective Time, subject to then prevailing market conditions, to arrange for a managed offering of all shares of RVSI Common Stock received by affiliates of Acuity as a result of the Merger through an underwriter to be selected by RVSI and reasonably satisfactory to a majority in interest of Acuity's affiliates so receiving RVSI Common Stock. RVSI has also agreed that at the Effective Time one designee of Acuity's current directors, reasonably acceptable to RVSI, shall be appointed a director of RVSI to serve until RVSI's first annual meeting of stockholders next following the Effective Time. At the sole discretion of RVSI, an additional designee of Acuity's current directors may be appointed as a director of RVSI.

    NO SOLICITATION OF OTHER TRANSACTIONS. The Merger Agreement provides that, prior to the Effective Time or the earlier of (i) termination of the Merger Agreement or (ii) September 30, 1995, Acuity will not, unless RVSI consents in writing, initiate, solicit, negotiate or encourage, or provide any confidential information to facilitate any proposal or offer to acquire all or any substantial part of the business and properties or capital stock of Acuity, whether by merger, purchase of assets, tender offer or otherwise (an "Acquisition Transaction"), except as otherwise provided below. Acuity also has agreed to cause its executive officers, directors and employees, and any attorney, accountant, investment banker or other agent retained by it to refrain from such activities.

    Pursuant to the Merger Agreement, Acuity may furnish confidential information concerning its business, properties or assets to a potential acquiror if the Acuity Board: (i) receives from its financial advisor advice that such person has the financial wherewithal to consummate an Acquisition Transaction that would yield a higher value to Acuity's stockholders than the Merger; (ii) determines that such person is reasonably likely to submit a bona fide offer to consummate an Acquisition Transaction on terms that would yield a higher value to Acuity's stockholders if such information is provided to the potential acquiror; and (iii) after consultation with counsel, determines that the failure to provide such confidential information would constitute a breach of its fiduciary duty to Acuity's stockholders. After receipt of a bona fide offer which the Acuity Board determines would likely yield a higher value to the Acuity stockholders than the Merger, Acuity may, with respect to such acquiror, negotiate such bona fide offer if in the opinion of the Acuity Board, after consultation with counsel, the failure to negotiate would constitute a breach of its fiduciary duty to the Acuity stockholders. Acuity must give prompt notice to RVSI that Acuity has determined to provide confidential information to a potential acquiror or that it has received an offer from a potential acquiror. In addition, Acuity must identify the recipient of any information and describe the material terms of the offer. Acuity may enter into a definitive agreement with a potential acquiror with which it is permitted to negotiate as set forth above, provided that Acuity furnishes to RVSI a description in writing of the material terms of such agreement and Acuity's intention to enter into such agreement at least one business day prior to the execution thereof by Acuity. Concurrently with Acuity's execution of such definitive agreement, RVSI or Acuity may terminate the Merger Agreement subject to the fee and expense reimbursement provisions set forth below. See "-- Termination and Breakup Fees."

    CONDITIONS TO THE MERGER. The respective obligations of RVSI and Acuity to effect the Merger are subject to fulfillment of a number of conditions, including among others: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the respective holders of Acuity Common Stock, and of RVSI Common Stock; (ii) the Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued and remain in effect; (iii) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued or taken and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted); (iv) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States that would prevent the consummation of the Merger; (v) all governmental and third party consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated thereby (including, without limitation, all Required Statutory Approvals, as defined in the Merger Agreement), shall have been obtained and be in effect at the Effective Time without any material limitations and conditions; and (vi) all blue sky filings as may be required in order for the offer, issuance and sale of all of the shares of RVSI Common Stock, options and stock purchase rights to be issued pursuant to the Merger Agreement, and all of the shares of RVSI Common Stock issuable upon exercise of such options and stock purchase rights, respectively, to be in full compliance with all applicable state securities laws and regulations shall have been made and shall be in effect and not subject to any suspension, revocation, or stop order, as may be required in order for the offer, issuance and sale of all such securities to be legally permitted under all such laws and regulations.

    In addition to the conditions set forth above, the obligations of Acuity to effect the Merger are subject to the following conditions: (i) RVSI and
Subsidiary shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and all representations and warranties of RVSI and Subsidiary contained in the Merger Agreement, with certain exceptions, shall be true and correct in all material respects on and as of the date made and the Closing Date and Acuity shall have received a certificate from an executive officer of RVSI and Subsidiary to such effect; (ii) the receipt of a written legal opinion from Parker Duryee Rosoff & Haft, counsel to RVSI and Subsidiary, as to certain legal matters; (iii) the receipt of an opinion from each of Deloitte & Touche LLP and Arthur Andersen LLP, Acuity's independent public accountants, stating that the Merger will qualify as a "pooling of interests" transaction under generally accepted accounting principles; (iv) the receipt by Acuity of letters from the "affiliates" of RVSI relating to restrictions on the transferability of their shares of RVSI Common Stock; (v) the receipt of an opinion of Fechtor, Detwiler, or another nationally recognized investment banking firm, that the Exchange Ratio is fair from a financial point of view to Acuity's public stockholders; (vi) the RVSI Common Stock to be issued in connection with the Merger shall have been authorized for listing on The Nasdaq National Market upon official notice of issuance; (vii) the receipt of a written legal opinion from Bingham, Dana & Gould, counsel to Acuity, dated the Effective Time, with respect to certain tax matters; and (viii) the receipt of a certificate from RVSI as to certain tax matters.

    In addition to the conditions set forth in the first paragraph of this subsection, the obligations of RVSI to effect the Merger are subject to the following conditions: (i) Acuity shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and all representations and warranties of Acuity contained in the Merger Agreement, with certain exceptions, shall be true and correct in all material respects on and as of the date made and the Closing Date and RVSI shall have received a certificate from an executive officer of Acuity to such effect; (ii) the receipt of a written legal opinion from Bingham, Dana & Gould, counsel to Acuity, as to certain legal matters; (iii) RVSI shall have received an opinion from each of Deloitte & Touche LLP and Arthur Andersen LLP, dated the Closing Date, each stating that, as it relates to RVSI or Acuity, respectively, the Merger will qualify as a "pooling of interests" transaction under generally accepted accounting principles; (iv) the receipt by RVSI of letters from affiliates of Acuity relating to the restrictions on the transferability of the shares of RVSI Common Stock to be received in the Merger pursuant to Rule 145 promulgated under the Securities Act; (v) RVSI shall have received an opinion of JMS, or another nationally recognized investment banking firm, dated as of the Closing Date, that the Exchange Ratio is fair, from a financial point of view, to Parent's public stockholders; (vi) RVSI shall have received an opinion of Parker Duryee Rosoff & Haft, counsel to RVSI, dated the Effective Time, with respect to certain tax matters; and (vii) RVSI shall have received a certificate of Acuity as to certain tax matters.

    TERMINATION AND EXPENSE REIMBURSEMENT. The Merger Agreement may be terminated at any time prior to the Closing Date: (i) by mutual consent of RVSI and Acuity; (ii) unilaterally by either RVSI or Acuity upon the occurrence of a Material Adverse Effect (as defined in the Merger Agreement, which specifically excludes losses of up to $700,000 by Acuity in the first six months of 1995 and a loss or projected loss of up to $500,000 by Acuity for the quarter ending September 30, 1995) with respect to the other, the likelihood of which was not previously disclosed prior to the date of the Merger Agreement (absent fraud or gross negligence on the part of the party failing to make disclosure prior to the date of the Merger Agreement, neither party shall have any liability to the other for Transaction Expenses); (iii) unilaterally by RVSI: (a) if Acuity materially breaches any material representation or warranty of Acuity set forth in the Merger Agreement, (b) upon Acuity's willful failure to comply with or satisfy any material covenant or condition of Acuity contained in the Merger Agreement or (c) if Acuity's stockholders at the Acuity Special Meeting fail to approve the Merger Transaction; (iv) unilaterally by Acuity: (a) if RVSI materially breaches any material representation or warranty of RVSI set forth in the Merger Agreement, (b) upon RVSI's willful failure to comply with or satisfy any material covenant or condition of RVSI contained in the Merger Agreement or
(c) if RVSI's stockholders at the RVSI Annual Meeting fail to approve the Merger Transaction; (v) unilaterally by either RVSI or Acuity upon notification to the other that the notifying party elects not to proceed with the Merger Transaction (other than by reason of a Material Adverse Effect or Breach (as defined in the Merger Agreement) by the other or the notifying party's failure to obtain its stockholders approval of the Merger Transaction), in which event the notifying party shall promptly pay the other party $500,000 together with the other party's Transaction Expenses (not in excess of $450,000); and (vi) by either RVSI or Acuity after September 30, 1995, if the Merger has not been consummated on or before such date, whereupon, subject to certain provisions of the Merger Agreement, neither party shall have any obligation to the other for Transaction Expenses.

    In the event of termination of the Merger Agreement by either RVSI or Acuity as provided above, the Merger Agreement will become void and, except as set forth above in the preceding paragraph, and under "-- Break-up Fees and Expense Reimbursement" in the following paragraph, there will be no further obligation on the part of either RVSI or Acuity or the Subsidiary.

    BREAK-UP FEES AND EXPENSE REIMBURSEMENT. The Merger Agreement provides that, upon the occurrence of certain events, Acuity will pay to RVSI a break-up fee, and reimburse RVSI for certain transaction expenses. If (1) Acuity fails to effect the Merger within 156 days of the date of the Merger Agreement (i.e. September 30, 1995), other than as a result of a Notification from RVSI, an Adverse Change of RVSI or a Breach by RVSI (each as defined in the Merger Agreement), or any other condition set forth in the Merger Agreement required to be satisfied by RVSI to effect the Merger set forth in Article VIII of the Merger Agreement, and (2) a proposal for an Acquisition Transaction from other than RVSI is accepted by the Board of Directors of Acuity or, if applicable, by the holders of 51% or more of the outstanding Acuity Common Stock (irrespective of whether or not such acceptance is then binding upon the initiator of the Acquisition Transaction so long as it is ultimately so binding), in each case prior to or within 90 days of the termination of the Merger Agreement, or if earlier, 246 days after the date of the Merger Agreement (i.e. December 29, 1995), or if such a proposal is so accepted after the expiration of such 90 or 246-day period, but resulted from Acuity commencing to seek offers for an Acquisition Transaction within 20 calendar days after the date of termination of the Merger Agreement, then Acuity shall promptly (i) issue to RVSI a six-month option, which shall be immediately exercisable, to acquire such number of shares of Acuity Common Stock as shall equal 10% of the outstanding Acuity Common Stock as of the date of such acceptance, after giving effect to the exercise of such option, at an exercise price of $8.978 per share (subject to proportionate adjustment in the event of any stock dividend, stock split, reverse stock split, or other recapitalization or similar change with respect to Acuity Common Stock) (the "Topping Option"), and (ii) giving credit to Acuity for any other payments to RVSI made pursuant to the termination article of the Merger Agreement (referred in the preceding paragraph) and/or this provision, pay RVSI the sum of $500,000 (the "Break-up Fee"), together with up to $450,000 of the reasonable outside legal, accounting and investment banking fees and disbursements and printing expenses incurred in connection with the preparation, execution and delivery of the Merger Agreement and the transactions contemplated thereby (subject to such $450,000 maximum, "Transaction Expenses") by RVSI; provided, however, that if the aggregate value of the accepted Acquisition Transaction proposal does not exceed $30,000,000, then, in such event, the Break-up Fee shall be $750,000 rather than $500,000. In the event a proposal for an Acquisition Transaction is so accepted within such time periods by the holders of 30% or more but less than 51% of the shares of Acuity Common Stock (the "Tender Acceptance"), then, should RVSI elect not to proceed with the Merger, giving credit for any other payments to RVSI made pursuant to the termination article of the Merger Agreement and/or this provision, Acuity shall promptly pay RVSI the Break-up Fee (but in no event more than $500,000) and RVSI's Transaction Expenses; provided, however, that if within 12 months of the Tender Acceptance, the person who initiated such Acquisition Transaction shall acquire such additional number of shares of Acuity Common Stock as shall increase such person's equity interest in Acuity to at least 51% or shall effectuate a transaction which, directly or indirectly, will afford such person ownership or control of all or substantially all of the assets or business of Acuity, then Acuity shall promptly (i) issue to RVSI the Topping Option (the number of shares covered by which shall be computed as of the date of the Tender Acceptance), and
(ii) if the aggregate value of all consideration paid by such person for all assets and interests of and in Acuity acquired by it does not exceed $30,000,000, pay to RVSI an additional $250,000 of Break-up Fee.

    AMENDMENT AND WAIVER. At any time prior to the Effective Time, RVSI and Acuity may (i) extend the time for the performance of any of the obligations or other acts to be performed by the other party pursuant to the Merger Agreement,
(ii) waive any inaccuracies in the representations and warranties by the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any of the agreements or conditions of the other party contained in the Merger Agreement.

    Subject to applicable law, the Merger Agreement may be amended by the written agreement of RVSI and Acuity. Under applicable law, neither RVSI nor Acuity may amend the Merger Agreement subsequent to obtaining approval of the Acuity stockholders if such amendments would (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for shares of Acuity Common Stock, (ii) alter or change any term of the certificate of incorporation of the surviving corporation to be affected by the Merger or (iii) alter or change any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the Acuity Stockholders.

CONFLICTS OF INTEREST

    Upon effectiveness of the Merger, and assuming a favorable vote by a majority of the RVSI Stockholders, both Donald J. Kramer and Ofer Gneezy, each presently a director of Acuity, will become directors of RVSI. See "Management of Acuity" for additional information regarding Messrs. Kramer and Gneezy. Also see "Election of Directors."

EXPENSES

    The Merger Agreement provides that, whether or not the Merger is consummated, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except as set forth above under "-- Break-up Fees and Expense Reimbursement" and "-- Termination and Expense Reimbursement." In no event, shall either party be required to pay Transaction Expenses of the other party in excess of $450,000.

ABSENCE OF REGULATORY FILINGS AND APPROVALS

    The Merger is not subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, which provide that certain merger transactions may not be consummated until required information and materials have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated.

RESTRICTIONS ON SALES BY AFFILIATES

    The shares of RVSI Common Stock to be issued in the Merger are being registered pursuant to the Registration Statement. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate (as such term is defined for purposes of Rule 145 under the Securities Act, an "Affiliate") of Acuity. Affiliates may not sell their shares of RVSI Common Stock acquired in connection with the Merger until after the results covering 30 days of post-merger combined operations of RVSI and Acuity have been filed with the Commission, sent to stockholders of RVSI or otherwise publicly disclosed ("Publication"), Acuity has agreed to use its best efforts to procure written agreements ("Affiliate Agreements") from its executive officers, directors and other Affiliates containing appropriate representations and commitments intended to ensure compliance with these requirements. It is a condition of RVSI's obligations to consummate the Merger that RVSI shall have received such Affiliate Agreements from each Affiliate of Acuity. RVSI has agreed to use its best efforts to procure Affiliate Agreements from its executive officers, directors and other Affiliates containing appropriate representations and commitments prohibiting their sale of shares of RVSI Common Stock until Publication. It is a condition of Acuity's obligations to consummate the Merger that Acuity shall have received such Affiliate Agreements from each Affiliate of RVSI.

    The Registration Statement of which this Proxy Statement/Prospectus forms  a part includes a resale prospectus which covers the resale by Affiliates of Acuity of shares of RVSI Common Stock issued to such Affiliates pursuant to the Merger.

ACCOUNTING TREATMENT

    The Merger will be accounted for as a "pooling of interests" transaction in accordance with generally accepted accounting principles. It is a condition of RVSI's obligations to consummate the Merger that RVSI shall have received an opinion from each of Deloitte & Touche LLP, independent public accountants for RVSI, and Arthur Andersen LLP, independent certified public accountants for Acuity, each stating that, as it relates to RVSI or Acuity, respectively, the Merger will qualify as a "pooling of interests" transaction under generally accepted accounting principles.

LISTING ON THE NASDAQ NATIONAL MARKET

    RVSI has agreed to use its best efforts to list the shares of RVSI Common Stock to be issued in the Merger on The Nasdaq National Market. The obligations of the parties to the Merger Agreement to consummate the Merger are subject to authorization for listing by The Nasdaq National Market upon notice of issuance of such shares. See "-- The Merger Agreement -- Conditions to the Merger." If the Merger is consummated, the Acuity Common Stock will be delisted from The Nasdaq Small-Cap Market and will be deregistered under the Exchange Act.

APPRAISAL RIGHTS

    Acuity Stockholders and RVSI Stockholders will not be entitled to appraisal rights under the DGCL in connection with the Merger. See Exhibit B attached hereto.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


    It is a condition to the obligation of Acuity to consummate the Merger that Acuity receive an opinion from Bingham, Dana & Gould, counsel for Acuity, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by Acuity as a result of the Merger and (iii) no gain or loss will be recognized by an Acuity Stockholder as a result of the Merger with respect to shares of Acuity Common Stock exchanged solely for shares of RVSI Common Stock. It is a condition to the obligation of RVSI to consummate the Merger that RVSI receive an opinion from Parker Duryee Rosoff & Haft, counsel for RVSI, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by RVSI or Subsidiary as a result of the Merger and (iii) no gain or loss will be recognized by an RVSI Stockholder as a result of the Merger. In rendering their respective opinions, each counsel will be entitled to rely upon certain representations of Acuity, RVSI and Subsidiary. The effects for federal income tax purposes of any cash received in the Merger in lieu of any fractional share of RVSI Common Stock and of any RVSI Exchange Options received in exchange for Acuity's options are referred to or discussed below.


    Assuming due delivery of the foregoing opinions, Acuity and RVSI expect that the Merger will qualify as a reorganization under the Code with the consequences set forth above. Assuming that the Merger so qualifies, the federal tax basis of the shares of RVSI Common Stock received by Acuity Stockholders in the Merger will be the same, in each instance, as the adjusted tax basis of the Acuity Common Stock surrendered in exchange therefor, excluding any basis allocable to fractional shares of RVSI Common Stock for which cash is received. In addition, the holding period of the shares of RVSI Common Stock received in the Merger by Acuity Stockholders will include the period during which the shares of Acuity Common Stock surrendered in exchange therefor were held, provided that such shares of Acuity Common Stock were held as capital assets at the Effective Time.

    Acuity Stockholders who receive cash in the Merger in lieu of fractional shares of RVSI Common Stock will be treated, in each instance, as having received the fractional share and then as having sold such fractional share for the cash received. This sale will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the share of Acuity Common Stock allocable to such fractional share. Such gain or loss will be capital gain or loss, provided that such share of Acuity Common Stock was held as a capital asset at the Effective Time, and will be long-term capital gain or loss if such share of Acuity Common Stock has been held for more than one year.

    Should the Merger fail to qualify for any reason as a reorganization for federal income tax purposes, no gain or loss would be recognized by Acuity, RVSI or Subsidiary. However, in that event exchanges of Acuity Common Stock for shares of RVSI Common Stock pursuant to the Merger would be taxable transactions for federal income tax purposes. Each exchanging holder of Acuity Common Stock would therefore recognize gain or loss for federal income tax purposes equal to the difference between such holder's adjusted basis in the Acuity Common Stock exchanged and the amount of cash (if any) plus the fair market value of RVSI Common Stock received by such holder in the Merger. Such gain or loss would be capital gain or loss if the shares of Acuity Common Stock were held as a capital asset and would be long-term capital gain or loss if such shares had been held for more than one year at the time of the consummation of the exchanges.

    IN THE  OPINION OF  COUNSEL TO  ACUITY AND  RVSI, THE  FOREGOING  DISCUSSION
ACCURATELY SUMMARIZES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. HOWEVER, NO RULINGS HAVE BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO ANY OF THE MATTERS ADDRESSED HEREIN. MOREOVER, THIS DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR ACUITY STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND STOCKHOLDERS WHO ACQUIRED THEIR SHARES OF ACUITY COMMON STOCK AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION ALSO DOES NOT ADDRESS TAX CONSEQUENCES TO HOLDERS OF OUTSTANDING ACUITY STOCK OPTIONS (INCLUDING OPTIONS ISSUED UNDER ACUITY'S 1991 STOCK OPTION PLAN, AS AMENDED). THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. ACUITY STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL AND ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

                             ELECTION OF DIRECTORS

    Nine directors are to be elected at the RVSI Special Meeting to serve for a term of one year or until their respective successors are elected and qualified.

INFORMATION CONCERNING NOMINEES


    The following table sets forth the positions and offices presently held with RVSI by each nominee, his age, his tenure as a director and the number of shares of RVSI Common Stock beneficially owned as of July 31, 1995:



                                                                        NUMBER OF      APPROXIMATE
                                                                          SHARES       PERCENTAGE
                                POSITIONS AND OFFICES       DIRECTOR   BENEFICIALLY       OF
        NAME           AGE   PRESENTLY HELD WITH THE RVSI    SINCE      OWNED (1)      CLASS (1)
---------------------  ---  ------------------------------  --------  --------------   ---------
Pat V. Costa           51   Chairman of Board, President       1984       326,647(2)    2.4%
                             and Chief Executive Officer
Frank A. DiPietro      68   Director                           1992        45,000(3)        (10)
Donald F. Domnick      73   Director                           1988        25,500(4)        (10)
Jay M. Haft            59   Director                           1977       516,546(5)    3.8%
Mark J. Lerner         42   Director                           1994       100,411(6)        (10)
Howard Stern           57   Senior Vice President and          1981       109,222(7)        (10)
                             Director
Robert H. Walker       59   Executive Vice President,          1990        69,983(8)        (10)
                             Secretary, Treasurer and
                             Director
Donald J. Kramer (9)   62                 --                  --                0           (10)
Ofer Gneezy (9)        43                 --                  --                0           (10)

------------------------
(1) Includes shares issuable pursuant to currently exercisable options and warrants as well as those options and warrants which will become exercisable within 60 days of July 31, 1995. Except as otherwise indicated, the persons named herein have sole voting and dispositive power with respect to the shares beneficially owned.
(2) Includes (i) 295,326 shares issuable to Mr. Costa upon exercise of outstanding options and (ii) 1,321 vested shares held under RVSI's Stock Ownership Plan over which shares Mr. Costa has voting power, but does not have dispositive control.
(3) Includes (i) 12,000 shares issuable to Mr. DiPietro upon exercise of outstanding options and (ii) 28,000 shares owned of record by his spouse.
(4) Includes 12,000 shares issuable to Mr. Domnick upon exercise of outstanding options.
(5)  Includes   (i)  52,000  shares  issuable  to  Mr.  Haft  upon  exercise  of
     outstanding  options,  (ii)  305,600  shares  issuable  upon  exercise   of
     outstanding warrants, of which 286,100 are held by his spouse, (iii) 142,000 shares owned of record by his spouse and (iv) 7,666 shares held indirectly in a retirement trust.
(6) Includes (i) 5,000 shares issuable to Mr. Lerner upon exercise of outstanding options and (ii) 95,411 shares issuable to Morgen, Evan & Company, Inc. of which Mr. Lerner is the principal owner, upon exercise of outstanding warrants.
(7) Includes (i) 103,330 shares issuable to Mr. Stern upon exercise of outstanding options and (ii) 5,892 vested shares held under RVSI's Stock Ownership Plan over which shares Mr. Stern has voting power, but does not have dispositive control.
(8) Includes (i) 64,636 shares issuable to Mr. Walker upon exercise of outstanding options and (ii) 5,347 vested shares held under RVSI's Stock Ownership Plan over which shares Mr. Walker has voting power, but does not have dispositive control.
(9) To assume office only if the Merger is consummated and each of Mr. Kramer and Mr. Gneezy is elected. Upon consummation of the Merger, Mr. Kramer will beneficially own 4,946 shares of RVSI Common Stock and Mr. Gneezy will own 28,303 shares of RVSI Common Stock. See "The Proposed Merger -- Conflicts of Interest."
(10) Less than one percent.

    PAT V. COSTA has served as President, Chief Executive Officer and Chairman of the Board of Directors of RVSI since July 1984. Prior thereto and from 1977, Mr. Costa was employed by GCA Corporation, most recently in the capacity of Executive Vice President. GCA is engaged in the manufacture of various electronic instrumentation equipment and systems.

    FRANK A. DIPIETRO began his career with General Motors Corporation ("GM") in 1944. During his forty-five year career with GM, he was actively involved in automobile assembly and manufacturing engineering systems. He retired in 1990 and continues as a consultant in laser systems in several industries. At the time of his retirement, Mr. DiPietro held the position of Director of Manufacturing Engineering, Chevrolet-Pontiac-Canada Car Group, for GM.

    DONALD F. DOMNICK served as Vice President of Caterpillar, Inc. from 1977 through 1985. Mr. Domnick, who has been retired since 1985, is a fellow of the Society of Manufacturing Engineers, is a Director of Midstate College in Peoria, Illinois and is on the Board of Advisors of St. Francis Medical Center.


    JAY M. HAFT has been interim Chief Executive Officer of Noise Cancellation Technologies Inc., a company engaged in the development of noise cancellation technology and products ("NCT"), since November 1994. Since January 1994, Mr. Haft has been of counsel to the law firms of Ruden, Barnett, McClosky, Smith, Schuster & Russell, P.A. in Fort Lauderdale, Florida and Parker, Duryee, Rosoff & Haft, RVSI's counsel, in New York, New York. Prior thereto, Mr. Haft was a partner of Parker, Duryee, Rosoff & Haft from September 1991 through December 1994 and a partner in the New York law firm of Rivkin, Radler, Dunne and Bayh from 1988 to August 1991. Mr. Haft currently serves as a member of the board of driectors of NCT, Extech Inc., a hotel management company, CAS Medical Systems, a medical devices company, Nova Technologies, Inc., a patient care equipment company, Viragen, Inc., a proprietary drug company, and Oryx Technology Corporation, a materials sciences company.


    MARK J. LERNER has been President of Morgen, Evan & Company, Inc., an investment banking firm which focuses on Japanese-U.S. transactions, since 1992. Prior thereto and from 1990, he was a managing director at Chase Manhattan Bank where he headed the Japan corporate finance group. From 1982 to 1990 Mr. Lerner worked in the Investment Banking Division of Merrill Lynch as head of its Japan Group, coordinating its New York-based Japanese activities with professionals in Tokyo and London.

    HOWARD STERN has been Senior Vice President and Technical Director of RVSI since December 1984. Prior thereto and from 1981, he was Vice President of RVSI.

    ROBERT H. WALKER is and has been Executive Vice President and Secretary/Treasurer of RVSI since December 1986. Prior thereto and from December 1984 he was Senior Vice President of RVSI. From 1983 to 1985 he also served as Treasurer. Mr. Walker is also a Director of Tel Instrument Electronics Corporation, a publicly-owned company.


    See pps. 71-72 for certain information as to Messrs. Kramer and Gneezy who will only serve as Directors if the Merger is consummated and they are elected as Directors.


    As long as it is the beneficial owner of at least 5% of the outstanding shares of RVSI Common Stock, GM has the right to designate a representative for nomination to serve on the RVSI Board. GM has not yet designated such representative for the current year.

INFORMATION CONCERNING THE BOARD

    The RVSI Board held six meetings during the year ended September 30, 1994. All then incumbent directors attended at least 75% of such meetings.

    The Stock Option Committee of the RVSI Board reviews and implements appropriate action with respect to all matters pertaining to stock options granted under RVSI's 1991 Plan and 1987 Incentive Stock Option Plan (the "1987 Plan"). The Committee is presently composed of Messrs. Costa, Haft and Stern. Such Committee met 15 times during fiscal 1994.

    The Audit Committee of the RVSI Board is charged with the review of the activities of RVSI's independent auditors, (including, but not limited to, fees, services and scope of audit). The Audit Committee is presently composed of Messrs. Costa, Haft and Domnick, of which Mr. Costa is an ex-officio, non-voting member thereof. The Audit Committee met once during the period of performance of the 1994 fiscal year end audit.

    RVSI does not have a nominating committee, charged with the search for and recommendation to the RVSI Board of potential nominees for Board positions, nor does RVSI have a compensation committee, charged with reviewing and recommending to the RVSI Board compensation programs for RVSI's officers. These functions are performed by the RVSI Board as a whole.

REPORTING DELINQUENCIES

    Section 16(a) of the Exchange Act requires RVSI's officers and directors, and persons who own more than 10% of RVSI Common Stock, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% stockholders are required by the Commission's regulations to furnish RVSI with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, RVSI believes that during the fiscal year ended September 30, 1994, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that Mr. DiPietro was not timely in his filing of one monthly report of one transaction.

                            PROPOSAL TO APPROVE RVSI
                  AMENDED AND RESTATED 1991 STOCK OPTION PLAN

BACKGROUND

    RVSI's 1991 Stock Option Plan was adopted by the RVSI Board and a majority in interest of the RVSI Stockholders on December 12, 1991 and March 26, 1992, respectively. On April 26, 1995, the RVSI Board approved, subject to the approval of the RVSI Stockholders, the RVSI Amended and Restated 1991 Stock Option Plan (as amended and restated, the "1991 Option Plan"). The primary purposes of adopting the 1991 Option Plan was to increase the number of shares of RVSI Common Stock available for grant thereunder from 1,425,000 shares to 2,200,000 shares, and, if the Alternative Administration referred to on the following page is elected by the RVSI Board, to establish a mechanism to afford RVSI the ability subsequent to the Merger to award formula grants of options to certain non-employee directors, thereby permitting the recipients of any such grants to serve as "disinterested" administrators of the 1991 Option Plan for the purposes of Rule 16b-3, promulgated under the Exchange Act, and to also provide that certain transactions relating to the 1991 Option Plan by executive officers and directors of RVSI subsequent to the Merger may be exempt from
Section 16(b) of the Exchange Act. See "Limitation of Section 16(b) Liability Upon Approval of the 1991 Option Plan."

    The 1991 Option Plan is intended to recognize the contributions made to RVSI or its subsidiaries by employees and directors of, and certain consultants and advisors to, RVSI or its subsidiaries, to provide such persons with additional incentive to devote themselves to the future success of RVSI and its subsidiaries, and to improve the ability of RVSI or its subsidiaries to attract, retain and motivate individuals upon whom the sustained growth and financial success of RVSI and its subsidiaries depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in RVSI through receipt of options to acquire RVSI Common Stock. Options granted under the 1991 Option Plan to employees may be designated as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code, or may be designated as options not intended to be ISOs ("non-qualified stock options"). Options granted to directors who are not employees of RVSI or its subsidiaries and to consultants and advisors will be non-qualified stock options.

    The 1991 Option Plan will amend and restate in its entirety RVSI's 1991 Stock Option Plan. At March 31, 1995, options to acquire an aggregate of 1,279,082 shares of RVSI Common Stock were issued and outstanding under the 1991 Option Plan, held by 107 persons, at exercise prices ranging from $.75 to $7.56 per share (including options covering an aggregate of 899,623 shares, held by 12 present or former executive officers and directors). With the exception of those Acuity Options which are to be converted at the Effective Time into options under the 1991 Option Plan to acquire an aggregate of 157,524 shares of RVSI Common Stock, no post-Merger grants are presently contemplated with any degree of specificity as to individual recipients.


KEY PROVISIONS

    The following summary of the provisions of the 1991 Option Plan is qualified in its entirety by express reference to the text of the 1991 Option Plan attached as Exhibit E hereto:

    - NUMBER OF SHARES. The aggregate maximum number of shares for which options may be granted under the 1991 Option Plan will be 2,200,000 shares of RVSI Common Stock if the amendment and restatement is approved, subject to adjustment upon the occurrence of a stock dividend, stock split, recapitalization or certain other capital adjustments.

    - ADMINISTRATION. The 1991 Option Plan will be administered by a committee composed of two or more directors. The RVSI Board in its sole discretion may elect ("Alternative Administration") to have the 1991 Plan administered by either (i) providing that the committee be composed of directors who are not eligible to receive options under the Plan or (ii) designating two committees to operate and administer the Plan, one of such committees composed of two or more directors who are not eligible to receive options under the Plan to operate and administer the Plan with respect to each person who is a "Principal Officer," and the other such committee composed of two or more directors to operate and administer the Plan with respect to each person other than a "Principal Officer." Any of such committees administering the 1991 Option Plan is referred to herein as the "Committee." Among other things, the Committee determines the persons to whom, the times at which and the price at which options will be granted, the vesting period, the number of shares subject to the option and whether the option is an ISO or a non-qualified stock option.

    - ELIGIBILITY. All employees, directors, consultants and advisors of RVSI and its subsidiaries are eligible to receive options under the 1991 Option Plan. At June 30, 1995, there were approximately 156 employees (including six executive officers) eligible to participate in the 1991 Option Plan; in addition, ten non-employee directors and consultants are also eligible participants. Upon consummation of the Merger, approximately 115 additional persons are expected to be eligible to participate in the 1991 Option Plan.

    - TERM OF 1991 OPTION PLAN. No option may be granted under the 1991 Option Plan after December 11, 2001.

    - TERM OF OPTIONS. All options terminate on the earliest of: (a) the expiration of the term specified in the option document, which may not exceed ten years from the date of grant; (b) the expiration of three months from the date an option holder's employment or service with RVSI or its subsidiaries terminates for any reason other than disability, death or as set forth in clause
(d) below); (c) the expiration of one year from the date an option holder's employment or service with RVSI or its subsidiaries terminates by reason of such option holder's disability or death; or (d) the date upon which a determination is made by the Committee that the option holder has breached his employment or service contract with RVSI or its subsidiaries, has been engaged in disloyalty to RVSI or its subsidiaries including, without limitations, fraud, embezzlement, theft, commission of a felony or proven dishonesty or has disclosed trade secrets or confidential information of RVSI or its subsidiaries. The Committee, in its discretion, may provide for additional limitations on the term of any option.

    - OPTION PRICE. The option price for non-qualified options may be less than, equal to or greater than the fair market value of the shares subject to the option on the date that the option is granted, and for ISOs will be at least 100% of the fair market value of the shares subject to the option on the date that the option is granted.

    - CERTAIN RULES FOR CERTAIN STOCKHOLDERS. If an ISO is granted to an employee who then owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of shares of RVSI capital stock, the term of the option may not exceed five years and the option price must be at least 110% of the fair market value of the shares on the date that the option is granted.

    - PAYMENT. An option holder may pay for shares covered by an option in cash or by certified or cashier's check payable to the order of RVSI, by payment through a broker in accordance with Regulation T of the Federal Reserve Board or by such other mode of payment as the Committee may approve, including payment in whole or in part in shares of RVSI Common Stock, based on the fair market value of such Common Stock at the time of payment.

    - OPTION DOCUMENT; RESTRICTION ON TRANSFERABILITY. All options will be evidenced by a written option document containing provisions consistent with the 1991 Option Plan and such other provisions as the Committee deems appropriate. No option granted under the 1991 Option Plan may be transferred, except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined by the Code or in Title I of ERISA.

    - AMENDMENTS TO THE OPTION DOCUMENT AND THE 1991 OPTION PLAN. Subject to the provisions of the 1991 Option Plan, the Committee may amend an option document, subject to the option holder's consent if the amendment is not favorable to the option holder or is not being made pursuant to provisions of the 1991 Option Plan relating to acceleration of the expiration date in the event of liquidation or dissolution of RVSI. The RVSI Board may amend the 1991 Option Plan from time to time in such manner as it may deem advisable. Nevertheless, the RVSI Board may not, without obtaining stockholder approval within twelve months before or after such action, change the class of individuals eligible to receive an ISO or increase the maximum number of shares as to which options may be granted.

    - TAX ASPECTS OF THE 1991 OPTION PLAN. The following discussion is intended to briefly summarize the general principles of federal income tax law applicable to options granted under the 1991 Option Plan. A recipient of an ISO will not recognize taxable income upon either the grant or exercise of an ISO. The option holder will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the option holder does not dispose of those shares within two years from the date the ISO was granted or within one year after the shares were transferred to such option holder. Currently, for regular federal income tax purposes, long-term capital gain is taxed at a maximum rate of 28%, while ordinary income may be subject to an effective maximum rate of 39.6%. If the option holder satisfies both of the foregoing holding periods, then RVSI will not be allowed a deduction by reason of the grant or exercise of an ISO.

    As a general rule, if the option holder disposes of the shares before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized by the option holder on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (i) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (ii) the adjusted basis of the shares, and RVSI will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the option holder held the shares prior to the disposition.

    The amount by which the fair market value of a share at the time of exercise exceeds the option price will be included in the computation of such option holder's "alternative minimum taxable income" in the year the option holder exercises the ISO. Currently, the maximum alternative minimum tax rate for individuals is 28%. If an option holder pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The option holder's basis in the shares for purposes of the alternative minimum tax will be adjusted when income is included in alternative minimum taxable income.

    A recipient of a non-qualified stock option will not recognize taxable income at the time of grant, and RVSI will not be allowed a deduction by reason of the grant. Such an option holder will recognize ordinary income in the taxable year in which the option holder exercises the non-qualified stock option, in an amount equal to the excess of the fair market value of the shares received upon exercise, at the time of exercise of such options, over the exercise price of the option, and RVSI will be allowed a deduction in that amount. Upon disposition of the shares subject to the option, an option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares were held prior to disposition, equal to the difference between the amount realized on disposition and the option holder's basis in a share subject to the option (which basis ordinarily is the fair market value of the shares subject to the option on the date the option was exercised).

RECOMMENDATION AND VOTE

    The affirmative vote of the holders of a majority of the shares of RVSI Common Stock present in person or by proxy at the RVSI Special Meeting is required to adopt the 1991 Option Plan. The RVSI Board unanimously recommends a vote FOR this proposal.

                     LIMITATION OF SECTION 16(B) LIABILITY
                     UPON APPROVAL OF THE 1991 OPTION PLAN

    Section 16(b) of the Exchange Act provides, among other things, that any profit (a "Short-swing Profit Liability") realized from the purchase and sale or sale and purchase of any class of equity security registered under the Exchange Act, within any period of less than six months, by an officer or director, or any person who owns, directly or indirectly, in excess of 10% of such class of equity security (a "10% Stockholder") is recoverable by the issuer of such equity security. Absent an appropriate exemption under the Exchange Act, a grant of an option under the 1991 Option Plan to a director, officer, or 10% stockholder would be deemed to be a purchase of the underlying RVSI Common Stock which may be matched with a sale of RVSI Common Stock within the six months before or after such grant and may result in Short-swing Profit Liability. Rule 16b-3, promulgated under the Exchange Act, provides relief from Short-swing Profit Liability in connection with the grant of options when certain conditions are met.

    The availability of the provisions of Rule 16b-3 is predicated, among other things, upon the mandatory administration of the 1991 Option Plan with respect to matters involving directors and executive officers of RVSI by a committee consisting of at least two members, all of whom must be "disinterested" as defined under Rule 16b-3. Such Rule further provides that formula grants of options may be used in tandem with disinterested administration. Stockholder approval pursuant to a solicitation conducted in accordance with the provisions of Section 14 of the Exchange Act is also a pre-condition to the availability of the exemption from Short-swing Profit Liability. If the 1991 Option Plan is approved by the RVSI Stockholders and, if Alternative Administration is elected by the RVSI Board, the grant of options thereunder will be exempt from Short-swing Profit Liability to the extent provided under Rule 16b-3. In the event such approval is not secured, RVSI's officers, directors and 10% Stockholders who receive option grants under the 1991 Option Plan will not be able to avail themselves of the exemption from Short-swing Profit Liability otherwise permitted pursuant to Rule 16b-3.

             PROPOSAL TO AMEND RVSI'S CERTIFICATE OF INCORPORATION
                     TO INCREASE AUTHORIZED CAPITALIZATION

    The RVSI Board has approved an amendment to the RVSI Certificate of Incorporation to increase the number of shares of RVSI Common Stock which RVSI shall be authorized to issue from 20,000,000 to 30,000,000. The RVSI Board believes such action to be in the best interest of RVSI so as to make additional shares available for future employee benefit programs, possible acquisitions and financings and other corporate purposes. The additional shares of RVSI Common Stock may be issued from time to time as the RVSI Board may determine without further action by the RVSI Stockholders. With the exception of the issuance of RVSI Common Stock upon the consummation of the Merger and upon the exercise of options granted pursuant to RVSI's 1982 Stock Option Plan, options granted and to be granted pursuant to RVSI's 1987 Stock Option Plan and 1991 Option Plan (collectively, the "Stock Option Plans") and options to be granted pursuant to the Merger Agreement in exchange for Acuity Options, the issuance of any other additional shares of RVSI Common Stock authorized by the proposed amendment is not presently contemplated. Except for the Merger Agreement, RVSI does not currently have any agreements, arrangements or understandings with respect to any acquisition, financing, stock split or dividend.

    RVSI Stockholders do not currently possess, nor upon the adoption of the proposed amendment will they acquire, preemptive rights which would entitle such persons, as a matter of right, to subscribe for the purchase of any securities of RVSI.

    The affirmative vote of a majority of all of the outstanding shares of RVSI Common Stock is required for approval of this proposal. The RVSI Board unanimously recommends a vote FOR this proposal.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board has selected Deloitte & Touche LLP to audit RVSI's accounts for the fiscal year ending September 30, 1995. Such firm, which has served as RVSI's independent auditor since 1986, has reported to RVSI that none of its members has any direct financial interest or material indirect financial interest in the Company.

    Unless instructed to the contrary, the persons named in the enclosed proxy intend to vote the same in favor of the ratification of Deloitte & Touche LLP as RVSI's independent auditors.

    A representative of Deloitte & Touche LLP is expected to attend the meeting and will be afforded the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS
                  OF RVSI COMMON STOCK AND ACUITY COMMON STOCK

    RVSI Common Stock is quoted on The Nasdaq National Market. Acuity Common Stock is quoted on The Nasdaq Small-Cap Market. The following table sets forth, for the calendar periods indicated, the high and low bid prices of RVSI Common Stock and Acuity Common Stock, as reported by National Quotation Bureau Incorporated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


                                                        RVSI COMMON STOCK(1)     ACUITY COMMON
                                                                                  STOCK (2)(3)
                                                        --------------------  --------------------
                                                          HIGH        LOW       HIGH        LOW
                                                        ---------  ---------  ---------  ---------
1992:
  Fourth Quarter (ended December 31)..................  $    1.44  $     .75  $    5.60  $    3.00
1993:
  First Quarter.......................................       3.03       1.25       3.60       3.00
  Second Quarter......................................       2.88       1.88       3.40       2.60
  Third Quarter.......................................       4.63       2.00       8.80       2.60
  Fourth Quarter......................................       5.63       3.50       8.80       5.00
1994:
  First Quarter.......................................       7.13       4.63      11.25       5.64
  Second Quarter......................................       6.75       4.75      10.00       6.50
  Third Quarter.......................................       6.25       4.38       7.75       5.75
  Fourth Quarter......................................       8.13       5.50       9.25       7.00
1995:
  First Quarter.......................................       7.63       5.50      10.50       6.75
  Second Quarter......................................      15.25       6.63      13.13       7.25
  Third Quarter (through August 4)....................      17.88      12.55      11.75       7.75

------------------------
(1) Quotations for RVSI Common Stock commenced on The Nasdaq National Market on January 5, 1994. The bid prices shown prior to such date represent quotations on The Nasdaq Small-Cap Market.

(2) Acuity share prices have been adjusted to reflect a 1 for 20 reverse stock split which was effectuated on January 26, 1994.

(3) Quotations for Acuity Common Stock commenced on The Nasdaq Small-Cap Market on May 17, 1994. The bid prices shown prior to such date represent quotations on the OTC Bulletin Board.


    On January 31, 1995 (the last trading day prior to the public announcement that RVSI and Acuity had entered into a letter of intent), the closing bid prices of RVSI Common Stock and Acuity Common Stock were $6.75 and $8.25, respectively. On April 21, 1995 (the last trading day prior to the public announcement that RVSI and Acuity had agreed to change the Exchange Ratio set forth in the Letter of Intent), the closing bid prices of RVSI Common Stock and Acuity Common Stock were $8.38 and $8.38, respectively. On April 26, 1995 (the last trading day prior to the public announcement that RVSI and Acuity had entered into the Merger Agreement), the closing bid prices of RVSI Common Stock and Acuity Common Stock were $8.88 and $8.06, respectively. On July 11, 1995 (the last trading day prior to the public announcement that RVSI and Acuity had agreed to change the Exchange Ratio to its current value), the closing bid prices of RVSI Common Stock and Acuity Common Stock were $13.75 and $10.125, respectively. Stockholders are urged to obtain current market quotations.

                  SELECTED HISTORICAL FINANCIAL DATA OF ACUITY

    The following selected historical data of Acuity should be read in conjunction with the historical financial statements of Acuity and the notes thereto appearing elsewhere in the Proxy Statement/ Prospectus. The selected financial data of Acuity as of December 31, 1994, 1993 and 1992 and for the years then ended have been derived from the financial statements of Acuity, which have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data of Acuity as of December 31, 1991 and 1990 and for the years then ended have been derived from unaudited statements.

STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT PER SHARE DATA):

                                       THIRTEEN WEEKS ENDED
                                       --------------------                 YEAR ENDED DECEMBER 31,
                                        APRIL 1    APRIL 2   -----------------------------------------------------
                                       1995 (A)   1994 (A)     1994       1993       1992     1991 (A)   1990 (A)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Revenues.............................  $   4,895  $   5,189  $  22,168  $  18,734  $  16,610  $  15,230  $  14,038
Income (Loss) from Continuing
 Operations Before Income Taxes......  $    (141) $     454  $   1,416  $      67  $     499  $     642  $      67
Provision for Income Taxes...........     --      $      44  $     110  $      97  $      48  $      37     --
Income (Loss) from Continuing
 Operations..........................  $    (141) $     410  $   1,306  $     (30) $     451  $     605  $      67
Income (Loss) from Discontinued
 Operations(b).......................     --         --         --         --      $   1,214  $    (333) $  (1,188)
Income (Loss) before Extraordinary
 Item................................  $    (141) $     410  $   1,306  $     (30) $   1,665  $     272  $  (1,121)
Extraordinary Item(c)................     --         --         --         --      $      46     --         --
Net Income (Loss)....................  $    (141) $     410  $   1,306  $     (30) $   1,711  $     272  $  (1,121)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (Loss) Per Share from
  Continuing Operations..............  $   (0.06) $    0.16  $    0.51  $   (0.01) $    0.19  $    0.25  $    0.03
  Discontinued Operations............     --         --         --         --      $    0.51  $   (0.14) $   (0.50)
  Extraordinary Item(c)..............     --         --         --         --      $    0.02     --         --
Net Income (Loss) Per Share..........  $   (0.06) $    0.16  $    0.51  $   (0.01) $    0.72  $    0.11  $   (0.47)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted Average Number of Common
 Shares and Equivalents..............      2,417      2,579      2,569      2,380      2,383      2,383      2,383
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------

------------------------
(a)  Derived from unaudited data.
(b) Discontinued operations related to SuperCads, Inc., which was sold on July 15, 1992. See Note 3 of Notes to Financial Statements of Acuity.
(c) Extraordinary item represents a gain of $46 (net of income taxes of $3) for extinguishment of debt in 1992.

BALANCE SHEET DATA (IN THOUSANDS):

                                                                                    DECEMBER 31,
                                                     APRIL 1,   -----------------------------------------------------
                                                     1995 (A)     1994       1993       1992     1991 (A)   1990 (A)
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Total Assets.......................................  $   6,470  $   6,720  $   7,622  $   6,409  $   5,855  $   6,043
Current Liabilities................................  $   4,166  $   3,357  $   6,597  $   2,326  $   1,934  $   2,822
Total Liabilities..................................  $   4,166  $   4,372  $   6,597  $   5,351  $   6,357  $   6,663
Stockholders' Equity (Deficiency)..................  $   2,304  $   2,348  $   1,025  $   1,058  $    (502) $    (620)
Working Capital....................................  $   1,296  $   2,470  $     353  $   3,467  $   3,269  $   2,463

------------------------
(a)  Derived from unaudited financial statements.

    Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations of Acuity" and Notes to Consolidated Financial Statements of Acuity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ACUITY

    On January 26, 1994 Itran Corp. ("Itran"), a privately held corporation, was merged with and into Acuity. In connection with such merger, Acuity effected a 1 for 20 reverse stock split. Such merger has been accounted for as a pooling of interests; accordingly, Acuity has restated its historical consolidated financial statements and financial information to reflect the combined financial condition and results of operations of Acuity and Itran. See Note 2 to Acuity's Consolidated Financial Statements.

RESULTS OF OPERATIONS

    RECENT LOSSES
    Acuity estimates it has incurred a loss of approximately $500,000 on revenues of approximately $4,100,000 in its second quarter ended July 1, 1995. For the six months ended July 1, 1995, Acuity estimates that it incurred a loss of $640,000 on revenues of $9,000,000. This compares with earnings of $669,000 on revenues of $10,575,000 for the six months ended July 2, 1994.


    Acuity's estimated losses in the second quarter ended July 1, 1995 and the six months then ended were primarily the result of Acuity's lack of securing any one or two customers which have traditionally accounted for a significant percentage of Acuity's revenues. In addition, the estimated losses were also attributable to an increased percentage of total revenues generated through Acuity's distribution network, which purchase Acuity's products at a discount from its standard list prices. To a lesser extent, Acuity's estimated losses were also attributable to a somewhat changing product line, which included certain newly introduced products that did not achieve their projected sales level and products with a slightly lower gross margin.



    Acuity believes that the trends that resulted in its estimated losses could continue for the foreseeable future. Acuity's future profitability will be dependent upon its ability to effectively market and manufacture its products, to develop new products to meet changing customer demands and to expand its market share through a more diversified customer base.


    THIRTEEN WEEKS ENDED APRIL 1, 1995 AND APRIL 2, 1994
    Total revenues decreased approximately 6% in the first quarter of 1995 as compared to the first quarter of 1994. The decrease consisted of a 12% decrease in the core business of machine vision systems and software revenues partially offset by an 8% increase in Customer Service revenues combined with a 77% increase in Engineering Service revenues. The decrease in total revenues was primarily a result of Acuity's lack of securing any one or two customers which have traditionally accounted for a significant percentage of Acuity's revenues, combined with a somewhat changing product line which included certain newly introduced products which did not achieve their projected sales level during the quarter. In addition, the decrease in total revenues was also a result of increased sales through Acuity's distribution network, as a percentage of total revenues, to which Acuity sells at a percentage off of its standard list prices.

    Revenues by product line are summarized in the following table:

                                                                      THIRTEEN WEEKS ENDED
                                                         ----------------------------------------------
                                                             APRIL 1, 1995           APRIL 2, 1994
                                                         ----------------------  ----------------------
                                                             $           %           $           %
                                                         ---------  -----------  ---------  -----------
Vision Systems and Software............................      3,915         80        4,452         86
Customer Service and Training..........................        501         10          466          9
Engineering Services...................................        479         10          271          5
                                                         ---------        ---    ---------        ---
    Total..............................................  $   4,895        100%   $   5,189        100%
                                                         ---------        ---    ---------        ---
                                                         ---------        ---    ---------        ---

    Vision Systems and Software include vision product and application engineering revenues. Customer Service and Training represents revenues from the sale of spare parts, training and maintenance agreements. Engineering Services include both vision and robotic software development contracts, robotic hardware sales, and U.S. government sponsored SBIR (Small Business Innovation Research) revenues.

    Vision systems designed for the general purpose market comprise the largest portion of Acuity's revenues. In the first quarter of 1995 and also in the first quarter of 1994 general purpose vision revenues accounted for 62% of total Acuity revenues for each of such quarters. In 1994 general purpose vision revenues represented 69% of total Acuity revenues. Acuity believes that this market will be its fastest growing market although quarterly fluctuations are possible. Fluctuations in revenues from vision systems and software for the general purpose market were, and are expected to continue to be, primarily due to fluctuations in sales volume and to a lesser extent to price fluctuations caused by competitive pricing pressures. Acuity's products for the general purpose market include the PV60-Registered Trademark-
(Powervision60-Registered Trademark-), PV90-Registered Trademark-(Powervision 90-Registered Trademark-), AV100-Registered Trademark- (Autovision 100-Registered Trademark-), IVS-Registered Trademark- (Intelligent Visual Sensors), the MVP-Registered Trademark- (Modular Vision Processor) and the newly introduced Mentorvision-TM-.

    Vision systems designed for niche (application specific) markets accounted for 18% of total Acuity revenues in the first quarter of 1995 as compared to 24% in the first quarter of 1994. In 1994 such revenues represented 17% of total Acuity revenues. Acuity believes that this market will continue to be an important part of its business but its growth is not expected to keep pace with the anticipated growth in the general purpose market, although quarterly fluctuations are possible. Fluctuations in revenues, from vision systems for the niche market were, and are expected to continue to be, primarily due to fluctuations in sales volume and to a lesser extent to price fluctuations caused by competitive pricing pressures. Acuity's products for the niche markets include the I-Pak-Registered Trademark-, a pharmaceutical label inspection product; DMR (Data Matrix Reader-TM-), a reader of matrix-coded information; ICIS-TM- (Integrated Circuit Inspection System), primarily a semiconductor package inspection product; BP-100-TM- (Blister Pak Inspection System), and CLS-500-TM-.

    Customer Service revenue including spare parts, training and maintenance agreements increased 8% in the first quarter of 1995 as compared to the first quarter of 1994 while it accounted for 10% of total Acuity revenues in the 1995 period as compared to 9% in the 1994 period. While the newer generation machine vision product lines require much less repair, maintenance and general customer support than the previous models, revenues from other types of services, including maintenance contracts, training and field support, are expected to offset the decline in the demand for the spare parts of the older product lines.

    Engineering Service revenue increased 77% and accounted for 10% of total revenues in the 1995 quarterly period as compared to 5% of total revenues in the 1994 quarterly period. The increase in revenues was primarily a result of increased billings of vision related Engineering Service contracts under the U.S. Government sponsored SBIR program. This included billings on both ongoing and newly obtained contracts. These increases were partially offset by declining revenues from sales of robotic hardware and from robotic software development contracts. Acuity plans to continue work on its several SBIR contracts and to bid on new SBIR contracts in the future.

    Historically, Acuity has had one or two customers which have accounted for a significant percentage of its total revenues for a given year. In 1994 Brown & Williamson was Acuity's largest customer, accounting for 16% of total revenues. These revenues were a result of a $3.6 million contract completed in December 1994. In 1993 Acuity's largest customer, Motorola, accounted for 12% of Acuity's total revenues. As of the end of the first quarter of 1995, Acuity did not have any order or contract in its backlog that would compare with the size of the Brown & Williamson contract which was booked in March 1994 and which accounted for a significant part of Acuity's total 1994 revenues. There can be no assurance that Acuity will be able to secure and complete a similar contract in the future. Acuity recognizes the potential effects of reliance upon a few significant customers and therefore continues to attempt to expand its market share through a diversified customer base.

    International revenues (non-North American) increased approximately 70% in the first quarter of 1995 from the comparable quarter in 1994. The increase was a result of a 78% increase in European revenues combined with a 50% increase in Asian revenues. The increase in international revenues was a result of what Acuity believes were slightly improved economic conditions in Europe and Asia with regard to Acuity's products while Acuity believes that the 22% decrease in North American revenues was primarily a result of Acuity's lack of securing any one or two North American customers which traditionally account for a significant percentage of Acuity's revenues. Sales to all foreign countries were made in United States dollars with the exception of the United Kingdom in which sales are denominated in Pound Sterling and are transacted by Acuity's wholly-owned subsidiary located in the United Kingdom. Acuity believes that a weak U.S. dollar may have contributed to the increase in foreign revenues in the periods presented and that any future strengthening of the U.S. dollar may negatively impact the growth of foreign revenues. Acuity believes that its foreign exchange exposure from its U.K. subsidiary is not significant because revenues and a majority of the costs incurred are denominated in Pound Sterling.


    The following table summarizes total revenues by geographic region:

                                                                      THIRTEEN WEEKS ENDED
                                                         ----------------------------------------------
                                                             APRIL 1, 1995           APRIL 2, 1994
                                                         ----------------------  ----------------------
                                                             $           %           $           %
                                                         ---------  -----------  ---------  -----------
North America..........................................      3,347         68        4,279         83
Europe.................................................      1,151         24          646         12
Asia...................................................        397          8          264          5
                                                         ---------        ---    ---------        ---
    Total..............................................  $   4,895        100%   $   5,189        100%
                                                         ---------        ---    ---------        ---
                                                         ---------        ---    ---------        ---


    Total costs and expenses, as a percentage of revenue, increased to approximately 103% of revenue in the first quarter of 1995 from approximately 90% of revenue in the first quarter of 1994. As a percentage of revenue, the increase in total costs and expenses consisted of an approximate 3 percentage point increase in the cost of goods sold and an approximate 10 percentage point increase in other costs and expenses. In the first quarter of 1995 other costs and expenses included costs associated with Acuity's reduction in force which occurred at the end of the first quarter. The December 31, 1994 headcount was 117 full-time employees. After the personnel reduction, which consisted of 6 full-time employees and 4 sub-contractors, headcount totaled 113 at the end of the first quarter of 1995 as compared to 112 at the end of the first quarter of 1994.



    Cost of goods sold, as a percentage of revenue, increased approximately 3 percentage points to approximately 43% in the first quarter of 1995 from approximately 40% in the first quarter of 1994. The increase was primarily attributable to a product mix change to lower gross margin products in the 1995 period. In addition, increased sales through distribution, as a percentage of total revenues, and somewhat higher manufacturing labor costs in 1995 also contributed to the increased cost of goods sold. Future gross margins will be impacted by the product mix of future revenues, the overall level of revenues and the level of revenues generated through Acuity's distribution network which Acuity is attempting to increase. Because a significant percentage of Acuity's quarterly revenues are for products booked and shipped in the same quarter, it is difficult for Acuity to accurately predict the flow and product mix of shipments. Acuity believes that its margins may slightly further decrease due to an increased percentage of sales of lower gross margin products, pricing pressures, and an increased percentage of sales through distribution. This trend continued throughout the second quarter of 1995 and Acuity believes that it may continue for the foreseeable future. Acuity continues to monitor and react to market events and developments in an attempt to improve its gross margin levels. However, Acuity's future profitability will be dependent upon Acuity's ability to effectively market and manufacture its products, to develop new products to changing customer demands and to expand its market share through a more diversified customer base.


    Research and development expenses increased 16% in the thirteen weeks ended April 1, 1995 as compared to the similar period of 1994. The expense increase reflects a higher average R&D headcount in 1995 which increased salary, travel, and employee development expenses. Acuity expects to expend additional resources in the future to improve and expand its product lines and to respond to its customers' needs.

    Marketing and selling expenses increased approximately 18% in the first quarter of 1995 as compared to the comparable quarter in 1994. The increase was partially attributable to increased trade show, advertising, salary and travel expenses. Other expenses also increased as a result of the higher average headcount in the 1995 period. The decrease in revenues in the 1995 quarter as compared to the 1994 quarter produced a corresponding decrease in commission expense which partially offset the other expense increases. As Acuity attempts to expand its marketing and sales programs, in an effort to increase its market share and subsequently its revenues, additional expenditures in marketing and sales are planned.

    General and administrative expenses decreased 10% in the 1995 quarter as compared to the 1994 quarter. The decrease was primarily attributable to a lower average headcount which decreased salary and other employee related expenses. Additional resources will be invested in the general and administrative areas as required by the future growth of Acuity.

    Net interest expense decreased 73% in the first quarter of 1995 as compared to the first quarter of 1994. This was primarily a result of the retirement of Acuity's 10% subordinated notes (See Note 8 to Acuity's Consolidated Financial Statements). Given current market interest rates and Acuity's intention to reduce its outstanding borrowings under its bank line of credit whenever possible, Acuity believes that its net interest expense in 1995 should decline from its 1994 level.

    A provision for income taxes was not made in the 1995 period since Acuity had an operating loss. The first quarter of 1994 tax rate of approximately 10% reflects federal and state taxes, and the use of tax loss and tax credit carryovers. The 10% rate is the approximate rate estimated for Acuity during 1995. Acuity has significant tax loss and tax credit carryovers both in the United States and the United Kingdom, but these have certain limitations on their use. See Note 11 to Acuity's Consolidated Financial Statements.

    YEARS ENDED DECEMBER 31, 1994 AND 1993

    Total revenues increased approximately 18% in 1994 as compared to 1993. The increase was primarily a result of increased vision revenues which included a $3.6 million contract from Brown & Williamson for 60 machine vision-based integrated package inspection systems which Acuity performed during 1994. Revenues from this contract accounted for 16% of total 1994 revenues. The increase in total yearly revenues was also partially a result of increased vision related Engineering Service contracts combined with increased customer service revenue including spare parts, training and maintenance agreements.

    Revenues by product line are summarized in the following table:

                                                                        YEAR ENDED
                                                      ----------------------------------------------
                                                        DECEMBER 31, 1994       DECEMBER 31, 1993
                                                      ----------------------  ----------------------
                                                          $           %           $           %
                                                      ---------  -----------  ---------  -----------
Vision Systems and Software.........................     18,950         86       16,083         86
Customer Service and Training.......................      1,807          8        1,481          8
Engineering Services................................      1,411          6        1,170          6
                                                      ---------        ---    ---------        ---
    Total...........................................  $  22,168        100%   $  18,734        100%
                                                      ---------        ---    ---------        ---
                                                      ---------        ---    ---------        ---

    Vision Systems and Software include vision product and application engineering revenues. Customer Service and Training represents the total of such revenues for both vision and robotic systems. Engineering Services include both vision and robotic commercial software development contracts, robotic hardware sales, and U.S. government sponsored SBIR revenues.

    Vision systems and software revenue increased 18% in 1994 from the 1993 level. This increase resulted from a 27% increase in general purpose vision revenues partially offset by a 10% decrease in niche market vision revenues.

    Vision systems designed for the general purpose market comprise the largest portion of Acuity's revenues. In 1994 general purpose vision revenues accounted for 81% of total vision revenues and 69% of total Acuity revenues as compared to 75% and 64%, respectively, in 1993. Acuity believes that this market will continue to be its largest market. Acuity's products for the general purpose market include the PV60 (Powervision 60), PV90 (Powervision 90), AV100 (Autovision 100), IVS (Intelligent

Visual Sensors), MVP (Modular Vision Processor) and the newly introduced Mentorvision. Revenues from the Brown & Williamson contract (essentially IVS systems and associated handling equipment) were also included in the 1994 general purpose market total.

    Vision systems designed for niche (application specific) markets accounted for 19% of total vision revenues and 17% of total Acuity revenues in 1994 as compared to 25% and 22%, respectively, in 1993. Acuity believes that this market will continue to be a part of Acuity's business but its percentage of Acuity's total revenue is expected to decrease as compared to the general purpose market percentage of Acuity's total revenue, as was the case in 1994 as compared to 1993. Acuity's products for the niche markets include the I-Pak, a pharmaceutical label inspection product; DMR (Data Matrix Reader), a reader of matrix-coded information; ICIS (Integrated Circuit Inspection System), primarily a semiconductor package inspection product; BP-100 (Blister Pak Inspection System), and CLS-500.

    Customer service and training revenue including spare parts, training and maintenance agreements increased 22% in 1994 as compared to 1993 while it accounted for 8% of total Acuity revenues in both 1994 and 1993. A portion of this service revenue is related to the installed base of robotic and older vision systems. The newer generation machine vision product lines require much less repair, maintenance and general customer support. Revenues from other types of services, including maintenance, training and field support, are expected to offset the decline in the demand for the spare parts of the older product lines.

    Engineering Services revenue increased 21% in 1994 and accounted for 6% of total revenues in both 1994 and 1993. The increase in yearly revenues was mainly a result of increased Engineering Service contracts, mostly under the U.S. Government sponsored SBIR program. These increases were partially offset by declining revenues from sales of robotic hardware and revenues from robotic software development contracts. Acuity plans to continue to bid on new SBIR contracts in the future.

    In 1994 Brown & Williamson was Acuity's largest customer accounting for 16% of total revenues. These revenues were a result of the aforementioned $3.6 million contract completed in December 1994. In 1993 Motorola, Inc. was Acuity's largest customer, accounting for 12% of total revenues. Historically, Acuity has had one or two customers which have accounted for a large percentage of its total revenues for a given year. Acuity recognizes the potential effects of reliance upon a few significant customers and therefore continues to attempt to expand its market share through a diversified customer base. As of year-end 1994 Acuity did not have any order or contract in its backlog that would compare with the size of the Brown & Williamson contract which was booked in March 1994 and which accounted for a significant part of Acuity's total 1994 revenues.

    International revenues decreased 14% in 1994 from the 1993 total. The decrease was primarily due to the significant 50% decrease in Asian revenues in 1994, as compared to 1993, partially offset by a 10% increase in European revenues. The decrease in Asian revenues was a result of a downturn in the business of Acuity's relatively new Japanese distributorships which were signed during 1992. Acuity continues to foster these new distributorships with the intent of increasing its presence, which it believes could lead to an increased market share, in Asia. European revenues increased partially as a result of what Acuity believes were slightly improved European economic conditions with regard to Acuity's products during 1994, as compared to 1993. The 30% increase in North American revenues in 1994 as compared to 1993 was primarily a result of increased sales of Acuity's core machine vision products, including revenues from the Brown & Williamson contract.

    The following table summarizes total revenues by geographic region:

                                                                        YEAR ENDED
                                                      ----------------------------------------------
                                                        DECEMBER 31, 1994       DECEMBER 31, 1993
                                                      ----------------------  ----------------------
                                                          $           %           $           %
                                                      ---------  -----------  ---------  -----------
North America.......................................     17,980         81    $  13,848         74
Europe..............................................      3,197         14        2,898         15
Asia................................................        991          5        1,988         11
                                                      ---------        ---    ---------        ---
    Total...........................................  $  22,168        100%   $  18,734        100%
                                                      ---------        ---    ---------        ---
                                                      ---------        ---    ---------        ---

    Total costs and expenses (excluding restructuring costs in 1994 and merger related costs in 1993), as a percentage of revenue, decreased to 91% of revenue in 1994 from 92% of revenue in 1993. As a percentage of revenue, the decrease in total costs and expenses consisted of an approximate 1 percentage point increase in the cost of goods sold and a 2 percentage point decrease in the other costs and expenses in 1994 as compared to 1993. The increase in the percentage of cost of goods sold was the result of factors discussed below. As part of the overall growth of Acuity during 1994 the headcount grew by 6% which contributed to the increase, in absolute dollars, in other costs and expenses. Headcount totaled 117 at the end of 1994 as compared to 110 at the end of 1993.

    Cost of goods sold, as a percentage of revenue, increased 1 percentage point to approximately 42% in 1994 from approximately 41% in 1993. The increase was primarily attributable to an overall product mix change to somewhat lower gross margin products in 1994 including revenues from the Brown & Williamson contract which included non-Acuity manufactured handling equipment. In addition, somewhat higher manufacturing labor costs in 1994 also contributed to the increased cost of goods sold. Future gross margins will be impacted by the product mix of future revenues, the level of revenues generated through Acuity's distribution network, and also by sales volume, which would have a tendency to increase gross margin as sales volumes increase due to economies of scale in the manufacturing and purchasing processes. Acuity continues to monitor and react to market events in an attempt to improve its gross margin levels.

    Research and development expenses increased 12% in 1994 as compared to 1993. The expense increase reflects an increased average R&D headcount during 1994 which contributed to increased salary, travel and employee development expenses. In addition, 1994 included expenses associated with several product introductions and enhancements which were completed during the year. Acuity expects to expend additional resources in the future to improve and expand its product lines and to respond to its customers' needs.

    Marketing and selling expenses increased 15% in 1994 as compared to 1993. The increase is partially attributable to increased trade show, public relations and advertising expenses in 1994 as compared to 1993. In addition, the headcount in marketing and sales increased 6% by the end of 1994 as compared to the end of 1993 and this contributed to increased expenses such as salary and travel costs. The increase in revenues in 1994 as compared to 1993 also produced an increase in total commission expense. As Acuity attempts to expand its marketing and sales programs, in an effort to increase its market share and subsequently its revenues, additional expenditures in marketing and sales are planned.

    General and administrative expenses increased 9% in 1994 as compared to 1993. The increase is mainly attributable to higher professional fees and personnel costs in 1994. These increases were partially offset by ongoing cost control programs in other expense categories. Additional resources will be invested in the general and administrative areas as required by the future growth of Acuity.

    Restructuring charges in 1994 totaled $440,000. These expenses included charges for the abandonment of a leased facility as well as personnel related expenses. In 1993 merger related costs totaled $1,091,000. This amount primarily consisted of fees to investment bankers, auditors, attorneys and transfer agents to complete the merger. See Note 2 to Acuity's Consolidated Financial Statements.

    Acuity had net interest expense in both 1994 and 1993. Net interest expense decreased 51% in 1994 as compared to 1993 primarily as a result of Acuity's retirement of its subordinated notes. By utilizing its cash resources and its bank line of credit, which carried a lower interest rate than the subordinated notes, Acuity was able to decrease its overall interest expense. See Notes 7 and 8 to Acuity's Consolidated Financial Statements. Given current market interest rates and Acuity's intention to reduce its outstanding borrowings under its bank line of credit whenever possible, Acuity believes that its net interest expense in 1995 should decline from its 1994 level.

    A provision for income taxes was made in both 1994 and 1993. As more fully described in Note 11 to Acuity's Consolidated Financial Statements, Acuity has significant tax loss and tax credit carryovers both in the United States and the United Kingdom, but these have certain limitations on their use.

    The 1994 net income of $1,306,000, or $.51 per share, included a restructuring charge of $440,000. This compares with the 1993 net loss of $30,000, or $.01 per share, which included a charge of $1,091,000 of merger related costs.

    YEARS ENDED DECEMBER 31, 1993 AND 1992
    Total revenues increased 13% in 1993 as compared to 1992. The increase was primarily a result of a 15% increase in the core business of machine vision systems and software revenues which was attributable to a continued successful sales effort in 1993, combined with an effective marketing strategy during the year, which Acuity believes contributed to an increased demand for its products, as compared to 1992. The increase in total revenues was also partially a result of increased vision related Engineering Service contracts. However, the aforementioned increases in revenues were partially offset by declining revenues in the older robotic product lines including robot controllers, spare parts and robot related engineering service contracts. In addition, customer service revenue including spare parts, training and maintenance agreements declined 4% in 1993 as compared to 1992.

    Revenues by product line are summarized in the following table:

                                                                        YEAR ENDED
                                                      ----------------------------------------------
                                                        DECEMBER 31, 1993       DECEMBER 31, 1992
                                                      ----------------------  ----------------------
                                                          $           %           $           %
                                                      ---------  -----------  ---------  -----------
Vision Systems and Software.........................     16,083         86       13,937         84
Customer Service and Training.......................      1,481          8        1,543          9
Engineering Services................................      1,170          6        1,130          7
                                                      ---------        ---    ---------        ---
    Total...........................................  $  18,734        100%   $  16,610        100%
                                                      ---------        ---    ---------        ---
                                                      ---------        ---    ---------        ---

    Vision Systems and Software include vision product and application engineering revenues. Customer Service and Training represents the total of such revenues for both vision and robotic systems. Engineering Services include both vision and robotic software development contracts, robotic hardware sales, and U.S. government sponsored SBIR (small business innovation research) revenues.

    Vision systems and software revenue increased 15% in 1993 to $16,083,000 from the 1992 level of $13,937,000. This increase resulted from a 23% increase in general purpose vision revenues partially offset by a 5% decrease in niche market vision revenues.

    Vision systems designed for the general purpose market comprise the largest portion of Acuity's revenues. In 1993 general purpose vision revenues accounted for 75% of total vision revenues and 64% of total Acuity revenues as compared to 71% and 60%, respectively, in 1992. Acuity believes that this market will continue to be its fastest growing market. Acuity's products for the general purpose market include the AV60 (Autovision 60), AV90 (Autovision 90), AV100 (Autovision 100), IVS (Intelligent Visual Sensors) and the MVP (Modular Vision Processor).

    Vision systems designed for niche (application specific) markets accounted for 25% of total vision revenues and 22% of total Acuity revenues in 1993 as compared to 29% and 24%, respectively, in 1992. Acuity believes that this market will continue to be an important part of Acuity's business but its growth is not expected to keep pace with the anticipated growth in the general purpose market. Acuity's products for application specific markets include the ICIS (Integrated Circuit Inspection System), primarily a semiconductor package inspection product, and the I-Pak, a pharmaceutical label inspection product whose revenues are expected to increase as a result of recently adopted U.S. federal regulations requiring electronic inspection of certain types of pharmaceutical labels. During 1993 Acuity also introduced three new niche products.

    Customer service revenue, including spare parts, training and maintenance agreements, declined 4% in 1993 as compared to 1992 while it accounted for 8% of total Acuity revenues in 1993 as compared to 9% in 1992.

    Engineering Services revenues increased 4% in 1993 and accounted for 6% of total revenues in 1993 as compared to 7% in 1992. The increase in yearly revenues was mainly a result of increased Engineering Service contracts, mostly under the U.S. Government sponsored SBIR program. These increases were partially offset by declining revenues from sales of robotic hardware and revenues from robotic software development contracts.

    Acuity's largest customer in 1993 and 1992 was Motorola, Inc. which accounted for 12% and 15%, respectively, of total revenues. Historically, Acuity has had one or two customers which account for a significant percentage of its total revenues for a given year. Furthermore, in March, 1994 Acuity received a $3.6 million contract to be supplied approximately over the next two years.

    International revenues increased 78% in 1993 from the 1992 total. The increase was primarily due to the significant 220% increase in Asian revenues in 1993, as compared to 1992, combined with a 37% increase in European revenues. The increase in Asian revenues was a result of the success of the relatively new Japanese distributorships which were signed during 1992 and 1993. International revenues also increased as a result of what Acuity believes were slightly improved international economic conditions with regard to Acuity's products during 1993, as compared to 1992.

    The following table summarizes total revenues by geographic region:

                                                                        YEAR ENDED
                                                      ----------------------------------------------
                                                        DECEMBER 31, 1993       DECEMBER 31, 1992
                                                      ----------------------  ----------------------
                                                          $           %           $           %
                                                      ---------  -----------  ---------  -----------
North America.......................................     13,848         74    $  13,872         83
Europe..............................................      2,898         15        2,117         13
Asia................................................      1,988         11          621          4
                                                      ---------        ---    ---------        ---
    Total...........................................  $  18,734        100%   $  16,610        100%
                                                      ---------        ---    ---------        ---
                                                      ---------        ---    ---------        ---

    Total costs and expenses (excluding merger related costs), as a percentage of revenue, decreased to 92% of revenue in 1993 from 95% of revenue in 1992. As a percentage of revenue, the decrease in total costs and expenses consisted of an approximate 6 percentage point decrease in the cost of goods sold and an approximate 3 percentage point increase in the other costs and expenses in 1993 as compared to 1992. The decrease in the percentage of cost of goods sold was the result of several factors as discussed below. As part of the overall growth of Acuity during 1993 the headcount grew by 7% which contributed to the increase in other costs and expenses. Headcount totaled 110 at the end of 1993 as compared to 103 at the end of 1992.

    Cost of goods sold, as a percentage of revenue, decreased 6 percentage points to approximately 41% in 1993 from approximately 47% in 1992. The decrease is attributable to a product mix change to higher gross margin products in 1993 as well as to cost reductions on many of the system components. In addition, in 1993, as compared to 1992, Acuity had decreased revenues from the relatively lower margin robot related engineering service contracts including those for the manufacture of robot controllers. Partially offsetting these decreases in cost of goods sold was the decline in Customer Service and Training revenue, which historically carries a higher gross margin than other product lines.

    Research and development expenses increased 22% in 1993 as compared to 1992. The expense increase reflects the increased headcount, up 14% at the end of 1993 as compared with the end of 1992. Salary, travel and employee development expenses all increased in 1993 as compared to 1992. These increases were partially offset by ongoing expense reduction programs in other expense categories.

    Marketing and selling expenses increased 16% in 1993 as compared to 1992. The increase is partially attributable to increased trade show and advertising expenses in 1993 as compared to 1992. In addition, the headcount in marketing and sales increased 15% by the end of 1993 as compared to the end of 1992 and this contributed to increased expenses such as salary and travel costs. The increase in revenues in 1993 as compared to 1992 also produced increased commission expense.

    General and administrative expenses increased 21% in 1993 as compared to 1992. The increase is attributable to an increased average headcount during 1993 as compared to 1992 and to slightly higher professional fees in 1993 as compared to 1992. These increases were partially offset by ongoing cost control programs in other expense categories and also to foreign exchange gains during 1992 as compared to no gains during 1993.

    Merger related costs totaled $1,091,000 and were expensed in the fourth quarter of 1993 and are included under "Other expenses." This amount primarily consisted of fees to investment bankers, auditors, attorneys and transfer agents to complete the merger.

    Net interest expense increased 4% in 1993 as compared to 1992. This was primarily a result of the continuing of the compounding of interest due on the outstanding 10% subordinated notes. See Note 8 to Acuity's Consolidated Financial Statements.

    A provision for income taxes was made in 1993 as it was in 1992. Since merger related costs are not deductible for tax purposes, the 1993 effective tax rate is significantly greater than the 1992 rate. As more fully described in
Note 11 to Acuity's Consolidated Financial Statements, Acuity has significant tax loss and tax credit carryovers both in the United States and the United Kingdom, but these have certain limitations on their use.

    "Discontinued Operations" represent the financial results for Cognition. See
Note 3 to Acuity's Consolidated Financial Statements. In 1992 Cognition had revenues of $608,000 (through its date of sale) and a loss of $147,000 (through its date of sale). On July 15, 1992 Acuity sold this 71% owned subsidiary. The gain from the sale was $1,361,000 and is included in the 1992 statements of operations under the caption "Discontinued Operations, Gain on Disposal." There were no activities from this discontinued operation in 1993.

    On August 14, 1992 Acuity retired its 12% subordinated notes (see Note 8 to Acuity's Consolidated Financial Statements) which resulted in a gain on extraordinary item of $46,000, net of taxes, for 1992. There was no such extraordinary item in 1993.

    The $30,000 net loss, or $.01 per share, for Acuity in 1993 consisted of a loss from continuing operations, which included a charge of $1,091,000 of merger related costs, with no activity from discontinued operations. This compares with Acuity's 1992 net income of $1,711,000, or $.72 per share, which consisted of income of $451,000 from continuing operations, income of $1,214,000 from discontinued operations and income of $46,000 from an extraordinary item.

LIQUIDITY, CAPITAL RESOURCES AND FINANCIAL CONDITION

    For the twenty-six weeks ended July 1, 1995, Acuity estimates that it incurred a loss of $640,000 on revenues of approximately $9,000,000. This loss has resulted in a reduction of Acuity's liquidity, including reducing the availability of funds under Acuity's line of credit.

    For the year ended December 31, 1994, cash and cash equivalents decreased 77% from the 1993 year end amount. At the year end 1994 working capital totaled $2,470,000 as compared to $353,000 at year end 1993.

    For the twenty-six weeks ended July 1, 1995, cash and cash equivalents decreased 27% from the 1994 year end amount. As of July 1, 1995, working capital totaled $929,000 as compared to $2,470,000 at year end 1994. The significant decline was primarily a result of Acuity's line of credit becoming a short term liability as of April 1, 1995 and Acuity's six month estimated loss of $640,000.

    In March 1995 Acuity secured, from a commercial bank, a long term $3.5 million line of credit carrying more favorable terms than its previous line from another commercial bank. See Notes 7 and 8 to Acuity's Consolidated Financial Statements. Acuity borrowed against this new line and immediately paid off and terminated its previous line of credit which was scheduled to expire in May 1995. Since the new line of credit was for a long term commitment (expiration of June 1, 1997) Acuity's December 31, 1994 loan payable on its bank line of credit was classified as a long term liability in Acuity's audited December 31, 1994 Balance Sheet. However, since Acuity was in default of certain covenants under this line of credit as of April 1, 1995, the then borrowings of $1,250,000 are classified as a short term liability in Acuity's unaudited April 1, 1995 Balance Sheet. Acuity continued to be in default as of July 1, 1995. Acuity has obtained forbearance from such defaults from its bank until the earlier of (i) September 30, 1995 or (ii) any termination of Acuity's arrangement for its contemplated merger with RVSI without such merger having been consummated. In the event that either of the two events occurs, Acuity would need to enter into negotiations with its bank in an attempt to resolve the termination of such forbearance. See Note 7 to Acuity's Consolidated Financial Statements. As of August 4, 1995 borrowings of $1,375,000 were outstanding and Acuity had approximately another $48,000 in available borrowings against its line of credit.



    During the first quarter of 1995 Acuity received $81,000 from the exercise of stock options and borrowed an additional $235,000 on its line of credit. During the first quarter of 1995 Acuity invested $246,000 in the purchase of property and equipment. These costs were primarily for assets required for product development and enhancement. As of April 1, 1995 Acuity had capitalized $106,000 of merger related costs associated with the proposed RVSI merger and such costs are classified in Acuity's April 1, 1995 Balance Sheet as other assets. Such costs, combined with future merger related costs, are expected to be expensed in the quarter in which the merger is consummated.



    Commencing in the second quarter of 1995, in order to conserve its cash resources and in an effort to improve its operating results, Acuity has reduced previously planned purchases of capital assets, closely monitored its non-fixed expenses, and offered discounts and otherwise endeavored to accelerate the payment of its receivables.


    If the Merger is not consummated, the forbearance of Acuity's bank lender would terminate and Acuity would need to either renegotiate the terms of its line of credit or obtain additional funds to repay its bank lender. In view of Acuity's recent losses, no assurance can be given that Acuity could renegotiate such line of credit or obtain additional funds on terms acceptable to Acuity. In such event, Acuity would need to re-evaluate its business plan and expenditures in order to significantly reduce its cash outflows.

    Due to recent losses in 1995, Acuity revised downward its plans to purchase capital assets during the current fiscal year. These costs are not expected to have a material effect on Acuity's operations. Acuity presently has no material commitments for capital expenditures. Inventory levels should remain somewhat consistent with levels maintained during the past two years, other than possible fluctuations caused by the timing of large orders.

    Acuity has incurred significant operating losses during its history and has an accumulated deficit of approximately $60,000,000. In the past, Acuity attempted to address the primary issues which led to its significant operating losses in past years by changing its product lines, restructuring and merging with Itran in January 1994. While Acuity completed four profitable quarters during 1994 since the merger, each with increasing revenues, the first and second quarters of 1995 showed a decline in revenues and a net loss. Acuity reduced its headcount at the end of March 1995 in an attempt to bring its expense level in line with its projected revenue levels. Such measures may again be required if the booking and revenue trends experienced during the first and second quarters of 1995 continue. There can be no assurance that these measures, or any further measures Acuity may employ, will cause Acuity to experience revenue growth or have profitable operations in the future. Acuity's future liquidity and profitability are dependent upon Acuity's ability to effectively market and manufacture its products, to develop new products to meet changing customer demands and to expand its market share through a more diversified customer base.

                   SELECTED HISTORICAL FINANCIAL DATA OF RVSI

    The following selected historical financial data should be read in conjunction with the historical financial statements of RVSI and the notes thereto appearing elsewhere in this Proxy Statement/ Prospectus. The selected financial data of RVSI as of September 30, 1994 and 1993 and for each of the three years in the period ended September 30, 1994 have been derived from the financial statements of RVSI, which have been audited by Deloitte & Touche LLP, independent public accountants, which are included elsewhere herein. The selected financial data of RVSI as of September 30, 1992, 1991 and 1990 and for each of the two years in the period ended September 30, 1991 have been derived from the audited financial statements of RVSI, which are not included herein.

STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT PER SHARE DATA):


                                   SIX MONTHS ENDED MARCH
                                            31,                                 YEAR ENDED SEPTEMBER 30,
                                   ----------------------      ----------------------------------------------------------
                                   1995 (E)      1994 (E)       1994        1993        1992           1991        1990
                                   --------      --------      -------     -------     -------        -------     -------
Revenues......................     $ 16,600      $ 11,790      $24,613     $19,943     $13,335        $ 8,519     $11,256
Income (loss) before Benefit
 from Income Taxes and
 Extraordinary Items..........     $  3,222      $  1,006      $ 2,710     $ 1,104     $  (983)       $(2,428)    $(5,523)(a)
Benefit from Income Taxes.....     $  2,060      $  1,093      $   401     $   495       --             --          --
Income (Loss) before
 Extraordinary Items..........     $  5,282      $  2,099      $ 3,111     $ 1,599     $  (983)       $(2,428)    $(5,523)(a)
Extraordinary Items...........        --            --           --          --        $ 1,210(b)(c)    --          --
Net Income (Loss).............     $  5,282      $  2,099      $ 3,111     $ 1,599     $   227(b)(c)  $(2,428)    $(5,523)(a)
Income (Loss) Per Share before
 Extraordinary Items..........     $    .38      $    .16      $   .24     $   .14     $ ( .13)       $  (.38)    $  (.87)
Net Income (Loss) Per Share...     $    .38      $    .16      $   .24     $   .14     $   .03        $  (.38)    $  (.87)
Weighted Average Number of
 Common Shares and
 Equivalents..................       13,765(d)     12,830(d)    13,057(d)   12,534(d)    7,783          6,354       6,337

------------------------
(a)  Includes restructuring charges of $2,526,000.

(b) Includes an extraordinary credit of $1,138,000 (net of income tax provision of $97,000) relating to an agreement with General Motors Corporation. See
     Note 12 of Notes to Financial Statements of RVSI.

(c) Includes extraordinary credits of $72,000 resulting from utilization of net operating loss carryforwards.

(d) Weighted average number of common shares and common share equivalents calculated using the modified treasury stock method. See Note 1i of Notes to Financial Statements of RVSI.

(e)  Derived from unaudited financial statements.


BALANCE SHEET DATA (IN THOUSANDS):

                                                                                 SEPTEMBER 30,
                                                             -----------------------------------------------------
                                         MARCH 31, 1995 (A)    1994       1993       1992       1991       1990
                                         ------------------  ---------  ---------  ---------  ---------  ---------
Total Assets...........................      $   21,710      $  14,988  $   7,889  $   4,515  $   4,296  $   5,963
Current Liabilities....................      $    6,936      $   5,742  $   6,215  $   4,463  $   5,899  $   5,140
Total Liabilities......................      $    7,149      $   5,952  $   6,460  $   4,798  $   6,297  $   5,564
Stockholders' Equity (Deficiency)......      $   14,561      $   9,036  $   1,429  $    (283) $  (2,001) $     399
Working Capital (Deficiency)...........      $    8,311      $   4,664  $    (766) $  (1,326) $  (2,474) $    (530)

------------------------
(a)  Derived from unaudited financial statements.

    Reference  is  made to  "Management's Discussion  and Analysis  of Financial
Condition and Results of Operations of RVSI" and the Notes to Financial Statements of RVSI.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RVSI

RESULTS OF OPERATIONS

    SIX MONTHS ENDED MARCH 31, 1995 AND 1994

    Revenues of $16,600,000 for the six months ended March 31, 1995 represent an increase of $4,810,000, or 41%, in comparison to revenues of $11,790,000 for the six months ended March 31, 1994. The increase in revenues was a result of substantially increased shipments of RVSI's LS-2000 and LS-3000 Series semiconductor lead inspection systems. Revenues relating to the LS-3000 Series, which was introduced in July 1994, were $14,944,000 for the six-month period ended March 31, 1995.

    Gross profit margins for the six months ended March 31, 1995 and March 31, 1994 were 54% and 45%, respectively. The increase in gross profit margins was primarily due to the improved profitability of the LS-2000 and LS-3000 Series product lines.


    RVSI-funded research and development expenditures for the six months ended March 31, 1995 increased by $591,000 over the comparable 1994 level. The increase is attributable to continued development of RVSI's lead scanning systems and, in addition, research and development associated with RVSI's aircraft wing ice detection product. Certain software development costs are capitalized in accordance with the provisions of Statement of Financial Accounting Standards No. 86. For the six months ended March 31, 1995, $274,000 of these costs were capitalized as compared to $247,000 for the comparable 1994 period.


    RVSI's selling, general and administrative costs increased by $920,000, or 36% for the six months ended March 31, 1995 as compared to the six months ended March 31, 1994. The increase is primarily as a result of increased marketing and distribution costs associated with the lead scanning systems product line.


    Net income for the six months ended March 31, 1995 was $5,282,000, or $.38 per share as compared to net income of $2,099,000, or $.16 per share for the six months ended March 31, 1994. During the six months ended March 31, 1995 and 1994, RVSI recorded benefits from income taxes in the amounts of $2,060,000 and $1,093,000, respectively. Such benefits were primarily the result of decreases to the valuation allowances against deferred tax assets, totaling $3,302,000 and $1,143,000 during the six month periods ended March 31, 1995 and 1994, respectively. These decreases in the valuation allowances emanated from RVSI's profitable operations and the extent to which RVSI can substantiate projected future earnings. Had these valuation allowances not been decreased, net income for the six month periods ended March 31, 1995 and 1994 would have been approximately $1,980,000 and $956,000, respectively.



    The deferred tax assets (net of valuation allowances) at March 31, 1995 and September 30, 1994 of $3,429,000 and $1,163,000, respectively, are equivalent to the benefit to be derived from net operating loss carryforwards that were expected to be utilized to offset future taxable income projected as of the respective balance sheet dates. The deferred tax assets at March 31, 1995 and 1994 have been limited to the benefit to be derived from projected future income, due to RVSI's limited history of earnings and its projected future profitability currently being primarily dependent on one existing product line. The valuation allowance as of March 31, 1995 was approximately $4,863,000. RVSI is not able to predict whether this valuation allowance will be changed in the foreseeable future.


    YEARS ENDED SEPTEMBER 30, 1994 AND 1993

    Revenues of $24,613,000 for the year ended September 30, 1994 represent an increase of $4,670,000, or 23%, in comparison to revenues of $19,943,000 for the year ended September 30, 1993. The increase in revenues was a result of substantially increased shipments of RVSI's LS-2000 and LS-3000 Series semiconductor lead inspection systems. The LS-3000 Series system, a more advanced, high performance machine, was introduced in July 1994, and represents the next generation lead scanning system designed to replace the LS-2000 Series system. Sales of the LS-2000 and LS-3000

Series accounted for revenues of $23,411,000 for the year ended September 30, 1994, representing an increase of $5,095,000, or 28%, as contrasted with LS-2000 sales of $18,316,000 for the year ended September 30, 1993. Sales of the LS-3000 Series were $5,826,000 for the year ended September 30, 1994. Revenues related to U.S. Government business during the fiscal year ended September 30, 1994 decreased by 32% from the prior fiscal year, from $1,595,000 to $1,080,000.


    Gross profit margins for the fiscal years ended September 30, 1994 and 1993 were 48% and 43%, respectively. The increase in gross profit margins during fiscal 1994 was primarily due to the improved profitability of the LS-2000 and LS-3000 Series product lines.

    Continued development of the LS-2000 Series and the new LS-3000 Series of lead scanning systems and RVSI's ID-1 aircraft wing ice detection systems primarily accounted for $3,718,000 in RVSI funded research and development expense, net of capitalized software development costs, during the year ended September 30, 1994, as contrasted with $2,526,000 during fiscal 1993. In its fiscal year ended September 30, 1994, RVSI capitalized $433,000 of its software development costs as compared to $476,000 over the comparable 1993 period in accordance with the provisions of Statement of Financial Accounting Standards No. 86. RVSI also contracts to perform certain customer-funded research and development efforts. Revenues and cost of revenues related to such contracts were $468,000 and $155,000, respectively, during fiscal 1994 as compared to $342,000 and $271,000, respectively, for fiscal 1993.

    RVSI's selling, general and administrative costs increased by $687,000, or 14%, for the year ended September 30, 1994 as compared to the prior fiscal year, primarily as a result of increased marketing and distribution costs associated with the LS-2000 and LS-3000 Series products. For the year ended September 30, 1994 net interest income was $58,000 compared to net interest expense of $25,000 in the comparable 1993 period.


    Net income for the year ended September 30, 1994 was $3,111,000, or $.24 per share, as compared to net income of $1,599,000, or $.14 per share for the year ended September 30, 1993.


    During the fiscal years ended September 30, 1994 and 1993, RVSI recorded benefits from income taxes in the amounts of $401,000 and $495,000, respectively. Such benefits were primarily the result of decreases in the valuation allowances which emanated from RVSI's profitable operations in fiscal 1994 and 1993, respectively, and the extent to which RVSI can substantiate projected future earnings.

    The deferred tax assets at September 30, 1994 and 1993 of $1,163,000 and $584,000, respectively, are equivalent to the benefit to be derived from net operating loss carryforwards that were expected to be utilized to offset future taxable income projected as of the respective balance sheet dates. The deferred tax assets at September 30, 1994 and 1993 have been limited to the benefit to be derived from projected future income, due to RVSI's limited history of earnings and its projected future profitability currently being primarily dependent on one existing product line.

    YEARS ENDED SEPTEMBER 30, 1993 AND 1992

    Revenues of $19,943,000 for the year ended September 30, 1993 represented an increase of $6,608,000, or 50%, in comparison to revenues of $13,335,000 for the year ended September 30, 1992. The increase in revenues was a result of substantially increased shipments of RVSI's LS-2000 Series semiconductor lead inspection systems. Sales of the LS-2000 Series accounted for revenues of $18,316,000 for the year ended September 30, 1993, representing an increase of $7,745,000 or 73%, as contrasted with LS-2000 sales of $10,571,000 for the year ended September 30, 1992. Revenues related to U.S. Government business during the fiscal year ended September 30, 1993 decreased by 47% from the prior fiscal year, from $3,021,000 to $1,595,000.

    Gross profit margins for the fiscal years ended September 30, 1993 and 1992 were 43% and 26%, respectively. The increase in gross profit margins during fiscal 1993 was primarily due to the improved profitability of the LS-2000 Series product line.

    RVSI recorded an extraordinary item in the year ended September 30, 1992 in the amount of $1,138,000 (net of income tax provision of $97,000) associated with the satisfaction of approximately $1.3 million of indebtedness owed to General Motors Corporation ("GM") at no significant cost to RVSI via the sale to GM of certain inventory and spare parts previously utilized by RVSI in its automotive robotic systems integration business which was discontinued by RVSI during its fiscal year ended September 30, 1990. RVSI also executed a four year service agreement with GM under which RVSI, upon request by GM, will provide maintenance and repair services at RVSI's standard rates for certain automotive systems previously sold to GM.


    Continued development of the LS-2000 Series of lead scanning systems and RVSI's ID-1 aircraft wing ice detection systems primarily accounted for $2,526,000 in RVSI-funded research and development expense, net of capitalized software development costs, during the year ended September 30, 1993 as contrasted with $1,731,000 during the comparable 1992 period. In its fiscal year ended September 30, 1993, RVSI capitalized $476,000 of its software development costs as compared to $568,000 over the comparable 1992 period in accordance with the provisions of Statement of Financial Accounting Standards No. 86. RVSI also contracts to perform certain customer-funded research and development efforts. Revenues and cost of revenues related to such contracts were $342,000 and $271,000, respectively, during fiscal 1993 as compared to $107,000 and $133,000, respectively, for fiscal 1992.


    Selling, general and administrative expenses were $4,834,000 and $2,766,000 for fiscal 1993 and 1992, respectively, or 24.2% and 20.7% of total revenues, respectively. The increase was primarily due to the expansion of sales efforts in various international markets, increased consulting expenses relating to new products and markets, and increased employees, salaries and related expenses to support the growing market for RVSI's products. For the year ended September 30, 1993 interest expense net of interest income increased by $6,000 over the comparable 1992 period.

    Net income for the year ended September 30, 1993 was $1,599,000, or $.14 per share, as compared to net income of $227,000, or $.03 per share, for the year ended September 30, 1992. Fiscal 1992 net income reflects the effects of extraordinary items of $1,210,000 attributable to an agreement with GM and utilization of net operating loss carryforwards.

    During the fiscal year ended 1993, RVSI adopted the provision of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in RVSI's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    The adoption of SFAS 109 was made as of the beginning of the fiscal year on a prospective basis. This accounting change had no effect on RVSI's financial statements as of the date of adoption. However, the adoption of SFAS 109 resulted in an increase in the income tax benefit recognized in fiscal 1993 and, therefore, an increase in income before extraordinary items of $584,000.

    The deferred tax benefit recognized during the fiscal year ended September 30, 1993 represents a decrease in the valuation allowance from the date of adoption. This adjustment in the valuation allowance emanates from RVSI's profitable operations in fiscal 1993 and the extent to which it could substantiate projected future earnings. The adjustment in the valuation allowance as of September 30, 1993 is equivalent to the benefit to be derived from net operating loss carryforwards that are expected to be utilized to offset projected future taxable income.

    The deferred tax asset at September 30, 1993 has been limited to the benefit to be derived from projected future income, due to RVSI's limited history of earnings and its projected future profitability currently being primarily dependent on one existing product line.

    Prior to fiscal 1993, the provision for income taxes was based on revenue and expenses included in RVSI's statement of operations. Where appropriate RVSI provided deferred income taxes for the tax effects of transactions which were recorded for different periods for financial accounting purposes than for income tax purposes. At September 30, 1992, no deferred taxes were recorded because of the existence of net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

    SIX MONTHS ENDED MARCH 31, 1995

    RVSI's operating, investing, and financing activities for the six months ended March 31, 1995 utilized net cash and cash equivalents of $1,222,000 as follows:

    - Operating activities provided $216,000;

    - $551,000 was used to purchase property and equipment, primarily computer and demonstration equipment;

    - $993,000 was invested primarily in U.S. Treasury Notes; and

    - Financing activities provided $106,000 primarily through the issuance of RVSI Common Stock upon the exercise of stock options and warrants.

    RVSI's inventories at March 31, 1995 of $4,533,000 increased by $1,899,000 from $2,634,000 as of September 30, 1994 primarily to support higher production volumes. Accounts receivable at March 31, 1995 of $5,691,000 increased by $2,279,000 from $3,412,000 as of September 30, 1994 primarily due to higher operating levels and increased sales to larger customers with longer payment terms.

    YEAR ENDED SEPTEMBER 30, 1994

    RVSI's operating, investing and financing activities for the year ended September 30, 1994 generated net cash and cash equivalents of $1,103,000 as follows:

    - Operating activities provided $566,000;

    - $1,002,000 was used to purchase property and equipment, primarily computer and demonstration equipment;

    - $2,984,000 was invested primarily in U.S. Treasury Notes and U.S. Treasury Bills; and

    - Financing activities provided $4,523,000 primarily through the issuance of RVSI Common Stock and warrants in a private equity placement and the issuance of RVSI Common Stock upon the exercise of stock options and warrants.

    RVSI anticipates that its working capital needs for fiscal 1995 will be satisfied by operating revenues and, if necessary, through borrowings under an existing line of credit. RVSI, however, will consider the possibility of additional debt and/or equity financing, if such financing can be arranged on terms favorable to RVSI.

EXPORT SALES

    Foreign export sales accounted for 62%, 74% and 54% of RVSI's revenues in fiscal 1994, 1993 and 1992, respectively. RVSI's foreign export sales are denominated in U.S. dollars and, therefore, RVSI's receivables are not exposed to the risk of foreign currency fluctuations. However, to the extent foreign currencies weaken relative to the U.S. dollar, RVSI's products could become more expensive in these countries. This could affect both RVSI's sales volumes and gross profitability.

EFFECT OF INFLATION

    Management believes that the effect of inflation has not been material during each of the years ended September 30, 1994, 1993 and 1992, respectively, and the six months ended March 31, 1995.

PROPOSED ACQUISITION


    On April 27, 1995, RVSI announced that it had entered into the Merger Agreement with Acuity pursuant to which Acuity is to become a wholly owned subsidiary of RVSI. Acuity designs, develops, manufactures and supplies 2-D machine vision systems to a diversity of markets.


    The Merger Agreement calls for RVSI to issue 0.766 of a share of its common stock for each Acuity share (subject to possible adjustments to the Exchange Ratio as a result of implementation of the Collars), or approximately 1,883,000 shares, in exchange for all of Acuity's outstanding Common Stock as of March 31, 1995. If the price of shares of RVSI Common Stock averages more than $14.50 or less than $10.00 per share during the 20 trading days ending on (and including) the third day immediately prior to the RVSI Special Meeting, the number of shares of RVSI Common Stock issuable to the Acuity Stockholders would be proportionately adjusted. In no event, however, will the Exchange Ratio be more than 0.925626 or less than 0.555375. In addition, Acuity's outstanding stock options are to be exchanged for options upon RVSI's Common Stock in the same
0.766 to one ratio.

PRIVATE PLACEMENT


    On June 28, 1995, RVSI consummated a private sale of an aggregate of 1,110,000 shares of its Common Stock, at a price of $9.00 from which RVSI derived net proceeds of approximately $9,500,000. RVSI has agreed to file a registration statement under the Securities Act covering these shares for the respective accounts of the purchasers thereof no later than December 28, 1995. Arnhold and S. Bleichroeder, Inc. acted as RVSI's agent in connection with RVSI's sale of these shares.

                                ACUITY AND RVSI
                    PRO FORMA COMBINED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


    The following unaudited pro forma financial information sets forth the combined financial position and the combined results of operations of RVSI and Acuity assuming the Merger will be accounted for using the "pooling of interests" method and that the Merger was consummated (i) on March 31, 1995, for the pro forma combined balance sheets and (ii) as of the beginning of the earliest period presented in the pro forma combined statements of operations.


    For all prior periods presented in the pro forma combined statements of operations, the weighted average number of common and common equivalent shares gives effect to the proposed issuance of 0.766 of a share of RVSI Common Stock in exchange for each outstanding share of Acuity Common Stock and the issuance of 0.766 options to purchase RVSI common stock in exchange for each option to purchase Acuity Common Stock (subject to possible adjustments to the Exchange Ratio as a result of implementation of the Collars). If the price of the RVSI Common Stock averages more than $14.50 or less than $10.00 per share during the 20 trading days ending on (and including) the third day immediately prior to the RVSI Special Meeting, the number of shares of the RVSI Common Stock issuable to the Acuity Stockholders would be proportionately adjusted. In no event, however, will the Exchange Ratio be more than 0.925626 or less than 0.555375.

    The unaudited pro forma information combines the historical balance sheets of RVSI and Acuity at March 31, 1995 and April 1, 1995, respectively, and the historical statements of operations of RVSI for the years ended September 30, 1994, 1993, and 1992, and for the six-months periods ended March 31, 1995 and 1994 with the historical statements of Acuity for the years ended December 31, 1994, 1993, and 1992, and for the six-month periods ended April 1, 1995 and April 2, 1994, respectively.


    The following pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the Merger been in effect during those periods or which may be reported in the future. No provision has been reflected in the unaudited pro forma combined financial information for direct expenses related to the Merger, which are expected to be expensed as incurred in future periods. The statements should be read in conjunction with the historical financial statements and notes thereto of RVSI and Acuity which have been included elsewhere herein and incorporated by reference in this Proxy Statement/Prospectus.

         SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION (UNAUDITED)
                  COMBINED SUMMARY OF STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

RVSI AND ACUITY

                                                  SIX MONTHS ENDED
                                             --------------------------      FOR YEAR ENDED SEPTEMBER 30,
                                              MARCH 31,     MARCH 31,    -------------------------------------
                                                 1995          1994          1994          1993        1992
                                             ------------  ------------  ------------  ------------  ---------
REVENUES...................................  $  27,330     $  21,996     $  46,781     $  38,677     $  29,945
COST OF REVENUES...........................     12,146        10,515        22,091        19,206        17,612
                                             ------------  ------------  ------------  ------------  ---------
GROSS PROFIT...............................     15,184        11,481        24,690        19,471        12,333
                                             ------------  ------------  ------------  ------------  ---------
OPERATING COSTS AND EXPENSES:
  Selling, general, and administrative.....      7,074         5,797        12,418        10,900         7,940
  Research and development.................      4,435         3,660         7,629         6,008         4,593
  Non-recurring costs......................        440         1,091           440         1,091        --
  Interest expense (income), net...........        (57)          143            77           301           284
                                             ------------  ------------  ------------  ------------  ---------
                                                11,892        10,691        20,564        18,300        12,817
                                             ------------  ------------  ------------  ------------  ---------
INCOME (LOSS) FROM CONTINUING OPERATIONS
 BEFORE INCOME TAXES.......................      3,292           790         4,126         1,171          (484)
INCOME TAX BENEFIT (PROVISION) ON
 CONTINUING OPERATIONS.....................      2,067         1,059           291           398           (48)
                                             ------------  ------------  ------------  ------------  ---------
INCOME (LOSS) FROM CONTINUING OPERATIONS...      5,359         1,849         4,417         1,569          (532)
INCOME FROM DISCONTINUED OPERATIONS, NET...       --            --            --            --           1,214
                                             ------------  ------------  ------------  ------------  ---------
INCOME BEFORE EXTRAORDINARY ITEMS..........      5,359         1,849         4,417         1,569           682
EXTRAORDINARY ITEMS, NET...................       --            --            --            --           1,256
                                             ------------  ------------  ------------  ------------  ---------
NET INCOME.................................  $   5,359     $   1,849     $   4,417     $   1,569     $   1,938
                                             ------------  ------------  ------------  ------------  ---------
                                             ------------  ------------  ------------  ------------  ---------
INCOME (LOSS) PER SHARE:
Primary:
  Continued operations.....................  $     .34     $     .13     $     .30     $     .13     $    (.06)
  Discontinued operations..................       --            --            --            --             .13
                                             ------------  ------------  ------------  ------------  ---------
  Income before extraordinary items........  $     .34     $     .13     $     .30     $     .13     $     .07
  Extraordinary items......................       --            --            --            --             .13
                                             ------------  ------------  ------------  ------------  ---------
  Net income...............................  $     .34     $     .13     $     .30     $     .13     $     .20
                                             ------------  ------------  ------------  ------------  ---------
Fully diluted:
  Continuing operations....................  $     .34     $     .13     $     .29     $     .12     $    (.06)
  Discontinued operations..................       --            --            --            --       $     .13
                                             ------------  ------------  ------------  ------------  ---------
  Income before extraordinary items........  $     .34     $     .13     $     .29     $     .12     $     .07
  Extraordinary items......................       --            --            --            --             .13
                                             ------------  ------------  ------------  ------------  ---------
  Net income...............................  $     .34     $     .13     $     .29     $     .12     $     .20
                                             ------------  ------------  ------------  ------------  ---------
WEIGHTED AVERAGE NUMBER OF COMMON AND
 COMMON EQUIVALENT SHARES OUTSTANDING
  Primary:                                      15,615[a]     14,335[a]     14,858[a]     14,023[a]      9,608
  Fully Diluted:                                15,700[a]     14,450[a]     15,061[a]     14,023[a]      9,608

      See accompanying notes to unaudited pro forma financial information.

                       PRO FORMA COMBINED BALANCE SHEETS
                          MARCH 31, 1995 -- UNAUDITED
                                 (In thousands)
                                     ASSETS

                                                                   RVSI       ACUITY
                                                                MARCH 31,    APRIL 1,                    COMBINED
                                                                   1995        1995                     MARCH 31,
                                                                HISTORICAL  HISTORICAL   ADJUSTMENTS       1995
                                                                ----------  ----------  --------------  ----------
CURRENT ASSETS:
  Cash and cash equivalents...................................  $      346  $      279                  $      625
  Investments.................................................       1,500                                   1,500
  Accounts receivable, net....................................       5,691       3,228   $     (47)[b]       8,872
  Inventories.................................................       4,533       1,781         (37)[c]       6,277
  Deferred income taxes.......................................       2,923                                   2,923
  Prepaid expenses and other..................................         254         174                         428
                                                                ----------  ----------      ------      ----------
    Total current assets......................................      15,247       5,462         (84)         20,625
FIXED ASSETS, Net.............................................       2,210         988                       3,198
INVESTMENTS...................................................       2,487                                   2,487
OTHER ASSETS..................................................       1,260          20                       1,280
DEFERRED INCOME TAXES.........................................         506                                     506
                                                                ----------  ----------      ------      ----------
TOTAL ASSETS..................................................  $   21,710  $    6,470   $     (84)     $   28,096
                                                                ----------  ----------      ------      ----------
                                                                ----------  ----------      ------      ----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable............................................  $    4,503  $    1,807   $     (47)[b]  $    6,263
  Accrued expenses............................................       2,330       1,010         730[e]        4,070
  Advance contract payments...................................         103          99                         202
  Loan payable................................................                   1,250                       1,250
                                                                ----------  ----------      ------      ----------
    Total current liabilities.................................       6,936       4,166         683          11,785
OTHER LIABILITIES.............................................         213                                     213
                                                                ----------  ----------      ------      ----------
    Total liabilities.........................................       7,149       4,166         683          11,998
                                                                ----------  ----------      ------      ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common Stock -- RVSI ($.01 par).............................         117                      19[d]          136
  Common Stock -- Acuity ($.01 par)...........................                      25         (25)[d]
  Additional paid-in capital..................................      33,047      61,161           6[d]       94,214
  Accumulated deficit.........................................     (18,603)    (59,029)        (37)(c)     (78,399)
                                                                                              (730)[e]
  Cumulative translation adjustment...........................                     147                         147
                                                                ----------  ----------      ------      ----------
    Total stockholders' equity................................      14,561       2,304        (767)         16,098
                                                                ----------  ----------      ------      ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................  $   21,710  $    6,470   $     (84)     $   28,096
                                                                ----------  ----------      ------      ----------
                                                                ----------  ----------      ------      ----------

 See accompanying notes to unaudited pro forma combined financial information.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
               FISCAL YEAR ENDED SEPTEMBER 30, 1994 -- UNAUDITED
                                 (In thousands)

                                                                           RVSI          ACUITY
                                                                       SEPTEMBER 30,  DECEMBER 31,    COMBINED
                                                                           1994           1994      SEPTEMBER 30,
                                                                        HISTORICAL     HISTORICAL       1994
                                                                       -------------  ------------  -------------
REVENUES.............................................................   $    24,613    $   22,168    $    46,781
COST OF REVENUES.....................................................        12,722         9,369         22,091
                                                                       -------------  ------------  -------------
GROSS PROFIT.........................................................        11,891        12,799         24,690
                                                                       -------------  ------------  -------------
OPERATING COSTS AND EXPENSES:
  Selling, general and administrative................................         5,521         6,897         12,418
  Research and development...........................................         3,718         3,911          7,629
  Nonrecurring costs.................................................                         440            440
  Interest (income) expense, net.....................................           (58)          135             77
                                                                       -------------  ------------  -------------
                                                                              9,181        11,383         20,564
                                                                       -------------  ------------  -------------
INCOME BEFORE INCOME TAXES...........................................         2,710         1,416          4,126
INCOME TAX BENEFIT (PROVISION).......................................           401          (110)           291
                                                                       -------------  ------------  -------------
NET INCOME...........................................................   $     3,111    $    1,306    $     4,417
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------

 See accompanying notes to unaudited pro forma combined financial information.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
               FISCAL YEAR ENDED SEPTEMBER 30, 1993 -- UNAUDITED
                                 (In thousands)

                                                                           RVSI          ACUITY
                                                                       SEPTEMBER 30,  DECEMBER 31,    COMBINED
                                                                           1993           1993      SEPTEMBER 30,
                                                                        HISTORICAL     HISTORICAL       1993
                                                                       -------------  ------------  -------------
REVENUES.............................................................   $    19,943    $   18,734    $    38,677
COST OF REVENUES.....................................................        11,454         7,752         19,206
                                                                       -------------  ------------  -------------
GROSS PROFIT.........................................................         8,489        10,982         19,471
                                                                       -------------  ------------  -------------
OPERATING COSTS AND EXPENSES:
Selling, general and administrative..................................         4,834         6,066         10,900
Research and development.............................................         2,526         3,482          6,008
Nonrecurring costs...................................................                       1,091          1,091
Interest expense, net................................................            25           276            301
                                                                       -------------  ------------  -------------
                                                                              7,385        10,915         18,300
                                                                       -------------  ------------  -------------
INCOME BEFORE INCOME TAXES...........................................         1,104            67          1,171
INCOME TAX BENEFIT (PROVISION).......................................           495           (97)           398
                                                                       -------------  ------------  -------------
NET INCOME (LOSS)....................................................   $     1,599    $      (30)   $     1,569
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
               FISCAL YEAR ENDED SEPTEMBER 30, 1992 -- UNAUDITED
                                 (In thousands)

                                                                           RVSI          ACUITY
                                                                       SEPTEMBER 30,  DECEMBER 31,    COMBINED
                                                                           1992           1992      SEPTEMBER 30,
                                                                        HISTORICAL     HISTORICAL       1992
                                                                       -------------  ------------  -------------
REVENUES.............................................................   $    13,335    $   16,610    $    29,945
COST OF REVENUES.....................................................         9,802         7,810         17,612
                                                                       -------------  ------------  -------------
GROSS PROFIT.........................................................         3,533         8,800         12,333
                                                                       -------------  ------------  -------------
OPERATING COSTS AND EXPENSES:
Selling, general and administrative..................................         2,766         5,174          7,940
Research and development.............................................         1,731         2,862          4,593
Interest expense, net................................................            19           265            284
                                                                       -------------  ------------  -------------
                                                                              4,516         8,301         12,817
                                                                       -------------  ------------  -------------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES.........          (983)          499           (484)
PROVISION FOR INCOME TAXES ON CONTINUING OPERATIONS..................                          48             48
                                                                       -------------  ------------  -------------
INCOME (LOSS) FROM CONTINUING OPERATIONS.............................   $      (983)   $      451    $      (532)
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------

      See accompanying notes to unaudited pro forma financial information.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
              FOR THE SIX-MONTHS ENDED MARCH 31, 1995 -- UNAUDITED
                                 (In thousands)

                                                   RVSI              ACUITY
                                             SIX-MONTHS ENDED   SIX-MONTHS ENDED                       COMBINED
                                              MARCH 31, 1995      APRIL 1, 1995                    SIX-MONTHS ENDED
                                                HISTORICAL         HISTORICAL       ADJUSTMENTS     MARCH 31, 1995
                                             -----------------  -----------------  --------------  -----------------
REVENUES...................................     $    16,600        $    10,777      $     (47)[c]     $    27,330
COST OF REVENUES...........................           7,616              4,540            (10)[c]          12,146
                                                   --------           --------            ---            --------
GROSS PROFIT...............................           8,984              6,237            (37)             15,184
                                                   --------           --------            ---            --------
OPERATING COSTS AND EXPENSES:
Selling, general and administrative........           3,469              3,605                              7,074
Research and development...................           2,389              2,046                              4,435
Nonrecurring costs.........................                                440                                440
Interest (income) expense, net.............             (96)                39                                (57)
                                                   --------           --------            ---            --------
                                                      5,762              6,130                             11,892
                                                   --------           --------            ---            --------
INCOME BEFORE INCOME TAXES.................           3,222                107            (37)              3,292
INCOME TAX BENEFIT.........................           2,060                  7                              2,067
                                                   --------           --------            ---            --------
NET INCOME.................................     $     5,282        $       114      $     (37)        $     5,359
                                                   --------           --------            ---            --------
                                                   --------           --------            ---            --------

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
              FOR THE SIX-MONTHS ENDED MARCH 31, 1994 -- UNAUDITED
                                 (In thousands)

                                                                 RVSI              ACUITY
                                                           SIX-MONTHS ENDED   SIX-MONTHS ENDED       COMBINED
                                                            MARCH 31, 1994      APRIL 2, 1994    SIX-MONTHS ENDED
                                                              HISTORICAL         HISTORICAL       MARCH 31, 1994
                                                           -----------------  -----------------  -----------------
REVENUES.................................................     $    11,790        $    10,206        $    21,996
COST OF REVENUES.........................................           6,439              4,076             10,515
                                                                 --------           --------           --------
GROSS PROFIT.............................................           5,351              6,130             11,481
                                                                 --------           --------           --------
OPERATING COSTS AND EXPENSES:
Selling, general and administrative......................           2,549              3,248              5,797
Research and development.................................           1,798              1,862              3,660
Nonrecurring costs.......................................                              1,091              1,091
Interest (income) expense, net...........................              (2)               145                143
                                                                 --------           --------           --------
                                                                    4,345              6,346             10,691
                                                                 --------           --------           --------
INCOME (LOSS) BEFORE INCOME TAXES........................           1,006               (216)               790
INCOME TAX (PROVISION) BENEFIT...........................           1,093                (34)             1,059
                                                                 --------           --------           --------
NET INCOME (LOSS)........................................     $     2,099        $      (250)       $     1,849
                                                                 --------           --------           --------
                                                                 --------           --------           --------

 See accompanying notes to unaudited pro forma combined financial information.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                             FINANCIAL INFORMATION

[a] Weighted average number of common shares and common share equivalents calculated using the modified treasury stock method.

[b] The pro forma adjustment to accounts receivable, net and accounts payable represents the elimination of intercompany balances.

[c] The pro forma adjustment to inventories, revenues and cost of revenues represents the elimination of intercompany sales and the profit recorded on such sales.

[d] The pro forma adjustment to common stock and additional paid-in capital represents the exchange of Acuity common stock for RVSI common stock.

[e] The pro forma adjustment to accrued expenses and accumulated deficit represents the estimated total expenses related to the Merger.

                               BUSINESS OF ACUITY

GENERAL

    Acuity designs, manufactures, markets and services machine vision systems for use in industrial automation. These products emulate many of the functions performed by the human eye and are used for image processing within the industrial and manufacturing processes to perform such functions as measurement, flaw detection, verification of the presence and correctness of parts and subassemblies, and inspection of manufactured products. Typically, this equipment is utilized in applications where human inspection is not practical or where the use of machine vision systems is faster, more reliable and more economical than human inspection. Acuity's products utilize a combination of software, an image processing computer and electronic cameras to perform their functions.

    Vision systems designed for the general purpose market comprise the largest segment of Acuity's revenues, representing 69% of total Acuity revenues in 1994, as compared to 64% in 1993 and 60% in 1992. Acuity believes that this market will continue to be its largest market and Acuity expects to concentrate its efforts on this market. Acuity's primary products for the general purpose market are the Powervision 90-Registered Trademark-, Powervision
60-Registered Trademark-, IVS-Registered Trademark- and Mentorvision-TM-. Vision systems designed for niche (application specific) markets have comprised a smaller share of Acuity's total revenue for the past several years. Specifically, in 1994 revenues from niche market products represented 17% of total Acuity revenues as compared to 22% in 1993 and 24% in 1992. Acuity believes that this market will continue to be an important part of its business but its percentage of total revenue is expected to decrease as compared to the general purpose market percentage of total revenues. Acuity's primary products for application specific markets are the I-Pak-Registered Trademark- and the Data Matrix Reader-TM-.

    The average sales price of a configured system is approximately $20,000. System prices range from $7,500 to $40,000 or more depending on additional cameras, other options and customized application engineering (basically software). Acuity markets and sells its products through a combination of a direct sales force, a distribution channel, OEM's (original equipment manufacturers) and system integrators.

BUSINESS AND PRODUCTS

    Acuity's main business is the general purpose machine vision market for automatic inspection of manufactured products, with emphasis on harsh environments such as manufacturing facilities that require computers specially designed to allow for operation in hot, dusty or dirty environments, such as those that may be found on a factory floor.

    Machine vision systems generally consist of one or more video cameras and associated microcomputers and software that analyze images and extract information about objects and their location in the field of view of the camera. Acuity's primary application areas include:

    - Assembly verification

    - Date and lot code reading

    - Flaw detection

    - Gauging and measurement

    - Label verification

    - Product identification

    Industries most frequently choosing Acuity's products are:

    - Electronics and Semiconductor

    - Medical instrumentation

    - Pharmaceutical

    - Transportation and vehicles

    Acuity believes that the largest market for machine vision is found in diverse automation applications arising in many manufacturing processes. Acuity's products are designed to enable manufacturers to increase the quality of their products. Acuity has focused on developing products that are easy to use and provide superior performance and value for the markets served.

    Acuity has developed many general purpose machine vision products that are used in a wide variety of applications. In addition, Acuity has developed specialized products with both vertical and horizontal applications. Vertical application specific products such as Acuity's I-Pak-Registered Trademark- are sold into specific industries to solve particular industry related problems (see "I-PAK") while the horizontal application specific products such as Acuity's Data Matrix Reader-TM- are designed to solve specific generic problems which are not particular to any one industry (see "Data Matrix Reader").

    Acuity's objective is to design products that continually improve the productivity of its customers at a cost effective price. Acuity's use of flexible product architecture allows it to offer products with a wide range of price and performance characteristics so that its customers do not need to pay for performance or features that are not required. Whatever the product or application, Acuity's strategy in the field of factory floor automation encompasses the following elements:

    - COMPATIBILITY WITH FACTORY STANDARDS Acuity's products are designed for direct integration into standard manufacturing systems. The use of factory standards allows Acuity's products to be viewed by its customers as a complementary component to standard products already familiar to the customer.

    - FLEXIBLE PRODUCT ARCHITECTURE The software and hardware components of most of Acuity's products are designed so that the basic core technology can be easily adapted to meet specific product requirements. This allows Acuity to package products to meet varying market requirements, to minimize time to market and to leverage its development costs.

    - EASY TO USE PRODUCTS Acuity's products are designed for ease of use and implementation by manufacturing engineers, distributors and systems integrators. Acuity's products are set up, or programmed, for a specific application utilizing either a standard PC compatible computer running Microsoft Windows or an Apple Computer environment using Acuity's proprietary language, or the standard X Windows/Motif environment. Set-up is accomplished with the use of pull down menus and icons using everyday language. The fact that little or no specialized knowledge of machine vision is required to set up these products improves their market acceptance.

    Acuity supplies vision systems based on its software products running stand alone or in conjunction with a standard computer platform. Acuity's products utilize proprietary and third-party image processing, I/O, and motion control boards. The main computer platforms are an industrially hardened Apple-Registered Trademark- computer and PLC's that run Acuity and other third-party hardware and software.

    Acuity's products are sold across a broad segment of industrial markets including to automotive, consumer, electronics, manufacturing and pharmaceutical customers. Acuity has established relationships with certain key manufacturers and distributors of factory automation equipment when it perceives such equipment to be complementary to its products (see "Marketing Alliances"). Approximately 19% of Acuity's 1994 revenues were international (outside North America) as compared to 26% in 1993 and 17% in 1992. Acuity's business is not considered to be seasonal and Acuity believes that its product lines are broad enough so that prevailing economic conditions in any one particular industry do not materially affect Acuity's overall revenues. For the purpose of segment reporting, management considers Acuity to operate in one industry, the machine vision industry.

    Acuity sells to four types of customers: the end user solving a specific problem (sold through distribution or directly); the internal integrator, an experienced vision engineer generally within a Fortune 500 company with the skills and resources to apply the machine vision technology to various application problems within the many operations of the engineer's company; the external systems integrator who services the end-user market by providing engineering, software, and integration services; and OEM's who embed Acuity's products in the OEM's equipment.

    The average sales price of a configured system is approximately $20,000. System prices range from $7,500 to $40,000 or more depending on additional cameras, other options and customized application engineering (basically software).

    Acuity has concentrated, and expects to continue to concentrate, its development and marketing efforts on the Powervision 90-Registered Trademark-, Powervision 60-Registered Trademark-, IVS-Registered Trademark-, and Mentorvision-TM- general purpose vision systems, and the Data Matrix Reader-TM- and I-Pak-Registered Trademark- niche products. Acuity continues to support the older Autovision-Registered Trademark- proprietary hardware/software vision system, the MVP-Registered Trademark- general purpose vision system and several niche products which collectively are not expected to represent a significant part of Acuity's future revenue.

HARDWARE

    Acuity supports and re-sells a wide variety of products that complement its focus on machine vision and image analysis. As an authorized Value Added Reseller, Acuity can recommend, sell, service and support certain Apple computer products in addition to its own proprietary products. See "Materials and Supply."

    Acuity manufactures an industrially packaged version of various models of computers sold by Apple-Registered Trademark- Computer and also resells certain other standard Apple Computer products bundled with its software as workstations. In addition, Acuity also sells proprietary equipment and other third-party add-in hardware and software products.

SYSTEMS

    Vision systems designed for the general purpose market comprise the largest segment of Acuity's revenues, representing 69% of total Acuity revenues in 1994, as compared to 64% in 1993 and 60% in 1992. Acuity believes that this market will continue to be its largest market and Acuity expects to concentrate its efforts on this market. Acuity's primary products for the general purpose market are described below.


    - POWERVISION 90 (PV90) is a high-resolution, gray scale machine vision system featuring advanced image processing, analysis, and graphics tools to meet demanding industrial vision needs. The Powervision 90 is an effective solution for a wide range of measurement, inspection, assembly verification, and motion guidance applications. The system's architecture, which is based on Apple's Power Macintosh computer and Acuity's proprietary Image Analyst/Source software package, offers performance and flexibility to meet the customers' requirements.


    -   POWERVISION 60 (PV60)   is a more compact and  lower cost version of the
Powervision 90 for applications that do not require options for expansion.

    - IVS, an acronym for Intelligent Visual Sensors, is a high speed gray scale machine vision system designed to address the broad general industrial marketplace. Characteristics of IVS include high speed processing, ease of use and high performance. Typical IVS system configurations address the low to medium price ranges of the market. The system is designed on industry standards including VME or ModBus Plus interfaces and standard 6U VME Eurocard format. It is sold as either a board-level product or as a stand-alone unit with a self-contained power supply and input/output control. IVS is also designed to be easy to program and to appeal to the broad requirements of most industrial customers who do not have machine vision expertise.

    In recent years, Acuity has focused attention on the Powervision and IVS product lines, including establishment of a worldwide distribution network. Acuity believes that revenues from these product lines will increase.

    - MENTORVISION is a new type of machine vision inspection system which Acuity introduced to the vision market in the fourth quarter of 1994. Acuity believes that Mentorvision represents an advancement in the commercial application of electronic inspection products for the packaging industry for two reasons: (1) Mentorvision learns without programming, by viewing "good" products on the assembly line; and (2) Mentorvision can detect a wide variety of flaws in product appearance that may be unpredictable as to size, cause, type or location of the product. Acuity believes that Mentorvision is able to address some of the most demanding, and previously un-addressable, requirements in the packaging industry. Acuity has only had minimal sales of this product in 1995, and has significantly decreased its original sales projections for this product for the balance of 1995.

    Acuity currently sells two other general purpose products: Autovision 100, a high-speed, high-resolution, gray scale vision system; and MVP, a high performance product utilized when a high degree of features and performance are required in one product. Acuity does not anticipate any significant revenues from these products in the future.

    Vision systems designed for niche (application specific) markets have comprised a smaller share of Acuity's total revenue for the past several years. Specifically, in 1994 revenues from niche market products represented 17% of total Acuity revenues as compared to 22% in 1993 and 24% in 1992. Acuity believes that this market will continue to be an important part of Acuity's business but its percentage of Acuity's total revenue is expected to decrease as compared to the general purpose market percentage of Acuity's total revenues. Acuity's products for application specific markets are described below.

    - I-PAK is a product designed to meet the needs of the pharmaceutical industry to verify that the correct label has been applied to pharmaceutical products and that the lot and date code printed on the label are legible. I-Pak performs this function at manufacturing line speeds. I-Pak employs a customized user interface that has been specifically designed to meet label inspection needs of pharmaceutical customers. I-Pak requires minimum user programming and has been designed for ease of use and integration into the manufacturing line. Acuity recently released a new version of this product named the I-Pak V-100.

    - DATA MATRIX READER began initial shipments in 1993. Unlike bar codes which have rigid print tolerances, data matrix codes can be read more easily and applied directly to the surfaces being marked. Data matrix codes allow large amounts of coded information to be printed in a small space. In general, manufacturers are requiring that more information be encoded on their products. The Data Matrix Reader reads matrix-coded information at line speeds and permits traceability of product, even with small, hard-to-mark products. Revenues from this product's first year were encouraging and Acuity believes that the product will experience revenue growth.

    Acuity currently sells three other niche products: ICIS, a product designed to inspect the final packaging of semiconductor devices; CLS-500, a precision machine vision gauging system; and the Blister Pak Inspection Machine, a product designed for the pharmaceutical industry to inspect blister packaged tablets and capsules. Acuity does not anticipate any significant revenues from these products in the future.

ENGINEERING SERVICES

    Acuity has been awarded nine R&D contracts aggregating approximately $2 million during the past three years by various agencies of the U.S. Government under the SBIR program. Work on several of these contracts continues and Acuity plans to bid on new contracts in the future. Acuity believes that R&D under the SBIR contracts may lead to products with possible commercial applications. Revenues from the SBIR program represented 3% of total revenues in 1994, 4% in 1993 and 2% in 1992. R&D labor costs associated with the SBIR contracts are included in Research and Development expenses in Acuity's financial statements. These represented 4%, 7% and 3% of total Research and Development expenses for 1994, 1993 and 1992, respectively.

MARKETING, SALES AND SERVICE

    Acuity markets its products worldwide through a direct marketing, sales and sales application engineering force of 33 persons and through distributors, OEM's and system integrators.

    Acuity has approximately 50 distributors in 80 locations in North America, Europe and Asia. Acuity believes that sales through distributors allows Acuity to leverage its sales force and potentially sell to a larger customer base than could be served on a direct sales basis. Acuity supports its distribution channels with regional sales managers and sales application engineers who support and interface directly with the distributors and end-user customers. In addition, Acuity provides sales and product training to the distributors and end customers as well as technical product support. Acuity intends to continue to expand its distribution channels while also utilizing its direct sales force to sell directly to strategic accounts.


    Distributors are usually signed to a one year renewable contract covering a defined territory. The distributors are required to purchase certain demonstration equipment from Acuity and are prohibited from carrying vision products which are competitive to those of Acuity. The contract is cancelable upon 30 day written notice from either party. Sales to Acuity's distributors are made at a percentage off of Acuity's standard list prices.

    AEG/Modicon, GE Fanuc and Siemens, which are major manufacturers of factory automation equipment, including programmable logic controllers (PLCs), have allowed their independent distributors to carry Acuity products in order to possibly increase sales of their own products. They compete directly with Allen Bradley, a large company that manufactures and sells programmable logic controllers as well as its own line of machine vision products. Since
AEG/Modicon, GE Fanuc and Siemens do not produce their own machine vision products, the availability of Acuity products that directly interface with their products can be an important component in enhancing sales of their PLCs. Acuity believes that the features of its products, such as ease of use and ability to interface directly with standard factory automation equipment, facilitates acceptance of Acuity products by distributors of these PLCs.

    Visits by customers to Acuity's facilities and demonstrations of its systems are important elements in sales. Acuity's corporate facility is located in Nashua, New Hampshire. In addition to this facility, Acuity maintains regional sales offices in or near Cincinnati, Dallas, Detroit, Milwaukee, Philadelphia, Sacramento and Tampa. Acuity has a wholly-owned subsidiary based in Coventry, United Kingdom (Acuity Imaging Limited) for sales and application engineering in the United Kingdom and Ireland. Sales to continental Europe and Asia/Pacific are serviced by the Nashua corporate facility.

    In 1994 Brown & Williamson was Acuity's largest customer accounting for 16% of total revenues. These revenues were a result of a $3.6 million contract from Brown and Williamson for 60 machine vision-based integrated package inspection systems which Acuity completed in December 1994. In 1993 and 1992 Motorola, Inc. was Acuity's largest customer, accounting for 12% and 15%, respectively, of total revenues. Revenues by product line and by geographic location for the two years ended December 31, 1994 are presented and discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Acuity." Historically, Acuity has had one or two customers which have accounted for a large percentage of its total revenues for a given year. Acuity recognizes the potential effects of reliance upon a few significant customers and therefore continues to attempt to expand its market share through a diversified customer base. As of year-end 1994 and also as of the date of this Proxy Statement/Prospectus, Acuity did not have any order or contract in its backlog that would compare with the size of the Brown & Williamson contract which was booked in March 1994 and which accounted for a significant part of Acuity's total 1994 revenues.

    Management believes that comprehensive customer support and service are key to customer satisfaction and loyalty. Major emphasis is placed on customer service and support because of the importance of maintaining uninterrupted operations in the customers' manufacturing process. Acuity has three programs that address customer support: customer service, training and application assistance. Customer service provides support to customers during the 90 day to one-year product warranty period, and subsequently by providing various programs designed to meet different customer needs after the warranty period. Field service personnel are also available to assist on service calls, as required. Training classes are provided for those customers who feel the need for additional information regarding the installation or operation of Acuity products. Application assistance is available in situations where customers may desire on-site support during their installation. Acuity works with its distributors or directly with its end customers on the above programs to ensure that the end user of Acuity's products are given the best possible service and support and to assure efficient product installation for those customers requiring additional assistance. In 1994 service revenue, including spare parts and training, was 8% of total revenues; the comparable amounts were 8% in 1993 and 9% in 1992.

MATERIALS AND SUPPLY

    Acuity assembles all of its machine vision systems and also manufactures several products. Acuity purchases the PowerPC computers used in the Powervision 90 and Powervision 60 product lines. All components of a complete product are integrated by Acuity and tested prior to shipment to customers for integration into their manufacturing process.


    Several of the components are purchased from single sources. Acuity believes that alternative sources of supply could be obtained without major interruption in production. However, the PowerPC, the key component of the PV90 and PV60, is only available from Apple Computer, Inc. ("Apple"). Acuity has entered into a Value Added Reseller Agreement with Apple, which agreement may be canceled upon thirty days written notice by either party. Acuity believes that its relationship with Apple is good. Acuity believes that alternative sources (i.e., manufacturers of the newly introduced clones of Apples Power-PC and retailers of Apple's Power PC) of such component are available, but the price charged by these alternative sources could be higher than the price Acuity is currently being charged by Apple.


COMPETITION

    The machine vision industry is comprised of over 100 companies, many of which are small companies serving different market segments. No one company is recognized as the dominant force in the marketplace. Acuity believes that a high level of competition will continue. While some of Acuity's current competitors are larger and have greater financial resources than Acuity, many of them are smaller and have less financial resources and smaller customer bases than Acuity. However, the technological development barriers to entering the machine vision market are not high. Therefore, companies which are substantially larger and have greater financial resources than Acuity could enter the field and become strong competitors. Foreign competition, particularly from major companies in Western Europe and Japan, has also been a major factor in many markets. Price competition has been substantial in all the markets and Acuity believes such competition could become more intense.

    Acuity's main competitors vary depending upon the particular product. The primary competitors include Allen Bradley, PPT, Cognex and View Engineering. However, for many of Acuity's products competition tends to be more widespread with no primary competitor.

    Acuity believes its products compete favorably in terms of total capability provided, ease of use and integration, ability to upgrade, customer support and other aspects of the total reason for purchase by a customer. Acuity believes its products are priced competitively as compared to competitors' systems while often offering greater total capability or performance than the competition.

INTELLECTUAL PROPERTY

    Acuity holds four U.S. patents relating to a vision system (#4,557,344) expiring in March 2003, a vision inspection system (#4,581,762) expiring in April 2003, an encoder interface (#4,597,081) expiring in June 2003, and a symmetry calibration method for multiconfiguration robots (#4,841,762) expiring in June 2006. Acuity does not believe that its present operations are materially dependent upon the proprietary protection that may be available to Acuity by reason of any one or more of such patents. Moreover, as its patent position has not been tested, no assurance can be given as to the effectiveness of the protection afforded by its patent rights.

    Acuity has a number of U.S. and foreign registered trademarks including "Acuity". Acuity claims a copyright in its software and, where it considers it appropriate, the software is sought to be protected as a trade secret by means of contractual undertakings by users of the software. There can be no assurance that any of these measures will prove legally effective or commercially valuable.

    Acuity believes that it has significant trade secrets and know-how related to its products, and it relies primarily on the common law protection of this information as trade secrets and on confidentiality agreements with its employees and customers to protect such advantages as such information may represent. A number of Acuity's competitors develop, produce and market products similar to those of Acuity and there is no reason to believe that potential competitors cannot do the same if they so choose. There can be no assurance that competitors, in both the United States and foreign countries, many of which have substantially greater resources, will not seek to apply for and obtain patents that will prevent, limit or interfere with Acuity's ability to make and sell its products. Acuity has received various assertions of infringement or threats of litigation along these lines from time to time in the past and may again in the future.

RESEARCH AND DEVELOPMENT

    Acuity continues to devote significant resources to product development in the areas of image processing, computer hardware design and software development. During the three years ended December 31, 1994, 1993, and 1992, respectively, Acuity spent $3,911,000, $3,482,000, and $2,862,000 on research, development, customer application activities and R&D under the SBIR contracts. The industries in which Acuity operates are subject to rapid and continued technological change especially as it relates to computer hardware platforms, and while such change could render obsolete the present products, Acuity expects to expend significant additional sums in the future, as it has in the past, to improve and expand its product lines as its resources may allow. Acuity has not experienced any material effects as a result of product obsolescence.

ENVIRONMENTAL CONDITIONS

    Acuity's facilities are subject to numerous laws and regulations of the U.S. and U.K. governments, as well as state and local jurisdictions, designed to protect the environment, particularly from plant wastes and emissions. In management's opinion, it is complying with such laws and regulations, and compliance has not had and is not expected to have a material adverse effect upon Acuity's financial condition or results of operations.

EMPLOYEES

    As of December 31, 1994, Acuity had 117 full-time employees, of whom 27 were engaged in manufacturing and customer service activities, 44 were involved in research, development and home office customer application activities, 33 were performing marketing, sales and field sales application functions, and 13 were providing administrative services. Of these totals, Acuity Imaging Limited (Acuity's wholly owned U.K. subsidiary) employed 5 in application engineering and customer support, 4 in marketing and sales, and 1 in administrative functions. The 1994 year-end headcount of 117 compares with a total of 110 at the end of 1993 and 103 at the end of 1992. At the end of the first quarter of 1995 Acuity reduced its headcount to 113. The reduction consisted of 6 full time employees and 4 full time sub-contractors.

    None of Acuity's employees is represented by a labor organization. Acuity considers its relations with its employees to be excellent. Acuity has experienced reductions in staff during the past including the above referenced reduction in the first quarter of 1995.

FACILITIES

    Acuity leases 50,114 square feet in Nashua, New Hampshire for its corporate office. The lease commenced in April, 1994 and carries a term of six years, expiring in April, 2000. The square foot rental rate changes yearly as follows:
$4.45,  $4.15, $4.20, $4.35, $4.45, and  $4.75. Acuity believes this facility is adequate to meet its needs for the foreseeable future without any material renovations or improvements.

    Acuity also leases sales and service facilities in or near Cincinnati, Detroit, Milwaukee, Philadelphia and Sacramento in the United States and Coventry in the United Kingdom. These leases are for short terms and the amounts involved are not material. See Note 10 to Acuity's Consolidated Financial Statements.

LEGAL PROCEEDINGS

    To Acuity's knowledge, there are no material pending legal proceedings to which Acuity is a party. Due to the nature of Acuity's business it may from time to time become involved in various litigation including litigation relating to patents and the ownership of intellectual property. The defense and prosecution of patent suits is both costly and time-consuming, even if the outcome is favorable. An adverse outcome in the defense of a patent suit could subject Acuity to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require Acuity to cease selling some of its products. Acuity has received various assertions of infringement or threats of litigation along these lines from time to time in the past and may again in the future.

COGNITION (DISCONTINUED OPERATIONS)


    Included in the financial statements of Acuity for the years ended 1992, 1991 and 1990 under the caption "Discontinued Operations" are the results of operations of its then partially owned subsidiary, SuperCads Inc. (known by its trade name, Cognition). The subsidiary operated in the field of CAD/ CAM, selling primarily software packages. On July 15, 1992, after 4 1/2 years of
Cognition losses totaling $4.3 million, Acuity sold Cognition to Cadema Corporation of Middletown, New York. Subsequently, Cadema disposed of Cognition which now operates as an independent private company. Acuity has no equity, or other, interest in Cognition. Cognition's products were the Advantage CAD/ CAM modules and the CAE offerings of Mechanical Advantage-Registered Trademark- and Cost and Manufacturability Guide-Registered Trademark-. Net revenues for Cognition were $608,000 (through the date of its sale) in 1992, $1,713,000 in 1991, and $1,338,000 in 1990. Net losses were $147,000 (through the date of its sale) in 1992, $333,000 in 1991, and $1,188,000 in 1990.


                              MANAGEMENT OF ACUITY

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of Acuity are as follows:

          NAME                                               POSITION
------------------------  ------------------------------------------------------------------------------
Ofer Gneezy               President and Director
John E. Agapakis          Vice President, R&D
Alvin Hubbard             Vice President, Operations
William Riley             Vice President, Engineering
John A. Rogers            Vice President, Finance, Treasurer, and Chief Financial Officer
Brian St. Pierre          Vice President, Sales
R. Schorr Berman          Director
Donald J. Kramer          Chairman of the Board of Directors
C. William McDaniel       Director

    Ofer Gneezy, age 43, President and a Director of Acuity since September 1990, Chief Executive Officer from September 1990 to January 1994, and Treasurer from March 1991 until January 1992. General Manager of Acuity since April 1990 and previously Vice President of Software Development. Mr. Gneezy has been employed full time by Acuity since January 1980.

    John E. Agapakis, age 38, Vice President, Research and Development since January 1992. Previously Director of Engineering, R&D Program Manager, Senior Engineer, and Systems Engineer. Mr. Agapakis has been employed full time by Acuity since August 1984.

    Alvin Hubbard, age 50, Vice President, Operations since January 1994. Previously Vice President of Operations of Itran Corp. from 1992 to January 1994 and previously its Director of Materials from 1984 to 1992. Mr. Hubbard has been employed full time by Acuity (including time served with Itran) since May 1984.

    William Riley, age 51, Vice President, Engineering since January 1994. Previously Vice President, Engineering of Itran Corp. from 1989 to January 1994 and Vice President, Operations of Eikonix Digital Imaging from 1987 to 1989. Mr. Riley has been employed full time by Acuity (including time served with Itran) since May 1989.

    John A. Rogers, age 37, Vice President, Finance since January 1992, Chief Financial Officer and Treasurer from June 1994 and from January 1992 to January 1994, Chief Accounting Officer since January 1991. Mr. Rogers was previously Controller and Treasury Manager. Mr. Rogers has been employed full time by Acuity since April 1984.

    Brian St. Pierre, age 38, Vice President, Sales since June 1994 and previously Director of Sales from January to June 1994. Previously Director of Sales of Itran Corp. from 1989 to 1993. Mr. St. Pierre was previously Product Manager of Itran Corp. Mr. St. Pierre has been employed full time by Acuity (including time served with Itran) since November 1984.

    R. Schorr Berman, age 46, Director of Acuity since September 1986. Mr. Berman is President of MDT Advisers, Inc., an asset management firm, which primarily manages the investments of Memorial Drive Trust of which he is the administrator. Memorial Drive Trust is the Trustee for the Arthur D. Little, Inc. Employees' Retirement Plan. Memorial Drive Trust was the beneficial owner of more than 5% of Acuity's Common Stock during part of 1994 and for several previous years. Mr. Berman was previously an investment officer at MDT Advisers, Inc. Mr. Berman is also a Director of Arch Communications Group, Inc. and Helix Technology Corporation, and several privately held companies.

    Donald J. Kramer, age 62, Chairman of the Board of Directors since January 1994. Mr. Kramer served as a Director of Itran Corp. from 1982 until its merger with Acuity in January 1994. Mr. Kramer has been a private consultant and special limited partner of TA Associates, a private equity capital firm located in Boston, Massachusetts, since January 1990. For the previous five years, Mr. Kramer was a general partner of TA Associates. Mr. Kramer is also a director of Varitronic Systems, Inc. and Micro Component Technology, Inc., and several privately held companies.

    C. William McDaniel, age 54, Director of Acuity since January 1994. Mr. McDaniel served as a Director of Itran Corp. from 1984 until its merger with Acuity in January 1994. He was President and a director of CP Ventures, Inc. from 1986 to March 1995. He serves as a director of several other public and private companies, including Natural MicroSystems and UltraCision, Inc.

EXECUTIVE COMPENSATION

    The following table sets forth certain compensation information for services rendered during the last three completed fiscal years to Acuity with respect to
(1) the Chief Executive Officer, and (2) each of Acuity's four other most highly compensated executive officers, based on salary and bonus earned during 1994 (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                                     -------------
                                                                       NUMBER OF
                                         ANNUAL COMPENSATION          SECURITIES
                                  ---------------------------------   UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR       SALARY       BONUS       OPTIONS      COMPENSATION (1)
--------------------------------  ---------  -----------  ---------  -------------  -------------------
John Pemble (2)                        1994  $   126,166  $  35,000       10,000         $     605
 Former CEO
Ofer Gneezy (3)                        1994  $   115,003  $  35,000       10,000         $     605
 President                             1993       95,014     15,000       --                   550
                                       1992       90,002      3,500        9,187               498
Brian St. Pierre (4)                   1994  $   152,122     --            5,000         $     518
 V.P. Sales
John Agapakis (5)                      1994  $   102,003  $  19,000        7,000         $     590
 V.P. R&D                              1993       82,014      8,000       --                   475
                                       1992       75,005      2,000        6,532               435
William Riley (6)                      1994  $   103,926  $  16,000        6,000         $     605
 V.P. Engineering

------------------------
(1) Term life insurance premiums paid by Acuity on behalf of the named individual. Coverage extends only for the period of employment and there is no cash value or refunds, from the policy, to the named individual.

(2) Mr. Pemble became Chief Executive Officer on January 26, 1994. The above amounts reflect compensation earned from January 26, 1994 to December 31, 1994. Mr. Pemble resigned from Acuity effective January 27, 1995.

(3) Mr. Gneezy was the Chief Executive Officer of Acuity until January 26, 1994. He is currently the President of Acuity.

(4) Mr. St. Pierre became Vice President of Sales on June 27, 1994. The above amounts reflect compensation earned from January 26, 1994 to December 31, 1994.

(5)  Mr. Agapakis is the Vice President of R&D.

(6) Mr. Riley became the Vice President of Engineering on January 26, 1994. The above amounts reflect compensation earned from January 26, 1994 to December 31, 1994.

                             OPTION GRANTS IN 1994

                                      INDIVIDUAL GRANTS
                                  --------------------------
                                   PERCENT OF
                                  TOTAL OPTIONS
                      NUMBER OF    GRANTED TO     PER SHARE
                       OPTIONS    EMPLOYEES IN   EXERCISE OR   EXPIRATION
       NAME          GRANTED (1)   FISCAL YEAR   BASE PRICE       DATE
-------------------  -----------  -------------  -----------  -------------
John Pemble (2)          10,000          13.2%    $    9.82     01/27/95(2)
Ofer Gneezy              10,000          13.2%    $    9.82     04/13/04
Brian St. Pierre          5,000           6.6%    $    9.82     04/13/04
John Agapakis             7,000           9.2%    $    9.82     04/13/04
William Riley             6,000           7.9%    $    9.82     04/13/04

------------------------
(1) Options to acquire Common Stock. All grants are under Acuity's 1991 Stock Option Plan, as amended. Such options are not transferable, other than by will or the laws of descent and distribution. Such options were granted on April 13, 1994 and will become exercisable at a rate of 25% annually, beginning on the first anniversary of the grant.

(2) Mr. Pemble resigned from Acuity effective January 27, 1995 with none of the above options exercisable.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                          NUMBER OF
                                                          SECURITIES
                                                          UNDERLYING
                                                         UNEXERCISED     VALUE OF UNEXERCISED
                                                          OPTIONS AT     IN-THE-MONEY OPTIONS
                                                            FY-END          AT FY-END (1)
                                                       ----------------  --------------------
                      SHARES ACQUIRED       VALUE        EXERCISABLE/        EXERCISABLE/
       NAME             ON EXERCISE       REALIZED      UNEXERCISABLE       UNEXERCISABLE
-------------------  -----------------  -------------  ----------------  --------------------
John Pemble (2)                  0                0       57,973/10,000  $         383,202/$0
Ofer Gneezy                      0                0       27,484/19,263  $    145,146/$58,923
Brian St. Pierre                 0                0         4,896/6,014  $      32,363/$6,703
John Agapakis                    0                0        5,921/10,266  $     27,965/$20,315
William Riley                    0                0        21,725/6,000  $         143,602/$0

------------------------
(1) Value is calculated based on the closing bid price of Acuity's Common Stock as of Friday, December 30, 1994 ($7.50) minus the exercise price multiplied by the number of shares to which the option relates.

(2) Mr. Pemble resigned from Acuity effective January 27, 1995. On March 21, 1995 Mr. Pemble exercised his options for 57,973 shares at a total exercise price of $51,596.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    On January 27, 1995 Mr. Pemble resigned as Chief Executive Officer and Director of Acuity. In connection with his departure, Acuity paid Mr. Pemble one year of salary and agreed to pay his health insurance premiums under Acuity's sponsored health plan for up to one year.

COMPENSATION OF DIRECTORS

    In January 1994, the Board of Directors approved compensation for outside directors of $1,250 per meeting attended ($2,000 for the Chairman of the Board), including any special meeting or committee meeting not held on the same day as a regularly scheduled meeting of the Board of Directors. In 1993, compensation for outside directors had been $500 per meeting attended.

    In January 1994, Acuity adopted the Acuity Imaging, Inc. Non-Employee Director Stock Option Plan under which members of the Board of Directors who are not employees of Acuity are automatically granted non-qualified stock options on the date of the first meeting of the Board in each calendar year to purchase the lesser of (i) 1,550 shares or (ii) the number of shares determined by dividing $25,000 by the fair market value of a share of Acuity's Common Stock as of the date of the grant. The exercise price for such options will be equal to the fair market value of Acuity's Common Stock on such date. The Plan provides that options to purchase up to an aggregate of 50,000 shares of common stock may be granted under the Plan. Each option is fully exercisable one year after the grant date and expires at the end of ten years and one day after the grant date. In January 1994, Acuity granted, pending stockholder approval, which was subsequently granted, options for 6,200 shares of common stock at $8.50 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On July 15, 1992, the owners of all of the outstanding securities of SuperCads Inc., including Automatix Incorporated (the predecessor to Acuity), Michael Cronin, a former Chairman of the Board and Executive Officer of Automatix, and Memorial Drive Trust and ABS Ventures III Limited Partnership, each then the beneficial owners of more than 5% of the common stock of Automatix, sold all of their interests in SuperCads Inc. to Cadema Corporation, a publicly held company. At the time of the transaction, SuperCads Inc. was a 71% owned subsidiary of Automatix. In connection with this transaction, Automatix received $300,000 in cash and an 8% note payable June 15, 1994 in the principal amount of $540,000 (the "Automatix Cadema Note"). Each of Mr. Cronin, Memorial Drive Trust, and ABS Ventures III Limited Partnership received five-year interest free convertible notes in the face amount of $12,000, $300,000 and $120,000 respectively (the "Interest-Free Cadema Notes").

    On May 28, 1993, as a condition to the closing of a transaction in which a group of investors led by Mr. Cronin acquired all of the outstanding securities of SuperCads Inc. (which had since changed its name to Cognition Corporation) from Cadema Corporation, Mr. Cronin purchased the Automatix Cadema Note (together with all accrued and unpaid interest thereon) from Automatix in exchange for (i) the transfer by Mr. Cronin to Automatix of 750,000 shares of Automatix common stock (pre 1 for 20 reverse stock split), and (ii) the surrender by Mr. Cronin to Automatix of an option held by him to acquire from Automatix 400,000 shares of Automatix common stock (pre 1 for 20 reverse stock split) at a purchase price of $.39 per share (equivalent to $7.80 per share with respect to Acuity Common Stock). In the subsequent acquisition of Cognition
Corporation: (a) Mr. Cronin transferred the Automatix Cadema Note to Cadema Corporation in exchange for all the issued and outstanding common stock of Cognition Corporation; (b) Mr. Cronin, Memorial Drive Trust and ABS Ventures III Limited Partnership (among other investors) each exchanged the Interest-Free Cadema Notes respectively held by them, and paid a small amount of cash, for shares of a newly authorized Series A of preferred stock of Cognition Corporation; and (c) Mr. Cronin (among other investors) purchased for cash shares of a newly authorized Series B preferred stock of Cognition Corporation.

    Memorial Drive Trust was the holder of $1,000,000 face value 10% unsecured subordinated notes issued in 1986 in connection with a financing under which Acuity was required to make a payment to Memorial Drive Trust and the other noteholders in the aggregate of $3,502,123 on June 30, 1994. Acuity retired such notes with a payment of $3,418,740 (including $1,590,111 to Memorial Drive Trust) on April 1, 1994. In connection with its investment in these notes, Memorial Drive Trust also received warrant rights to purchase 66,667 (adjusted for a 1 for 20 reverse split) shares of Common Stock at an exercise price of $8.00 (adjusted for a 1 to 20 reverse split) per share, which expired unexercised on June 30, 1994. Memorial Drive Trust was the beneficial owner of more than 5% of the Common Stock of Acuity during part of 1994 and several previous years, and Mr. Berman, the President of MDT Advisers, Inc. which primarily manages the investments of Memorial Drive Trust, is a Director of Acuity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth as of July 31, 1995 information concerning the beneficial ownership of Acuity Common Stock and information concerning beneficial ownership of RVSI Common Stock if the Merger is consummated by: (i) those persons known to Acuity to own beneficially more than 5% of its outstanding Common Stock, (ii) each director of Acuity, (iii) each of the Named Executives and (iv) all directors and executive officers as a group.



                                                             AMOUNT,
                                             AMOUNT,       NATURE AND
                                           NATURE AND     PERCENTAGE OF
                                          PERCENTAGE OF    BENEFICIAL
                                           BENEFICIAL     OWNERSHIP OF
                                          OWNERSHIP OF     RVSI COMMON
                                          ACUITY COMMON   STOCK IF THE
NAME AND ADDRESS                          STOCK BEFORE      MERGER IS
OF BENEFICIAL OWNER                       THE MERGER(1)   CONSUMMATED (1)
----------------------------------------  -------------   -------------
R. Schorr Berman (2)....................   67,100  2.7%    51,398   *
Ofer Gneezy (3).........................   36,950  1.5%    28,303   *
William Riley (4).......................   23,225   *      17,790   *
John Agapakis (5).......................   10,747   *       8,232   *
Brian St. Pierre (6)....................    7,238   *       5,544   *
C. William McDaniel (7).................    7,178   *       5,498   *
Donald J. Kramer (8)....................    6,458   *       4,946   *
All directors and executive officers as
 a group (9 persons)....................  173,438  6.7%   132,853   *

------------------------
*    Less than 1%

(1) The person or entity listed above has sole voting and investment power with respect to shares shown, unless otherwise indicated. The shares shown as beneficially owned also include shares representing options to purchase Acuity's Common Stock that are currently exercisable or exercisable within 60 days of July 31, 1995. Computed on the basis of an Exchange Ratio of
     0.766  of a  share of  RVSI Common  Stock for  each share  of Acuity Common
     Stock.

(2) Mr. Berman, a Director of Acuity, does not own any shares of Acuity Common Stock in his own right. His beneficial ownership consists of 2,800 shares representing options under Acuity's stock option plans that are currently exercisable or exercisable within 60 days, and 64,300 shares of Acuity Common Stock beneficially owned by Memorial Drive Trust of all of which latter shares Mr. Berman disclaims beneficial ownership. Mr. Berman is President of MDT Advisers, Inc., an asset management and advisory firm, which primarily manages the investments of Memorial Drive Trust of which he is the administrator. The business address of Mr. Berman is MDT Advisers, Inc., 125 CambridgePark Drive, Cambridge, MA 02140.

(3) Mr. Gneezy is a Director and the President of Acuity. Mr. Gneezy's beneficial ownership consists of 36,950 shares representing options to purchase Acuity Common Stock that are currently exercisable or exercisable within 60 days. The business address of Mr. Gneezy is 9 Townsend West, Nashua, NH 03063.

(4) Mr. Riley is the Vice President, Engineering of Acuity. Mr. Riley's beneficial ownership consists of 23,225 shares representing options to purchase Acuity Common Stock that are currently exercisable or exercisable within 60 days. The business address of Mr. Riley is 9 Townsend West, Nashua, NH 03063.

(5) Mr. Agapakis is the Vice President, R&D of Acuity. Mr. Agapakis' beneficial ownership consists of 1,443 shares of Acuity Common Stock held directly and 9,304 shares representing options to purchase Acuity Common Stock that are currently exercisable or exercisable within 60 days. The business address of Mr. Agapakis is 9 Townsend West, Nashua, NH 03063.

(6) Mr. St. Pierre is the Vice President, Sales of Acuity. Mr. St. Pierre's beneficial ownership consists of 1,092 shares of Acuity Common Stock held directly and 6,146 shares representing options to purchase Acuity Common
     Stock that are currently exercisable or exercisable within 60 days. The business address of Mr. St. Pierre is 9 Townsend West, Nashua, NH 03063.

(7) Mr. McDaniel is a Director of Acuity. Mr. McDaniel's beneficial ownership consists of 5,628 shares of Acuity Common Stock held directly and 1,550 shares representing options to purchase Acuity Common Stock that are currently exercisable or exercisable within 60 days. The business address of Mr. McDaniel is 9 Townsend West, Nashua, NH 03063.

(8)  Mr. Kramer  is  the Chairman  of  the Board  of  Directors of  Acuity.  Mr.
     Kramer's  beneficial ownership  consists of  4,908 shares  of Acuity Common
     Stock held  directly  and 1,550  shares  representing options  to  purchase
     Acuity Common Stock that are currently exercisable or exercisable within 60 days. The address of Mr. Kramer is P.O. Box 497 West Falmouth, MA 02574.

                       DESCRIPTION OF ACUITY'S SECURITIES

ACUITY COMMON STOCK


    Acuity is currently authorized to issue up to 10,000,000 shares of its Common Stock, $.01 par value. As of July 31, 1995 there were 2,486,937 shares of its Common Stock issued and outstanding, held of record by approximately 3,600 persons.


    Holders of shares of Acuity Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors in its discretion, on a ratable basis, out of funds legally available therefor, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or the winding up of the affairs of Acuity. All of the outstanding shares of Acuity Common Stock are fully paid and non-assessable.

TRANSFER AGENT

    The transfer agent for Acuity Common Stock is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.

REPORTS TO STOCKHOLDERS

    Acuity furnishes to its stockholders, after the close of each fiscal year, an Annual Report which contains audited financial statements. Acuity has not supplied such a report for the year ended December 31, 1994.

                                BUSINESS OF RVSI

HISTORY

    The history of RVSI dates back to June 1960 with the founding of Dynell Electronics Corporation, a manufacturer of large complex radar sets, special purpose data processing equipment, underwater acoustic detection equipment and target tracking equipment ("Dynell"). In December 1977, United Technologies Corp. acquired Dynell for $22 million.

    As part of the acquisition, United Technologies agreed to spin-off RVSI, then a division of Dynell, as an independent publicly-held company to develop a novel technology dealing with optical three-dimensional measurement and replication techniques. RVSI operated as a developmental stage company for the first four years of its existence.

    Initially, RVSI applied its vision technology in a project for the U.S. Navy. RVSI developed a turn-key system to aid the Navy in inspecting propellers for the Navy's nuclear submarines. This project, along with several other smaller government projects, provided revenues of approximately $9.5 million over a period of time from 1980 to the end of 1984. To reflect its concentrated focus on vision-based systems, RVSI changed its name to Robotic Vision Systems, Inc. in July 1981.

    Having built up a significant base of technology, RVSI began to look to other industrial markets where it could commercially manufacture and market vision-based systems. In late 1983, GM sought out RVSI to undertake several major projects aimed at automating certain automobile manufacturing processes, a strategic action which GM undertook in an attempt to achieve worldwide competitiveness. Seeking to avoid the typical vendor-manufacturer relationship of the automobile industry, RVSI agreed to pursue this direction only if GM would acquire a significant equity interest in RVSI. In August 1984, GM purchased an approximately 18% equity interest in RVSI for $8.9 million, provided RVSI with $3.9 million for research and development and contracted with RVSI to perform a specific $1.0 million vision related project.

    Following the establishment of its relationship with GM, RVSI grew from 60 employees to 225 employees in 1986. RVSI's first project for GM was the design, manufacturing and implementation of a vision guided robotic sealant turn-key system. The first equipment purchase order from GM for two of these systems aggregated $6.0 million. In the first year of its relationship with RVSI, GM placed orders for projects worth approximately $15.0 million.

    Over the course of the next three years, GM dramatically reduced its level of capital spending, particularly for high tech automation systems. In view of this development, RVSI sought alternative markets to compensate for declining revenues in the automotive industry. On an interim basis, RVSI pursued contract business in the robotic welding systems market. RVSI viewed this step as an interim means of generating cash flow to offset further declines in the automotive sector. Between 1987 and 1990, RVSI produced nine welding systems generating approximately $6.9 million in revenues.

    Concurrent with developing its welding systems operations and deciding not to wait for GM to resume project spending, RVSI sought to apply its core technology to new applications outside the turn-key robotic systems industry. In particular, RVSI considered relevant markets to the machine vision industry in light of its expertise and the advanced state of its technology. RVSI focused on the electronics industry as having a significant number of applications where its technology could be applied with identifiable advantages over current equipment.

    RVSI's first area of focus in the electronics industry addressed the difficulties of manual and 2-dimensional ("2-D") inspection methods for printed circuit boards. As a source of low-cost research, RVSI initially undertook a U.S. Navy project, funded through IBM, to study the feasibility of fully automating the highly labor intensive and error-prone circuit board inspection process. This study ultimately resulted in RVSI's receipt of approximately $3.0 million in development funding from IBM and the U.S. Navy to develop automated solder joint inspection applications for vision technology. Building on this research, RVSI successfully completed the engineering and development of the

HR-2000, a fully automated 3-D solder joint inspection and process control system, by the spring of 1989. Over the next two years, RVSI installed HR-2000 units at several defense electronics manufacturing houses.

    Subsequently, RVSI began to explore other applications in the electronics industry for vision technology based inspection and quality control equipment. Identifying both the competitive advantages of 3-D inspection over traditional equipment while also recognizing the size of the market, RVSI decided to pursue the development of a semiconductor lead-inspection system in August 1990. Two months later, the LS-2000, an automated high-speed 3-D semiconductor lead inspection system, was introduced. In July 1994, RVSI introduced its advanced LS-3000 Series lead inspection system. Since the initial introduction of the LS-2000 and through March 31, 1995, RVSI has shipped a total of 238 LS-2000 and LS-3000 Series units. It had an order backlog for an additional 40 units at March 31, 1995, valued at approximately $11.6 million.

    During the fiscal year ended September 30, 1990, RVSI withdrew from its automotive robotic systems integration business because of extremely aggressive price competition from a large Japanese robot manufacturer, resulting in reduced margins and a diminishing backlog of orders. The sale of its robotic welding systems integration business in fiscal 1990 marked the culmination of RVSI's transition from being a supplier of turnkey systems to being a developer and supplier of standard products having a wide array of commercial and military applications in the area of electronics inspection.

VISION TECHNOLOGY

    An   important  class  of  digital  imaging  systems  is  "machine  vision,"
intelligent machines that "see" in order to perform tasks such as automated inspection in factory environments. These systems operate at a sufficiently high speed to work within a system's existing production rate and with sufficient visual discrimination to adaptively react to the factory environment.

    On a simple level, machine vision can be categorized into three segments. In ascending order of sophistication, these systems are 2-D binary imaging, stereovision and 3-D vision.

    2-D imaging has been satisfactory for many applications of machine vision to date. 2-D vision technology employs a technique known as gray-scaling in which workpieces are illuminated, viewed and converted into an image composed of many light points in varying shades of gray, much like a black and white television picture. The image captures qualitative information about the width and height of the object but provides no data as to its depth characteristics. Consequently, 2-D vision is unable to distinguish a three-inch sheetmetal hole positioned two feet away from a six-inch hole placed four feet away.

    Stereovision is an intermediate technology that, while more sophisticated than 2-D vision, is less sophisticated and reliable than true 3-D vision. This technology is based on viewing an illuminated workpiece from cameras poised at two different angles. Theoretically, the relative positions of the two images seen by the cameras can be reconciled to determine the object's location in three-dimensional space. While more powerful than 2-D vision, stereovision requires copious surface detail on the object and unambiguous and consistent recognition by both cameras. A further constraint is that ambient lighting conditions found on the typical factory floor may confuse a stereovision system by shadowing one camera's view more than the other's view.

    The highest level of machine vision sophistication is contained in true 3-D vision. This technology, based on sophisticated structured light and optical triangulation techniques, is at the heart of all of RVSI's systems. With true 3-D vision technology, workpieces are first illuminated with a known pattern of laser light. After illumination, a single camera views light patterns reflected by the workpiece, thus eliminating the problem of sensitivity to ambient lighting conditions inherent in two-camera systems. Images are then digitized into a grid of precise data points. In the final stage, exact three-dimensional coordinates of each of these data points are calculated, and the position and orientation of the object in three-dimensional space and its feature characteristics are known. Three-dimensional vision is the only technique that can recognize depth characteristics of almost any arbitrary workpiece.

    On a broad level, machine vision applications in automated manufacturing fall into two categories -- inspection and process guidance.

     INSPECTION TASKS       PROCESS GUIDANCE TASKS
--------------------------  -----------------------
Verification Counting       Positioning Control
Character Recognition       Sorting
Identification              Adaptive Control
Flaw Detection              Seam Tracking

    Inspection functions are ideally suited to machine vision technology. Because inspection is largely performed on a random sampling basis, human inspection results in information delays and requires continual sampling to determine the extent and cause of any defects. Machine vision eliminates information delay through real-time inspection. Machine-based inspection also eliminates subjectivity and human errors that result from fatigue and loss of concentration.

    Process  guidance,  in  most   cases,  represents  the  more   sophisticated
application of machine vision. In these applications, robots, using optical imaging, must first "find" the location, orientation and geometric features of a part under manufacture, and then, once a work environment has become "known" to the computer, guide a robot or other mechanical device to the workpiece and adaptively control the operation of a specific process.

MARKETS AND PRODUCTS

    Revenues derived by RVSI during the six months ended March 31, 1995 and its fiscal years ended September 30, 1994, 1993 and 1992 are described below:

                                                                                          % OF REVENUES
                                                                     --------------------------------------------------------
                                                                                                   FISCAL YEAR ENDED
                                                                                                     SEPTEMBER 30,
                                                                      SIX MONTHS ENDED    -----------------------------------
                                                                       MARCH 31, 1995        1994        1993        1992
                                                                     -------------------  -----------  ---------  -----------
Semiconductor Lead Inspection......................................             99%              95%         92%         79%
Systems (LS-2000 and LS-3000 Series) Contracts from U.S. Government
 (1)...............................................................              1%               4%          8%         23%
Other (2)..........................................................          --                   1%      --             (2)%
                                                                              -----             ---    ---------        ---
                                                                               100%             100%        100%        100%
                                                                              -----             ---    ---------        ---
                                                                              -----             ---    ---------        ---

------------------------
(1) Includes, but is not limited to, programs relating to the advanced inspection and machining of ship's propellers, and continued research and development of RVSI's ID-1 Ice Detection Technology.

(2) RVSI provided for certain adjustments with respect to revenues associated with two automotive contracts which were canceled in fiscal 1992.

    RVSI's domestic and foreign export sales during RVSI's six months ended March 31, 1995 and its fiscal years ended September 30, 1994, 1993 and 1992 are described below:


                                                                   FISCAL YEAR ENDED
                                                                     SEPTEMBER 30,
                                          SIX MONTHS ENDED  -------------------------------
                                           MARCH 31, 1995     1994       1993       1992
                                          ----------------  ---------  ---------  ---------
North America...........................     $    3,501     $   9,258  $   5,166  $   6,074
Asia/Pacific Rim........................         10,821        14,103     12,608      5,838
Europe..................................          2,278         1,252      2,169      1,423
                                               --------     ---------  ---------  ---------
                                             $   16,600     $  24,613  $  19,943  $  13,335
                                               --------     ---------  ---------  ---------
                                               --------     ---------  ---------  ---------


    RVSI expects that foreign export sales will continue to account for a significant portion of RVSI's revenues in the future. Foreign sales are subject to certain inherent risks of global operations, including international monetary conditions, tariffs, import licenses, trade policies, and domestic and foreign tax policies.

    SEMICONDUCTOR LEAD INSPECTION SYSTEMS

    The semiconductor manufacturing process begins with the fabrication of the semiconductor chip and ends with the final assembly, test/inspection and marking of the ultimate product. The typical industry descriptions for these areas are "front end" and "back end."

    The front end is a "planar" process where devices are made in "wafer" format (i.e., large flat surface where the main process concerns are x-y alignment for various process tools). The trend toward very high density chips has demanded more inspection and process control in the front end and, consequently, has created the need for vision guided processes. This technology advancement generated several large and profitable optical based companies all of which used 2-D optical and vision technology. While the front end developed rapidly to utilize the new technology, the back end of the manufacturing process did not yet involve such tiny part dimensions. The back end had line separations of 0.1 inches and above, and pin counts were seldom in excess of 40 leads. In addition, there was very little competitive pressure to improve quality dramatically. Accordingly, automated inspections were not yet required.

    Today, the back end of the production process must deal with pin counts as high as 500 leads and line spacings down to 0.004 inches. In addition, manufacturers are seeing demands for quality levels as high as 3 or 4 failures per million. Unlike the front end, the height dimension is also critical in assuring proper lead contact when mounted. Therefore, at this end of the process, vision solutions must be "three-dimensional." This advancing technology has created a significant market opportunity for RVSI's series lead inspection products.

    RVSI's LS-3000 Series Lead Scanning Systems are an outgrowth of its prior LS-2000 Series. RVSI believes that the LS-2000, first introduced in October 1990, is the only high-speed automated semiconductor lead inspection system capable of inspecting devices while they remain in their protective trays. The LS-2000 is an extension of RVSI's HR-2000 product, which was originally introduced in 1989 for printed circuit board solder joint inspection. In June 1992, RVSI introduced the LS-2000A which is a higher accuracy version of the LS-2000. At the same time, RVSI also introduced the LS-2700, a significantly faster version of the LS-2000, which also affords a greater level of accuracy. RVSI formally introduced the LS-3000 Series at the Semicon West trade show in July 1994. All of the models in the LS-3000 Series line are lighter and smaller than the LS-2000A and the LS-2700. The flagship of the LS-3000 series, the LS-3700, is also significantly faster than the LS-2700. RVSI received purchase orders for 55 and 36 LS-3000 Series machines during the six months ended March 31, 1995 and the fiscal year ended September 31, 1994, respectively.

    AIRCRAFT ICE DETECTION SYSTEM

    In January 1993, RVSI announced the completion of the initial development phase of its new ID-1 aircraft ice detection system. The ID-1 is designed to make a major improvement in winter flight safety and to fulfill the intent of strict new FAA regulations concerning the inspection of wing surfaces in adverse weather conditions. The device is also anticipated to reduce winter flying delays and their associated costs and to diminish the environmental hazard posed by de-icing fluids.

    The ID-1 is a full-wing electro-optical ice detection system that is designed to provide a quick, clear, and reliable indication of the presence or absence of ice, snow or frost. RVSI has filed patent applications for this technology. The system can be mounted on the bucket of a de-icing truck or other vehicle and is designed to operate under conditions where visual inspection can be ineffective or tactile inspection difficult. Its compact size and high degree of mobility are also designed to allow the ID-1 to detect ice on aircraft surfaces at any point between the gate and runway.

    Extensive field testing of the ID-1 was conducted at several locations during the 1994-1995 winter ice season. The commercial viability of the ID-1 has not as yet been proven nor can it be assured. Consequently, there can be no assurance that the ID-1 can be commercially marketed at a profit at any time in the proximate future, if ever.

MANUFACTURING

    RVSI's production facilities are capable of fabricating and assembling total electronic and electromechanical systems and subsystems. Facilities include an assembly and wiring department that has the capability of producing complex wiring harnesses, as well as intricate electronic subassemblies. RVSI maintains a comprehensive test and inspection program to ensure that all systems meet exacting customer requirements for performance and quality workmanship prior to delivery. In addition, an in-house sheetmetal and machine shop allows for the manufacture of both prototype and production hardware. To support its internal operations and to extend its overall capacity, RVSI purchases a wide variety of components, assemblies and services from proven outside manufacturers, distributors and service organizations.

MARKETING

    RVSI's marketing strategy focuses on cultivating long-term relationships with the leading manufacturers of electronic and semiconductor inspection and quality control equipment. As a result of its limited and focused target market, RVSI's marketing efforts rely heavily on direct sales methods. The selling cycle for the LS-2000 and LS-3000 Series products has proven to be generally between six to nine months from initial customer contact. A lengthy purchase process is often the case in the purchase of the initial unit of a particular product sold by RVSI. Subsequent purchases require less time and often result in multiple orders. Typically, potential purchasers visit RVSI's headquarters to receive a full demonstration of the product and discuss the merits of the product with RVSI's engineers before making a purchase decision.

    Sales activities in the domestic market are handled by a combination of direct sales personnel and independent sales representatives. Due to the depth of analysis involved in the customer's purchase decision, management emphasizes active interaction between the direct sales staff, its independent sales representatives and the buyer throughout the selling process.

    RVSI has also established distribution capabilities in both Europe and the Far East, providing access to virtually all major markets for electronic and semiconductor test equipment. Leveraging off management's experience and contacts in the international markets, RVSI has negotiated agreements with four independent representatives in the Far East and three independent representatives in Europe to sell and service RVSI's products.

    RVSI presently employs 6 persons primarily engaged in personal selling. In addition, corporate management is committed to frequent communications with customers, particularly those in higher, policy-making positions. Lending further support to the sales effort is RVSI's 78 person engineering and technical staff, which provides assistance in areas requiring in-depth technical analysis.

    Supporting the personal selling effort is a range of marketing communications materials including brochures, video tapes and slide and overhead presentations. Additionally, news coverage and trade articles are used to enhance RVSI's reputation and image. RVSI also exhibits at selected trade shows.

CUSTOMERS

    RVSI's sales have been historically concentrated in a small number of customers at any time, although the specific customers change over time. Sales to ASE and Anam accounted for approximately 11% and 10%, respectively, of RVSI's revenues during the six months ended March 31, 1995. Sales to Intel Corporation and Motorola Inc. accounted for approximately 15% and 10%, respectively, of RVSI's revenues during the fiscal year ended September 30, 1994. Sales to Samsung Corporation, Anam Corporation and Intel Corporation accounted for approximately 15%, 13% and 13%, respectively, of RVSI's revenues during its year ended September 30, 1993. Sales to the U.S. Government accounted for 4%, 8% and 23% of RVSI's total revenues for the fiscal years ended September 30, 1994, September 30, 1993 and 1992, respectively. No other customers accounted for more than 10% of sales during such fiscal years and fiscal periods.

RESEARCH AND DEVELOPMENT


    RVSI-sponsored research and development efforts over recent years have been largely devoted to continued development of advanced three-dimensional vision technology and applications software for use in various inspection and process control automation systems. RVSI's primary research and development efforts are focused on development of new electronic and semiconductor inspection and quality control products and improvements of existing products, along with development of RVSI's ID-1 aircraft wing ice detection technology. Research and development expenditures, net of capitalized software development costs, aggregated $3,718,000, $2,526,000, and $1,731,000 for RVSI's fiscal years ended September 30, 1994, 1993 and 1992, respectively, and $2,389,000 for its six month fiscal period ended March 31, 1995. In its fiscal years ended September 30, 1994, 1993 and 1992 and its six month fiscal period ended March 31, 1995, RVSI capitalized $433,000, $476,000, $568,000 and $274,000, respectively, of its software development costs in accordance with the provisions of Statement of Financial Accounting Standards No. 86. RVSI also contracts to perform certain customer-funded research and development efforts. Revenues and cost of revenues related to such contracts were $468,000 and $155,000, respectively, for fiscal 1994, compared to $342,000 and $271,000, respectively, for fiscal 1993 and were $106,000 and $42,000, respectively, for its six month fiscal period ended March 31, 1995.


SOURCES OF SUPPLY

    The raw materials and components used in the development and manufacture of RVSI's products are generally available from domestic suppliers at competitive prices; fabrication of certain major components has been subcontracted for on an as-needed basis. RVSI has not experienced any significant difficulty in obtaining adequate supplies to perform under its contracts.


    During fiscal 1994, one of RVSI's major suppliers voluntarily filed for protection under Chapter 11 of the Federal Bankruptcy Code. This supplier has advised RVSI that it expects to emerge successfully from bankruptcy. However, as a protective measure to ensure a stable supply of this vendor's product, RVSI has acquired a three month inventory and has negotiated an escrow arrangement with this vendor that would afford RVSI access to the documentation required to reprocure or manufacture this product in the event the vendor is no longer able to furnish such product to RVSI.


BACKLOG

    At March 31, 1995 RVSI's backlog was approximately $11.6 million as contrasted with approximately $7.0 million, $7.3 million and $6.0 million at September 30, 1994, 1993 and 1992, respectively. RVSI believes that most of its backlog at March 31, 1995 will be completed prior to the close of calendar year 1995. RVSI does not believe that its backlog at any particular time is necessarily indicative of its future business.

CUSTOMER SERVICE AND SUPPORT

    Given the high cost of downtime, it is imperative that any malfunction in one of RVSI's systems, regardless of cause, be addressed in the shortest possible time. RVSI therefore makes available a 24-hour a day "hot line" which can be used to request service support. RVSI's service organization consists of technicians, mechanics and engineers reporting to customer service managers who not only are intimately familiar with its own vision sensors and processors, but also with the other system components. Additionally, RVSI has made arrangements with many of its component suppliers whereby they have agreed to provide service specialists within 24 hours should the need arise. Such calls are coordinated through RVSI's service manager who is assisted by a full-time service administrator.

    RVSI's service personnel have their formal training augmented by direct participation in testing of systems at RVSI's facility and also in the installation and acceptance tests at the customer's plant.

GOVERNMENT REGULATION


    Approximately 1%, 4%, 8% and 23% of RVSI's sales during the six months ended March 31, 1995 and the fiscal years ended September 30, 1994, 1993 and 1992, respectively, were related directly or indirectly to U.S. Government programs. Any substantial overall reduction in government expenditures may adversely affect RVSI's business. Orders under government prime contracts or subcontracts are customarily subject to termination at the convenience of the government. In this event, the contractor is normally entitled to reimbursement for allowable costs and a reasonable allowance for profits, unless the termination was due to a default on the part of the contractor. Government contracts are also subject to audit by applicable government agencies prior to finalization.


PROPRIETARY PROTECTION

    At March 31, 1995 RVSI owned 76 issued U.S. patents, with expiration dates ranging from 1995 to 2011, relating to its three-dimensional vision technology. RVSI also owns the rights to several U.S. patent applications relating to such technology.

    RVSI does not believe that its present operations are materially dependent upon the proprietary protection that may be available to RVSI by reason of any one or more of such patents. Moreover, as its patent position has not been tested, no assurance can be given as to the effectiveness of the protection afforded by its patent rights.

COMPETITION

    RVSI believes that machine vision has evolved into a new industry over the past ten years in which a number of machine vision-based firms have developed successful industrial applications for the technology. RVSI is aware that a large number of companies, estimated to be upward of 100 firms, entered the industry in the years 1980 through 1986 and that most of these were small private concerns. Over the last several years the number of competitors has narrowed to less than 25. RVSI believes this is attributable, to a large extent, to a consolidation within the industry.

    RVSI is not aware of any other entity having a three-dimensional vision system capability as comprehensive and highly automated as that achieved by RVSI. However, RVSI is aware of several competitors which might promote substitute technologies. RVSI believes that there are other concerns, some of which may be substantially larger and have substantially greater assets and resources than RVSI, engaged in the development of technology and products which would be competitive with those of RVSI should they choose to enter the machine vision marketplace.

EMPLOYEES


    At March 31, 1995 RVSI employed 141 persons, of whom 78 were engineering and other technical personnel.

FACILITIES

    RVSI leases approximately 50,000 square feet of office and factory space at 425 Rabro Drive East, Hauppauge, New York under a lease which extends to March 31, 2001. The lease requires RVSI to pay property taxes and certain operating expenses and contains escalation clauses relating to property taxes.

LITIGATION

    On or about October 22, 1992, RVSI instituted an action in the United States District Court for the Eastern District of New York against defendant Cybo Systems, Inc. ("Cybo"), entitled ROBOTIC VISION SYSTEMS, INC. V. CYBO SYSTEMS, INC. A/K/A CYBOT SYSTEMS, INC., alleging that the defendant breached certain agreements between the parties with respect to the sale by RVSI to the defendant of all of the assets of its welding and cutting systems business.

    On or about December 4, 1992, Cybo filed and served an answer denying the substantive allegations of RVSI's complaint. In addition, Cybo asserted counterclaims against RVSI alleging, among other things, breach of contract and warranties, fraud, bad faith, trespass and conversion and is seeking aggregate damages in excess of $3.3 million. Shortly thereafter, RVSI moved to dismiss certain of Cybo's counterclaims on the ground that Cybo failed to plead fraud with the requisite particularity. By Order dated March 20, 1993, the Court (i) granted RVSI's motion to dismiss without prejudice, and (ii) granted Cybo leave to serve an amended answer with amended counterclaims by April 19, 1993. Cybo has since served an amended answer and counterclaims which purport to plead fraud with the requisite particularity. Subsequent thereto, RVSI moved to dismiss Cybo's claims for trespass and conversion, which motion is presently pending. RVSI, upon the advice of its general counsel, believes Cybo's counterclaims are without merit and that the ultimate outcome of this matter will not have a material adverse effect on RVSI's financial position or results of operations. RVSI plans to defend against such counterclaims vigorously. Except for certain matters relating to the issue of damages, the parties have completed discovery.

    In addition, on October 21, 1993, RVSI instituted an action against Cybo and Robert Rongo, a Cybo employee who had previously been employed by RVSI, in the Supreme Court of the State of New York, County of Suffolk. The action, entitled ROBOTIC VISION SYSTEMS, INC. V. ROBERT RONGO AND CYBO SYSTEMS, INC. A/K/A CYBOT SYSTEMS, INC., alleges that Rongo, induced by Cybo, breached a confidentiality agreement which he had entered into while in RVSI's employ. Defendants have asserted an answer to RVSI's complaint, which answer incorporates the counterclaims asserted by Cybo in the action previously filed by RVSI against Cybo, discussed above. Mr. Rongo made a motion to dismiss the action for lack of jurisdiction, but that motion was denied.

    RVSI is a defendant in a recently filed proceeding instituted by one of its competitors seeking (i) a declaration of the invalidity of one of RVSI's patents ("Pertinent RVSI Patent"), (ii) a declaration that the plaintiff is not infringing the Pertinent RVSI Patent and (iii) a restraining order or other relief preventing RVSI from contacting customers of the plaintiff regarding the Pertinent RVSI Patent. Such proceeding does not seek or assert damages. Based upon the advice of its patent counsel, the Morrison Law Firm, RVSI believes this suit is without merit. RVSI has filed an answer and counterclaim seeking (i) a declaration that the Pertinent RVSI Patent is valid, (ii) a declaration that the plaintiff has infringed a number of RVSI patents, including the Pertinent RVSI Patent, (iii) the prohibition of further infringement by plaintiff of certain patents of RVSI, including the Pertinent RVSI Patent, (iv) a denial of the plaintiff's request for injunctive relief, (v) monetary damages for the plaintiff's infringement of RVSI's patents, and (vi) a trebling of monetary damages because of willful infringement by plaintiff of RVSI's patents.

                               MANAGEMENT OF RVSI

EXECUTIVE OFFICERS AND DIRECTORS

    PRIOR TO THE MERGER

    The following table sets forth certain information with respect to those of RVSI's executive officers who are not directors of RVSI:

         NAME                AGE         POSITION(S)                          PRINCIPAL OCCUPATION
-----------------------      ---      -----------------  ---------------------------------------------------------------
Steven J. Bilodeau               36   Executive Vice     Is and since December 1986 has been Executive Vice President of
                                      President           RVSI. Prior thereto and from April 1985 he served RVSI in
                                                          various capacities, most recently as Vice President of
                                                          Operations.

Earl H. Rideout                  48      Vice President  Is and since February 1989 has been Vice President of the
                                                          Electronics Group of RVSI. Prior thereto and from 1986 he was
                                                          Executive Vice President of Vitronics Corporation, a firm
                                                          engaged in the manufacture and distribution of solder reflow ovens for the electronics industry. From 1984 to 1986 he was
                                                          President and Chief Operating Officer of Testamatic
                                                          Corporation, a manufacturer of bare board test equipment.

William E. Yonescu               52      Vice President  Is and since June 1991 has been Vice President for New Product
                                                          Development of RVSI. Prior thereto and from March 1984, he was
                                                          Research and Development Manager of RVSI.


    Information with respect to RVSI's directors, including those who are also executive officers of RVSI, is set forth on pps. 32-33 of this Proxy Statement/Prospectus.


    AFTER THE MERGER

    At the Effective Time of the Merger and assuming they are elected, Donald J. Kramer and Ofer Gneezy, the Chairman and President, respectively, of Acuity, will become additional directors of RVSI. The executive officers of RVSI prior to the Merger will continue as such after the Merger.

EXECUTIVE COMPENSATION

    Set forth below is the aggregate compensation for services rendered in all capacities to RVSI during its fiscal years ended September 30, 1994, 1993 and 1992 by its chief executive officer and each of its four most highly compensated executive officers whose compensation exceeded $100,000 during its fiscal year ended September 30, 1994:

                           SUMMARY COMPENSATION TABLE


                                                                                LONG TERM COMPENSATION
                                                                         -------------------------------------
                                                                                  AWARDS
                                                                         ------------------------    PAYOUTS
                                           ANNUAL COMPENSATION                         NUMBER OF   -----------
                                  -------------------------------------  RESTRICTED   SECURITIES    LONG TERM
NAME AND PRINCIPAL                                       OTHER ANNUAL       STOCK     UNDERLYING    INCENTIVE      ALL OTHER
POSITION             FISCAL YEAR   SALARY      BONUS     COMPENSATION      AWARDS       OPTIONS      PAYOUTS     COMPENSATION
-------------------  -----------  ---------  ---------  ---------------  -----------  -----------  -----------  ---------------
Pat V. Costa               1994   $ 176,702  $  36,000        --             --           --           --        $  52,310(1)(2)
 Chief Executive           1993   $ 169,218     --            --             --          100,000       --        $  52,262(1)(2)
 Officer                   1992   $ 148,866     --            --             --          340,000       --             --
Steven J. Bilodeau         1994   $ 139,260  $  31,000        --             --           --           --        $   2,686(2)
 Executive Vice            1993   $ 133,426  $   6,000        --             --           50,000       --        $   2,096(2)
 President                 1992   $ 117,374  $   1,800        --             --          141,900       --             --
Earl H. Rideout            1994   $ 112,127  $  13,500        --             --           --           --             --
 Vice President            1993   $ 112,550     --            --             --           25,000       --             --
                           1992   $  99,008  $   2,700     $   3,808(3)      --           70,000       --             --
Howard Stern               1994   $ 117,787  $  26,000        --             --           --           --        $   2,347(2)
 Senior Vice               1993   $ 112,805     --            --             --           45,000       --        $   1,699(2)
 President                 1992   $  99,237     --            --             --          129,330       --        $   1,541(2)
Robert H. Walker           1994   $ 111,715  $  26,000        --             --           --           --        $   1,785(2)
 Executive Vice            1993   $ 102,082  $   4,000        --             --           41,113       --        $   1,598(2)
 President                 1992   $  89,794     --            --             --           94,580       --        $   1,394(2)

------------------------------
(1) During fiscal 1992, RVSI entered into a Stock Appreciation Rights Agreement with Mr. Costa. Under this agreement, Mr. Costa will receive a cash payment based on the appreciation in the market value of RVSI Common Stock. The maximum cash payments which may be made under this agreement are $50,000 for the fiscal years ended September 30, 1993 and 1994, $75,000 for fiscal year ending September 30, 1995 and $100,000 for fiscal year ending September 30, 1996. However, the timing of these payments may be accelerated by the RVSI Board. Payments of $50,000 have been made to Mr. Costa for each of the years ended September 30, 1993 and 1994.

(2) Represents accrued and vested payments under RVSI's Stock Ownership Plan. For Mr. Costa, this amount equaled $2,310 and $2,262 for the fiscal years ended September 30, 1993 and 1994, respectively.

(3)  Vacation pay in lieu of time.


    Set forth below is further information with respect to unexercised options to purchase RVSI Common Stock under RVSI's Stock Option Plans:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                             NUMBER OF SECURITIES
                                 NUMBER OF                  UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                  SHARES                          OPTIONS AT              IN-THE-MONEY OPTIONS
                                 ACQUIRED                     SEPTEMBER 30, 1994         AT SEPTEMBER 30, 1994
                                    ON          VALUE     --------------------------  ----------------------------
NAME                             EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  -----------  -----------  -----------  -------------  -------------  -------------
Pat V. Costa..................      60,073   $   253,295     219,927        160,000   $   1,054,602   $   670,475
Steven J. Bilodeau............      44,900   $   187,400      76,000         71,000   $     358,992   $   291,985
Earl H. Rideout...............      27,006   $   115,826      24,244         43,750   $     111,346   $   190,025
Howard Stern..................      23,500   $   104,160      86,580         64,250   $     413,364   $   265,930
Robert H. Walker..............      25,500   $   110,654      56,858         53,335   $     268,070   $   216,997

EMPLOYEE AGREEMENTS

    Mr. Pat V. Costa is employed as Chief Executive Officer and President of RVSI under an indefinite term agreement which currently provides for annual base salary of $180,627. Pursuant to the terms of his employment agreement, Mr. Costa has been granted certain rights in the event of the termination of his employment or a change in control of RVSI. Specifically, in the event of termination for any reason other than for cause and other than voluntarily, Mr. Costa will be entitled to the continuance of salary and certain fringe benefits for a period of twelve months and may exercise all outstanding stock options which are exercisable during the twelve month period succeeding termination at any time within such twelve month period. In the event of the occurrence of a change in control of RVSI (as defined in his employment agreement) and, further, in the event that Mr. Costa is not serving in the positions of Chief Executive Officer, President and Chairman of RVSI (other than for cause) within one year thereafter, Mr. Costa will be entitled to exercise all outstanding stock options, regardless of when otherwise exercisable, during the six month period following the termination date of his employment.

    RVSI has also granted certain rights in the event of termination of employment to Messrs. Bilodeau, Rideout, Stern, Walker and Yonescu. Specifically in the event of involuntary termination other than for cause, each officer will be given a termination package which provides for three months severance pay and continued benefits, with the exception of Mr. Rideout whose employment agreement allows for six months severance. In addition, RVSI has agreed to provide a maximum of one hundred days' advance written notice to each of Messrs. Bilodeau, Stern, and Walker in the event RVSI should desire to terminate their employment other than for cause. In such event, each such officer shall be entitled to exercise all outstanding stock options, regardless of when otherwise exercisable, during a specified period following such termination.

DIRECTORS' COMPENSATION

    During the fiscal year ended September 30, 1994, directors who were not otherwise employees of RVSI were compensated at the rate of $1,000 for attendance at each meeting of the RVSI Board or any committee thereof, $250 for attendance at any second meeting held during the same day, and $100 for participation at a telephonic meeting or execution of a consent in lieu of a meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    As of March 31, 1995, GM owned approximately 10.5% of the outstanding RVSI Common Stock. Sales to GM accounted for less than 1% of RVSI's total sales for the six-month periods ended March 31, 1995 and for RVSI's fiscal year ended September 30, 1994.

    Mr. Jay M. Haft, a Director of RVSI, is Of Counsel to Parker Duryee Rosoff & Haft, RVSI's general counsel.

                         PRINCIPAL STOCKHOLDERS OF RVSI


    The following table sets forth, as of July 31, 1995, the number and percentage of shares of RVSI Common Stock held by (a) all persons who, to the knowledge of RVSI, are the beneficial owners of, or who otherwise exercise voting or dispositive control over, more than 5% of outstanding RVSI Common Stock within the meaning of Rule 13d-3 of the Exchange Act, (b) all directors of RVSI and (c) all executive officers and directors of RVSI as a group:



                                                                          AMOUNT OF
NAME AND ADDRESS                                                          BENEFICIAL        PERCENT OF
OF BENEFICIAL OWNER                                                     OWNERSHIP (1)          CLASS
------------------------------------------------------------------  ----------------------  -----------
Pat V. Costa......................................................         326,647(2)              2.4%
Frank A. DiPietro.................................................          45,000(3)              (13)
Donald F. Domnick.................................................          25,500(4)              (13)
Jay M. Haft.......................................................         516,546(5)              3.8%
Mark J. Lerner....................................................         100,411(6)              (13)
Howard Stern......................................................         109,222(7)              (13)
Robert H. Walker..................................................          69,983(8)              (13)
General Motors Corporation........................................       1,225,775                 9.3%
  767 Fifth Avenue
  New York, New York 10153
Marie Cioti.......................................................       1,100,000(9)              8.1%
  408 Mamaroneck Road
  Scarsdale, New York 10583
Robotic Vision Systems............................................         897,865(10)             6.8%
  Shareholder's Committee
  and Robotic Vision Shareholder's Group
  c/o BEG Enterprises, Inc.
  33493 14 Mile Road, #100
  Farmington Hills, MI 48831
All current executive officers and directors as a group
 (10 persons).....................................................       1,321,018(11)(2)          9.3%

------------------------
(1) Includes shares issuable pursuant to currently exercisable options and warrants as well as those options and warrants which will become exercisable within 60 days of July 31, 1995. Except as otherwise indicated, the persons named herein have sole voting and dispositive power with respect to the shares beneficially owned.

(2) Includes (i) 295,326 shares issuable to Mr. Costa upon exercise of outstanding options and (ii) 1,321 vested shares held under the RVSI SOP over which shares Mr. Costa has voting power, but does not have dispositive control.

(3) Includes (i) 12,000 shares issuable to Mr. DiPietro upon exercise of outstanding options and (ii) 28,000 shares owned of record by his spouse.

(4) Includes 12,000 shares issuable to Mr. Domnick upon exercise of outstanding options.

(5)  Includes   (i)  52,000  shares  issuable  to  Mr.  Haft  upon  exercise  of
     outstanding  options,  (ii)  305,600  shares  issuable  upon  exercise   of
     outstanding warrants, of which 286,100 are held by his spouse, (iii) 142,000 shares owned of record by his spouse and (iv) 7,666 shares held indirectly in a retirement trust.

(6) Includes (i) 5,000 shares issuable to Mr. Lerner upon exercise of outstanding options and (ii) 95,411 shares issuable to Morgen, Evan & Company, Inc. of which Mr. Lerner is the principal owner, upon exercise of outstanding warrants.

(7) Includes (i) 103,330 shares issuable to Mr. Stern upon exercise of outstanding options and (ii) 5,892 vested shares held under the RVSI SOP over which shares Mr. Stern has voting power, but does not have dispositive control.

(8) Includes (i) 64,636 shares issuable to Mr. Walker upon exercise of outstanding options and (ii) 5,347 vested shares held under the RVSI SOP over which shares Mr. Walker has voting power, but does not have dispositive control.

(9) Includes 400,000 shares issuable upon exercise of certain outstanding warrants.

(10) Information obtained from amended Schedule 13D filed with the Commission on November 18, 1994.

(11) Includes (i)  235,446 shares  owned  of record  and beneficially  and  (ii)
     1,063,642 shares issuable upon exercise of certain outstanding stock options and warrants.

(12) Includes 21,930 vested shares held in the RVSI SOP for certain officers of RVSI over which shares such officers have voting power, but do not have dispositive control.

(13) Less than one percent.

                        DESCRIPTION OF RVSI'S SECURITIES

COMMON STOCK


    RVSI is currently authorized to issue up to 20,000,000 shares of its Common Stock, $.01 par value. As of July 31, 1995, there were 13,128,576 shares of RVSI Common Stock issued and outstanding, held of record by approximately 2,700 persons.


    Holders of shares of RVSI Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors in its discretion, on a ratable basis, out of funds legally available therefor, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or the winding up of the affairs of RVSI. All of the outstanding shares of RVSI Common Stock are fully paid and non-assessable.

WARRANTS


    As of July 31, 1995, there were 1,361,412 warrants issued and outstanding, held of record by 29 persons, each allowing the holder thereof to acquire one share of RVSI Common Stock at various dates through June 2000 at exercise prices ranging from $1.00 to $14.63 per share. See "Management -- Transactions with Management and Other Related Persons."


    RVSI Common Stock issuable upon exercise of all such warrants, when paid for in accordance with their respective terms, will be fully paid and non-assessable. The Warrants provide for adjustment of the exercise price to protect the holders against dilution upon the occurrence of such events as stock dividends an distributions, splits, recapitalizations, mergers and the like.

TRANSFER AGENT

    The transfer agent for RVSI Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. RVSI acts as its own warrant agent.

REPORTS TO STOCKHOLDERS

    The Company furnishes to its Stockholders, after the close of each fiscal year, an Annual Report which contains audited financial statements.

                        COMPARISON OF RIGHTS OF HOLDERS
                  OF ACUITY COMMON STOCK AND RVSI COMMON STOCK

    If the Merger Agreement is approved and the Merger becomes effective, Acuity Stockholders will become stockholders of RVSI, and their rights as stockholders will be determined by the RVSI Certificate of Incorporation and the RVSI Bylaws. Each of Acuity and RVSI is organized under the DGCL, and consequently the differences in the rights of Acuity Stockholders subsequent to consummation of the Merger, which are generally non-material in their nature, arise from various provisions of the respective Certificates of Incorporation and Bylaws of Acuity and RVSI, which are summarized below. This summary is not intended to be complete and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of each of Acuity and RVSI.

AUTHORIZED SHARES OF CAPITAL STOCK

    The Acuity Certificate of Incorporation, as amended, authorizes the issuance of 10,000,000 shares of Acuity Common Stock of which 2,461,213 shares were issued and outstanding as of the Acuity Record Date.


    The RVSI Certificate of Incorporation, as amended, authorizes the issuance of 20,000,000 shares of RVSI Common Stock, of which 13,128,576 shares were issued and outstanding as of the RVSI Record Date. At the RVSI Special Meeting, RVSI stockholders will be asked to consider and vote upon a proposal to approve an amendment to the RVSI Certificate of Incorporation increasing RVSI's authorized Common Stock from 20,000,000 shares to 30,000,000 shares.


MEETINGS

    Pursuant to the Acuity Bylaws, annual meetings of Acuity Stockholders shall be held on the second Tuesday in May if not a legal holiday, or at such other date and at such other time as the Acuity Board may determine. At each annual meeting, the Acuity Stockholders entitled to vote shall elect a Board of Directors, and they may transact such other corporate business as may properly be brought before the meeting. At the annual meeting any business may be transacted, irrespective of whether the notice calling such meeting shall have contained a reference thereto, except where notice is required by law, the Acuity Certificate of Incorporation or the Acuity Bylaws. Special meetings of Acuity Stockholders may be called for any purpose by the Acuity Board, the Chairman of the Board, the Chief Executive Officer or the President. No business may be transacted at such special meeting except that referred to in said notice, or in a supplemental notice also given in compliance with the Acuity Bylaws, or such other business as may be germane or supplementary to that stated in such notice or notices. Written notice of any meeting of Acuity Stockholders shall be mailed not less than ten nor more than sixty days before such meeting to each Acuity Stockholder entitled to vote thereat.

    Special meetings of the Acuity Board may be called by the Chairman of the Board, the Chief Executive Officer or the President on two days' notice to each director, or such shorter period of time before the meeting as will be sufficient for the convenient assembly of the directors so notified. Special meetings shall be called by the Secretary in like manner and notice on the written request of two or more directors.

    Pursuant to the RVSI Bylaws, annual meetings of RVSI Stockholders for the election of directors and for such other business as may be stated in the notice of the meeting shall be held at such date as the RVSI Board shall determine and as set forth in the notice of the meeting. At each annual meeting, the RVSI Stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting. Special meetings of RVSI Stockholders may be called for any purpose by the President or Secretary by resolution of the directors, or by a notice signed by the registered holders of no less than 10% of RVSI's then issued and outstanding capital stock. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all RVSI Stockholders entitled to vote thereat. Written notice shall be given to each RVSI Stockholder entitled to vote thereat not less than ten nor more than fifty days before the date of the meeting.

    Special meetings of the RVSI Board may be called by the President or the Secretary on the written request of any two directors on at least two days' notice to each director.

DIRECTORS AND OFFICERS

    Pursuant to the Acuity Bylaws, the Acuity Board may fix the number of directors, but such number may not be less than three nor more than nine persons. The Acuity Board has currently fixed the number of directors at four. The officers of Acuity shall be a Chairman of the Board, a Chief Executive Officer, a President, a Vice President, a Secretary and a Treasurer and there may be one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers as the Acuity Board may elect.

    Pursuant to the RVSI Bylaws, the number of directors comprising the RVSI Board shall not be less than three nor more than eleven persons. The RVSI Board has currently fixed the number of directors at seven. The officers of RVSI shall be a President, a Treasurer and a Secretary. In addition, the RVSI Board may elect a Chairman, one or more Vice Presidents and such Assistant Secretaries and Assistant Treasurers as they may deem proper.

                                 LEGAL MATTERS


    Matters relating to the legality of the shares of RVSI Common Stock offered by this Proxy Statement/Prospectus are being passed upon by Parker Duryee Rosoff & Haft A Professional Corporation, 529 Fifth Avenue, New York, New York 10017. Jay M. Haft, of counsel to such Firm and a director of RVSI, beneficially owns 158,946 shares of RVSI Common Stock, as well as options and warrants to acquire an additional 357,600 shares of such Common Stock. Members of Parker Duryee Rosoff & Haft, other than Mr. Haft, beneficially own 148,625 shares of RVSI Common Stock and warrants to acquire an additional 72,667 shares of RVSI Common Stock.



    Matters relating to the patent litigation are being passed upon for RVSI by the Morrison Law Firm, 145 North Fifth Avenue, Mr. Vernon, NY 10550-1201.


                                    EXPERTS


    The financial statements of RVSI at September 30, 1994 and 1993 and for the years ended September 30, 1994, 1993 and 1992 appearing in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors. These financial statements are included in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.



    The financial statements of Acuity as of December 31, 1994 and 1993 and for the years ended December 31, 1994, 1993 and 1992 included in this Proxy
Statement/Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to Automatix for 1993 and 1992, its opinion is based on the reports of other independent public accountants, namely Deloitte & Touche LLP. The financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.


                         CHANGE IN ACUITY'S ACCOUNTANTS

    On April 22, 1994 pursuant to the recommendation of Acuity's Audit Committee, Acuity's Board of Directors voted to appoint Arthur Andersen LLP as Acuity's independent accountants for fiscal 1994, replacing Deloitte & Touche LLP who had served as Acuity's independent accountants since October 21, 1991. Arthur Andersen LLP had served as the independent accountants of Itran Corp., with which Acuity merged on January 26, 1994, since 1982.

    During the fiscal years ended December 31, 1993 and 1992, and any subsequent interim periods, there were no disagreements between Acuity and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosures, or audit scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on Acuity's financial statements for such years. None of the audit reports of Deloitte & Touche LLP for any period, including the fiscal years ended December 31, 1993 and 1992, contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

                             STOCKHOLDER PROPOSALS


    Stockholder proposals intended to be presented at RVSI's 1996 Annual Meeting of Stockholders pursuant to the provisions of Rule 14a-8 of the Commission, promulgated under the Exchange Act, must be received by RVSI at its offices in
Hauppauge,  New York by          ,  1996 for inclusion in RVSI's proxy statement
and form of proxy relating to such meeting.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
ROBOTIC VISION SYSTEMS, INC.
  Independent Auditors' Report............................................................................  F-2
  Balance Sheets at September 30, 1994 and 1993...........................................................  F-3
  Statements of Operations for the Years Ended September 30, 1994, 1993, and 1992.........................  F-4
  Statements of Stockholders' Equity (Deficiency) for the Years Ended September 30, 1994, 1993, and
   1992...................................................................................................  F-5
  Statements of Cash Flows for the Years Ended September 30, 1994, 1993, and 1992.........................  F-6
  Notes To Financial Statements for the Years Ended September 30, 1994, 1993, and 1992....................  F-7
  Condensed Balance Sheets At September 30, 1994 and March 31, 1995 (Unaudited)...........................  F-18
  Condensed Statements of Income For the Three and Six-Month Periods Ended March 31, 1995 and 1994
   (Unaudited)............................................................................................  F-19
  Condensed Statements of Cash Flows For the Six-Month Periods Ended March 31, 1995 and 1994
   (Unaudited)............................................................................................  F-20
  Notes To Condensed Financial Statements (Unaudited).....................................................  F-21
ACUITY IMAGING, INC.
  Report of Independent Public Accountants................................................................  F-23
  Independent Auditors' Report............................................................................  F-24
  Consolidated Balance Sheets as of December 31, 1994, 1993 and April 1, 1995 (Unaudited).................  F-25
  Consolidated Statements of Operations for the Years Ended December 31, 1994, 1993, and 1992 and the
   Three-Month Periods Ended April 1, 1995 and April 2, 1994 (Unaudited)..................................  F-26
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1994, 1993, and 1992
   and the Three-Month Periods Ended April 1, 1995 and April 2, 1994 (Unaudited)..........................  F-27
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1993, and 1992 and the
   Three-Month Periods Ended April 1, 1995 and April 2, 1994 (Unaudited)..................................  F-28
  Notes to Consolidated Financial Statements..............................................................  F-29

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Robotic Vision Systems, Inc.:

    We have audited the accompanying balance sheets of Robotic Vision Systems, Inc. as of September 30, 1994 and 1993, and the related statements of operations, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended September 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at September 30, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1994 in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Jericho, New York
December 14, 1994

                          ROBOTIC VISION SYSTEMS, INC.
                                 BALANCE SHEETS
                          SEPTEMBER 30, 1994 AND 1993

                                ASSETS (NOTE 8)

                                                                            NOTES         1994             1993
                                                                          ---------  ---------------  ---------------
CURRENT ASSETS:
Cash and cash equivalents...............................................         13  $     1,568,000  $       465,000
Investments.............................................................         13        1,495,000        --
Receivables -- net......................................................       2,13        3,412,000        2,157,000
Inventories.............................................................          3        2,634,000        2,136,000
Deferred income taxes...................................................          4        1,163,000          584,000
Prepaid expenses and other..............................................                     134,000          107,000
                                                                                     ---------------  ---------------
    Total current assets................................................                  10,406,000        5,449,000
PLANT AND EQUIPMENT -- NET..............................................          5        1,923,000        1,317,000
OTHER ASSETS............................................................          6        1,159,000        1,123,000
INVESTMENTS.............................................................         13        1,500,000        --
                                                                                     ---------------  ---------------
    TOTAL...............................................................             $    14,988,000  $     7,889,000
                                                                                     ---------------  ---------------
                                                                                     ---------------  ---------------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable...........................................................          8  $        63,000  $     --
Accounts payable........................................................                   2,717,000        2,579,000
Accrued expenses........................................................        7,9        2,243,000        2,742,000
Advance contract payments received......................................                     719,000          894,000
                                                                                     ---------------  ---------------
    Total current liabilities...........................................                   5,742,000        6,215,000
OTHER LIABILITIES.......................................................          9          210,000          245,000
                                                                                     ---------------  ---------------
    TOTAL LIABILITIES...................................................                   5,952,000        6,460,000
                                                                                     ---------------  ---------------
COMMITMENTS AND CONTINGENCIES...........................................         10
STOCKHOLDERS' EQUITY:                                                            11
Common stock, $.01 par value; shares authorized, 20,000,000; shares
 issued and outstanding, 1994 -- 11,583,602 and 1993 -- 9,651,285.......                     116,000           97,000
Additional paid-in capital..............................................                  32,805,000       28,328,000
Accumulated deficit.....................................................                 (23,885,000)     (26,996,000)
                                                                                     ---------------  ---------------
Stockholders' equity....................................................                   9,036,000        1,429,000
                                                                                     ---------------  ---------------
    TOTAL...............................................................             $    14,988,000  $     7,889,000
                                                                                     ---------------  ---------------
                                                                                     ---------------  ---------------

                       See Notes to Financial Statements.

                          ROBOTIC VISION SYSTEMS, INC.
                            STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

                                                             NOTES         1994            1993            1992
                                                           ---------  --------------  --------------  --------------
REVENUES.................................................         14  $   24,613,000  $   19,943,000  $   13,335,000
COST OF REVENUES.........................................                 12,722,000      11,454,000       9,802,000
                                                                      --------------  --------------  --------------
GROSS PROFIT.............................................                 11,891,000       8,489,000       3,533,000
                                                                      --------------  --------------  --------------
OPERATING COSTS AND EXPENSES:
Research and development costs...........................                  3,718,000       2,526,000       1,731,000
Selling, general and administrative expenses.............                  5,521,000       4,834,000       2,766,000
Interest income..........................................                   (104,000)         (2,000)        (11,000)
Interest expense.........................................                     46,000          27,000          30,000
                                                                      --------------  --------------  --------------
                                                                           9,181,000       7,385,000       4,516,000
                                                                      --------------  --------------  --------------
INCOME (LOSS) BEFORE BENEFIT FROM INCOME TAXES AND
 EXTRAORDINARY ITEMS.....................................                  2,710,000       1,104,000        (983,000)
BENEFIT FROM INCOME TAXES................................          4         401,000         495,000        --
                                                                      --------------  --------------  --------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS.................                  3,111,000       1,599,000        (983,000)
EXTRAORDINARY ITEMS:
Gain relating to agreement with General Motors
 Corporation (net of income tax provision of $97,000)....       4,12        --              --             1,138,000
Utilization of net operating loss carryforward...........          4        --              --                72,000
                                                                      --------------  --------------  --------------
NET INCOME...............................................             $    3,111,000  $    1,599,000  $      227,000
                                                                      --------------  --------------  --------------
INCOME (LOSS) PER SHARE:
Income (loss) before extraordinary items.................             $          .24  $          .14  $         (.13)
Extraordinary items......................................                   --              --                   .16
                                                                      --------------  --------------  --------------
Net income...............................................             $          .24  $          .14  $          .03
                                                                      --------------  --------------  --------------

                       See Notes to Financial Statements.

                          ROBOTIC VISION SYSTEMS, INC.
                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992


                                                           COMMON STOCK
                                                     ------------------------   ADDITIONAL                    STOCKHOLDERS'
                                                      NUMBER OF                   PAID-IN      ACCUMULATED       EQUITY
                                           NOTES        SHARES       AMOUNT       CAPITAL        DEFICIT      (DEFICIENCY)
                                           -----     ------------  ----------  -------------  --------------  -------------
Balance, October 1, 1991..............                  6,357,480  $   64,000  $  26,757,000  $  (28,822,000) $  (2,001,000)
Shares issued to the Defined
 Contribution Stock Ownership and
 Deferred Compensation Plan...........           9         26,027      --             22,000        --               22,000
Shares and warrants issued in
 connection with private equity
 placement, net of offering costs.....          11      3,000,000      30,000      1,309,000        --            1,339,000
Shares and warrants issued for
 professional services rendered.......          11        230,000       2,000        128,000        --              130,000
Net income............................                    --           --           --               227,000        227,000
                                                     ------------  ----------  -------------  --------------  -------------
Balance, September 30, 1992...........                  9,613,507      96,000     28,216,000     (28,595,000)      (283,000)
Shares issued to the Defined
 Contribution Stock Ownership and
 Deferred Compensation Plan...........           9         16,250      --             22,000        --               22,000
Offering costs incurred in connection
 with registration of shares and
 warrants.............................                    --           --            (80,000)       --              (80,000)
Shares issued in connection with the
 exercise of stock options............                     21,528       1,000         20,000        --               21,000
Warrants issued for professional
 services rendered....................          11        --           --            125,000        --              125,000
Warrants issued in connection with the
 settlement of litigation.............          11        --           --             25,000        --               25,000
Net income............................                    --           --           --             1,599,000      1,599,000
                                                     ------------  ----------  -------------  --------------  -------------
Balance, September 30, 1993...........                  9,651,285      97,000     28,328,000     (26,996,000)     1,429,000
Shares issued to the Defined
 Contribution Stock Ownership and
 Deferred Compensation Plan...........           9          8,610      --             36,000        --               36,000
Shares and warrants issued in
 connection with private equity
 placement, net of offering costs.....          11      1,360,000      14,000      3,790,000        --            3,804,000
Warrants issued for professional
 services.............................          11        --           --             38,000        --               38,000
Shares issued in connection with the
 exercise of stock options............          11        321,107       3,000        345,000        --              348,000
Shares issued in connection with the
 exercise of warrants.................          11        242,600       2,000        268,000        --              270,000
Net income............................                    --           --           --             3,111,000      3,111,000
                                                     ------------  ----------  -------------  --------------  -------------
Balance, September 30, 1994...........                 11,583,602  $  116,000  $  32,805,000  $  (23,885,000) $   9,036,000
                                                     ------------  ----------  -------------  --------------  -------------
                                                     ------------  ----------  -------------  --------------  -------------


                       See Notes to Financial Statements.

                          ROBOTIC VISION SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992


                                                                          1994            1993           1992
                                                                     --------------  --------------  -------------
OPERATING ACTIVITIES:
Income (loss) before extraordinary items...........................  $    3,111,000  $    1,599,000  $    (983,000)
Adjustments to reconcile income (loss) before extraordinary items to net cash provided by (used in) operating activities:
  Deferred income taxes............................................        (579,000)       (584,000)      --
  Depreciation and amortization....................................         620,000         425,000        322,000
  Provision for doubtful accounts receivable.......................        --                82,000         20,000
  Issuance of common stock and warrants for professional services
   rendered........................................................        --               125,000        130,000
  Issuance of common stock -- Defined Contribution Stock Ownership
   and Deferred Compensation Plan..................................          36,000          22,000         22,000
  Warrants issued as settlement of litigation......................        --                25,000       --
  Other............................................................           4,000        --                3,000
  Changes in assets and liabilities:
    Receivables....................................................      (1,255,000)       (437,000)      (123,000)
    Inventories....................................................        (498,000)     (1,108,000)       392,000
    Prepaid expenses and other current assets......................         (27,000)         25,000         (2,000)
    Other assets...................................................        (275,000)       (650,000)      (483,000)
    Accounts payable...............................................         138,000       1,490,000       (122,000)
    Accrued expenses...............................................        (499,000)         18,000        282,000
    Advance contract payments received.............................        (175,000)        244,000       (310,000)
    Other liabilities..............................................         (35,000)        (90,000)      (139,000)
                                                                     --------------  --------------  -------------
Net cash provided by (used in) operating activities................         566,000       1,186,000       (991,000)
                                                                     --------------  --------------  -------------
INVESTING ACTIVITIES:
Additions to plant and equipment...................................      (1,002,000)       (837,000)      (347,000)
Purchase of investments............................................      (2,984,000)       --             --
                                                                     --------------  --------------  -------------
Net cash used in investing activities..............................      (3,986,000)       (837,000)      (347,000)
                                                                     --------------  --------------  -------------
FINANCING ACTIVITIES:
Issuance of common stock and warrants -- private equity placement
 (less offering costs).............................................       3,842,000         (80,000)     1,339,000
Issuance of common stock in connection with the exercise of stock
 options and warrants..............................................         618,000          21,000       --
Notes payable......................................................          63,000        --             --
                                                                     --------------  --------------  -------------
Net cash provided by (used in) financing activities................       4,523,000         (59,000)     1,339,000
                                                                     --------------  --------------  -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...............       1,103,000         290,000          1,000
CASH AND CASH EQUIVALENTS:
  BEGINNING OF YEAR................................................         465,000         175,000        174,000
                                                                     --------------  --------------  -------------
  END OF YEAR......................................................  $    1,568,000  $      465,000  $     175,000
                                                                     --------------  --------------  -------------
                                                                     --------------  --------------  -------------
SUPPLEMENTAL INFORMATION -- Interest paid..........................  $       46,000  $       25,000  $     137,000
                                                                     --------------  --------------  -------------
                                                                     --------------  --------------  -------------
                       -- Taxes paid...............................  $      269,000  $       11,000  $    --
                                                                     --------------  --------------  -------------
                                                                     --------------  --------------  -------------


                       See Notes to Financial Statements.

                          ROBOTIC VISION SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND FINANCIAL REPORTING POLICIES

    a. DESCRIPTION OF BUSINESS -- Robotic Vision Systems, Inc. (the "Company") is principally engaged in the development, manufacture and marketing of standard inspection and measurement products which have a variety of commercial and military applications.

    b. REVENUES AND COST OF REVENUES -- The Company recognizes revenue on its standard electronic inspection and measurement products upon shipment. The Company recognizes revenues and related cost of revenues associated with the long-term contracts using the percentage-of-completion method of accounting, measured by the percentage of total costs incurred in relation to total estimated costs at completion. Contract costs include material, direct labor, manufacturing overhead and other direct costs. The degree of accuracy with which the Company is able to estimate the profit to be realized on fixed-price long-term contracts is greater as the contract approaches completion; accordingly, the Company reviews its estimates periodically and records adjustments thereto as required. On firm fixed-price contracts which are in the early stages of completion, and for which estimates of profit cannot be reasonably determined, the Company utilizes the percentage-of-completion method recognizing revenue in amounts equal to costs incurred until such time that profit margins can be reasonably estimated. If a loss is anticipated on a contract, the entire amount of the estimated loss is accrued in the period in which the loss becomes known.

        Revenues are billed in accordance with the terms of each contract. The Company estimates that all of its unbilled receivables at September 30, 1994 will become billable during the ensuing twelve months.

    c. CASH AND CASH EQUIVALENTS -- Cash and cash equivalents includes money market accounts with an original maturity of less than three months.

    d. PLANT AND EQUIPMENT -- Plant and equipment is recorded at cost less accumulated depreciation and amortization and includes the costs associated with demonstration equipment and other equipment internally developed by the Company. The cost of internally developed assets includes direct material and labor costs and applicable factory overhead. Depreciation is computed by the straight-line method over estimated lives ranging from two to eight years. Leasehold improvements are amortized over the lesser of their respective estimated useful lives or lease terms.

    e. INVENTORIES -- Inventories are stated at the lower of cost (using the first-in, first-out cost flow assumption) or market.

    f. SOFTWARE DEVELOPMENT COSTS -- Software development costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86. Capitalized software development costs are amortized primarily over a five-year period, which is the estimated useful life of the software. Amortization begins in the period in which the related product is available for general release to customers.

    g. RESEARCH AND DEVELOPMENT COSTS -- The Company charges research and development costs for Company-funded projects to operations as incurred. Research and development costs which are reimbursable under customer-funded contracts are treated as contract costs.

                          ROBOTIC VISION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND FINANCIAL REPORTING
POLICIES (CONTINUED)
    h. INCOME TAXES -- In fiscal 1993, the Company adopted the provision of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

        Prior to fiscal 1993, the provision for income taxes was based on revenue and expenses included in the Company's statement of operations. Where appropriate, the Company provided deferred income taxes for the tax effects of transactions which were recorded for different periods for financial accounting purposes than for income tax purposes. At September 30, 1992, no deferred taxes were recorded because of the existence of net operating loss carryforwards.

    i. INCOME (LOSS) PER SHARE -- Income (loss) before extraordinary items per common share, extraordinary items per common share, and net income per common share are computed by dividing each year's income (loss) before extraordinary items, extraordinary items and net income by the respective weighted average number of shares of common stock outstanding during the period, after giving effect to dilutive options and warrants. For the year ended September 30, 1994 and 1993, the effect of options and warrants was calculated using the modified treasury stock method. The average number of shares used in the computation of per common share amounts for the year ended September 30, 1992 does not include shares issuable pursuant to options and warrants since their effect was not material. The weighted average number of common and common equivalent shares outstanding for 1994, 1993 and 1992 was 13,057,000, 12,534,000 and
       7,783,000, respectively.

    j. RECLASSIFICATION -- Certain amounts in the 1992 and 1993 financial statements have been reclassified to conform with the 1994 presentation.

2.  RECEIVABLES
    Receivables at September 30, 1994 and 1993 consisted of the following:

                                                                      1994           1993
                                                                  -------------  -------------
Accounts billed and receivable from the United States Government
 and its agencies...............................................  $     351,000  $     593,000
Accounts receivable from other customers........................      2,463,000      1,378,000
Unbilled receivables (including retainages on
 contracts-in-progress).........................................        702,000        290,000
                                                                  -------------  -------------
    Total.......................................................      3,516,000      2,261,000
Less allowance for doubtful accounts receivable.................        104,000        104,000
                                                                  -------------  -------------
Receivables -- net..............................................  $   3,412,000  $   2,157,000
                                                                  -------------  -------------
                                                                  -------------  -------------

                          ROBOTIC VISION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

3.  INVENTORIES
    Inventories at September 30, 1994 and 1993 consisted of the following:

                                                                      1994           1993
                                                                  -------------  -------------
Raw materials...................................................  $     356,000  $     348,000
Work-in-process.................................................      2,278,000      1,788,000
                                                                  -------------  -------------
    Total.......................................................  $   2,634,000  $   2,136,000
                                                                  -------------  -------------
                                                                  -------------  -------------

4.  INCOME TAXES
    The benefit from income taxes for the fiscal years ended September 30, 1994 and 1993 consisted of the following:

                                                                       1994           1993
                                                                  --------------  ------------
Current:
  Federal.......................................................  $      905,000  $    653,000
  State.........................................................         173,000       126,000
  Utilization of net operating loss carryforwards...............        (900,000)     (690,000)
                                                                  --------------  ------------
                                                                         178,000        89,000
Deferred:
  Federal.......................................................         891,000       --
  State.........................................................         108,000       --
  Adjustment of valuation allowance.............................      (1,578,000)     (584,000)
                                                                  --------------  ------------
    Total.......................................................  $     (401,000) $   (495,000)
                                                                  --------------  ------------
                                                                  --------------  ------------

    The income tax provision relating to the extraordinary credit relating to the agreement with General Motors Corporation for the fiscal year ended September 30, 1992, consists of the following:

Federal -- charge equivalent......................................  $  72,000
State -- current..................................................     25,000
                                                                    ---------
                                                                    $  97,000
                                                                    ---------
                                                                    ---------

    As described in Note 1, the Company adopted SFAS 109 during fiscal 1993. The adoption of SFAS 109 was made as of the beginning of the fiscal year on a prospective basis. This accounting change had no effect on the Company's financial statements as of the date of adoption. However, the adoption of SFAS 109 resulted in an increase in the income tax benefit recognized in fiscal 1993 and, therefore, an increase in income before extraordinary items of $584,000 ($.05 per common share).

    The adjustments of the valuation allowance during fiscal 1994 and fiscal 1993 emanate from the Company's profitable operations during those years and the extent to which the Company can substantiate projected future earnings. The deferred tax assets as of September 30, 1994 and 1993 are equivalent to the benefit to be derived from net operating loss carryforwards that were expected to be utilized to offset future taxable income projected as of the respective balance sheet dates. The deferred tax assets at September 30, 1994 and 1993 have been limited to the benefit to be derived from projected future income, primarily due to the Company's limited history of earnings and its projected future profitability currently being primarily dependent on one existing product line.

                          ROBOTIC VISION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

4.  INCOME TAXES (CONTINUED)
    A reconciliation between the statutory U.S. Federal income tax rate and the Company's effective tax rate for the years ended September 30, 1994 and 1993 is as follows:

                                                                           1994        1993
                                                                        ----------  ----------
U.S. Federal statutory rate...........................................      34.0%       34.0%
Increases (reductions) due to:
  State taxes -- net of Federal tax benefit...........................       4.2         7.5
  Utilization of net operating loss carryforwards.....................     (31.9)      (34.1)
  Anticipated future utilization of net operating loss
   carryforwards......................................................     (21.4)      (52.9)
  Other -- net........................................................        .3          .7
                                                                        ----------  ----------
    Total.............................................................     (14.8)%     (44.8)%
                                                                        ----------  ----------
                                                                        ----------  ----------

    The deferred tax assets at September 30, 1994 and 1993 are comprised of the following:

DEFERRED TAX ASSETS                                                  1994            1993
--------------------------------------------------------------  --------------  --------------
Net operating loss carryforwards..............................  $    7,743,000  $    8,763,000
Tax credit carryforwards......................................         767,000         460,000
Accrued liabilities...........................................         462,000         451,000
Inventory.....................................................         269,000         196,000
Fixed assets..................................................          47,000         122,000
Receivables...................................................          40,000          40,000
                                                                --------------  --------------
                                                                     9,328,000      10,032,000
Less valuation allowance......................................      (8,165,000)     (9,448,000)
                                                                --------------  --------------
    Total.....................................................  $    1,163,000  $      584,000
                                                                --------------  --------------
                                                                --------------  --------------

    As of September 30, 1994, the Company had Federal net operating loss carryforwards of approximately $20,300,000. Such loss carryforwards expire in the fiscal years 1995 through 2007 as follows:

FISCAL YEAR ENDING SEPTEMBER 30,
------------------------------------------------------------------------------
1995..........................................................................  $       33,000
1996..........................................................................       1,136,000
1997..........................................................................         797,000
1998..........................................................................         518,000
1999..........................................................................       1,030,000
2000-2004.....................................................................       9,678,000
2005-2007.....................................................................       7,108,000
                                                                                --------------
Total.........................................................................  $   20,300,000
                                                                                --------------
                                                                                --------------

    Additionally, the Company had Federal income tax credits of approximately $518,000 and state income tax credits of approximately $377,000. The utilization of the carryforwards to offset future tax liabilities is dependent upon the Company's ability to generate sufficient taxable income during the carryforward periods.

                          ROBOTIC VISION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

5.  PLANT AND EQUIPMENT
    Plant and equipment at September 30, 1994 and 1993 consisted of the following:

                                                                                1994           1993
                                                                            -------------  -------------
Machinery and equipment...................................................  $   1,581,000  $   1,602,000
Furniture, fixtures and other equipment...................................      1,064,000      1,126,000
Demonstration equipment...................................................        469,000        418,000
Leasehold improvements....................................................        112,000         45,000
                                                                            -------------  -------------
    Total.................................................................      3,226,000      3,191,000
Less accumulated depreciation and amortization............................      1,303,000      1,874,000
                                                                            -------------  -------------
Plant and equipment -- net................................................  $   1,923,000  $   1,317,000
                                                                            -------------  -------------
                                                                            -------------  -------------

6.  OTHER ASSETS
    Other assets at September 30, 1994 and 1993 consisted of the following:

                                                                                1994           1993
                                                                            -------------  -------------
Software development costs, net of accumulated amortization of $413,000
 and $174,000, respectively...............................................  $   1,064,000  $     870,000
Other.....................................................................         95,000        253,000
                                                                            -------------  -------------
    Total.................................................................  $   1,159,000  $   1,123,000
                                                                            -------------  -------------
                                                                            -------------  -------------

    Certain software development costs totaling $433,000 and $476,000 have been capitalized during the fiscal years ended September 30, 1994 and 1993, respectively. Amortization expense relating to software development costs for 1994, 1993 and 1992 was $239,000, $137,000 and $37,000, respectively.

7.  ACCRUED EXPENSES
    Accrued expenses at September 30, 1994 and 1993 consisted of the following:

                                                                                1994           1993
                                                                            -------------  -------------
Accrued wages and related employee benefits...............................  $     857,000  $     472,000
Accrued warranty and other product related costs..........................        385,000        526,000
Accrued sales commissions.................................................        348,000        596,000
Accrued pension costs (Note 9)............................................        175,000        112,000
Other.....................................................................        478,000      1,036,000
                                                                            -------------  -------------
    Total.................................................................  $   2,243,000  $   2,742,000
                                                                            -------------  -------------
                                                                            -------------  -------------

8.  NOTES PAYABLE TO BANK
    The Company maintains a line of credit agreement with a bank under which the Company may borrow up to $1,500,000 against certain customer accounts receivable and inventory. Borrowings under this agreement bear interest at the higher of the banks prime lending rate or the Federal funds rate plus one-half of one percent. The interest rate for borrowings under this agreement at September 30, 1994 was 8.75 percent. This agreement expires in June 1995.

                          ROBOTIC VISION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

9.  EMPLOYEE BENEFIT PLANS

    DEFINED BENEFIT PLAN

    The Company has a noncontributory pension plan for employees who meet certain minimum eligibility requirements. The level of retirement benefit is based on a formula which considers both employee compensation and length of credited service.

    Plan assets are invested in pooled bank investment accounts, and the fair value of such assets is based on the quoted market prices of underlying securities in such accounts. The Company funds pension plan costs based on minimum and maximum funding criteria as determined by independent actuarial consultants.

    The components of net pension cost for the fiscal years ended September 30, 1994, 1993 and 1992 are summarized as follows:

                                                                       1994         1993        1992
                                                                    -----------  ----------  ----------
Service cost -- benefits earned during the period.................  $   143,000  $   91,000  $   93,000
Interest on projected benefit obligations.........................       62,000      49,000      58,000
Estimated return on plan assets...................................      (52,000)    (43,000)    (55,000)
Other -- amortization of actuarial gains and net transition
 asset............................................................      (30,000)    (32,000)    (35,000)
                                                                    -----------  ----------  ----------
Net pension cost..................................................  $   123,000  $   65,000  $   61,000
                                                                    -----------  ----------  ----------
                                                                    -----------  ----------  ----------

    The funded status of the plan compared with the accrued expense included in the Company's balance sheet at September 30, 1994 and 1993 is as follows:

                                                                                1994           1993
                                                                            -------------  -------------
Fair value of plan assets.................................................  $     724,000  $     621,000
                                                                            -------------  -------------
Actuarial present value of benefit obligation:
  Accumulated benefit obligation, including vested benefits of $636,000
   and $491,000 in 1994 and 1993, respectively............................        790,000        587,000
  Effect of projected compensation increases..............................        226,000        137,000
                                                                            -------------  -------------
Projected benefit obligation for services rendered to date................      1,016,000        724,000
                                                                            -------------  -------------
Projected benefit obligation in excess of plan assets.....................       (292,000)      (103,000)
Unrecognized net loss (gain)..............................................         67,000        (85,000)
Remaining unrecognized net transition asset being amortized over 11
 years....................................................................       (122,000)      (157,000)
Unrecognized prior service costs..........................................         40,000         48,000
                                                                            -------------  -------------
Accrued pension cost......................................................  $    (307,000) $    (297,000)
                                                                            -------------  -------------
                                                                            -------------  -------------

    Accrued pension costs are included in the accompanying September 30, 1994 and 1993 balance sheets as follows:

                                                                                   1994         1993
                                                                                -----------  -----------
Accrued expenses..............................................................  $   175,000  $   112,000
Other liabilities.............................................................      132,000      185,000
                                                                                -----------  -----------
                                                                                $   307,000  $   297,000
                                                                                -----------  -----------
                                                                                -----------  -----------

                          ROBOTIC VISION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

9.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    Significant assumptions used in determining net periodic pension cost and related pension obligations are as follows:

                                                                                1994         1993
                                                                             -----------  -----------
Discount rate..............................................................       7.50%        8.25%
Rate of compensation increase..............................................       4.00%        4.00%
Expected long-term rate of return on assets................................       8.25%        8.25%

    DEFINED CONTRIBUTION STOCK OWNERSHIP AND DEFERRED COMPENSATION PLAN

    The Company has a defined contribution plan for all eligible employees, as defined by the Plan. The Plan provides for employee cash contributions ranging from two to ten percent of compensation and matching employer contributions of Company stock at a rate of 25 percent of an employee's contribution, limited to a maximum of six percent of a participant's compensation. The Plan also provides for additional employer contributions of Company stock at the discretion of the Company's Board of Directors. The Company incurred $61,000, $36,000 and $22,000 for employer contributions to the Plan in 1994, 1993 and 1992, respectively. In 1994, 1993 and 1992, the Company issued 8,610, 16,250 and 26,027, respectively, shares of its common stock to the Plan related to its prior year contribution.

    STOCK APPRECIATION RIGHTS

    During fiscal 1992, the Company entered into a stock appreciation rights agreement with its President. Under the terms of the agreement, the President will receive a cash payment equal to the appreciation in the market value of a fixed number of shares of the Company's common stock if certain conditions are met.

    The Company records the compensation expense related to this agreement at the date that the amount of payment to be made can be reasonably estimated. The Company recorded compensation expense of $85,000 and $100,000 related to this agreement during fiscal 1994 and 1993, respectively. No compensation expense was recorded relating to this agreement during fiscal 1992. The maximum future compensation which may be earned under this agreement is $90,000.

10. COMMITMENTS AND CONTINGENCIES

    A.  OPERATING LEASES

           The   Company  has  entered  into   operating  lease  agreements  for
       equipment, manufacturing and office facilities. The minimum noncancelable scheduled rentals under these agreements are as follows:

YEAR ENDING SEPTEMBER 30:                                                           AMOUNT
-------------------------------------------------------------------------------  -------------
1995...........................................................................  $     408,000
1996...........................................................................        396,000
1997...........................................................................        385,000
1998...........................................................................        257,000
                                                                                 -------------
    Total......................................................................  $   1,446,000
                                                                                 -------------
                                                                                 -------------

           Rent expense  for 1994,  1993  and 1992  was $363,000,  $347,000  and
       $347,000, respectively.

                          ROBOTIC VISION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    B.  LITIGATION

           During fiscal 1992, the Company instituted an action against Cybo Systems, Inc. ("Cybo"), alleging that Cybo breached certain agreements between the parties with respect to the sale by the Company to Cybo of all of the assets of its welding and cutting systems business.

           In response to the action brought by the Company, Cybo asserted claims against the Company alleging, among other things, breach of contract and warranties, fraud, bad faith, and conversion. Cybo is seeking aggregate damages in excess of $3.3 million. The Company believes that Cybo's claims are without merit and plans to defend against them vigorously. The Company's management, after discussion with legal counsel, believes that the ultimate outcome of this matter will not have a material adverse impact on the Company's financial position or results of operations.

    C.  UNITED STATES GOVERNMENT CONTRACTS

           Certain of the Company's contracts are subject to audit by applicable United States governmental agencies. Until such audits are completed, the ultimate profit on these contracts cannot be finally determined; however, in the opinion of management, the final contract settlements will not have a material adverse effect on the Company's financial position or results of operations.

11. STOCKHOLDERS' EQUITY
    PRIVATE EQUITY PLACEMENTS -- During fiscal 1994, the Company entered into an agreement with a group of investors. Under the agreement the Company received approximately $3,800,000, after expenses, in exchange for the issuance of 1,360,000 shares of the Company's common stock. The Company also issued warrants exerciseable through December 1999 to purchase 51,000 shares of the Company's common stock at an exercise price of $3.75 per share.

    During fiscal 1992, the Company entered into an agreement with a group of investors which included a director of the Company. Under the agreement the Company received approximately $1,300,000, after expenses, in exchange for the issuance of 3,000,000 shares of the Company's common stock and warrants exercisable through July 1996 to purchase an additional 1,000,000 shares of the Company's common stock at an exercise price of $1.00 per share. Additionally, the director included in the group of investors received warrants exercisable through July 1997 to purchase 240,000 shares of the Company's common stock at an exercise price of $1.00 per share.

    SHARES AND WARRANTS ISSUED FOR SERVICES RENDERED -- During fiscal 1994, the Company issued warrants for the purchase of 30,000 shares of the Company's common stock at an exercise price of $4.69 per share as compensation for professional services rendered. The Company recorded an expense of approximately $38,000 related to the issuance of such warrants.

    During fiscal 1993, the Company issued warrants under certain agreements granting the holders thereof the right through June 1998 to purchase up to 227,004 shares of the Company's common stock at exercise prices ranging from $0.88 to $3.00 per share as compensation for professional services rendered. The Company recorded an expense of approximately $125,000 related to the issuance of such warrants.

    During fiscal 1992, the Company issued 230,000 shares of common stock and a warrant expiring April 1996 to purchase 66,667 shares of the Company's common stock at an exercise price of $1.00 per

                          ROBOTIC VISION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

11. STOCKHOLDERS' EQUITY (CONTINUED)
share to a law firm in satisfaction of unpaid legal fees of $130,000. A director of the Company is a partner in the law firm. The market value of the shares and the warrant on the dates of issuance was $130,000.

    WARRANT ISSUED IN SETTLEMENT OF LITIGATION -- During fiscal 1993, the Company issued warrants in connection with the settlement of a lawsuit to purchase up to 25,000 shares of the Company's common stock at an exercise price of $4.37 per share. The expiration date of such warrants is November 1, 1996. The Company recorded an expense of approximately $25,000 related to the issuance of such warrants.

    WARRANTS EXERCISED -- During fiscal 1994, the Company received approximately $270,000 in connection with the issuance of 242,600 shares of its common stock upon the exercise of warrants to purchase such shares at prices between $0.88 and $4.38 per share.

    WARRANTS OUTSTANDING -- As of September 30, 1994, there were warrants outstanding to purchase approximately 1,372,000 shares of the Company's common stock with exercise prices of between $1.00 and $4.69 per share.

    STOCK OPTION PLANS -- The Company has four stock option plans (the 1977, 1982, 1987 and 1991 plans) which provide for the granting of options to employees or directors at prices and terms as determined by the Board of Directors' Stock Option Committee (the "Committee"). With respect to the 1977 and 1987 plans, option prices may not be less than the fair market value at date of grant. Any excess of the fair market value of shares under option at the date of grant over the exercise price is charged to operations over the period in which the stock options vest. All options issued by the Company to date have exercise prices which were equal to market value of the Company's common stock at the date of grant. No new options may be granted under the 1977 and 1982 plans.

                          ROBOTIC VISION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

11. STOCKHOLDERS' EQUITY (CONTINUED)
    The following table sets forth summarized information concerning the Company's stock options:

                                                                           NUMBER OF        EXERCISE PRICE RANGE
                                                                            SHARES
                                                                          -----------  -------------------------------
Options outstanding for shares of common stock at October 1, 1991.......      834,088  $     .75      -      $    7.06
Granted.................................................................    1,130,721        .53      -           1.63
Canceled or expired.....................................................     (649,323)       .53      -           7.06
                                                                                                      -
                                                                          -----------  ---------             ---------
Options outstanding for shares of common stock at September 30, 1992....    1,315,486        .53      -           5.69
Granted.................................................................      470,963        .88      -           4.04
Canceled or expired.....................................................      (99,852)       .53      -           5.69
Exercised...............................................................      (21,528)       .53      -           1.44
                                                                                                      -
                                                                          -----------  ---------             ---------
Options outstanding for shares of common stock at September 30, 1993....    1,665,069        .53      -           4.25
Granted.................................................................      257,416       3.63      -           6.81
Canceled or expired.....................................................      (23,478)       .53      -           5.32
Exercised...............................................................     (321,107)       .53      -           4.19
                                                                                                      -
                                                                          -----------  ---------             ---------
Options outstanding for shares of common stock at September 30, 1994....    1,577,900  $     .53      -      $    6.81
                                                                                                      -
                                                                                                      -
                                                                          -----------  ---------             ---------
                                                                          -----------  ---------             ---------
Options exercisable at September 30, 1994...............................      725,845
                                                                          -----------
                                                                          -----------
Shares reserved for issuance at September 30, 1994......................    1,692,525
                                                                          -----------
                                                                          -----------

12. GAIN RELATING TO AGREEMENT WITH GENERAL MOTORS CORPORATION
    In September 1989, General Motors Corporation ("GM") and the Company entered into an agreement whereby GM would lend the Company up to $1,100,000. Loans under this agreement bore interest at two percentage points above the prime rate and were collateralized by substantially all of the Company's assets.

    The Company recorded interest expense of approximately $22,000 for the year ended September 30, 1992 relating to this note payable.

    In fiscal 1992, the Company and GM entered into an agreement whereby GM exchanged this debt and the related accrued interest thereon and released the security interest held by GM in the Company's assets as full payment for (i) certain automotive spare parts inventories held by the Company, (ii) the execution of a service agreement under which the Company will provide maintenance and repair services for a four-year period and (iii) execution of an agreement by the Company and its officers and directors not to bring a suit against GM.

    During fiscal 1992, the Company recorded an extraordinary item relating to the agreement from the sale of the inventory to GM. The inventory which was sold to GM had been written off during fiscal 1990 as part of the Company's restructuring decision. The Company is recognizing the revenue related to the service agreement on a straight-line basis over the life of the agreement, with $18,000, $18,000 and $14,000 recognized in fiscal 1994, 1993 and 1992, respectively. Costs related to the fulfillment of the service agreement are expensed as incurred.

                          ROBOTIC VISION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

13. FAIR VALUE OF FINANCIAL INSTRUMENTS
    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    a. Cash and Cash Equivalents -- The carrying amounts approximate fair value because of the short maturity of these instruments.

    b.  Investments -- Fair value equals quoted market value.

    c. Receivables -- The carrying amount approximates fair value because of the short maturity of these instruments.

    As of September 30, 1994, investments consisted of certain debt securities issued by the United States government with maturities through November 1996. The Company's intention is to hold such investments until their maturity, therefore, such investments are recorded at their amortized cost. As of September 30, 1994, the aggregate fair value of investments maturing within one year was approximately $1,478,000 and the fair value of investments with maturities of longer than one year was approximately $1,447,000. The aggregate unrealized losses as of September 30,1994 were approximately $70,000.

14. SEGMENT AND PRINCIPAL CUSTOMER INFORMATION
    For the purposes of segment reporting, management considers the Company to operate in one industry, the machine vision industry.

    During the years ended September 30, 1994, 1993 and 1992 the Company recognized revenues on sales to major customers as set forth below:

    PERCENT OF TOTAL REVENUES

                                                                                       1994       1993       1992
                                                                                     ---------  ---------  ---------
United States Government and its agencies..........................................          4          8         23
Major customers:
  Customer A.......................................................................         15         13         21
  Customer B.......................................................................         10          3     --
  Customer C.......................................................................          9         15          3
  Customer D.......................................................................          5         13     --
  Customer E.......................................................................     --         --             17
All other customers................................................................         57         48         36
                                                                                           ---        ---        ---
    Total..........................................................................        100        100        100
                                                                                           ---        ---        ---
                                                                                           ---        ---        ---

    Foreign export sales accounted for 62 percent, 74 percent and 54 percent of the Company's revenues in fiscal 1994, 1993 and 1992, respectively.

    The Company's domestic and foreign export sales during the years ended September 30, 1994, 1993 and 1992 are set forth below:

                                                              1994            1993            1992
                                                         --------------  --------------  --------------
North America..........................................  $    9,258,000  $    5,166,000  $    6,074,000
Asia/Pacific Rim.......................................      14,103,000      12,608,000       5,838,000
Europe.................................................       1,252,000       2,169,000       1,423,000
                                                         --------------  --------------  --------------
    Total..............................................  $   24,613,000  $   19,943,000  $   13,335,000
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------

                          ROBOTIC VISION SYSTEMS, INC.
                            CONDENSED BALANCE SHEETS
                                     ASSETS

                                                                                    MARCH 31,      SEPTEMBER 30,
                                                                                      1995             1994
                                                                                 ---------------  ---------------
                                                                                   (UNAUDITED)       (NOTE 1)
Current Assets:
  Cash and cash equivalents....................................................  $       346,000  $     1,568,000
  Investments (Note 2).........................................................        1,500,000        1,495,000
  Receivables -- net (including unbilled receivables of $678,000 at March 31,
   1995 and $702,000 at September 30, 1994)....................................        5,691,000        3,412,000
  Inventories (Note 3).........................................................        4,533,000        2,634,000
  Deferred income taxes........................................................        2,923,000        1,163,000
  Prepaid expenses and other current assets....................................          254,000          134,000
                                                                                 ---------------  ---------------
    Total Current Assets.......................................................       15,247,000       10,406,000
Machinery and equipment (at cost, less accumulated depreciation and
 amortization).................................................................        2,210,000        1,923,000
Deferred income taxes..........................................................          506,000        --
Other assets...................................................................        1,260,000        1,159,000
Investments (Note 2)...........................................................        2,487,000        1,500,000
                                                                                 ---------------  ---------------
    TOTAL......................................................................  $    21,710,000  $    14,988,000
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

                                                   LIABILITIES
Current Liabilities:
  Accounts payable.............................................................  $     4,503,000  $     2,717,000
  Accrued expenses.............................................................        2,330,000        2,243,000
  Advance contract payments received...........................................          103,000          719,000
  Notes payable (Note 4).......................................................        --                  63,000
                                                                                 ---------------  ---------------
    Total Current Liabilities..................................................        6,936,000        5,742,000
Other liabilities..............................................................          213,000          210,000
                                                                                 ---------------  ---------------
    Total Liabilities..........................................................        7,149,000        5,952,000
                                                                                 ---------------  ---------------

                                              STOCKHOLDER'S EQUITY

Capital stock -- common -- authorized 20,000,000 shares, $.01 par value; issued and outstanding 11,671,615 shares at March 31, 1995 and 11,583,602 shares at
 September 30, 1994............................................................          117,000          116,000
Additional paid-in capital.....................................................       33,047,000       32,805,000
Accumulated deficit............................................................      (18,603,000)     (23,885,000)
                                                                                 ---------------  ---------------
    Total Stockholder's Equity.................................................       14,561,000        9,036,000
                                                                                 ---------------  ---------------
    TOTAL......................................................................  $    21,710,000  $    14,988,000
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

                          ROBOTIC VISION SYSTEMS, INC.
                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                            SIX MONTHS ENDED              THREE MONTHS ENDED
                                                               MARCH 31,                      MARCH 31,
                                                     ------------------------------  ----------------------------
                                                          1995            1994           1995           1994
                                                     --------------  --------------  -------------  -------------
Revenues...........................................  $   16,600,000  $   11,790,000  $   9,071,000  $   5,901,000
Cost of revenues...................................       7,616,000       6,439,000      4,054,000      3,101,000
                                                     --------------  --------------  -------------  -------------
Gross profit.......................................       8,984,000       5,351,000      5,017,000      2,800,000
Research and development costs.....................       2,389,000       1,798,000      1,270,000        968,000
Selling, general and administrative expenses.......       3,469,000       2,549,000      1,955,000      1,321,000
Interest (income) net..............................         (96,000)         (2,000)       (65,000)        (9,000)
                                                     --------------  --------------  -------------  -------------
Income before income tax benefit...................       3,222,000       1,006,000      1,857,000        520,000
Income tax benefit.................................       2,060,000       1,093,000      2,606,000      1,123,000
                                                     --------------  --------------  -------------  -------------
    Net income.....................................  $    5,282,000  $    2,099,000  $   4,463,000  $   1,643,000
                                                     --------------  --------------  -------------  -------------
                                                     --------------  --------------  -------------  -------------
    Net income per common share....................       $.38            $.16           $.32           $.13
                                                     --------------  --------------  -------------  -------------
                                                     --------------  --------------  -------------  -------------

                          ROBOTIC VISION SYSTEMS, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                           SIX MONTHS ENDED
                                                                                              MARCH 31,
                                                                                    ------------------------------
                                                                                         1995            1994
                                                                                    --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income........................................................................  $    5,284,000  $    2,099,000
Adjustments to reconcile net income to net cash from operating activities:
  Deferred income taxes...........................................................      (2,266,000)     (1,143,000)
  Depreciation and amortization...................................................         410,000         320,000
  Issuance of common stock -- defined contribution stock ownership and deferred
   compensation plan..............................................................          60,000          36,000
  Provision for doubtful receivable...............................................          20,000        --
  Issuance of warrants for professional services rendered.........................          14,000        --
  Asset and liability management:
    Receivables...................................................................      (2,299,000)     (1,293,000)
    Inventories...................................................................      (1,899,000)       (266,000)
    Prepaid expenses and other current assets.....................................        (121,000)        (73,000)
    Other assets..................................................................        (247,000)       (166,000)
    Accounts payable..............................................................       1,786,000          95,000
    Accrued expenses..............................................................          87,000         281,000
    Advanced contract payment received............................................        (616,000)       (774,000)
    Other liabilities.............................................................           3,000         (40,000)
                                                                                    --------------  --------------
Net cash provided by (used in) operating activities...............................         216,000        (924,000)
                                                                                    --------------  --------------
CASH FLOWS (USED IN) INVESTING ACTIVITIES:
  Additions to property and equipment.............................................        (551,000)       (715,000)
  Investments.....................................................................        (993,000)     (3,000,000)
                                                                                    --------------  --------------
Net cash used in investing activities.............................................      (1,544,000)     (3,715,000)
                                                                                    --------------  --------------
CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES:
  Issuance of common stock in connection with the exercise of stock option and
   warrants.......................................................................         169,000          32,000
  Notes payable...................................................................         (63,000)        187,000
  Proceeds/net of expenses related to issuance of common stock....................        --             4,078,000
                                                                                    --------------  --------------
Net cash provided by financing activities.........................................         106,000       4,297,000
                                                                                    --------------  --------------
DECREASE IN CASH AND CASH EQUIVALENTS.............................................  $   (1,222,000) $     (342,000)
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                          ROBOTIC VISION SYSTEMS, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  CONDENSED FINANCIAL STATEMENTS

    The condensed balance sheet of Robotic Vision Systems, Inc. ("RVSI" or the "Company") as of March 31, 1995, the condensed statements of operations for the three and six month periods ended March 31, 1995 and 1994 and the condensed statements of cash flows for the six month periods ended March 31, 1995 and 1994 have been prepared by the Company, without audit. The balance sheet as of September 30, 1994 was derived from the audited balance sheet included in the Company's September 30, 1994 Annual Report on Form 10-K. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial condition, results of operations and cash flows at March 31, 1995 and for all periods presented have been made.


    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's September 30, 1994 Form 10-K. The results of operations for the period ended March 31, 1995 are not necessarily indicative of the operating results for the full year.

2.  INVESTMENTS
    At March 31, 1995 and September 30, 1994, investments consist primarily of U.S. Treasury Notes and U.S. Treasury Bills.

3.  INVENTORIES
    As of March 31, 1995 and September 30, 1994 inventories consisted of the following:

                                                            MARCH 31, 1995  SEPTEMBER 30, 1994
                                                            --------------  ------------------
Raw Materials.............................................   $    461,000     $      356,000
Work-in-Process...........................................      4,072,000          2,278,000
                                                            --------------  ------------------
    Total.................................................   $  4,533,000     $    2,634,000
                                                            --------------  ------------------
                                                            --------------  ------------------

4.  NOTES PAYABLE
    The Company has an agreement with a bank under which the Company may borrow up to $1,500,000. Loans under this agreement bear interest at a rate of prime plus one percent per annum and are secured by all the assets of the Company. The amount outstanding under this credit facility was $-0- at March 31, 1995 and $63,000 at September 30, 1994. The agreement expires on June 7, 1995.

5.  INCOME TAXES
    The income tax benefit for the six months ended March 31, 1995 and 1994 consisted of the following:

                                                                      1995           1994
                                                                 --------------  -------------
Current provision..............................................  $     (206,000) $     (50,000)
Deferred provision.............................................      (1,036,000)      --
Adjustment of valuation allowance..............................       3,302,000      1,143,000
                                                                 --------------  -------------
    Total......................................................  $    2,060,000  $   1,093,000
                                                                 --------------  -------------
                                                                 --------------  -------------

    The adjustments to the valuation allowance during the quarters ended March 31, 1995 and 1994 emanate from the Company's profitable operations and the extent to which the Company can substantiate projected future earnings. The deferred tax assets as of March 31, 1995 and September 30, 1994 are equivalent to the benefit to be derived from net operating loss carryforwards and other tax credits

                          ROBOTIC VISION SYSTEMS, INC.
              NOTES TO CONDENSED FINANCIAL STATEMENTS -- CONTINUED
                                  (UNAUDITED)

5.  INCOME TAXES (CONTINUED)
which are expected to be utilized to offset future taxable income projected as of those dates. The deferred tax assets as of March 31, 1995 and September 30, 1994 have been limited to the benefit to be derived from projected future income, primarily due to the Company's limited history of earnings and its projected future profitability currently being primarily dependent on one existing product line.

6.  SUBSEQUENT EVENT

    (A)  PROPOSED MERGER AGREEMENT


    On April 27, 1995, the Company and Acuity Imaging, Inc. ("Acuity") signed a definitive merger agreement. Upon consummation of the merger, Acuity will become a wholly-owned subsidiary of RVSI.


    The merger terms, as amended on July 11, 1995, contemplate that RVSI is to issue 0.766 of a share of its common stock for each Acuity share (the "Exchange Ratio") or approximately 1,883,000 shares of RVSI common stock in exchange for all of Acuity's outstanding shares as of March 31, 1995. In addition, Acuity's outstanding stock options are to be exchanged for options upon RVSI's common stock in the same 0.766 to one ratio. If the price of the RVSI Common Stock averages more then $14.50 or less than $10.00 per share during the 20 business days preceding the consummation of the Merger, the number of shares of the RVSI Common Stock issuable to the Acuity Stockholders would be proportionately adjusted. In no event, however, will the Exchange Ratio be more than .925626 or less than .555375.

    Consummation of the merger, which is intended to be completed as a tax-free reorganization and to be accounted for as a pooling of interests, is subject to conditions customary for transactions of this nature, including approval by the stockholders of each of RVSI and Acuity.

    (B)  PRIVATE EQUITY PLACEMENT


    On June 28, 1995, the Company entered into an agreement with a group of investors. Under the agreement, the Company received approximately $9.5 million, after expenses, in exchange for the issuance of 1,110,000 shares of the Company's common stock. The Company also issued warrants exercisable through June 2000 to purchase 68,300 shares of the Company's common stock at exercise prices ranging from $8.75 to $9.00 per share.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To: Acuity Imaging, Inc.:

    We have audited the accompanying consolidated balance sheets of Acuity Imaging, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Automatix Incorporated for 1993 and 1992, which reflect total assets and total revenues of 43 percent and 47 percent in 1993 and 42 percent and 51 percent in 1992, respectively, of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the report of other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the reports of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Acuity Imaging, Inc. and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
February 13, 1995 (except for the
matters
 discussed in Notes 7 and 13, as to
 which the dates are July 19, 1995 and
 July 11, 1995, respectively)

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
 Acuity Imaging, Inc.:

    We have audited the consolidated balance sheets of Acuity Imaging, Inc. (formerly Automatix Incorporated) and subsidiaries as of December 31, 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1993 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Acuity Imaging, Inc. (formerly Automatix Incorporated) and subsidiaries at December 31, 1993, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Boston, Massachusetts
February 11, 1994

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                                     DECEMBER 31,
                                                                                                ----------------------
                                                                          NOTES                    1994        1993
                                                                        ---------   APRIL 1,    ----------  ----------
                                                                                      1995
                                                                                   -----------
                                                                                   (UNAUDITED)
Current Assets:
  Cash and equivalents................................................  1           $     279   $      529  $    2,324
  Accounts receivable, net of allowance for doubtful accounts of $178 and $140 in 1994 and 1993, respectively, and $104 at April 1,
   1995...............................................................                  3,228        3,605       3,007
  Inventories.........................................................  1,4             1,781        1,665       1,565
  Other current assets................................................                    174           28          54
                                                                                   -----------  ----------  ----------
      Total current assets............................................                  5,462        5,827       6,950

Property and Equipment -- Net.........................................  1,5               988          873         652
Other Assets..........................................................                     20           20          20
                                                                                   -----------  ----------  ----------
Total Assets..........................................................              $   6,470   $    6,720  $    7,622
                                                                                   -----------  ----------  ----------
                                                                                   -----------  ----------  ----------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable....................................................              $   1,807   $   1,573  $   1,208
  Loan payable........................................................  7               1,250      --         --
  Advances from customers.............................................                     99         193        194
  Accrued expenses....................................................  6               1,010       1,591      1,860
  Subordinated notes and related accrued interest.....................  8              --          --          3,335
                                                                                   -----------  ---------  ---------
      Total current liabilities.......................................                  4,166       3,357      6,597
                                                                                   -----------  ---------  ---------
Loan Payable..........................................................  7              --           1,015     --
                                                                                   -----------  ---------  ---------
Commitments                                                             10
Stockholders' Equity:                                                   1,9
  Common stock, $.01 par value; authorized, 10,000,000 shares; issued,
   2,389,532 and 2,428,845 shares at December 31, 1994 and 1993,
   respectively, and 2,458,680 shares at April 1, 1995................                     25          24         24
  Additional paid-in capital..........................................                 61,161      61,081     61,479
  Accumulated deficit.................................................                (59,029)    (58,888)   (60,194)
  Cumulative translation adjustment...................................                    147         131        137
  Less treasury stock at cost (64,910 common shares in 1993)..........                 --          --           (421)
                                                                                   -----------  ---------  ---------
Total stockholders' equity............................................                  2,304       2,348      1,025
                                                                                   -----------  ---------  ---------
Total Liabilities and Stockholders' Equity............................              $   6,470   $   6,720  $   7,622
                                                                                   -----------  ---------  ---------
                                                                                   -----------  ---------  ---------

                See notes to consolidated financial statements.

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     THIRTEEN WEEKS ENDED
                                                                                                           YEAR ENDED DECEMBER
                                                                                     --------------------          31,
                                                                                     APRIL 1,   APRIL 2,   --------------------
                                                                           NOTES       1995       1994       1994       1993
                                                                           -----     ---------  ---------  ---------  ---------
                                                                                         (UNAUDITED)
Net sales and service revenue.........................................        1,12   $   4,895  $   5,189  $  22,168  $  18,734
                                                                                     ---------  ---------  ---------  ---------
Costs and Expenses:
  Cost of sales and service revenue...................................                   2,121      2,101      9,369      7,752
  Research and development (includes $172, $233 and $82 of costs associated with SBIR contracts in 1994, 1993 and 1992,
   respectively, and $63 and $49 in the three months ended April 1,
   1995 and April 2, 1994, respectively...............................                   1,089        938      3,911      3,482
  Marketing and selling...............................................                   1,469      1,250      5,317      4,614
  General and administrative..........................................                     337        373      1,580      1,452
  Merger and restructuring costs......................................           2      --         --            440      1,091
                                                                                     ---------  ---------  ---------  ---------
      Total costs and expenses........................................                   5,016      4,662     20,617     18,391
                                                                                     ---------  ---------  ---------  ---------
Income from operations................................................                    (121)       527      1,551        343
Interest income.......................................................                       2         10         18         41
Interest expense......................................................                      22         83        153        317
                                                                                     ---------  ---------  ---------  ---------
Income from continuing operations before income taxes.................                    (141)       454      1,416         67
Provision for income taxes on continuing operations...................          11      --             44        110         97
                                                                                     ---------  ---------  ---------  ---------
Income (loss) from continuing operations..............................                    (141)       410      1,306        (30)
Income (Loss) From Discontinued Operations:                                      3
  Loss from operations................................................                  --         --         --         --
  Gain on disposal....................................................                  --         --         --         --
                                                                                     ---------  ---------  ---------  ---------
      Total discontinued operations...................................                  --         --         --         --
                                                                                     ---------  ---------  ---------  ---------
Income (loss) before extraordinary item...............................               $    (141) $     410  $   1,306  $     (30)
                                                                                     ---------  ---------  ---------  ---------
Extraordinary item-extinguishment of long-term debt (net of taxes,
 $3)..................................................................           8      --         --         --         --
                                                                                     ---------  ---------  ---------  ---------
Net income (loss).....................................................               $    (141) $     410  $   1,306  $     (30)
                                                                                     ---------  ---------  ---------  ---------
                                                                                     ---------  ---------  ---------  ---------
Income (Loss) Per Share:                                                         1
  Income (loss) from continuing operations............................               $    (.06) $     .16  $     .51  $    (.01)
  Discontinued operations.............................................                  --         --         --         --
  Extraordinary item..................................................                  --         --         --         --
                                                                                     ---------  ---------  ---------  ---------
  Net income (loss)...................................................               $    (.06) $     .16  $     .51  $    (.01)
                                                                                     ---------  ---------  ---------  ---------
                                                                                     ---------  ---------  ---------  ---------
Weighted average number of common and common equivalent shares
 outstanding..........................................................           1       2,417      2,579      2,569      2,380
                                                                                     ---------  ---------  ---------  ---------
                                                                                     ---------  ---------  ---------  ---------


                                                                          1992
                                                                        ---------

Net sales and service revenue.........................................  $  16,610
                                                                        ---------
Costs and Expenses:
  Cost of sales and service revenue...................................      7,810
  Research and development (includes $172, $233 and $82 of costs associated with SBIR contracts in 1994, 1993 and 1992,
   respectively, and $63 and $49 in the three months ended April 1,
   1995 and April 2, 1994, respectively...............................      2,862
  Marketing and selling...............................................      3,977
  General and administrative..........................................      1,197
  Merger and restructuring costs......................................     --
                                                                        ---------
      Total costs and expenses........................................     15,846
                                                                        ---------
Income from operations................................................        764
Interest income.......................................................         59
Interest expense......................................................        324
                                                                        ---------
Income from continuing operations before income taxes.................        499
Provision for income taxes on continuing operations...................         48
                                                                        ---------
Income (loss) from continuing operations..............................        451
Income (Loss) From Discontinued Operations:
  Loss from operations................................................       (147)
  Gain on disposal....................................................      1,361
                                                                        ---------
      Total discontinued operations...................................      1,214
                                                                        ---------
Income (loss) before extraordinary item...............................  $   1,665
                                                                        ---------
Extraordinary item-extinguishment of long-term debt (net of taxes,
 $3)..................................................................         46
                                                                        ---------
Net income (loss).....................................................  $   1,711
                                                                        ---------
                                                                        ---------
Income (Loss) Per Share:
  Income (loss) from continuing operations............................  $     .19
  Discontinued operations.............................................        .51
  Extraordinary item..................................................        .02
                                                                        ---------
  Net income (loss)...................................................  $     .72
                                                                        ---------
                                                                        ---------
Weighted average number of common and common equivalent shares
 outstanding..........................................................      2,383
                                                                        ---------
                                                                        ---------

                See notes to consolidated financial statements.

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                       COMMON STOCK
                                                --------------------------  ADDITIONAL                 CUMULATIVE
                                                 NUMBER OF     $.01 PAR       PAID-IN    ACCUMULATED   TRANSLATION   TREASURY
                                                  SHARES         VALUE        CAPITAL      DEFICIT     ADJUSTMENT      STOCK
                                                -----------  -------------  -----------  ------------  -----------  -----------
BALANCE, JANUARY 1, 1992......................       2,410     $      24     $  61,463    $  (61,828)   $     261    $    (421)
  Exercises of stock options..................          19        --                16        --           --           --
  Other.......................................      --            --            --               (47)      --           --
  Translation adjustment......................      --            --            --            --             (121)      --
  Net income..................................      --            --            --             1,711       --           --
                                                     -----           ---    -----------  ------------  -----------  -----------
BALANCE, DECEMBER 31, 1992....................       2,429            24        61,479       (60,164)         140         (421)
                                                     -----           ---    -----------  ------------  -----------  -----------
  Translation adjustment......................      --            --            --            --               (3)      --
  Net loss....................................      --            --            --               (30)      --           --
                                                     -----           ---    -----------  ------------  -----------  -----------
BALANCE, DECEMBER 31, 1993....................       2,429            24        61,479       (60,194)         137         (421)
                                                     -----           ---    -----------  ------------  -----------  -----------
  Exercises of stock options..................          26        --                23        --           --           --
  Retirement of treasury stock................         (65)       --              (421)       --           --              421
  Translation adjustment......................      --            --            --            --               (6)      --
  Net income..................................      --            --            --             1,306       --           --
                                                     -----           ---    -----------  ------------  -----------  -----------
BALANCE, DECEMBER 31, 1994....................       2,390            24        61,081       (58,888)         131       --
                                                     -----           ---    -----------  ------------  -----------  -----------
  Exercises of stock options..................          69             1            80        --           --           --
  Translation adjustment......................      --            --            --            --               16       --
  Net loss....................................      --            --            --              (141)      --           --
                                                     -----           ---    -----------  ------------  -----------  -----------
BALANCE, APRIL 1, 1995 (Unaudited)............       2,459     $      25     $  61,161    $  (59,029)   $     147    $  --
                                                     -----           ---    -----------  ------------  -----------  -----------
                                                     -----           ---    -----------  ------------  -----------  -----------

                See notes to consolidated financial statements.

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 THIRTEEN WEEKS ENDED
                                                                ----------------------      YEAR ENDED DECEMBER 31,
                                                                 APRIL 1,    APRIL 2,   -------------------------------
                                                                   1995        1994       1994       1993       1992
                                                                -----------  ---------  ---------  ---------  ---------
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...........................................   $    (141)  $     410  $   1,306  $     (30) $   1,711
                                                                -----------  ---------  ---------  ---------  ---------
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
    Extraordinary item-extinguishment of debt.................      --          --         --         --            (46)
    Gain on sale of subsidiary................................      --          --         --         --         (1,361)
    Depreciation and amortization.............................         131          77        418        334        379
    Interest expense..........................................      --              84         84        310        281
    Increase (decrease) in cash resulting from:
      Accounts receivable.....................................         377        (199)      (598)       325       (676)
      Inventories.............................................        (116)         16       (100)      (573)      (109)
      Accounts payable........................................         234        (165)       365        156        565
      Advances from customers.................................         (94)      1,179         (1)        71         30
      Accrued expenses........................................        (581)       (477)      (269)       709         98
      Other...................................................        (146)        (13)        26          7         55
                                                                -----------  ---------  ---------  ---------  ---------
        Total adjustments.....................................        (195)        502        (75)     1,339       (784)
                                                                -----------  ---------  ---------  ---------  ---------
        Net cash provided by (used in) operating activities...        (336)        912      1,231      1,309        927
                                                                -----------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for property and equipment.....................        (246)       (209)      (639)      (390)      (413)
  Proceeds from sale of subsidiary, net of cost of disposal...      --          --         --         --            247
                                                                -----------  ---------  ---------  ---------  ---------
      Net cash used in investing activities...................        (246)       (209)      (639)      (390)      (166)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of long-term debt...................................      --          --         --         --           (671)
  Proceeds from exercises of stock options....................          81           1         23     --             16
  Proceeds from bank loan.....................................         235       1,500      1,015     --         --
  Payment of short-term debt and related accrued interest.....      --          (3,419)    (3,419)    --         --
                                                                -----------  ---------  ---------  ---------  ---------
      Net cash provided by (used in) financing activities.....         316      (1,918)    (2,381)    --           (655)
                                                                -----------  ---------  ---------  ---------  ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND EQUIVALENTS.......          16          (1)        (6)        (3)      (121)
                                                                -----------  ---------  ---------  ---------  ---------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS...................        (250)     (1,216)    (1,795)       916        (15)
CASH AND EQUIVALENTS, BEGINNING OF PERIOD.....................         529       2,324      2,324      1,408      1,423
                                                                -----------  ---------  ---------  ---------  ---------
CASH AND EQUIVALENTS, END OF PERIOD...........................   $     279   $   1,108  $     529  $   2,324  $   1,408
                                                                -----------  ---------  ---------  ---------  ---------
                                                                -----------  ---------  ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest......................................   $      22   $   1,269  $   1,338  $  --      $      43
                                                                -----------  ---------  ---------  ---------  ---------
                                                                -----------  ---------  ---------  ---------  ---------
  Cash paid for taxes.........................................   $      28   $      56  $     114  $      49  $      98
                                                                -----------  ---------  ---------  ---------  ---------
                                                                -----------  ---------  ---------  ---------  ---------

                See notes to consolidated financial statements.

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1.  SIGNIFICANT ACCOUNTING POLICIES
    PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the financial statements of Acuity Imaging, Inc. (formerly Automatix Incorporated) and its subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in the 1993 and 1992 financial statements and notes thereto have been reclassified to conform to the 1994 presentation.


    The consolidated financial statements of Acuity Imaging, Inc. have been prepared to give retroactive effect to the combination with Itran Corp. (Note
2), which occurred on January 26, 1994 and has been recorded as a pooling of interests.


    REVERSE STOCK SPLIT -- All share and per share data have been retroactively adjusted to reflect the one-for-twenty reverse stock split of the Company's common stock effected on January 26, 1994.

    REVENUE RECOGNITION -- Revenue from equipment sales, which include a software component, is recognized at the time of shipment provided that no significant vendor or postcontract support obligations remain outstanding and collection of the resulting receivable is deemed probable. Revenue from equipment requiring significant field engineering, vendor or postcontract support is deferred until such obligations are substantially completed. In limited instances, the Company installs equipment at the customer's site. The installation process is routine, and the costs to install the equipment are accrued at shipment. The Company recognizes any separately billable revenues from the installation of its products when the installations are completed. Estimated warranty costs are accrued at the time system sales are recognized as revenue. Revenue from government research and development contracts is billed and recognized as the services are provided and the reimbursement is earned during the period based on actual labor, materials and overhead incurred, plus profit as allowed under each contract. Other services revenues are recognized when rendered. Service revenue, including spare parts and training, was $1,807,000, $1,481,000 and $1,543,000 for the years ended December 31, 1994,
1993 and 1992, respectively, and $501,000 and $466,000 for the three months ended April 1, 1995 and April 2, 1994, respectively.

    SOFTWARE DEVELOPMENT COSTS -- Software development costs are expensed as incurred. Costs incurred after technological feasibility has been determined have not been significant.

    CASH AND EQUIVALENTS -- Cash equivalents consist primarily of short-term bank time deposits purchased with remaining maturities of three months or less.

    INVENTORIES -- Inventories are stated at the lower of cost (first-in, first-out method) or market. The Company makes provisions for obsolete, slow-moving and/or nonsaleable inventories on a quarterly basis.

    PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Additions, renewals and improvements are capitalized, and repair and maintenance costs are expensed. Fully depreciated assets are removed from the accounts. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets.

    FOREIGN CURRENCY TRANSLATION -- Assets and liabilities of the Company's European subsidiary are translated at the exchange rate in effect at the balance sheet date. Operating statement accounts are translated at the average exchange rate for the year. The resulting translation adjustments are excluded from operations and accumulated as a separate component of stockholders' equity. Transaction gains are included in net income and totaled $19,000, $0 and $45,000 in 1994, 1993 and 1992, respectively, and $2,000 and $0 for the three months ended April 1, 1995 and April 2, 1994, respectively.

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES -- Deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and the tax basis of existing assets and liabilities using enacted tax rates in effect in the year(s) in which the differences are expected to reverse.

    INCOME (LOSS) PER SHARE -- Income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during each year. Fully diluted and primary income per common share are not materially different for each of the periods presented.

    POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS -- The Company has no obligation for postretirement or postemployment benefits.

    DERIVATIVE   FINANCIAL  INSTRUMENTS  --  In   October  1994,  the  Financial
Accounting Standards Board issued Statement of Financial Accounting Standards No. 119 (SFAS No. 119), DISCLOSURE ABOUT DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS, which is effective for fiscal years ending after December 15, 1994. SFAS No. 119 requires certain disclosures about derivative financial instruments including futures, forward swap and option contracts and other financial instruments with similar characteristics. As of December 31, 1994 and April 1, 1995, the Company had no instruments requiring disclosure under SFAS No. 119.

    FAIR VALUE FINANCIAL INSTRUMENTS -- The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    a. Cash and equivalents -- the carrying amounts approximate fair value because of the short maturity of those investments.

    b. Receivables -- the carrying amounts approximate fair value because of the short maturity of those investments.

    c. Debt -- the carrying amounts approximate fair value because of the relatively short maturity of those instruments.

    INTERIM FINANCIAL STATEMENTS -- The Company determines its quarterly reporting periods based upon thirteen week periods. The accompanying consolidated balance sheets as of April 1, 1995, the consolidated statements of operations and cash flows for the thirteen-week periods ended April 1, 1995 and April 2, 1994, and the consolidated statements of stockholders' equity for the thirteen-week period ended April 1, 1995 are unaudited but, in the opinion of management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the results for these interim periods. The results of operations for the thirteen weeks ended April 1, 1995 are not necessarily indicative of results to be expected for the entire year.

2.  BUSINESS COMBINATION
    On January 26, 1994, the Company merged with Itran Corp. (Itran) in a tax-free exchange of 1,482,755 registered shares of Automatix common stock for substantially all of Itran's outstanding common and preferred stock. Itran was a developer and seller of computerized visual inspection equipment. Automatix was the surviving corporation and, simultaneously with the merger, changed its name to Acuity Imaging, Inc. Outstanding Itran stock options were converted into options to purchase 161,750 shares of the Company's common stock. The merger has been accounted for as a pooling of interests. The Company incurred expenses of approximately $1,091,000 related to the merger, which are included in merger and restructuring costs in the accompanying statement of

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

2.  BUSINESS COMBINATION (CONTINUED)

operations in 1993. For the periods presented there were no inter-company transactions which would require elimination. Unaudited pro forma condensed statement of operations data for the years ended December 31, 1993 and 1992 are as follows:


                                                                         AUTOMATIX     ITRAN    COMBINED
                                                                        -----------  ---------  ---------
                                                                             (AMOUNTS IN THOUSANDS)
1993
Revenue...............................................................   $   8,841   $   9,893  $  18,734
Net income (loss).....................................................          15         (45)       (30)

1992
Revenue...............................................................   $   8,548   $   8,062  $  16,610
Extraordinary item -- Extinguishment of long-term debt................          46      --             46
Net income............................................................       1,525         186      1,711

    The Company incurred restructuring costs in 1994 related to the merger which are included in merger and restructuring costs for 1994. These costs represented approximately $346,000 in severance and related benefits and $94,000 related to a lease termination.

3.  DISCONTINUED OPERATIONS
    On July 15, 1992, the Company sold its 71% interest in SuperCads Inc. (SuperCads) for cash of $300,000, resulting in a gain of $1,361,000, comprised of the following:

Cash proceeds..........................................................  $  300,000
Reversal of minority interest..........................................     987,000
Assumption of net liabilities by buyer.................................     126,000
Less -- legal expenses.................................................     (52,000)
                                                                         ----------
Gain recognized........................................................  $1,361,000
                                                                         ----------
                                                                         ----------

    The Company also received a note of $540,000, which bore interest at 8% and was due on June 15, 1994. Because of uncertainty relating to the collectibility of the note, the Company did not recognize any additional gain upon receipt of the note. In May 1993, the Company sold the note to its then Chairman of the Board of Directors in exchange for 37,500 shares of the Company's common stock and options for 20,000 additional shares of the Company's common stock transferred by the Chairman of the Company. The 37,500 shares of stock were added to the Company's treasury stock at the value of the note sold (zero). Net sales of SuperCads were $608,000 for the period from January 1, 1992 through July 15, 1992.

4.  INVENTORIES
    Inventories consisted of the following:

                                                                                    DECEMBER 31,
                                                                            ----------------------------
                                                                                1994           1993
                                                               APRIL 1,     -------------  -------------
                                                                 1995
                                                             -------------
                                                              (UNAUDITED)
Raw materials..............................................  $     698,000  $     589,000  $     608,000
Work-in-process............................................        532,000        626,000        279,000
Finished products..........................................        411,000        325,000        658,000
Field engineering parts and components.....................        140,000        125,000         20,000
                                                             -------------  -------------  -------------
                                                             $   1,781,000  $   1,665,000  $   1,565,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

4.  INVENTORIES (CONTINUED)
    Work-in-process and finished-goods inventories include materials, labor and manufacturing overhead.

5.  PROPERTY AND EQUIPMENT
    Property and equipment consisted of the following:

                                                                 DECEMBER 31,
                                                         -----------------------------    DEPRECIABLE
                                                              1994           1993       LIVES IN YEARS
                                            APRIL 1,     --------------  -------------  ---------------
                                              1995
                                         --------------
                                          (UNAUDITED)
Manufacturing, testing and other
 equipment.............................  $    1,236,000  $    1,157,000  $     862,000        1-3
Marketing, demo and training
 equipment.............................         677,000         531,000        369,000        1-3
Office furniture and fixtures..........          84,000         101,000         80,000        2-5
Leasehold improvements.................         172,000         162,000         17,000    (Lease term  )
                                         --------------  --------------  -------------
                                              2,169,000       1,951,000      1,328,000
Less-accumulated depreciation..........      (1,181,000)     (1,078,000)      (676,000)
                                         --------------  --------------  -------------
                                         $      988,000  $      873,000  $     652,000
                                         --------------  --------------  -------------
                                         --------------  --------------  -------------

6.  ACCRUED EXPENSES
    Accrued expenses consisted of the following:

                                                                                    DECEMBER 31,
                                                                            ----------------------------
                                                                                1994           1993
                                                               APRIL 1,     -------------  -------------
                                                                 1995
                                                             -------------
                                                              (UNAUDITED)
Installation and warranty costs............................  $     139,000  $     144,000  $     131,000
Employee compensation......................................        559,000        890,000        598,000
Merger and restructuring costs.............................         20,000        224,000        538,000
Other......................................................        292,000        333,000        593,000
                                                             -------------  -------------  -------------
                                                             $   1,010,000  $   1,591,000  $   1,860,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

7.  LINE-OF-CREDIT AGREEMENT
    On March 22, 1994, the Company obtained a line of credit from a bank, which provided for borrowings of up to the lesser of $3,500,000 or 80% of eligible accounts receivable, as defined. The available borrowings base as of December 31, 1994 was approximately $2,022,000. Interest was payable monthly at a rate of prime (8.5% at December 31, 1994) plus .5%. Borrowings under the line were secured by substantially all of the assets of the Company. In addition, the agreement required, among other covenants, that the Company maintain minimum levels of profitability, net worth, liquidity and limited the levels of leverage. The Company was in compliance with all covenants as of December 31, 1994. At December 31, 1994, $1,015,000 was outstanding under the line of credit. This line of credit was scheduled to expire on May 5, 1995. In March 1995, the Company negotiated a long-term line of credit from another commercial bank carrying more favorable terms than the above line. The Company borrowed against this new line and immediately paid off and terminated the above line of credit. Since the new line of credit was for a long-term commitment (expiration of June 1, 1997), the Company's December 31, 1994 loan payable on its bank line of credit was classified as a long-term liability in the Company's audited December 31, 1994 balance sheet.

    The Company's new line of credit is a revolving line of credit that provides for borrowings up to the lesser of $3,500,000 or 80% of eligible accounts receivable, as defined, plus 50% of unpledged

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

7.  LINE-OF-CREDIT AGREEMENT (CONTINUED)
domestic cash and cash equivalents. Interest is payable monthly at a rate of prime plus .5%. Borrowings under the line are secured by substantially all assets of the Company. The agreement requires, among other covenants, that the Company maintain minimum levels of profitability, current ratio, net worth and limits the levels of leverage. At April 1, 1995, $1,250,000 was outstanding under the line of credit, and the Company had another approximately $593,000 in available borrowings against its line of credit. As of April 1, 1995, the Company was in default of certain of its covenants on its outstanding bank line-of-credit agreement, and as such, the loan payable amount has been classified as a short-term liability in the Company's unaudited April 1, 1995 balance sheet. The Company has obtained forbearance from such defaults until the earlier of (i) September 30, 1995 or (ii) any termination of the Company's arrangement for its contemplated merger with Robotic Vision Systems, Inc., ("RVSI"), without such merger having been consummated. In the event that either of the two events occurs, the Company would need to enter into additional negotiations with its bank in an attempt to resolve the termination of such forbearance.

8.  SUBORDINATED NOTES
    Subordinated notes consisted of principal amounts totaling $2,150,000 at December 31, 1993 and accrued interest at 10% totaling $1,185,000 at December 31, 1993. Of these amounts, $1,551,000 was payable to a stockholder of the Company at December 31, 1993. The subordinated notes and accrued interest thereon were repaid on April 1, 1994.

    The 10% noteholders received warrants to purchase 143,334 shares of the Company's common stock at $8 per share until June 30, 1994, which expired unexercised on that day.

    In August 1992, the Company concluded an agreement with the holder of a $689,000 note to repay the note for $640,000. The $49,000 difference between the unpaid balance of the note and the payment, less applicable income taxes of $3,000, is shown as an extraordinary item in the consolidated statements of operations.

    The Company made cash payments for interest related to these notes of $1,269,000, $0 and $43,000 in 1994, 1993 and 1992, respectively.

9.  STOCK PLANS
    The Company has the following stock plans:

    1980 INCENTIVE STOCK OPTION PLAN -- This plan provides for options to purchase an aggregate of 100,481 shares of common stock by employees. The options generally become exercisable ratably over

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

9.  STOCK PLANS (CONTINUED)
a two-to four-year period from the date of grant. The plan expired in 1990. The exercise price of all options granted to date under the plan equaled the fair value of the Company's common stock on the date of grant. Stock option activity under the plan was as follows:

                                    THIRTEEN WEEKS ENDED         YEAR ENDED              YEAR ENDED
                                       APRIL 1, 1995         DECEMBER 31, 1994       DECEMBER 31, 1993
                                   ----------------------  ----------------------  ----------------------
                                               AGGREGATE               AGGREGATE               AGGREGATE
                                                OPTION                  OPTION                  OPTION
                                    SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                   ---------  -----------  ---------  -----------  ---------  -----------
                                        (UNAUDITED)
Options outstanding at beginning
 of period.......................     27,796  $   307,899     27,977  $   309,992     28,500  $   314,000
Options granted, net of
 forfeitures.....................     --          --            (181)      (2,093)      (523)      (4,008)
Options exercised................     (2,750)     (21,450)    --          --          --          --
                                   ---------  -----------  ---------  -----------  ---------  -----------
Options outstanding at end of
 period..........................     25,046  $   286,449     27,796  $   307,899     27,977  $   309,992
                                   ---------  -----------  ---------  -----------  ---------  -----------
                                   ---------  -----------  ---------  -----------  ---------  -----------
Options exercisable at end of
 period..........................     25,046  $   286,449     27,796  $   307,899     27,940  $   309,804
                                   ---------  -----------  ---------  -----------  ---------  -----------
                                   ---------  -----------  ---------  -----------  ---------  -----------

    1981 STOCK OPTION PLAN -- This plan provides for nonstatutory options to purchase an aggregate of 50,000 shares of common stock by employees, directors and consultants. Options become exercisable ratably over a two-to 10-year period from the date of grant. The exercise price of all options granted to date under the plan equaled the fair value of the Company's common stock on the date of grant. Stock option activity under the plan was as follows:

                                    THIRTEEN WEEKS ENDED
                                                                YEAR ENDED              YEAR ENDED
                                       APRIL 1, 1995        DECEMBER 31, 1994       DECEMBER 31, 1993
                                    --------------------  ----------------------  ----------------------
                                               AGGREGATE              AGGREGATE               AGGREGATE
                                                OPTION                 OPTION                  OPTION
                                     SHARES      PRICE     SHARES       PRICE      SHARES       PRICE
                                    ---------  ---------  ---------  -----------  ---------  -----------
                                        (UNAUDITED)
Options outstanding at beginning
 of period........................     19,333  $  98,571     20,720  $   114,874     40,600  $   274,000
Options granted, net of
 forfeitures......................        (50)      (240)    (1,337)     (16,023)   (19,880)    (159,126)
Options exercised.................        (13)       (42)       (50)        (280)    --          --
                                    ---------  ---------  ---------  -----------  ---------  -----------
Options outstanding at end of
 period...........................     19,270  $  98,289     19,333  $    98,571     20,720  $   114,874
                                    ---------  ---------  ---------  -----------  ---------  -----------
                                    ---------  ---------  ---------  -----------  ---------  -----------
Options exercisable at end of
 period...........................     17,430  $  94,380     16,116  $    92,517     13,508  $    98,731
                                    ---------  ---------  ---------  -----------  ---------  -----------
                                    ---------  ---------  ---------  -----------  ---------  -----------
Available for future grants.......     30,632                30,582                  29,245
                                    ---------             ---------               ---------
                                    ---------             ---------               ---------

    1991 STOCK OPTION PLAN -- This plan provides for incentive stock options or nonstatutory stock options to purchase an aggregate of 350,000 shares of common stock by employees, directors and consultants. Options become exercisable ratably over a two-to 10-year period from the date of grant. The exercise price of all options granted to date under the plan equaled the fair value of the Company's common stock on the date of grant.

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

9.  STOCK PLANS (CONTINUED)
    In connection with the merger with Itran (Note 2), all of Itran's common stock options were converted into options to purchase Acuity common stock under the 1991 Stock Option Plan.

    Stock option activity under the plan was as follows:

                                THIRTEEN WEEKS ENDED         YEAR ENDED              YEAR ENDED
                                   APRIL 1, 1995         DECEMBER 31, 1994       DECEMBER 31, 1993
                               ----------------------  ----------------------  ----------------------
                                           AGGREGATE               AGGREGATE               AGGREGATE
                                            OPTION                  OPTION                  OPTION
                                SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                               ---------  -----------  ---------  -----------  ---------  -----------
                                    (UNAUDITED)
Options outstanding at
 beginning of period.........    227,671  $   804,526    189,496  $   180,143    188,189  $   179,255
Options granted, net of
 forfeitures.................    (10,877)    (107,335)    63,722      647,114      1,307          888
Options exercised............    (66,408)     (60,000)   (25,547)     (22,731)    --          --
                               ---------  -----------  ---------  -----------  ---------  -----------
Options outstanding at end of
 period......................    150,386  $   637,191    227,671  $   804,526    189,496  $   180,143
                               ---------  -----------  ---------  -----------  ---------  -----------
                               ---------  -----------  ---------  -----------  ---------  -----------
Options exercisable at end of
 period......................     77,639  $    77,154    138,234  $   128,989    141,981  $   129,160
                               ---------  -----------  ---------  -----------  ---------  -----------
                               ---------  -----------  ---------  -----------  ---------  -----------
Available for future
 grants......................    107,659                  96,782                 160,504
                               ---------               ---------               ---------
                               ---------               ---------               ---------

    On February 7, 1991, the Board of Directors of the Company voted to grant to the then President and Chief Executive Officer nonstatutory options for 18,681 shares, exercisable at $1.00 per share, which was not less than the fair market value on the date of grant. These options were not granted pursuant to any of the above stock option plans. At December 31, 1994 and 1993, 14,011 and 9,341 options, respectively, were exercisable at an aggregate option price of $14,011 and $9,341, respectively. At April 1, 1995, 18,681 options were exercisable at an aggregate option price of $18,681.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    In January 1994, the Company adopted the Acuity Imaging, Inc. Non-Employee Director Stock Option Plan (the "Plan") under which members of the Board of Directors who are not employees of the Company are automatically granted non-qualified stock options on the date of the first meeting of the Board in each calendar year to purchase the lesser of (i) 1,550 shares or (ii) the number of shares determined by dividing $25,000 by the fair market value of a share of the Company's common stock as of the date of grant. The exercise price for such options will be equal to the fair market value of the Company's common stock on such date. The Plan provides that options to purchase up to an aggregate of 50,000 shares of common stock may be granted under the Plan. Each option is fully exercisable one year after the grant date and expires at the end of 10 years and one day after the grant date. In January 1994, the Company granted options for 6,200 shares of common stock at $8.50 per share.

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

9.  STOCK PLANS (CONTINUED)
    Stock option activity under the plan was as follows:

                                                              THIRTEEN WEEKS ENDED
                                                                                         YEAR ENDED
                                                                 APRIL 1, 1995       DECEMBER 31, 1994
                                                              --------------------  --------------------
                                                                         AGGREGATE             AGGREGATE
                                                                          OPTION                OPTION
                                                               SHARES      PRICE     SHARES      PRICE
                                                              ---------  ---------  ---------  ---------
                                                                  (UNAUDITED)
Options outstanding at beginning of period..................      4,650  $  39,525     --      $  --
Options granted, net of forfeitures.........................      4,650     39,246      4,650     39,525
Options exercised...........................................     --         --         --         --
                                                              ---------  ---------  ---------  ---------
Options outstanding at end of period........................      9,300  $  78,771      4,650  $  39,525
                                                              ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------
Options exercisable at end of period........................      4,650  $  39,525     --      $  --
                                                              ---------  ---------  ---------  ---------
Available for future grants.................................     40,700                45,350
                                                              ---------             ---------
                                                              ---------             ---------

EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

    In April 1994, the Company adopted the 1994 Acuity Imaging, Inc. Employee Qualified Stock Purchase Plan (the "1994 Stock Plan"). The 1994 Stock Plan provides that the Company may grant options for not more than 100,000 shares of its common stock, subject to increase or decrease in the event of subsequent stock splits or other capital changes. On the first business day of each 12-month payment period, commencing July 1, 1994, subject to the terms of the 1994 Stock Plan, the Company will grant to each eligible employee who is then a participant in the 1994 Stock Plan an option to purchase on the last day of such payment period at the option price (as defined below) such number of shares of the common stock of the Company reserved under the 1994 Stock Plan as such employees' accumulated payroll deductions on the last day of such payment period will pay for at the option price, or if less, that number of shares having a fair market value (as of the first day of the payment period) equal to $12,500, provided and on the condition that such employee remains eligible to participate in the 1994 Stock Plan throughout such payment period. In addition, no option will be granted which will cause the optionee's right to purchase shares of the Company's common stock under the 1994 Stock Plan to accrue at a rate that exceeds $25,000 of fair market value of the stock in any calendar year. The "option price" for each payment period is equal to the lesser of (i) 85% of the fair market value per share of the Company's common stock on the first day of the payment period or (ii) 85% of the fair market value per share of the Company's common stock on the last day of the payment period.

    At April 1, 1995, the Company had 501,674 shares of common stock reserved for issuance under Stock Option and Employee Qualified Stock Purchase plans.

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

10. LEASES
    The Company leases office and manufacturing facilities and equipment under various operating leases. Future minimum lease payments, as of December 31, 1994, are as follows:

YEAR                                                             BUILDINGS     EQUIPMENT       TOTAL
-------------------------------------------------------------  -------------  -----------  -------------
1995.........................................................  $     284,000  $    79,000  $     363,000
1996.........................................................        257,000       63,000        320,000
1997.........................................................        221,000       34,000        255,000
1998.........................................................        222,000        6,000        228,000
1999.........................................................        234,000        2,000        236,000
Thereafter...................................................         60,000      --              60,000
                                                               -------------  -----------  -------------
                                                               $   1,278,000  $   184,000  $   1,462,000
                                                               -------------  -----------  -------------
                                                               -------------  -----------  -------------

    Total rent expense was $323,000, $285,000 and $306,000 during 1994, 1993 and
1992, respectively. Rent expense for the three months ended April 1, 1995 and April 2, 1994 was $77,000 and $72,000, respectively.

11. INCOME TAXES
    Income (loss) from operations before income taxes was comprised of the following:

                                                                        YEAR ENDED DECEMBER 31,
                                                                 --------------------------------------
                                                                     1994          1993        1992
                                                                 -------------  ----------  -----------
Domestic.......................................................  $   1,185,000  $   98,000  $   373,000
Foreign........................................................        231,000     (31,000)     126,000
                                                                 -------------  ----------  -----------
    Total......................................................  $   1,416,000  $   67,000  $   499,000
                                                                 -------------  ----------  -----------
                                                                 -------------  ----------  -----------

    The provision for income taxes consists of the following:

                                                                         1994        1993       1992
                                                                      -----------  ---------  ---------
Current:
  Federal...........................................................  $    19,000  $   8,500  $  --
  State.............................................................       91,000     88,500     51,000
                                                                      -----------  ---------  ---------
                                                                      $   110,000  $  97,000  $  51,000
                                                                      -----------  ---------  ---------
                                                                      -----------  ---------  ---------

    Federal income taxes in 1994, 1993 and 1992 have been offset by net operating loss carryforwards of $1,412,662, $1,215,000 and $373,000, respectively, to the extent allowed by alternative minimum tax requirements. Foreign taxes were offset by net operating loss carryforwards of $239,000 in 1994.

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

11. INCOME TAXES (CONTINUED)
    The sources of deferred income tax and the related tax effect at December 31, 1994 and 1993 are as follows:

                                                                               1994            1993
                                                                          --------------  --------------
Accounts receivable.....................................................  $       70,000  $       71,000
Warranty reserve........................................................          50,000          73,000
Vacation accrual........................................................         101,000         272,000
Depreciation and amortization...........................................           5,000          76,000
Other nondeductible amounts.............................................         345,000         227,000
Net operating loss carryforwards:
  Domestic..............................................................       3,460,000       3,902,000
  Foreign...............................................................         215,000         273,000
Credit carryforward.....................................................         325,000         325,000
Valuation allowance.....................................................      (4,571,000)     (5,219,000)
                                                                          --------------  --------------
Total...................................................................  $     --        $     --
                                                                          --------------  --------------
                                                                          --------------  --------------

    The Company has recorded a valuation allowance equal to the full value of the deferred tax assets, including net operating loss carryforwards, because of the uncertainty of their future utilization.

    A reconciliation between the Company's effective income tax rate and the U.S. Federal statutory rate on income for the years ended December 31, 1994, 1993 and 1992 is as follows:

                                                                          1994         1993         1992
                                                                       -----------  -----------  -----------
Federal statutory rate...............................................       34.0%        34.0%        34.0%
Benefit of net operating loss carryforwards..........................      (32.0)       (21.0)       (34.0)
Nondeductible merger costs...........................................      --           126.0        --
State taxes, net of federal benefit..................................        6.4          6.0          9.6
Other................................................................        (.6)       --           --
                                                                       -----------  -----------  -----------
                                                                             7.8%       145.0%         9.6%
                                                                       -----------  -----------  -----------
                                                                       -----------  -----------  -----------


    At December 31, 1994, the Company had U.S. Federal net operating loss carryforwards of approximately $10,176,000, which expire commencing in 1995. The United Kingdom subsidiary had net operating loss carryforwards that aggregate approximately $588,000 at December 31, 1994 and can be used to offset available future taxable income in the United Kingdom. In addition, the Company has approximately $325,000 of unused investment tax credits. Because of the change in ownership, as defined in the Internal Revenue Code, which occurred in January 1994 (Note 2), certain of the net operating loss carryforwards and credits are subject to annual limitations and may be further limited by the proposed transaction described in Note 13.


    Because of the Company's net operating loss carryforward position, the Company has recorded no benefit for the loss for the three months ended April 1, 1995.

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

12. SEGMENT INFORMATION
    The following table summarizes the Company's operations in the referenced geographic areas:

                                                                       US       EUROPE    ELIMINATIONS     TOTAL
                                                                    ---------  ---------  -------------  ---------
                                                                                    (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 1994:
  Revenues:
    Net sales to unaffiliated customers...........................  $  20,467  $   1,701    $  --        $  22,168
    Transfers between geographic areas............................        248     --             (248)      --
                                                                    ---------  ---------       ------    ---------
Total revenues....................................................  $  20,715  $   1,701    $    (248)   $  22,168
                                                                    ---------  ---------       ------    ---------
                                                                    ---------  ---------       ------    ---------
Income from operations............................................  $   1,059  $     238    $       9    $   1,306
                                                                    ---------  ---------       ------    ---------
                                                                    ---------  ---------       ------    ---------
Identifiable assets...............................................  $   5,862  $     551    $      (8)   $   6,405
                                                                    ---------  ---------       ------    ---------
                                                                    ---------  ---------       ------    ---------
YEAR ENDED DECEMBER 31, 1993:
  Revenues:
    Net sales to unaffiliated customers...........................  $  17,863  $     871    $      --    $  18,734
    Transfers between geographic areas............................        144     --             (144)      --
                                                                    ---------  ---------       ------    ---------
Total revenues....................................................  $  18,007  $     871    $    (144)   $  18,734
                                                                    ---------  ---------       ------    ---------
                                                                    ---------  ---------       ------    ---------
Income (loss) from operations.....................................  $      (9) $     (33)   $      12    $     (30)
                                                                    ---------  ---------       ------    ---------
                                                                    ---------  ---------       ------    ---------
Identifiable assets...............................................  $   7,232  $     406    $     (16)   $   7,622
                                                                    ---------  ---------       ------    ---------
                                                                    ---------  ---------       ------    ---------
YEAR ENDED DECEMBER 31, 1992:
  Revenues:
    Net sales to unaffiliated customers...........................  $  15,180  $   1,430    $  --        $  16,610
    Transfers between geographic areas............................        228     --             (228)      --
                                                                    ---------  ---------       ------    ---------
Total revenues....................................................  $  15,408  $   1,430    $    (228)   $  16,610
                                                                    ---------  ---------       ------    ---------
                                                                    ---------  ---------       ------    ---------
Income from continuing operations.................................  $     299  $     124    $      28    $     451
                                                                    ---------  ---------       ------    ---------
                                                                    ---------  ---------       ------    ---------
Identifiable assets...............................................  $   6,109  $     328    $     (28)   $   6,409
                                                                    ---------  ---------       ------    ---------
                                                                    ---------  ---------       ------    ---------
THIRTEEN WEEKS ENDED APRIL 1, 1995 (UNAUDITED):
  Revenues:
    Net sales to unaffiliated customers...........................  $   4,389  $     506    $  --        $   4,895
    Transfers between geographic areas............................        129         --         (129)      --
                                                                    ---------  ---------       ------    ---------
Total revenues....................................................  $   4,518  $     506    $    (129)   $   4,895
                                                                    ---------  ---------       ------    ---------
                                                                    ---------  ---------       ------    ---------
Income (loss) from operations.....................................  $    (226) $      82    $       3    $    (141)
                                                                    ---------  ---------       ------    ---------
                                                                    ---------  ---------       ------    ---------
Identifiable assets...............................................  $   5,974  $     502    $      (6)   $   6,470
                                                                    ---------  ---------       ------    ---------
                                                                    ---------  ---------       ------    ---------
THIRTEEN WEEKS ENDED APRIL 2, 1994 (UNAUDITED):
  Revenues:
    Net sales to unaffiliated customers...........................  $   4,837  $     352    $  --        $   5,189
    Transfers between geographic areas............................         64     --              (64)      --
                                                                    ---------  ---------       ------    ---------
Total revenues....................................................  $   4,901  $     352    $     (64)   $   5,189
                                                                    ---------  ---------       ------    ---------
                                                                    ---------  ---------       ------    ---------
Income from operations............................................  $     392  $      17    $  --        $     409
                                                                    ---------  ---------       ------    ---------
                                                                    ---------  ---------       ------    ---------
Identifiable assets...............................................  $   6,238  $     512    $     (16)   $   6,734
                                                                    ---------  ---------       ------    ---------
                                                                    ---------  ---------       ------    ---------

                     ACUITY IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

12. SEGMENT INFORMATION (CONTINUED)
    Revenues from export (outside the United States) sales from the Company's US operations were $3,128,000, $3,909,000 and $1,991,000 for the years ended December 31, 1994, 1993 and 1992, respectively, and $1,234,000 and $629,000 for the thirteen weeks ended April 1, 1995 and April 2, 1994, respectively.

    During 1994 revenues from Brown & Williamson represented 16% of total revenues, and during 1993 and 1992, revenues from Motorola, Inc. represented 12% and 15%, respectively, of total revenues.

13. SUBSEQUENT EVENT
    On July 11, 1995, the Company and Robotic Vision Systems, Inc. ("RVSI") of Hauppauge, New York signed an Agreement and Plan of Merger and Reorganization whereby RVSI would acquire all of Acuity's outstanding stock. The transaction is intended to be completed as a tax free reorganization and to be accounted for as a pooling of interests. To effect the transaction, RVSI would issue 0.766 of a share of its common stock in exchange for each outstanding share of Acuity common stock. In addition, Acuity's outstanding stock options would be exchanged for options of RVSI's common stock in the same 0.766-to-one ratio. Such Exchange Ratio is subject to adjustment based upon the market value of RVSI's Common Stock, but in no event will the Exchange Ratio be greater than 0.925626 or less than 0.555375. Consummation of the transaction is subject to other conditions customary for transactions of this nature, including stockholder approval. Other current assets of $174,000 at April 1,1995 include $106,000 of prepaid merger-related expenses associated with the proposed RVSI merger. For the quarter ended April 1, 1995, revenues from RVSI totaled approximately $47,000.

                                                                       EXHIBIT A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                  DATED AS OF
          APRIL 27, 1995, AS AMENDED AND RESTATED AS OF JULY 11, 1995
                                  BY AND AMONG
                         ROBOTIC VISION SYSTEMS, INC.,
                             RVSI ACQUISITION CORP.
                                      AND
                              ACUITY IMAGING, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                                   ARTICLE I
                                   THE MERGER

SECTION 1.1     The Merger........................................................      1
SECTION 1.2     Effective Time of the Merger......................................      1

                                   ARTICLE II
                       SURVIVING AND PARENT CORPORATIONS

SECTION 2.1     Certificate of Incorporation......................................      2
SECTION 2.2     By-Laws...........................................................      2
SECTION 2.3     Directors.........................................................      2
SECTION 2.4     Officers..........................................................      2
SECTION 2.5     Additional Director of Parent.....................................      2
SECTION 2.6     Further Action....................................................      2

                                  ARTICLE III
                              CONVERSION OF SHARES

SECTION 3.1     Conversion of Company Shares in the Merger........................      2
SECTION 3.2     Conversion of Subsidiary Shares...................................      4
SECTION 3.3     Exchange of Certificates..........................................      4
SECTION 3.4     No Fractional Shares..............................................      5
SECTION 3.5     Closing...........................................................      5

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

SECTION 4.1     Organization and Qualification....................................      6
SECTION 4.2     Capitalization....................................................      6
SECTION 4.3     Subsidiaries......................................................      6
SECTION 4.4     Authority; Non-Contravention; Approvals...........................      7
SECTION 4.5     Reports and Financial Statements..................................      7
SECTION 4.6     Absence of Undisclosed Liabilities................................      8
SECTION 4.7     Absence of Certain Changes or Events..............................      8
SECTION 4.8     Litigation........................................................      8
SECTION 4.9     Registration Statement and Proxy Statement........................      8
SECTION 4.10    No Violation of Law...............................................      9
SECTION 4.11    Compliance with Instruments.......................................      9
SECTION 4.12    Taxes.............................................................      9
SECTION 4.13    Employee Benefit Plans; ERISA.....................................     10
SECTION 4.14    Certain Agreements................................................     11
SECTION 4.15    Labor Controversies...............................................     12
SECTION 4.16    Environmental Matters.............................................     12
SECTION 4.17    Intentionally Left Blank..........................................     12
SECTION 4.18    NASDAQ; No Appraisal Rights.......................................     12
SECTION 4.19    Contracts, Etc....................................................     12
SECTION 4.20    Intellectual Property.............................................     13
SECTION 4.21    Customers.........................................................     14
SECTION 4.22    Insurance.........................................................     14
SECTION 4.23    Books, Records and Accounts.......................................     14
SECTION 4.24    Accounting Matters................................................     14
SECTION 4.25    Brokers and Finders...............................................     14
SECTION 4.26    Disclosure........................................................     14

                                   ARTICLE V
              ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 5.1     Organization and Qualification....................................     15
SECTION 5.2     Ownership of Subsidiary; No Prior Activities; Assets of                15
                 Subsidiary.......................................................
SECTION 5.3     Authority; Non-Contravention; Approvals...........................     15

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1     Conduct of Business Prior to Effective Time.......................     16
SECTION 6.2     Additional Covenants of the Company...............................     17
SECTION 6.3     Acquisition Transactions; Break-up Fees...........................     17

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

SECTION 7.1     Access to Information.............................................     19
SECTION 7.2     Registration Statement and Proxy Statement/Prospectus.............     20
SECTION 7.3     Stockholders' Approval............................................     20
SECTION 7.4     Managed Offering of Affiliates' Shares............................     20
SECTION 7.5     NASDAQ National Market............................................     20
SECTION 7.6     Agreement to Cooperate............................................     20
SECTION 7.7     Public Statements.................................................     21
SECTION 7.8     Corrections to the Proxy Statement/Prospectus and Registration         21
                 Statement........................................................
SECTION 7.9     Agreements of Affiliates..........................................     21
SECTION 7.10    Assurances Relating to Tax Matters Certificate....................     21
SECTION 7.11    Disclosure Supplements............................................     21
SECTION 7.12    Satisfaction of Conditions Precedent..............................     22

                                  ARTICLE VIII
                                   CONDITIONS

SECTION 8.1     Conditions to Each Party's Obligations to Effect the Merger.......     22
SECTION 8.2     Conditions to Obligations of the Company to Effect the Merger.....     22
SECTION 8.3     Conditions to Obligations of Parent and Subsidiary to Effect the       23
                 Merger...........................................................

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1     Termination.......................................................     25
SECTION 9.2     Effect of Termination.............................................     25
SECTION 9.3     Amendment.........................................................     26
SECTION 9.4     Waiver............................................................     26
SECTION 9.5     Expenses..........................................................     26

                                   ARTICLE X
                               GENERAL PROVISIONS

SECTION 10.1    Non-Survival of Representations and Warranties....................     26
SECTION 10.2    Notices...........................................................     26
SECTION 10.3    Interpretation....................................................     27
SECTION 10.4    Miscellaneous.....................................................     27
SECTION 10.5    Counterparts......................................................     27
SECTION 10.6    Parties In Interest...............................................     27
SECTION 10.7    Captions..........................................................     27
SECTION 10.8    Additional Defined Terms..........................................     27

                                                                       EXHIBIT A

                                          AGREEMENT   AND  PLAN  OF  MERGER  AND
                                          REORGANIZATION, DATED AS OF APRIL  27,
                                          1995,  AS AMENDED  AND RESTATED  AS OF
                                          JULY 11, 1995  (THIS "AGREEMENT"),  BY
                                          AND   AMONG  ROBOTIC  VISION  SYSTEMS,
                                          INC., A DELAWARE CORPORATION
                                          ("PARENT"), RVSI ACQUISITION CORP.,  A
                                          DELAWARE   CORPORATION  AND  A  WHOLLY
                                          OWNED SUBSIDIARY OF PARENT
                                          ("SUBSIDIARY"),  AND  ACUITY  IMAGING,
                                          INC.,   A  DELAWARE  CORPORATION  (THE
                                          "COMPANY").

                            ------------------------

    The Boards of Directors of Parent, Subsidiary and the Company have approved the merger of Subsidiary with and into the Company pursuant to this Agreement (the "Merger") and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

    It is intended that the Merger shall qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

    It is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

    Parent, Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2 below), Subsidiary shall be merged with and into the Company in accordance with the provisions of Section 251 of the Delaware General Corporation Law (the "DGCL") and with the effect provided in Sections 259 - 261 of the DGCL, and the separate existence of Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, (a) Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of Subsidiary and the Company, (b) all obligations belonging to or due each of Subsidiary and the Company shall be vested in, and become the obligations of, Surviving Corporation without further act or deed, (c) title to any real estate or any interest therein vested in either of Subsidiary and the Company shall not revert or in any way be impaired by reason of the Merger, (d) all rights of creditors and all liens upon any property of any of Subsidiary and the Company shall be preserved unimpaired, and (e) Surviving Corporation shall be liable for all of the obligations of each of Subsidiary and the Company and any claim existing, or action or proceeding pending, by or against either of Subsidiary and the Company may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

    SECTION 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as a Certificate of Merger, in the form set forth as Exhibit I hereto, is filed with the

Secretary of State of the State of Delaware (the "Merger Filing"), such filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.5.

                                   ARTICLE II
                       SURVIVING AND PARENT CORPORATIONS

    SECTION 2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Subsidiary as in effect immediately prior to the Effective Time shall be in the form of the attached Exhibit II and shall be the Certificate of Incorporation of Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL.

    SECTION 2.2 BY-LAWS. The By-laws of Subsidiary as in effect immediately prior to the Effective Time shall be in the form of the attached Exhibit III and shall be the By-laws of Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of Surviving Corporation and the DGCL.

    SECTION 2.3 DIRECTORS. The sole director of Subsidiary at the Effective Time shall, from and after the Effective Time, be the sole director of Surviving Corporation until his successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with Surviving Corporation's Certificate of Incorporation and By-laws.

    SECTION 2.4 OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Surviving Corporation's Certificate of Incorporation and By-Laws.

    SECTION 2.5 ADDITIONAL DIRECTOR OF PARENT. At the Effective Time, one designee of the current directors of the Company, reasonably acceptable to Parent (the "Company Designee"), shall be appointed a director of Parent, as an addition to Parent's seven-member Board of Directors, to serve until Parent's first annual meeting of stockholders next following the Effective Time (the "1996 Annual Meeting") and until his successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with Parent's Certificate of Incorporation and By-Laws. At the sole discretion of the Parent, an additional Company Designee may be appointed a director of Parent to serve until the 1996 Annual Meeting and until his successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal.

    SECTION 2.6 FURTHER ACTION. If at any time after the Effective Time, Parent shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in Surviving Corporation the title to any property, rights, privileges, powers and franchises of the Company by reason of, or as a result of, the Merger, or otherwise to carry out the provisions of this Agreement, the officers of the Company shall execute and deliver, upon Parent's reasonable request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

                                  ARTICLE III
                              CONVERSION OF SHARES

    SECTION 3.1 CONVERSION OF COMPANY SHARES IN THE MERGER. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company:

        (a) each share of Common Stock, $.01 par value, of the Company ("Company Common Stock"), issued and outstanding at the Effective Time, subject to the terms and conditions of this

    Agreement, shall be converted (except as provided in Section 3.1(b)), without any further action, into the right to receive, and become exchangeable for, 0.766 of a share (as adjusted as provided below, the "Exchange Ratio") of Common Stock, $.01 par value, of Parent ("Parent Common Stock"), subject to the payment of cash adjustments in lieu of the issuance of fractional shares as provided in Section 3.4 of this Agreement; PROVIDED, HOWEVER, that if the average of the closing prices of Parent Common Stock on theNasdaq National Market for the 20 trading days ending on (and including) the third trading day immediately prior to the date of the special meeting of the Company's shareholders called to approve the Merger (the "Average Closing Price") is greater than $14.50, then the Exchange Ratio shall be equal to an amount determined as follows:

        11.107/Average Closing Price = Exchange Ratio (PROVIDED that in no event shall the Exchange Ratio be less than .555375)

    and if the Average Closing Price is less than $10.00 then the Exchange Ratio shall be equal to an amount determined as follows:

        7.66/Average Closing Price = Exchange Ratio (PROVIDED that in no event shall the Exchange Ratio exceed .925626)

    and PROVIDED, FURTHER, that if, prior to the Effective Time, Parent should split, reclassify or combine Parent Common Stock, or pay or grant to all stockholders of Parent a stock dividend or other stock distribution in Parent Common Stock or rights to acquire Parent Common Stock, or otherwise change Parent Common Stock into any other securities, then the Exchange Ratio will be appropriately adjusted to reflect such split, reclassification, combination, stock dividend or other distribution or change;

        (b) each share of Company Common Stock, if any, owned by Parent or any subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled and shall cease to exist from and after the Effective Time; and

        (c) As of the Effective Time, Parent shall assume and thereafter be solely responsible for satisfying, in accordance with their respective terms (except as modified herein), the Company's obligations with respect to each option to purchase shares of Company Common Stock (a "Company Option")
    referred to in Section 4.2(b) of the Company's Disclosure Schedule (including but not limited to the options there referred to and granted under the Company's Employee Stock Purchase Plan (the "ESPP")) and outstanding immediately prior to the Effective Time. From and after the Effective Time, this Agreement shall be the sole required evidence of such assumption, regardless of whether a new instrument is issued by Parent in exchange for the instrument representing any Company Option.

    From and after the Effective Date, each Company Option shall entitle the holder thereof to purchase from the Parent up to that number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option by the Exchange Ratio, at a price per share of Parent Common Stock:

        (i) determined, in the case of any Company Option other than one granted under the ESPP, by dividing the exercise price per share of Company Common Stock provided for in such Company Option by the Exchange Ratio, and

        (ii) equal to, in the case of any Company Option granted under the ESPP, eighty-five percent of the lesser of (A) the "fair market value" (as defined in the ESPP) of a share of Company Common Stock as of the date of the grant of such Option, divided by the Exchange Ratio, and (B) the fair market value of a share of Parent Common Stock on the date of the exercise of such Option;

PROVIDED, HOWEVER, that no scrip or fractional shares shall be issued in connection with the exercise of any Company Option. In lieu of any such fractional share interests, each holder of a Company Option who would otherwise be entitled to receive a fraction of a share of Parent Common Stock upon exercise of such Company Option pursuant to this Section 3.1(c) shall be paid an amount in cash therefor (without interest) equal to the fractional interest of such holder in a share of Parent Common Stock multiplied by (i) in the case of any such Company Option granted under the ESPP, the last reported sale price of Parent Common Stock on the NASDAQ National Market on the date such Company Option is exercised, or (ii) in the case of all other Company Options, the average of the last reported sale prices of Parent Common Stock on the NASDAQ National Market for the 20 consecutive trading days ending with the third trading day prior to the Closing Date.

    Except as otherwise specifically provided in this Section 3.1(c), each Company Option shall remain subject after the Effective Time to the same terms and conditions (including without limitation those with respect to the dates on which, and with respect to each such date, the proportionate extent to which, such Company Option may be exercised) as were applicable to such Company Option immediately prior to the Effective Time.

    As soon as is practicable following the Effective Time, Parent shall prepare and file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-8 covering the issuance and sale by Parent of the shares of Parent Common Stock subject to all Company Options, and shall use its best efforts to cause such registration statement to remain effective for so long as any Company Options remain outstanding.

    SECTION 3.2 CONVERSION OF SUBSIDIARY SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Subsidiary, each issued and outstanding share of Common Stock, $.01 par value, of Subsidiary ("Subsidiary Common Stock") shall be converted into one share of Common Stock, $.01 par value, of Surviving Corporation ("Surviving Corporation Common Stock").

    SECTION 3.3  EXCHANGE OF CERTIFICATES.

        (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Company Common Stock (the "Company Certificates") shall cease to have any right as a stockholder of the Company and such holder's sole rights shall be to receive in exchange for such holder's Company Certificates, upon surrender thereof to an exchange agent selected by Parent (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Parent Common Stock which such holder is entitled to receive pursuant to Section 3.1 plus cash in lieu of fractional shares, as provided in Section 3.4 hereof. Notwithstanding any other provision of this
    Agreement,   (i)   until   holders  of   Company   Certificates  theretofore
    representing shares of Company Common Stock have surrendered such certificates for exchange as provided herein, (A) no dividends shall be paid by the Company with respect to any shares represented by such Company Certificates and (B) no payment for fractional shares shall be made, PROVIDED, in each case, that upon surrender of such Company Certificates, the surrendering holder shall receive all such dividends and payments for fractional shares and (ii) without regard to when such Company Certificates are surrendered for exchange as provided herein, no interest shall be paid on any such dividend or payment for fractional shares. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate for shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable. No transfers of Company Common Stock shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

        (b) At or before the Effective Time, Parent shall make available to the Exchange Agent a sufficient number of certificates representing shares of Parent Common Stock required to effect the exchange referred to in Section 3.3(a).

        (c) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of the Company Certificates (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company
    Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of the Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor one or more certificates representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1, in addition to payment for any fractional share of Parent Common Stock, and the Company Certificates so surrendered shall forthwith be cancelled. Until so surrendered, the Company Certificates shall represent solely the right to receive the number of whole shares of Parent Common Stock that shall be issued in exchange for Company Common Stock and any cash in lieu of the fractional Parent Common Stock as contemplated by Section 3.4. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock delivered to a public official as required by applicable abandoned property, escheat or similar laws. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Parent Common Stock held by it from time to time hereunder.

        (d) From and after the Effective Time, Parent shall be entitled to treat outstanding certificates which immediately prior to the Effective Time represented shares of Subsidiary Common Stock as evidencing the ownership of the number of full shares of Surviving Corporation Common Stock, which the holder of the shares of Subsidiary Common Stock represented by such certificates is entitled to receive pursuant to Section 3.2, and the holder of such certificates shall not be required to surrender such certificates for exchange. Shares of Surviving Corporation Common Stock which the holder of shares of Subsidiary Common Stock is entitled to receive in the Merger shall be deemed to have been issued at the Effective Time.

    SECTION 3.4 NO FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Parent Common Stock shall be issued in the Merger and no Parent Common Stock dividend, reclassification, stock split or interest shall be paid or have effect with respect to any fractional interest in a share of Parent Common Stock, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of the Company Certificates for exchange pursuant to this Article III will be paid an amount in cash therefor (without interest) equal to the average of the last reported sale prices of Parent Common Stock on the National Association of Securities Dealers, Inc. Automated Quotation System-National Market (the "NASDAQ National Market") for each of the twenty consecutive trading days ending with the third trading day prior to the Closing Date (as defined in Section 3.5) multiplied by the fractional interest of such stockholder in a share of Parent Common Stock. For purposes of determining whether and to what extent a particular stockholder is entitled to receive cash adjustments pursuant to this Section 3.4, shares of record held by such holder and represented by two or more Company Certificates shall be aggregated.

    SECTION  3.5   CLOSING.   The  closing (the  "Closing") of  the transactions
contemplated by this Agreement shall take place at the offices of Parker Duryee Rosoff & Haft, 529 Fifth Avenue, New York,

New York 10017, on the third business day following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time and place as Parent and the Company shall agree (the date on which the closing occurs being the "Closing Date").

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

    Each of Parent and the Company hereby represents and warrants to the other as follows (subject in each case to such exceptions as are set forth or cross-referenced in the representing party's attached Disclosure Schedule in the labeled section corresponding to the caption of the representation or warranty to which such exceptions relate):

    SECTION 4.1  ORGANIZATION AND QUALIFICATION.

        (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

        (b) It is qualified to do business and is in good standing as a foreign corporation in all jurisdictions set forth in Section 4.1(b) of its Disclosure Schedule, and to its knowledge, such jurisdictions are the only ones in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on it.

        (c) True, accurate and complete copies of its Certificate of Incorporation and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the other.

    SECTION 4.2  CAPITALIZATION.

        (a) Its authorized  and outstanding capital  stock are as  set forth  in
    Section 4.2(a) of its Disclosure Schedule. All of its issued and outstanding shares of capital stock are validly issued and are fully paid, nonassessable and free of preemptive rights. All outstanding shares of its capital stock and other securities were issued in compliance with all applicable laws and regulations.

        (b) Attached as Section 4.2(b) of its Disclosure Schedule is a list of outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating it to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which it is a party or by which it is bound with respect to the voting of any shares of its capital stock. Subsequent to January 28, 1995, it has not (i) issued any shares of its capital stock except upon exercise or conversion of the above-described stock equivalents or (ii) issued any additional stock equivalents.

    SECTION  4.3   SUBSIDIARIES.    Attached as  Section  4.3 of  its Disclosure
Schedule is a list of its subsidiaries. As used in this Agreement, the term "subsidiary" shall mean any corporation or other entity of which the relevant party, directly or indirectly, controls or which the relevant party owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are, ordinarily or generally, in the absence of contingencies (which contingencies have not occurred) or understandings (which understandings have not yet been required to be performed) entitled to vote for the election of a majority of the board of directors or any similar governing body. It is not a partner in any partnership or joint venture and will not become one prior to the Effective Time.

    SECTION 4.4  AUTHORITY; NON-CONTRAVENTION; APPROVALS.

        (a) It has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval or the Parent Stockholders' Approval, as the case may be, (each as defined in Section 7.3 below) and the Required Statutory Approvals (as defined in Section 4.4(c) below), to consummate the transactions contemplated hereby. Its execution and delivery of this Agreement, and its consummation of the transactions contemplated hereby, have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize its execution and delivery of this Agreement and its consummation of the transactions contemplated hereby, except for the Company Stockholders' Approval or the Parent Stockholders' Approval, as the case may be, and the obtaining of the Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by it, and constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

        (b) Its execution and delivery of this Agreement do not, and its consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under any of the terms, conditions or provisions of (i) its Certificate of Incorporation or By-Laws, (ii) subject to obtaining the Required Statutory Approvals and the receipt of the Company Stockholders' Approval or the Parent Stockholders' Approval, as the case may be, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to it or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which it is now a party or by which it or any of its properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect on it.

        (c) Except for (i) the filing of the Proxy Statement/Prospectus (as defined in Section 4.9 below) with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, and (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware and the Recorder of the County of New Castle, Delaware in connection with the Merger (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for its execution and delivery of this Agreement or its consummation of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect on it.

    SECTION 4.5  REPORTS AND FINANCIAL STATEMENTS.

        (a) It has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act and the Exchange Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder, other than such filings which if not made or not made in compliance with all applicable requirements, would not, in the aggregate, have a Material Adverse Effect on it. It has delivered to the other copies of its SEC Reports. As of their respective dates, its SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Its audited consolidated financial statements and unaudited interim consolidated financial statements included in its SEC Reports (its "Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present its financial condition as of the dates thereof and the results of its operations, cash flows and changes in financial condition for the periods then ended, subject, in the case of the unaudited interim financial statements, to the absence of notes thereto and normal year-end audit adjustments. Upon filing thereof with the SEC, (i) the Company shall deliver to Parent any Quarterly Report on Form 10-QSB so filed by it, in each case together with a certificate containing the representations and warranties contained in this Section 4.5(a) with respect to such Annual or Quarterly Report, and (ii) Parent shall deliver to the Company a copy of any Quarterly Report on Form 10-Q so filed by it, in each case together with a certificate containing the representations and warranties contained in this Section 4.5(a) with respect to such Quarterly Report.

        (b) All of its accounts receivable included in its Financial Statements reflect actual transactions, have arisen in the ordinary course of business, will not, to its knowledge, be subject to offset or deduction and will, to its knowledge, be collectible at the aggregate recorded amounts thereof net of any reserves established in a manner consistent with its past practices, all as reflected in its Financial Statements.

    SECTION 4.6 ABSENCE OF UNDISCLOSED LIABILITIES. It did not have at December 31, 1994 and has not incurred since that date any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature,
(a) except liabilities, obligations or contingencies (i) which are accrued or reserved against in its Financial Statements as of such date or reflected in the notes thereto or (ii) which were incurred after such date and were incurred in the ordinary course of business and consistent with past practices or in connection with the transactions hereby contemplated and (b) except for any liabilities, obligations or contingencies which (i) would not, in the aggregate, have, or be reasonably expected to have, a Material Adverse Effect on it or (ii) have been discharged or paid in full prior to the date hereof.

    SECTION 4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1994 there has not been any Material Adverse Effect, or any event which would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, with respect to it.

    SECTION 4.8 LITIGATION. Except as disclosed in its SEC Reports, there are no claims, suits, actions or proceedings pending or, to its knowledge, threatened against, it before or by any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, except for such claims, suits, actions or proceedings which, alone or in the aggregate, would reasonably be expected not to have, a Material Adverse Effect on it. It is not subject to any judgment, decree, injunction, rule or order specifically naming it of any court, governmental department, commission, agency, instrumentality, authority, or arbitrator.

    SECTION 4.9 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by it for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC by Parent in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement") or (b) the proxy or information statement to be distributed in connection with (i) the Company's meeting of stockholders or (ii) Parent's meeting of stockholders, in either case to vote upon this Agreement and the transactions contemplated hereby (collectively, the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the meetings of each of the stockholders of the Company and of Parent to be held in connection with the transactions contemplated by this Agreement, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    SECTION 4.10 NO VIOLATION OF LAW. It is not in violation of and has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on it. It has not received any written notice that any investigation or review with respect to it by any governmental or regulatory body or authority is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have, a Material Adverse Effect on it. It has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (collectively its "Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Material Adverse Effect on it. It (a) has duly and timely filed all reports and other information required to be filed with any governmental or regulatory authority in connection with its Permits, and (b) is not in violation of the terms of any of its Permits, except for omissions or delays in filings, reports or violations which, alone or in the aggregate, would not have a Material Adverse Effect on it.

    SECTION 4.11 COMPLIANCE WITH INSTRUMENTS. It is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under its Certificate of Incorporation or By-Laws.

    SECTION 4.12  TAXES.

        (a) It has (i) duly and timely filed with the appropriate governmental authorities all Tax Returns (as defined in subsection (c) below) required to be filed by it, and has not filed for an extension to file any Tax Returns and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made adequate provision for the payment of all Taxes (as defined in subsection (b) below) shown to be due on such Tax Returns. Tax Returns referred to in clause (i) hereinabove have been examined by the United States Internal Revenue Service (the "IRS") or the appropriate governmental authority or the period of assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, all deficiencies asserted or assessments made as a result of such examinations have been paid in full and no proceeding or examination by or in front of the relevant governmental authority in connection with the examination of any of the Tax Returns referred to in clause (i) hereinabove is currently pending. No claim has been made in writing to it by any authority in a jurisdiction where it does not file a Tax Return that it is or may be subject to Tax in such jurisdiction. No waiver of statutes of limitation have been given by or requested in writing to it with respect to any Taxes. It has not agreed to any extension of time with respect to any Tax deficiency. The liabilities and reserves for Taxes reflected in its balance sheet as of December 31, 1994 will be adequate to cover all Taxes for all periods ending on or prior to such respective dates, except for the payment of such taxes which, alone or in the aggregate, would not have a Material Adverse Effect on it, and there are no liens for Taxes upon any property or asset of it, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to its Taxes which, if decided adversely, singly or in the aggregate, would have a Material Adverse Effect on it. It is not a party to any agreement providing for the allocation or sharing of Taxes with any entity. It has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). It has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except for such taxes which, alone or in the aggregate, would not have a Material Adverse Effect on it. No Tax is required to be withheld by it pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement. As a result of the Merger, it will not be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 28OG of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

        (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholdings, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

        (c) For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

    SECTION 4.13  EMPLOYEE BENEFIT PLANS; ERISA.

        (a) At the date hereof, it does not maintain or contribute to any employee benefit plans, programs, arrangements and practices (such plans, programs, arrangements and practices being referred to as its "Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time ("ERISA"), or any written employment contracts providing for an annual base salary in excess of $100,000 and having a term in excess of one year, which contracts are not immediately terminable without penalty or further liability, or other similar arrangements for the provision of benefits (excluding any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code, and all regulations promulgated thereunder, as in effect from time to time). Section 4.13(a) of its Disclosure Schedule lists all Multiemployer Plans and Multiple Employer Plans which it maintains or to which it makes contributions. It does not have any obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of its Plans, under existing collective bargaining agreements or to comply with applicable law.

        (b) (i) There have been no prohibited transactions within the meaning of
    Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of its Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a Material Adverse Effect on it, (ii) except for premiums due, there is no outstanding liability in excess of $25,000, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of its Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of its Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041 (b) of ERISA, (iv) none of its Plans has incurred any "accumulated funding deficiency" (as defined in
    Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of its Plans ended prior to the date of this Agreement, (v) the current present value of all projected benefit obligations under each of its Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in its latest SEC Report (based upon reasonable actuarial assumptions currently utilized for such Plan), (vi) each of its Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (vii) each of its Plans which is intended to be "qualified" within the meaning of Section
    401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Plan, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multiemployer Plans, it has not, since December 31, 1982, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to its knowledge, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) there are no pending or, to its knowledge, threatened or anticipated claims involving any of its Plans other than claims for benefits in the ordinary course, (x) it has no current liability in excess of $50,000, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with it under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (its "Controlled Group Plans"), and it does not reasonably anticipate that any such liability will be asserted against it, none of its Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and 412 of the Code), and none of its Controlled Group Plans has an outstanding funding waiver which could result in the imposition of liens, excise taxes or liability on it in excess of $25,000 whether measured alone or in the aggregate, and (xi) none of its Plans provide welfare benefits to employees and/or their dependents subsequent to termination of employment except as required by Title I, Part 6 of ERISA or applicable state insurance laws.

    SECTION 4.14  CERTAIN AGREEMENTS.

        (a) As of the date hereof, it is not a party to any oral or written (i) consulting or similar agreement with any present or former director, officer or employee or any entity controlled by any such person not terminable on thirty days' or less notice involving the payment of not more than $100,000 per annum, (ii) agreement with any executive officer or other key employee, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving it of the nature contemplated by this Agreement, (iii) agreement with respect to any executive officer or other key employee of it providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement.

        (b) It is not indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever, nor are any of its officers, directors, or Affiliates indebted for money borrowed from it; nor are there any transactions of a continuing nature between it and any of its officers, directors, or Affiliates (other than by or through the regular employment thereof by it) not subject to cancellation which will continue beyond the Effective Time, including, without limitation, use of its assets for personal benefit with or without adequate compensation. For purposes of this Agreement, the term

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
    "Affiliate" shall mean any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. As used in the foregoing definition, the term (i) "control" shall mean the power through the ownership of voting securities, contract or otherwise to direct the affairs of another person and (ii) "person" shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other political subdivision, or any agency, or bureau of any of them) or other entity.

    SECTION 4.15 LABOR CONTROVERSIES. It is not a party to any collective bargaining agreements. There are no controversies pending or, to its knowledge, threatened between it and any representatives of any of its employees. To its knowledge, there are no organizational efforts presently being made involving any of the presently unorganized employees of it. It has complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes. No person has, to its knowledge, asserted that it is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

    SECTION 4.16 ENVIRONMENTAL MATTERS. It is and at all times has been in compliance with all applicable requirements of Environmental Laws (as defined below) in connection with the ownership, operation and conditions of its business, except such instances of non-compliance that, both individually and in the aggregate, would not have a Material Adverse Effect on it. To its knowledge, there are no PCB's, underground storage tanks (as defined by Environmental
Laws), asbestos materials or asbestos containing materials in any property leased, owned or operated by it. It has not released, transported or arranged for the disposal of any hazardous substance at any facility, location or site, except in material compliance with all applicable laws. To its knowledge, no conditions exist or have occurred as a result of which or in connection with which it could be held liable for damages, response or remedial costs, fines, penalties, sanctions or equitable relief under any Environmental Laws, except for such damages, costs, fines, penalties, sanctions or relief which, alone or in the aggregate, would not have a Material Adverse Effect on it. As used in this Section 4.16, "Environmental Laws" means any federal, state or local statute, regulation, ordinance, permit, order, judgment, decree or decision relating to health, safety or the environment. "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, active disposal or passive disposal (including the abandonment or discarding of barrels, containers or other closed receptacles containing any hazardous substances). "Hazardous substance" means (a) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, ("CERCLA") and any implementing regulations, (b) any hazardous or toxic substance, waste or material within the meaning of any other federal, state or local statute, regulation, ordinance or decision, (c) any pollutant, contaminant or special waste regulated by any Environmental Laws, or (d) petroleum, crude oil or any fraction thereof.

    SECTION 4.17  [INTENTIONALLY LEFT BLANK]

    SECTION 4.18 NASDAQ; NO APPRAISAL RIGHTS. Its Common Stock is, and at the Effective Time will be, designated as a national market security on the NASDAQ National Market, in the case of Parent, or designated for listing in the NASDAQ Small-Cap Market System, in the case of the Company. None of its (and in the case of Parent, none of Subsidiary's) stockholders will be entitled to appraisal rights under Delaware law in connection with the Merger.

    SECTION 4.19  CONTRACTS, ETC.

        (a) Section 4.19(a) of its Disclosure Schedule hereto consists of a true and complete list of all contracts, agreements, commitments and other instruments (whether oral or written) to which it is a party that (i) involve an expenditure by it or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of it, which in each case, relates to a contract, agreement, commitment or instrument that requires payments in excess of $100,000 per year and

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
    (ii) involve an obligation for the performance of services or delivery of goods by it that cannot, or in reasonable probability will not, be performed within thirty days from the dates as of which these representations are made.

        (b) All of the contracts, agreements, commitments and other instruments described in Section 4.19 of its Disclosure Schedule are valid and binding upon it and, to its knowledge, the other parties thereto and are in full force and effect and, to the knowledge of the Company, enforceable in accordance with their terms, and neither it nor, to its knowledge, any other party to any such contract, agreement, commitment or other instrument has breached any provision of, and, to its knowledge, no event has occurred,in each case, which, with the lapse of time or action by a third party, could result in a default under the terms thereof which, alone or in the aggregate, would  provide the  basis for  a claim  against it  in excess  of
    $100,000, and, to its knowledge, there are no existing facts or circumstances which would prevent its contracts and agreements for the sale of goods by it from maturing in due course into fully collectible accounts receivable. Neither it nor to its knowledge, any of its stockholders, has received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement, commitment or instrument except for payment for actual services rendered or to be rendered, or goods sold or to be sold, by it or such stockholder, as the case may be.

    SECTION 4.20  INTELLECTUAL PROPERTY

        (a) Section 4.20(a) of its Disclosure Schedule hereto sets forth a complete and correct list of all patents, material unpatented inventions set forth or described in writing, trademarks, servicemarks, service names, brand names and copyrights, registrations thereof and applications therefor, material to its business, together with a complete list of all licenses granted by or to it with respect to any of the above. All such patents, material unpatented inventions, trademarks, tradenames, servicemarks, service names, brand names and copyrights are owned by, or licensed to, it, and in the case of such as are owned by it, are free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. It is not currently in receipt of any written notice of any violation or infringements by it of, and it is not knowingly violating or infringing, the rights of others in any patent, unpatented invention, trademark, tradename, servicemark, copyright, trade secret, know-how, design, process or other intangible asset.

        (b) (i) Section 4.20(b)(i) of its Disclosure Schedule contains a complete and accurate list of all computer software owned by it (other than "off-the-shelf" software that has not been customized for its use) (its "Owned Software"). It has exclusive title to its Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, documentation, marketing, maintenance, enhancement or licensing of such computer software. Its Owned Software is not dependent on any Licensed Software (as defined in subsection (ii) below) in order to operate fully in the manner in which it is intended. None of its Owned Software has been published or disclosed to any other parties, except pursuant to contracts requiring such other parties to keep such Owned Software confidential. To its knowledge, no such other party has breached any such obligation of confidentiality.

           (ii) Section 4.20(b)(ii) of its Disclosure Schedule contains a complete and accurate list of all software under which it is a licensee, lessee or otherwise has obtained the right to use software and it pays a royalty for the use of such software (its "Licensed Software"). Section 4.20(b)(ii) of its Disclosure Schedule also sets forth a list of all license fees, rents, royalties or other charges that it is required or obligated to pay with respect to Licensed Software. It has the right and license to use its Licensed Software, free and clear of any limitations or encumbrances, except as may be set forth in its license agreement with respect thereto. It is in material compliance with all provisions of any license, lease or other similar agreement pursuant to which it has rights to use its Licensed Software. None of its Licensed Software has been incorporated into or made a part of its Owned Software or any other of its

       Licensed Software. It has not published or disclosed any of its Licensed Software to any other party except, in the case of its Licensed Software which it leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to such Licensed Software and except pursuant to contracts requiring such other parties to keep such Licensed Software confidential. To its knowledge, no party to whom it has disclosed Licensed Software has breached such obligation of confidentiality.

          (iii) The Owned Software and Licensed Software, together with any "off-the-shelf" software that has not been customized for its use, constitute all software material to its business (its "Software"). The transactions contemplated herein will not cause a breach of default under any licenses, leases or similar agreements relating to its Software or impair its ability to use its Software subsequent to the Effective Time in the same manner as its Software is currently used. It is not knowingly infringing any intellectual property rights of any other person or entity with respect to its Software, and, to its knowledge, no other person or entity is infringing any of its intellectual property rights with respect to its Software.

    SECTION 4.21 CUSTOMERS. Section 4.21 of its Disclosure Schedule attached hereto sets forth a true and correct list of each of its customers that, within the preceding twelve months, accounted for an aggregate amount of its gross revenue equal to 5% or more of its revenues. It has not received any written notice that any such customer has taken or contemplates taking any steps which could disrupt the business relationship of it with such customer and would result in the material diminution in the value of its business as a going concern.

    SECTION 4.22 INSURANCE. Section 4.22 of its Disclosure Schedule sets forth a true and correct list of all insurance policies held by it (indicating the insurer, type, amount and term of coverage, deductible, and additional named insureds with respect to each such policy and identifies all claims currently pending under any of such insurance policies. All of these policies are in full force and effect and all premiums due thereon have been paid or accrued and there are no retroactive experience-based premium adjustment features in any policy.

    SECTION 4.23 BOOKS, RECORDS AND ACCOUNTS. Its books, records and accounts fairly and accurately in all material respects reflect its transactions and dispositions of assets, and its system of internal accounting controls is sufficient to assure that: (a) transactions are executed in accordance with management's authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management's authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

    SECTION 4.24 ACCOUNTING MATTERS. Neither it nor, to its knowledge, any of its Affiliates has, through the date of this Agreement, or will have as of the Effective Time, taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

    SECTION 4.25 BROKERS AND FINDERS. Except for the fees and expenses payable to its Financial Advisor, neither it nor, to its knowledge, any of its Affiliates, has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

    SECTION 4.26 DISCLOSURE. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished to the other pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

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
                                   ARTICLE V
              ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent hereby represents and warrants to the Company as follows (subject in each case to such exceptions as are set forth or cross-referenced in Parent's attached Disclosure Schedule in the labeled Section corresponding to the caption of the representation or warranty to which such exceptions relate):

    SECTION 5.1  ORGANIZATION AND QUALIFICATION

        (a) Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

        (b) Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Parent on a consolidated basis.

        (c) True, accurate and complete copies of Subsidiary's Certificate of Incorporation and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company.

    SECTION 5.2 OWNERSHIP OF SUBSIDIARY; NO PRIOR ACTIVITIES; ASSETS OF SUBSIDIARY.

        (a) Subsidiary was formed by Parent solely for the purpose of engaging in the transactions contemplated hereby. The authorized capital stock of Subsidiary consists of 1,000 shares of Subsidiary Common Stock, of which 1,000 shares are issued and outstanding, all of which are owned beneficially and of record by Parent.

        (b) As of the date hereof and the Effective Time, 100% of the capital stock of Subsidiary is and will be owned directly by Parent. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character to which Subsidiary is a party, or by which Subsidiary may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Subsidiary.

        (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated thereby and hereby, Subsidiary has not and will not have incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements, instruments, commitments, or other arrangements with any person or entity.

        (d) Parent will take all action necessary to ensure that Subsidiary at no time prior to the Effective Time owns any asset other than an amount of cash necessary to incorporate Subsidiary and to pay the expenses of the Merger attributable to Subsidiary if the Merger is consummated.

    SECTION 5.3  AUTHORITY; NON-CONTRAVENTION; APPROVALS.

        (a) Subsidiary has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Subsidiary's execution and delivery of this Agreement, and the consummation by Subsidiary of the transactions contemplated hereby, have been duly authorized by Subsidiary's Board of Directors and sole stockholder, respectively, and no other corporate proceedings on the part of Subsidiary are necessary to authorize Subsidiary's execution and delivery of this Agreement and consummation by Subsidiary of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Subsidiary, and constitutes a valid and binding agreement of Subsidiary enforceable against Subsidiary in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

        (b) The execution and delivery of this Agreement by Subsidiary does not, and the consummation by Subsidiary of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Subsidiary under any of the terms, conditions or provisions of (i) Subsidiary's Certificate of Incorporation or By-Laws, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Subsidiary or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Subsidiary is now a party or by which Subsidiary or any of its properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect on Parent.

        (c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Subsidiary or the consummation by Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect on Parent.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 6.1 CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME. Each of Parent (for itself and the Subsidiary) and the Company hereby covenants and agrees as follows, from and after the date of this Agreement and until the Effective Time, except as otherwise specifically consented to in writing by the other party:

        (a) It shall conduct its business in the ordinary and usual course of business and consistent with past practice;

        (b) It shall not (i) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (ii) spin-off any assets or businesses, (iii) engage in any transaction for the purpose of effecting a recapitalization, or (iv) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;

        (c) It shall not issue, sell, pledge or dispose of, or agree to issue, sell pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing, except that it (i) may issue shares upon exercise of outstanding options, warrants or stock purchase rights and (ii) grant options, warrants and stock purchase rights, and issue shares upon exercises thereof, in accordance with past practices in numbers and exercise prices consistent therewith;

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
        (d) It shall not (i) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, other than as required by the governing terms of such securities, (ii) take any action (either before or after the Effective Time) which would jeopardize the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code or as a "pooling of interests" for accounting purposes, (iii) take or fail to take any action which action or failure to take action would cause the Company or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, (iv) make any acquisition of any material assets (except in the ordinary course of business) or businesses, (v) sell any material assets (except in the ordinary course of business) or businesses, or (vi) enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

        (e)  It shall  use reasonable  efforts to  preserve intact  its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with it, and not engage in any action, directly or indirectly, with the intent to impact adversely the transactions contemplated by this Agreement;

        (f) It shall confer on a regular basis with one or more representatives of the other to report on material operational matters and the general status of ongoing operations; and

        (g) it shall file with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it pursuant to the Exchange Act.

    SECTION 6.2 ADDITIONAL COVENANTS OF THE COMPANY. The Company hereby covenants and agrees, from and after the date of this Agreement and until the Effective Time, except as otherwise specifically consented to in writing by Parent, the Company shall:

        (a) not amend or propose to amend its Certificate of Incorporation or By-Laws;

        (b) not incur of become contingently liable with respect to any indebtedness for borrowed money, except in the ordinary course of business or pursuant to the revolving credit arrangements referred to in Section 4.14(b) of its Disclosure Schedule or any successor arrangements thereto;

        (c) not enter into or amend in any material respect any material employment, severance, or special pay arrangement with respect to termination of employment or other similar material arrangements or agreements with any directors, officers or key employees;

        (d) not increase the rate of remuneration payable to any of its directors or key officers, or, except in the ordinary course of business consistent with past practices, to any other employees or other representatives, or agree to do so;

        (e) not adopt, enter into or amend in any material respect any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law; and

        (f) use its best efforts to maintain in force the insurance coverage described in Section 4.22 of its Disclosure Schedule.

    SECTION 6.3  ACQUISITION TRANSACTIONS; BREAK-UP FEES.

        (a) After the date hereof and prior to the earlier of (i) the Effective Time, (ii) termination of this Agreement as provided in Article IX hereof or
    (iii) September 30, 1995, unless Parent shall otherwise agree in writing, the Company shall not initiate, solicit, negotiate, encourage, or provide confidential information to facilitate, and the Company shall (A) use its best efforts to cause any officer, director or employee of, or any attorney, accountant or other agent retained by,

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
    the Company and (B) use its best efforts to cause any investment banker retained by the Company, not to initiate, solicit, negotiate, encourage, or provide confidential information to facilitate, any proposal or offer to acquire all or substantially all of the business and properties of the Company, or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (such transactions being referred to herein as "Acquisition Transactions"); provided, however, that the Company may furnish (on terms including confidentiality terms, substantially similar to those set forth in that certain Confidentiality Agreement between Parent and the Company (the "Confidentiality Agreement")) information concerning its business, properties or assets to a corporation, partnership, person or other entity or group (a "Potential Acquirer") if (1) the Company's Board of Directors is advised by its financial advisor that such Potential Acquirer has the financial wherewithal to consummate an Acquisition Transaction that would yield a higher value to the Company's stockholders than will the Merger, (2) the Company's Board of Directors determines that such Potential Acquirer is reasonably likely to submit a bona fide offer to consummate an Acquisition Transaction on terms that would yield such a higher value to the Company's stockholders if provided with confidential information about the Company, and (3) after consultation with counsel, the Company's Board of Directors determines that the failure to provide such confidential information would constitute a breach of its fiduciary duty to stockholders of the Company. Following receipt of a bona fide offer from a Potential Acquirer proposing an Acquisition Transaction which offer the Board of Directors of the Company determines would likely yield a higher value to the Company's stockholders than will the Merger, the Company may, with respect to such Potential Acquirer, negotiate and take any of the actions otherwise prohibited by this Section 6.3 if, in the opinion of the Board of Directors of the Company after consultation with counsel, the failure to negotiate with such Potential Acquirer would constitute a breach by the Board of Directors of its fiduciary duty to the stockholders of the Company. In the event the Company shall determine to provide any information as described above, or shall receive any offer relating to an Acquisition Transaction, it shall promptly notify Parent (a "Notice of Proposal") as to the fact that information is to be provided or that an offer relating to an Acquisition Transaction has been received and shall furnish to Parent the identity of the recipient of such information or the proponent of such offer or proposal, if applicable, and, if an offer or proposal has been received, a description of the material terms thereof. The Company may enter into a definitive agreement for an Acquisition Transaction with a Potential Acquirer with which it is permitted to negotiate pursuant to this Section 6.3; provided, however that, at least one business day prior to the Company's execution thereof the Company shall have notified Parent in writing (a "Notice of Agreement") indicating the Company's intent to enter into such agreement and describing all of the material terms of such agreement. Following the execution of such a definitive agreement, Parent or the Company may terminate this Agreement in accordance with Article IX hereof, subject to the following fee and expense reimbursement provisions of this Section 6.3.

        (b) If (1) the Company fails to effect a Merger within 156 days of the date of this Agreement, other than as a result of a Parent Notification, a Parent Adverse Change or a Parent Breach (each as defined in Section 9.1 hereof), or any other condition set forth in this Agreement required to be satisfied by Parent to effect the Merger set forth in Article VIII of this Agreement, and (2) a proposal for an Acquisition Transaction from other than Parent is accepted by the Board of Directors of the Company or, if applicable, by the holders of 51% or more of the outstanding Company Common Stock (irrespective of whether or not such acceptance is then binding upon the initiator of the Acquisition Transaction so long as it is ultimately so binding), in each case prior to or within 90 days of the termination of this Agreement, or if earlier, 246 days after the date of this Agreement, or if such a proposal is so accepted after the expiration of such 90 or 246-day period, but resulted from the Company commencing to seek offers for an Acquisition Transaction within 20 calendar days after the date of termination of this Agreement, then the Company shall promptly (i) issue to Parent a six-month option, which shall be immediately exercisable, to acquire such number of shares of Company Common Stock as shall equal 10% of the outstanding Company Common Stock as of the date of such acceptance, after giving effect to the exercise of such option, at an exercise price of $11.107 per share (subject to proportionate adjustment in the event of any stock dividend, stock split, reverse stock split, or other recapitalization or similar change with respect to Company Common Stock) (the "Topping Option"), and (ii) giving credit to the Company for any other payments to Parent made pursuant to Section 9.1 hereof and/or this Section 6.3, pay Parent the sum of $500,000 (the "Parent Breakup Fee"), together with up to $450,000 of the reasonable outside legal, accounting and investment banking fees and disbursements and printing expenses incurred in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby (subject to such $450,000 maximum, "Transaction Expenses") by Parent; provided, however, that if the aggregate value of the accepted Acquisition Transaction proposal does not exceed $30,000,000, then, in such event, the Parent Breakup Fee shall be $750,000 rather than $500,000. In the event a proposal for an Acquisition Transaction is so accepted within such time periods by the holders of 30% or more but less than 51% of the shares of Company Common Stock (the "Tender Acceptance"), then, should Parent elect not to proceed with the Merger, giving credit for any other payments to Parent made pursuant to Section 9.1 and/or this
    Section 6.3, the Company shall promptly pay Parent the Parent Breakup Fee (but in no event more than $500,000) and Parent's Transaction Expenses; provided, however, that if within 12 months of the Tender Acceptance, the person which initiated such Acquisition Transaction shall acquire such additional number of shares of Company Common Stock as shall increase such person's equity interest in the Company to at least 51% or shall effectuate a transaction which, directly or indirectly, will afford such person ownership or control of all or substantially all of the assets or business of the Company, then the Company shall promptly (i) issue to Parent the Topping Option (the number of shares covered by which shall be computed as of the date of the Tender Acceptance), and (ii) if the aggregate value of all consideration paid by such person for all assets and interests of and in the Company acquired by it does not exceed $30,000,000, pay to Parent an additional $250,000 of Parent Breakup Fee.

        (c) Notwithstanding the foregoing provisions of this Section 6.3 or any other provision hereof, in no event shall either party be required to pay Transaction Expenses of the other party in excess of $450,000.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    SECTION 7.1 ACCESS TO INFORMATION. Each of Parent and the Company shall afford to the other and the other's accountants, counsel, financial advisors and other representatives full access during normal business hours throughout the period prior to the Effective Time to all properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) of it and, during such period, shall furnish promptly (a) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or filed by it during such period with the SEC in connection with the transactions contemplated by this Agreement or which may have a material effect on its business, properties or personnel and (b) such other information concerning its business, properties and personnel as the other shall reasonably request; provided, however, that, no investigation pursuant to this Section 7.1 shall affect any representation or warranty made herein or the conditions to the obligations of the respective parties to consummate the Merger. All non-public documents and information furnished to Parent or to the Company, as the case may be, in connection with the transactions contemplated by this Agreement shall be deemed to have been received pursuant to and shall be subject to the provisions of the Confidentiality Agreement, except that Parent and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the Parent Stockholders' Approval, the Company Required Statutory Approvals and the Company Stockholders' Approval. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing, of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, any Material Adverse Effect on the Company or Parent, as the case may be.

    SECTION 7.2 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. Parent and the Company shall prepare and file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement/Prospectus and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock. Parent and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence and shall cooperate with one another and use their respective best efforts to facilitate the expeditious consummation of the transaction contemplated by this Agreement. The Registration Statement shall contain a resale prospectus covering all shares of Parent Common Stock to be acquired by Affiliates of the Company. It shall be a condition to the obligation of either Parent or the Company to mail the Proxy Statement/Prospectus to its stockholders that Parent or the Company, as the case may be, have received the opinion of its respective Financial Advisor to the effect that, as of the date of such opinion (which shall be in no event earlier than July 11, 1995), the Exchange Ratio is fair, from a financial point of view, to its stockholders. A copy of such opinion shall be delivered to the other prior to the mailing of the Proxy Statement/ Prospectus.

    SECTION 7.3 STOCKHOLDERS' APPROVAL. The Company shall use its best efforts to obtain stockholder approval and adoption (the "Company Stockholders' Approval") of this Agreement and the transactions contemplated hereby as soon as practicable following the date upon which the Registration Statement is declared effective by the SEC. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall, through its Board of Directors, recommend to the holders of Company Common Stock approval of this Agreement and the transactions contemplated by this Agreement. Parent, in its capacity as the sole stockholder of Subsidiary, has approved and adopted this Agreement and the transactions contemplated by this Agreement upon its execution hereof. Parent shall use its best efforts to obtain stockholder approval and adoption (the "Parent Stockholders' Approval") of this Agreement and the transactions contemplated hereby as soon as practicable following the date upon which the Registration Statement is declared effective by the SEC. Subject to the fiduciary duties of the Board of Directors of Parent under applicable law, Parent shall, through its Board of Directors, recommend to the holders of Parent Common Stock approval of this Agreement and the transactions contemplated by this Agreement.

    SECTION 7.4 MANAGED OFFERING OF AFFILIATES' SHARES. Parent will exert its best efforts, as soon as practicable subsequent to the Effective Time, subject to then prevailing market conditions, to arrange for a managed offering of all shares of Parent Common Stock received by Affiliates of the Company as a result of the Merger through an underwriter to be selected by Parent and reasonably satisfactory to a majority in interest of the Company's Affiliates so receiving Parent Common Stock.

    SECTION 7.5 NASDAQ NATIONAL MARKET. Parent use its best efforts to effect, at or before the Effective Time, authorization for quotation on the NASDAQ National Market, upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger.

    SECTION  7.6  AGREEMENT TO  COOPERATE.  Subject to  the terms and conditions herein provided, each of the parties hereto shall cooperate and use their respective best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters, to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to obtaining the Required Statutory Approvals and the Company Stockholders' Approval and the Parent Stockholders' Approval; and PROVIDED, that nothing in this Section 7.6 shall affect any responsibility or obligation specifically allocated to any party in this Agreement.

    SECTION 7.7 PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or statement in violation of applicable law, rule, regulation or policy of the NASDAQ National Market.

    SECTION 7.8 CORRECTIONS TO THE PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT. Prior to the date of approval of the Merger by stockholders of the Company and by the stockholders of Parent, each of the Company, Parent and Subsidiary shall correct promptly any information provided by it to be used specifically in the Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of the Company and/or stockholders of Parent, in each case to the extent required by applicable law.

    SECTION 7.9 AGREEMENTS OF AFFILIATES. By July 22, 1995, each of the Company and Parent shall identify in a letter to the other, after consultation with outside counsel, all Persons who it believes may be deemed to be "affiliates" of it (and/or, in the case of Parent, of Subsidiary), as that term, in the case of the Company, is (i) defined for purposes of paragraphs (c) and
(d) of Rule 145 under the Securities Act or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the SEC, and in the case of Parent and Subsidiary, is used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the SEC. Each of the Company and Parent shall use its best commercially reasonable efforts to cause each Person who is so identified by it as a possible Affiliate, to deliver to it, at least 30 days prior to the Closing Date, an executed copy of an Affiliate's Agreement substantially in the form of the attached Exhibit IV-1 or IV-2, as applicable (each an "Affiliate's Agreement"), and shall promptly provide a copy of each such Affiliate's Agreement to the other. Prior to the Closing Date, each of the Company and Parent shall amend and supplement its letter referred to above and shall use all reasonable efforts to cause each additional person who is identified therein as a possible affiliate to execute and deliver a copy of the applicable Affiliate's Agreement in accordance with the foregoing.

    SECTION 7.10 ASSURANCES RELATING TO TAX MATTERS CERTIFICATE. Each of Parent and the Company shall use all reasonable efforts to obtain, as promptly as is practicable following the date hereof and in any event prior to the Effective Time, such oral or written assurances as it reasonably deems sufficient to enable it to execute and deliver to the other a certificate substantially in the form of that attached as an exhibit to the tax matters opinion of the other party's tax counsel referred to in Sections 8.2(i) and 8.3(g) hereof.

    SECTION 7.11 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, and in any event immediately prior to the Effective Time, each of Parent and the Company shall promptly supplement or amend its Disclosure Schedule with respect to any matter hereafter arising that, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to correct any information in such Disclosure Schedule that is or has become inaccurate. Notwithstanding the foregoing, if any such supplement or amendment discloses a Material Adverse Effect, the conditions to the other party's obligations to consummate the Merger set forth in Article VIII hereof shall be deemed not to have been satisfied.

    SECTION 7.12 SATISFACTION OF CONDITIONS PRECEDENT. Each of the parties shall use its best efforts to cause the satisfaction on or before September 30, 1995, of the conditions precedent contained in Article VIII of this Agreement that impose obligations on it or require action on its part or on the part of any of its stockholders or Affiliates.

                                  ARTICLE VIII
                                   CONDITIONS

    SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

        (a) The Company shall have obtained the Company Stockholders' Approval;

        (b) Parent shall have obtained the Parent Stockholders' Approval;

        (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect;

        (d) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

        (e) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger, and

        (f) All governmental and third party consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby (including without limitation all Required Statutory Approvals) shall have been obtained and be in effect at the Effective Time without any material limitations or conditions.

        (g) As of the Closing Date, all blue sky filings as may be required in order for the offer, issuance and sale of all of the shares of Parent Common Stock to be issued pursuant to Section 3.1(a) hereof, all of the options and stock purchase rights to purchase Parent Common Stock to be issued pursuant to Section 3.1(c) hereof, and all of the shares of Parent Common Stock issuable upon exercise of such options and stock purchase rights, respectively, to be in full compliance with all applicable state securities laws and regulations shall have been made and shall be in effect and not subject to any suspension, revocation, or stop order, as may be required in order for the offer, issuance and sale of all such securities to be legally permitted under all such laws and regulations.

    SECTION 8.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

        (a) Parent and Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) the Closing Date (except in the case of representations and warranties expressly made solely with reference to a particular date); and the Company shall have received a certificate of the Chairman of the Board and Chief Executive Officer, the President or a Vice President of Parent and of the President and Chief Executive Officer or a Vice President of Subsidiary to that effect;

        (b) The Company shall have received an opinion from Parker Duryee Rosoff
    &  Haft,  counsel  to  Parent  and  Subsidiary,  dated  the  Closing   Date,
    substantially in the form set forth in Exhibit V hereto;

        (c) The Company shall have received "comfort" letters from Deloitte & Touche LLP, independent public accountants for Parent and Subsidiary, dated the date of the Proxy Statement/ Prospectus, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to the Company) with respect to certain financial statements and other financial information included in the Registration Statement in customary form;

        (d) The Company shall have received an opinion from each of Deloitte & Touche LLP, independent public accountants for Parent, and Arthur Andersen LLP, independent certified public accountants for the Company, dated the Closing Date, addressed to the Company, each in form and substance reasonably satisfactory to the Company, stating that the Merger will qualify as a "pooling of interests" transaction under generally accepted accounting principles;

        (e) The Company shall have received all of the Affiliate's Agreements contemplated by Section 7.9 to have been received by it.

        (f)   Parent  shall  have  furnished  to  the  Company  such  additional certificates, opinions and other documents as the Company may have reasonably requested as to any of the conditions set forth in this Section 8.2.

        (g) The Company shall have received an opinion of Fechtor Detwiler & Co., Inc., or another nationally recognized investment banking firm, dated as of the Closing Date, that the Exchange Ratio is fair, from a financial point of view, to the Company's public stockholders;

        (h) All of the shares of Parent Common Stock to be issued or issuable in connection with the Merger (including shares subject to Company Options and Company Stock Purchase Rights pursuant to Section 3.1(c) hereof) shall have been authorized for listing on the NASDAQ National Market upon official notice of issuance;

        (i) The Company shall have received an opinion of Bingham Dana & Gould, dated the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
    Section 368(a) of the Code; (ii) each of Parent, Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by the Company as a result of the Merger, and (iv) no gain or loss will be recognized by a stockholder of the Company as a result of the Merger with respect to Company Common Stock converted solely into Parent Common Stock. In rendering such opinion, Bingham Dana & Gould may receive and rely upon representations contained in certificates of Parent, Subsidiary, the Company and certain stockholders of the Company; and

        (j) Since the date of this Agreement there shall not have been any Material Adverse Effect with respect to Parent, the likelihood of which was not previously disclosed to the Company by the Parent.

        (k) The Company shall have received from Parent an executed original of a certificate substantially in the form of the attached Exhibit VI.

        (l) All proceedings in connection with the Merger and the other transactions contemplated by this Agreement and all agreements, instruments, certificates, and other documents delivered to the Company by or on behalf of Parent or Subsidiary pursuant to this Agreement shall be reasonably satisfactory to the Company and its counsel.

    SECTION 8.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUBSIDIARY TO EFFECT THE MERGER. Unless waived by Parent, the obligations of Parent and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

        (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) the Closing Date (except in the case of representations and warranties expressly made solely with reference to a particular date); and Parent shall have received a Certificate of the President and Chief Executive Officer or of a Vice President of the Company to that effect;

        (b) Parent shall have received an opinion from Bingham Dana & Gould, counsel to the Company, dated the Closing Date, substantially in the form set forth in Exhibit VII hereto;

        (c) Parent shall have received "comfort" letters from Arthur Andersen & Co., LLP, independent certified public accountants for the Company, dated the date of the Proxy Statement/ Prospectus, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to Parent) with respect to certain financial statements and other financial information included in the Registration Statement in customary form;

        (d) Parent shall have received an opinion from each of Deloitte & Touche LLP, independent public accountants for Parent, and Arthur Andersen LLP, independent certified public accountants for the Company, dated the Closing Date, addressed to Parent, each in form and substance reasonably satisfactory to Parent, stating that the Merger will qualify as a "pooling of interests" transaction under generally accepted accounting principles;

        (e) Parent shall have received all of the Affiliate's Agreements contemplated by Section 7.9 to have been received by it.

        (f) Parent shall have received an opinion of Janney Montgomery Scott Inc., or another nationally recognized investment banking firm, dated as of the Closing Date, that the Exchange Ratio is fair, from a financial point of view, to Parent's public stockholders.

        (g) Parent shall have received an opinion of Parker Duryee Rosoff & Haft, dated the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, Subsidiary and the Company will be a party to the reorganization within the meaning of
    Section 368(b) of the Code; (iii) no gain or loss will be recognized by the Company, Parent or Subsidiary as a result of the Merger, and (iv) no gain or loss will be recognized by a stockholder of the Company as a result of the Merger with respect to Company Common Stock converted solely into Parent Common Stock. In rendering such opinion, Parker Duryee Rosoff & Haft may receive and rely upon representations contained in certificates of Parent, Subsidiary, the Company, and certain stockholders of the Company, respectively;

        (h) The Company shall have furnished to Parent such additional certificates, opinions and other documents as Parent may have reasonably requested as to any of the conditions set forth in this Section 8.3.

        (i) Since the date of this Agreement there shall not have been any Material Adverse Effect with respect to the Company, the likelihood of which was not previously disclosed to the Parent by the Company.

        (j) Parent shall have received from the Company an executed original of a certificate substantially in the form of the attached Exhibit VIII.

        (k) All proceedings in connection with the Merger and the other transactions contemplated by this Agreement and all agreements, instruments, certificates, and other documents delivered to Parent by or on behalf of the Company pursuant to this Agreement shall be reasonably satisfactory to Parent and its counsel.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 9.1   TERMINATION.   This Agreement may  be terminated  at any  time
prior to the Closing Date, whether before or after approval by the stockholders of the Company and/or Parent:

        (a) by mutual consent of Parent and the Company;

        (b) unilaterally by Parent upon the occurrence of a Material Adverse Effect with respect to the Company, the likelihood of which was not previously disclosed to Parent by the Company prior to the date of this Agreement, (a "Company Adverse Change"), whereupon absent the Company's fraud or gross negligence in failing to disclose such to Parent neither party shall have any obligation to the other for Transaction Expenses;

        (c) unilaterally by the Company upon the occurrence of a Material Adverse Effect with respect to Parent, the likelihood of which was not previously disclosed to the Company by Parent prior to the date of this Agreement, (a "Parent Adverse Change"), whereupon absent Parent's fraud or gross negligence in failing to disclose such to the Company neither party shall have any obligation to the other for Transaction Expenses;

        (d) unilaterally by Parent in the event of the Company's material breach when made of any material representation or warranty of the Company contained in this Agreement, or the Company's willful failure to comply with or satisfy any material covenant or condition of Company contained in this Agreement (each a "Company Breach"), or if the Company fails to obtain the Company Stockholders' Approval;

        (e) unilaterally by the Company in the event of Parent's material breach when made of any material representation or warranty contained in this Agreement, or Parent's willful failure to comply with or satisfy any material covenant or condition of Parent contained in this Agreement (each a "Parent Breach"), or if Parent fails to obtain the Parent Stockholders' Approval (the "Adverse Stockholders' Vote");

        (f) unilaterally by the Company if at any time when the provisions of this Agreement are in effect, the Company shall notify Parent (a "Company Notification") that the Company elects not to proceed with the Merger (other than as a result of a Parent Adverse Change or a Parent Breach or the Company's failure to obtain the Company Stockholders' Approval), in which event, subject to the provisions of Section 6.3(b), the Company shall promptly pay Parent $500,000, together with Parent's Transaction Expenses;

        (g) unilaterally by Parent if at any time when the provisions of this Agreement are in effect, the Parent shall notify the Company in writing (a "Parent Notification") that Parent elects not to proceed with the Merger Transaction (other than as a result of a Company Adverse Change or a Company Breach or Parent's failure to obtain Parent Stockholders' Approval), in which event Parent shall promptly pay the Company $500,000, together with the Company's Transaction Expenses;

        (h) unilaterally by either Parent or the Company if the Merger Transaction is not consummated for any reason not specified or referred to in the preceding provisions of this Section 9.1 by the close of business on September 30, 1995 whereupon, subject to Section 6.3(b), neither party shall have any obligation to the other for Transaction Expenses.

    Notwithstanding the provisions of Section 6.3 hereof or any other provision hereof, in no event shall either party be required to pay Transaction Expenses of the other in excess of $450,000.

    SECTION 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of either the Company, Parent, Subsidiary (except as set forth in this Section 9.2 and in Section 6.3 (with respect to certain fees, expense reimbursement, options and rights due to Parent thereunder), the penultimate sentence of
Section 7.1 (with respect to confidential and non-public information), and Sections 9.1 and 9.5, which shall survive such termination). Nothing in this
Section 9.2 shall relieve any party from liability for any breach of this Agreement.

    SECTION 9.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

    SECTION 9.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

    SECTION 9.5   EXPENSES.   Except as otherwise  provided in  Section 9.1  and
Section 6.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                                   ARTICLE X
                               GENERAL PROVISIONS

    SECTION 10.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations, warranties, obligations, agreements, and promises of the parties contained in this Agreement and in any schedule, certificate, or other document delivered pursuant to this Agreement, other than those that by their terms are to be performed or otherwise are to apply after the Effective Time, shall terminate as of, and shall not survive, the Effective Time.

    SECTION 10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (effective upon delivery), mailed by registered or certified mail (return receipt requested) (effective three business days after mailing), sent by a reputable overnight courier service for next business day delivery (effective the next business day) or sent via facsimile (effective upon receipt of the telecopy in complete, readable form) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to Parent or Subsidiary to:
           Robotic Vision Systems, Inc.
           425 Rabro Drive East
           Hauppauge, New York 11788
           Attention: Pat V. Costa, Chairman, President and CEO
           FAX: (516) 273-1167

    with a copy to:
           Parker, Duryee, Rosoff & Haft
           529 Fifth Avenue
           New York, New York 10017
           Attention: Ira I. Roxland, Esq.
           FAX: (212) 972-9487

        (b) If to the Company, to:
           Acuity Imaging, Inc.
           9 Townsend West
           Nashua, New Hampshire 03063
           Attention: Ofer Gneezy, President
           FAX: (603) 598-4684
    with a copy to:
    Bingham Dana & Gould
           150 Federal Street
           Boston, Massachusetts
           Attention: David L. Engel, Esq.
           FAX: (617) 951-8736

    SECTION 10.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 10.4 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (including without limitation a letter agreement dated as of January 31, 1995, as amended on March 30 and April 24, 1995, between Parent and the Company, but excluding the Confidentiality Agreement); (ii) shall not be assigned by operation of law or otherwise, and any attempt to do so shall be void; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

    SECTION 10.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. In pleading or proving this Agreement, it shall not be necessary to produce or account for more than one fully executed original.

    SECTION 10.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    SECTION  10.7  CAPTIONS.   The captions of sections  and subsections of this
Agreement are for reference only, and shall not affect the interpretation or construction of this Agreement.

    SECTION 10.8 ADDITIONAL DEFINED TERMS. As used in this Agreement, the following defined terms have the respective meanings ascribed to them below.

    "Financial Advisor" when used with respect to Parent or the Company, means Janney Montgomery Scott Inc., in the case of Parent, and Fechtor, Detwiler & Co., Inc., in the case of the Company.

    "Material Adverse Effect" means, with respect to a party, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations, or prospects of it and its Subsidiaries, on a consolidated basis, or on its ability to consummate the transactions contemplated hereby; PROVIDED that, as to the Company, a Material Adverse Effect shall not be deemed to have occurred as a result of any facts or circumstances disclosed on the Disclosure Schedule of the Company attached hereto as Annex A or if (i) as to its first and second fiscal quarters of 1995, its results of operations reflect an aggregate operating loss (without giving effect to expenses of the Merger) of no more than $700,000 in both such quarters and (ii) its results of operations or projected results of operations (as projected in good faith by the Company) for its third fiscal quarter of 1995, reflect or project (as applicable) an operating loss (without giving effect to expenses of the Merger) of no more than $500,000 for such fiscal quarter; and a Material Adverse Effect shall be deemed to have occurred (the likelihood of which had not been previously disclosed to Parent by the Company prior to the date of the Merger Agreement), if the Company's results of operations or projected results of operations (as projected in good faith by the Company) for its third fiscal quarter of 1995 reflect or project (as applicable) an operating loss (without giving effect to expenses of the Merger) in excess of $500,000 for such fiscal quarter.

    "Person" means a natural person, corporation, an association, a partnership, an organization, a business, a government or political subdivision thereof, a governmental agency or any other entity.

    "SEC Reports", when used with respect to Parent or the Company, means:

        (i) in the case of Parent, (A) its Annual Reports on Form 10-K for its fiscal years ended September 30, 1994, 1993 and 1992, respectively, each as filed with the SEC, (B) its annual reports to stockholders for the two most recent years, each as provided to its stockholders, (C) all proxy and information statements relating to (1) all meetings of its stockholders (whether annual or special) and (2) all actions by written consent in lieu of a meeting of its stockholders, in each case from December 31, 1991 until the date of this Agreement, (D) its Quarterly Report on Form 10-Q for the quarter ended December 31, 1994, (E) all other reports or registration statements filed by Parent with the SEC since December 31, 1991 (other than registration statements on Form S-8), and (F) any Quarterly Report on Form 10-Q delivered to the Company pursuant to the final sentence of Section 4.5(a) hereof, but in each case only from and after the time of such delivery; and

        (ii) in the case of the Company, (A) its Annual Reports on Form 10-K or KSB for its fiscal years ended December 31, 1994, 1993, 1992 and 1991, respectively, each as filed with the SEC, (B) its annual reports to stockholders for the two most recent years, each as provided to its stockholders, (C) all proxy and information statements relating to (1) all meetings of its stockholders (whether annual or special) and (2) all actions by written consent in lieu of a meeting of its stockholders, in each case from December 31, 1991 until the date of this Agreement, (D) its Quarterly Reports on Form 10-QSB for the quarters ended April 2, July 2 and October 1, 1994, respectively, (E) all other reports or registration statements filed by the Company with the SEC since December 31, 1991 (other than registration statements on Form S-8), and (F) any Annual Report on Form 10-KSB and any Quarterly Report on Form 10-QSB, in each case as delivered to Parent pursuant to the final sentence of Section 4.5(a) hereof, but in each case only from and after the time of such delivery.

    IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ATTEST:                                    ROBOTIC VISION SYSTEMS, INC.

/s/ Robert H. Walker                       By: /s/ Pat V. Costa
----------------------------------------   ----------------------------------------
Name: Robert H. Walker                     Name: Pat V. Costa
Title: Secretary                           Title: Chairman,

ATTEST:                                    RVSI ACQUISITION CORP.

/s/ Robert H. Walker                       By: /s/ Pat V. Costa
----------------------------------------   ----------------------------------------
Name: Robert H. Walker                     Name: Pat V. Costa
Title: Secretary                           Title: President

ATTEST:                                    ACUITY IMAGING INC.

/s/ John A. Rogers                         By: /s/ Ofer Gneezy
----------------------------------------   ----------------------------------------
Name: John A. Rogers                       Name: Ofer Gneezy
Title: VP -- Finance                       Title: President

                                                                       EXHIBIT B

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

           b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

           c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                       EXHIBIT C

                  [LETTERHEAD OF JANNEY MONTGOMERY SCOTT INC.]

                                          July 20, 1995

Board of Directors
Robotic Vision Systems, Inc.
425 Rabro Drive, East
Hauppauge, New York 11788
Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of common stock ("Stockholders") of Robotic Vision Systems, Inc. ("RVSI" or the "Company") of the exchange ratio (the "Exchange Ratio") in the proposed merger pursuant to the Agreement and Plan of Reorganization dated as of April 27, 1995 as last amended as of July 11, 1995 ("Merger Agreement") entered into by and among RVSI, Acuity Imaging, Inc. ("Acuity") an a wholly owned subsidiary of RVSI (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

    Janney Montgomery Scott Inc. ("JMS"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with the preparation of fairness opinions, mergers and acquisitions, rights offerings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate, and other purposes.

    In connection with our opinion, we have reviewed the Merger Agreement, certain financial and other information of RVSI and Acuity, including certain internal analyses, reports, forecasts and other information. We have held discussions with senior management of RVSI and Acuity concerning the current operations, financial condition and prospects of each of RVSI and Acuity and the companies on a combined basis. We have also held discussions with senior management of RVSI concerning the strategic and operating benefits anticipated by RVSI in the Proposed Transaction. In addition, we have (i) reviewed the price and trading histories of RVSI common stock and Acuity common stock and compared those prices and trading histories with those of publicly traded companies deemed relevant; (ii) compared the financial positions and operating results of RVSI and Acuity with those of publicly traded companies we deemed relevant;
(iii) compared certain financial terms of the Proposed Transaction to certain financial terms of selected other business combinations we deemed relevant; (iv) analyzed the pro forma financial effects of the Proposed Transaction; and, (v) conducted such other financial studies, analyses and investigations, and reviewed such other factors, as we deemed relevant.

    We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for purposes of this opinion. With respect to financial projections, we assumed that they have been reasonably prepared on bases reflecting the best currently available information and judgements of the future financial performance of RVSI and Acuity. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor

                                                    Robotic Vision Systems, Inc.
                                                                          Page 2

have we been furnished with such valuations or appraisals. We have assumed the Proposed Transaction will be accounted for under the pooling-of-interests method of accounting and will be treated as a tax free reorganization.

    Our opinion is necessarily based on financial, economic, market and other conditions as they exist on, and information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Furthermore, we express no opinion as to the price or trading range at which the RVSI stock will trade subsequent to the date of our opinion. Payment of JMS' fee is not contingent upon the conclusion reported.

    It should be understood that this letter is for the information of the Board of Directors only in connection with its consideration of the Proposed Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction, and may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Transaction.

    Based upon and subject to the foregoing, it is our opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view to the Stockholders of RVSI.

                                          Sincerely yours,
                                          JANNEY MONTGOMERY SCOTT INC.

                                          By: /s/ Herbert M. Gardner
                                             -----------------------------------
                                             Herbert M. Gardner
                                             Senior Vice President

                                                                       EXHIBIT D

                 [LETTERHEAD OF FECHTOR, DETWILER & CO., INC.]

                                          July 17, 1995

Board of Directors
Acuity Imaging, Inc.
9 Townsend West
Nashua, New Hampshire 03063

Gentlemen:

    As described in the Agreement and Plan of Merger and Reorganization dated as of April 27, 1995, as amended as of July 11, 1995, between Robotic Vision Systems, Inc. ("RVSI") and Acuity Imaging, Inc. ("Acuity"), RVSI and Acuity have proposed to merge a wholly owned subsidiary of RVSI with and into Acuity and to convert each Acuity share into 0.766 shares of RVSI Common Stock, subject to the payment of cash adjustments in lieu of the issuance of fractional shares, with the provision that, if the average closing price for RVSI shares for the 20 day period preceding the special meeting of RVSI's shareholders exceeds $14.50 or is less than $10.00, the Exchange Ratio will be adjusted as provided in Section 1(b) of the First Amendment to Agreement and Plan of Merger and Reorganization dated as of July 11, 1995.

    You have asked Fechtor, Detwiler & Co., Inc. ("Fechtor, Detwiler") for its opinion as investment bankers as to whether the Exchange Ratio as defined in the First Amendment to the Agreement and Plan of Merger and Reorganization is fair, from a financial point of view, to Acuity's shareholders. Fechtor, Detwiler, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, initial public offerings, private placements, and valuations for estate, corporate and other purposes.

    In forming our opinion, we have, among other things:

     1) Reviewed the Agreement and Plan of Merger and Reorganization dated as of April 27, 1995 and the First Amendment to Agreement and Plan of Merger and Reorganization dated as of July 11, 1995;

     2) Reviewed share price and trading volumes for Acuity's shares from November 4, 1994 through July 14, 1995;

     3) Reviewed Acuity's 1995 Business Plan dated February 13, 1995;

     4) Reviewed with management Acuity's financial projections dated 7/13/95 for the balance of the fiscal year ending December 31, 1995 and fiscal year ending December 31, 1996;

     5)  Reviewed Acuity's  Forms 10-KSB,  as filed with  the SEC,  for 1993 and
       1994;

     6) Reviewed Acuity's Forms 10-QSB, as filed with the SEC for the quarterly periods ending April 2, 1994, July 2, 1994, October 1, 1994 and April 1, 1995;

Board of Directors
Acuity Imaging, Inc.
July 17, 1995
Page 2

     7) Reviewed with management of Acuity its operations, financial condition and future prospects;

     8) Visited Acuity's Nashua, New Hampshire facility;

     9) Reviewed share price and trading volume for RVSI's shares from November 4, 1994 through July 14, 1995;

    10) Reviewed RVSI's Forms 10-K, as filed with the SEC, for the fiscal years ended September 30, 1992 and September 30, 1993, and Form 10-K/A for the fiscal year ended September 30, 1994;

    11) Reviewed RVSI's Forms 10-Q, as filed with the SEC, for the quarterly periods ending December 31, 1991, March 31, 1992, June 30, 1992, December 31, 1992, March 31, 1993, June 30, 1993, December 31, 1993, March 31,
       1994, June 30, 1994, December 31, 1994 and March 31, 1995;

    12) Reviewed RVSI's Form S-1, as filed with the SEC, dated March 11, 1994;

    13) Reviewed with management of RVSI its operations, financial condition and future prospects;

    14) Reviewed with management RVSI's financial projections dated 6/19/95 for the balance of the fiscal year ending September 30, 1995;

    15) Visited RVSI's Hauppauge, New York facility;

    16) Reviewed the Merger Due Diligence Report prepared by Arthur Andersen;

    17) Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information provided to us by Acuity and RVSI, and we have not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of Acuity or RVSI.

    Based on the foregoing, it is our opinion as investment bankers, that the Exchange Ratio is fair, from a financial point of view, to the Acuity shareholders.

    This letter is solely for the information of the Acuity Board of Directors to assist in the determination of the fairness of the merger and is not to be used, circulated or quoted without our express consent.

                                          Very truly yours,
                                          FECHTOR, DETWILER & CO., INC.

                                          By: /s/ Andre Daniel-Dreyfus
--------------------------------------------------------------------------------
                                                Andre Daniel-Dreyfus
                                               SENIOR VICE PRESIDENT

                                                                       EXHIBIT E

                          ROBOTIC VISION SYSTEMS, INC.
                  AMENDED AND RESTATED 1991 STOCK OPTION PLAN

    Robotic Vision Systems, Inc. (the "Company") hereby amends and restates the Robotic Vision Systems, Inc. 1991 Stock Option Plan in its entirety (the Company's 1991 Stock Option Plan, as amended and restated, is hereinafter referred to as the "Plan").

    1. PURPOSE. The Plan is intended to amend and restate in its entirety the Company's 1991 Stock Option Plan. The Plan is intended to recognize the contributions made to the Company or an Affiliate by employees of the Company or any Affiliate (as hereinafter defined), members of the Board of Directors of the Company or an Affiliate, and certain consultants and advisors to the Company or any Affiliate, to provide such persons with additional incentive to devote themselves to the future success of the Company or an Affiliate, and to improve the ability of the Company or an Affiliate to attract, retain, and motivate individuals upon whom the Company's sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company through receipt of rights to acquire the Company's Common Stock, $.01 par value (the "Common Stock").

    2.    DEFINITIONS.   Unless  the  context clearly  indicates  otherwise, the
following terms shall have the following meanings:

        (a) "Affiliate" means a corporation which is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of
    Section 424(e) or (f) of the Code.

        (b) "Board of Directors" means the Board of Directors of the Company.

        (c) "Code" means the Internal Revenue Code of 1986, as amended.

        (d) "Committee" means the Board of Directors or the committee designated by the Board of Directors in accordance with the provisions set forth in
    Section 3 of the Plan.

        (e)   "Company"  means   Robotic  Vision   Systems,  Inc.,   a  Delaware
    corporation.

        (f) "Disability" shall have the meaning set forth in Section 22(e)(3) of the Code.

        (g) "Fair Market Value" shall have the meaning set forth in Subsection 8(b) of the Plan.

        (h) "ISO" means an Option granted under the Plan which is intended to qualify as an "incentive stock option" within the meaning of Section 422(b) of the Code.

        (i) "Non-qualified Stock Option" means an Option granted under the Plan which is not intended to qualify, or otherwise does not qualify, as an "incentive stock option" within the meaning of Section 422(b) of the Code.

        (j) "Option" means either an ISO or a Non-qualified Stock Option granted under the Plan.

        (k) "Optionee" means a person to whom an Option has been granted under the Plan, which Option has not been exercised and has not expired or terminated.

        (l) "Option Document" means the document described in Section 8 of the Plan which sets forth the terms and conditions of each grant of Options.

        (m) "Option Price" means the price at which Shares may be purchased upon exercise of an Option, as calculated pursuant to Subsection 8(b) of the Plan.

        (n) "Rule 16b-3" means Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

        (o) "Shares" means the shares of Common Stock of the Company which are the subject of Options.

    3.  ADMINISTRATION OF THE PLAN.

        (a) COMMITTEE. The Plan shall be administered by a committee composed of two or more of the members of the Company's Board of Directors. The Company's Board of Directors in its sole discretion may elect ("Alternative Administration") to have the Plan administered by either (i) providing that the Committee be composed of directors who are not eligible to receive options under the Plan, or (ii) designating two committees to operate and administer the Plan, one of such committees composed of two or more directors who are not eligible to receive Options under the Plan to operate and administer the Plan with respect to each person who is a "Principal Officer" (as defined below), and the other such committee composed of two or more directors (which may include directors who are also employees, consultants or advisors of the Company) to operate and administer the Plan with respect to each person other than a "Principal Officer." Any of such committees designated by the Board of Directors is referred to as the "Committee." As used herein, the term "Principal Officer" means a person who is an "officer" of the Company, within the meaning of Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor regulation.

        (b) MEETINGS. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

        (c) GRANTS. The Committee shall from time to time, in its discretion, direct the Company to grant Options pursuant to the terms of the Plan. The Committee shall have plenary authority to (i) determine the Optionees to whom, the times at which, and the price at which Options shall be granted,
    (ii) determine the type of Option to be granted and the number of Shares subject thereto, and (iii) approve the form and terms and conditions of the Option Documents; all subject, however, to the express provisions of the Plan. In making such determinations, the Committee may take into account the nature of the Optionee's services and responsibilities, the Optionee's present and potential contribution to the Company's success and such other factors as it may deem relevant. The interpretation and construction by the Committee of any provisions of the Plan or of any Option granted under it shall be final, binding and conclusive.

        (d) EXCULPATION. No member of the Board of Directors shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Options under the Plan, provided that this Subsection 3(c) shall not apply to (i) any breach of such member's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) acts or omissions that would result in liability under Section 174 of the General Corporation Law of the State of Delaware, as amended, and (iv) any transaction from which the member derived an improper personal benefit.

        (e) INDEMNIFICATION. Service on the Committee shall constitute service as a member of the Board of Directors of the Company. Each member of the Committee shall be entitled without further act on his part to indemnity from the Company to the fullest extent provided by applicable law and the Company's Certificate of Incorporation and/or By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Options thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be a member of the Committee at the time of the action, suit or proceeding.

        (f) LIMITATIONS ON GRANTS OF OPTIONS TO CONSULTANTS AND ADVISORS. With respect to the grant of Options to consultants and advisors, bona fide services shall be rendered by consultants and advisors, and such services must not be in connection with a capital raising transaction.

    4.  GRANTS UNDER THE PLAN.   Grants under the Plan may  be in the form of  a
Non-qualified Stock Option, an ISO or a combination thereof, at the discretion of the Committee.

    5. ELIGIBILITY. All employees and members of the Board of Directors of, and (subject to Section 4) consultants and advisors to, the Company or an Affiliate shall be eligible to receive Options hereunder. The Committee, in its sole discretion, shall determine whether an individual qualifies as an employee, consultant or advisor.

    6. SHARES SUBJECT TO PLAN. The aggregate maximum number of Shares for which Options may be granted pursuant to the Plan is two million two hundred thousand (2,200,000), subject to adjustment as provided in Section 9 of the Plan. The Shares shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company. If an Option terminates or expires without having been fully exercised for any reason, the Shares for which the Option was not exercised may again be the subject of one or more Options granted pursuant to the Plan.

    7. TERM OF THE PLAN. The Plan (as amended and restated) was approved by the Board of Directors on December 14, 1994, and, provided it is approved on or before December 13, 1995 by a majority of the votes cast at a duly called meeting of the stockholders at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting, shall be effective as of the date of approval by stockholders. No Option may be granted under the Plan after December 11, 2001.

    8. OPTION DOCUMENTS AND TERMS. Each Option granted under the Plan shall be a Non-qualified Stock Option unless the Option shall be specifically designated at the time of grant to be an ISO for federal income tax purposes. If any Option designated as an ISO is determined for any reason not to qualify as an incentive stock option within the meaning of Section 422 of the Code, such Option shall be treated as a Non-qualified Stock Option for all purposes under the provisions of the Plan. Options granted pursuant to the Plan shall be evidenced by the Option Documents in such form as the Committee shall from time to time approve, which Option Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require which are not inconsistent with the terms of the Plan.

        (a) NUMBER OF OPTION SHARES. Each Option Document shall state the number of Shares to which it pertains. An Optionee may receive more than one Option, which may include Options which are intended to be ISO's and Options which are not intended to be ISO's, but only on the terms and subject to the conditions and restrictions of the Plan.

        (b) OPTION PRICE. Each Option Document shall state the Option Price which, for a Non-qualified Stock Option, may be less than, equal to, or greater than the Fair Market Value of the Shares on the date the Option is granted and, for an ISO, shall be at least 100% of the Fair Market Value of the Shares on the date the Option is granted as determined by the Committee in accordance with this Subsection 8(b); provided, however, that if an ISO is granted to an Optionee who then owns, directly or by attribution under
    Section 424(d) of the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, then the Option Price shall be at least 110% of the Fair Market Value of the Shares on the date the Option is granted. If the Common Stock is traded in a public market, then the Fair Market Value per share shall be, if the Common Stock is listed on a national securities exchange or included in the NASDAQ National Market System, the last reported sale price thereof on the relevant date, or, if the Common Stock is not so listed or included, the mean between the last reported "bid" and "asked" prices thereof on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines.

        (c) EXERCISE. No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and of payment in full of the Option Price for the

    Shares to be purchased. Each such notice shall specify the number of Shares to be purchased and shall (unless the Shares are covered by a then current and effective registration statement or qualified Offering Statement under Regulation A under the Securities Act of 1933, as amended (the "Act")), contain the Optionee's acknowledgment in form and substance satisfactory to the Company that (a) such Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (b) the Optionee has been advised and understands that (i) the Shares have not been registered under the Act and are "restricted securities" within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration, (c) such Shares may not be transferred without compliance with all applicable federal and state securities laws, and (d) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option Documents may be endorsed on the certificates. Notwithstanding the foregoing, if the Company determines that issuance of Shares should be delayed pending (A) registration under federal or state securities laws, (B) the receipt of an opinion of counsel satisfactory to the Company that an appropriate exemption from such registration is available, (C) the listing or inclusion of the Shares on any securities exchange or an automated quotation system or (D) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Shares, the Company may defer exercise of any Option granted hereunder until any of the events described in this sentence has occurred.

        (d)  MEDIUM OF PAYMENT.  An  Optionee shall pay for Shares (i) in  cash,
    (ii)  by certified or cashier's  check payable to the  order of the Company,
    (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board or (iv) by such other mode of payment as the Committee may approve. Furthermore, the Committee may provide in an Option Document that payment may be made in whole or in part in shares of the Company's Common Stock held by the Optionee for at least six months. If payment is made in whole or in part in shares of the Company's Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of such Optionee representing the shares owned by such Optionee, free of all liens, claims and encumbrances of every kind and having an aggregate Fair Market Value on the date of delivery that is at least as great as the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by the payment in shares of Common Stock, endorsed in blank or accompanied by stock powers duly endorsed in blank by the Optionee. In the event that certificates for shares of the Company's Common Stock delivered to the Company represent a number of shares in excess of the number of shares required to make payment for the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by payment in shares of Common Stock, the stock certificate issued to the Optionee shall represent
    (i) the Shares in respect of which payment is made, and (ii) such excess number of shares. Notwithstanding the foregoing, the Committee may impose from time to time such limitations and prohibitions on the use of shares of the Common Stock to exercise an Option as it deems appropriate.

        (e)  TERMINATION OF OPTIONS.

            (i) No option shall be exercisable  after the first to occur of  the following:

                   (A) Expiration of the Option term specified in the Option Document, which shall occur on or before (1) ten years from the date of grant, or (2) five years from the date of grant of an ISO if the Optionee on the date of grant owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of an Affiliate;

                   (B) Expiration of three months from the date the Optionee's employment or service with the Company or its Affiliates terminates for any reason other than disability or death or as otherwise specified in Subsection 8(e)(i)(D) or 8(e)(i)(E) below;

                   (C) Expiration of one year  from the date such employment  or service with the Company or its Affiliates terminates due to the Optionee's Disability or death;

                   (D) A finding by the  Committee, after full consideration  of the facts presented on behalf of both the Company and the Optionee, that the Optionee has breached his employment or service contract with the Company or an Affiliate, or has been engaged in disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or service, or has disclosed trade secrets or confidential information of the Company or an Affiliate. In such event, in addition to immediate termination of the Option, the Optionee shall automatically forfeit all Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price. Notwithstanding anything herein to the contrary, the Company may withhold delivery of share certificates pending the resolution of any inquiry that could lead to a finding resulting in a forfeiture.

                   (E) The date, if any, set by the Board of Directors as an accelerated expiration date in the event of the liquidation or dissolution of the Company.

               (ii) Notwithstanding the foregoing, the Committee may extend the period during which all or any portion of an Option may be exercised to a date no later than the Option term specified in the Option Document pursuant to Subsection 8(e)(i)(A), provided that any change pursuant to this Subsection 8(e)(ii) which would cause an ISO to become a Non-qualified Stock Option may be made only with the consent of the Optionee.

        (f) TRANSFERS. No Option granted under the Plan may be transferred, except by will or by the laws of descent and distribution. During the lifetime of the person to whom an Option is granted, such Option may be exercised only by him. Notwithstanding the foregoing, a Non-qualified Stock Option may be transferred pursuant to the terms of a "qualified domestic relations order," within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

        (g) LIMITATION ON ISO GRANTS. In no event shall the aggregate fair market value of the shares of Common Stock (determined at the time the ISO is granted) with respect to which incentive stock options under all incentive stock option plans of the Company or its Affiliates are exercisable for the first time by the Optionee during any calendar year exceed $100,000.

        (h) OTHER PROVISIONS. Subject to the provisions of the Plan, the Option Documents shall contain such other provisions including, without limitation, provisions authorizing the Committee to accelerate the exercisability of all or any portion of an Option granted pursuant to the Plan, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable.

        (i) AMENDMENT. Subject to the provisions of the Plan, the Committee shall have the right to amend Option Documents issued to an Optionee, subject to the Optionee's consent if such amendment is not favorable to the Optionee, except that the consent of the Optionee shall not be required for any amendment made pursuant to Subsection 8(e)(i)(E) or Section 9 of the Plan, as applicable.

    9. ADJUSTMENTS ON CHANGES IN CAPITALIZATION. The aggregate number of Shares and class of shares as to which Options may be granted hereunder, the number and class or classes of shares covered by each outstanding Option and the Option Price thereof shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Common Stock and/or, if appropriate, other outstanding equity securities or a recapitalization or other capital adjustment (not including the issuance of Common Stock on the conversion of other securities of the Company which are convertible into Common Stock) affecting the Common Stock which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section, and any such determination by the Committee shall be final, binding and conclusive.

    10. AMENDMENT OF THE PLAN. The Board of Directors of the Company may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors of the Company may not change the class of individuals eligible to receive an ISO or increase the maximum number of shares as to which Options may be granted without obtaining approval, within twelve months before or after such action, by vote of a majority of the votes cast at a duly called meeting of the stockholders at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting on the matter. No amendment to the Plan shall adversely affect any outstanding Option, however, without the consent of the Optionee.

    11. NO COMMITMENT TO RETAIN. The grant of an Option pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Affiliate to retain the Optionee in the employ of the Company or an Affiliate and/or as a member of the Company's Board of Directors or in any other capacity.

    12. WITHHOLDING OF TAXES. Whenever the Company proposes or is required to deliver or transfer Shares in connection with the exercise of an Option, the Company shall have the right to (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares or (b) take whatever other action it deems necessary to protect its interests with respect to tax liabilities. The Company's obligation to make any delivery or transfer of Shares shall be conditioned on the Optionee's compliance, to the Company's satisfaction, with any withholding requirement.

    13. INTERPRETATION. It is the intent of the Company that, if Alternative Administration is selected by the Company's Board of Directors, transactions under the Plan with respect to directors and officers (within the meaning of Section 16(a) under the Securities Exchange Act of 1934, as amended) satisfy the conditions of Rule 16b-3. To the extent that any provision of the Plan would result in a conflict with such conditions, such provision shall be deemed null and void. This Section shall not be applicable if no class of the Company's equity securities is then registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

    14.    GOVERNING LAW.   The  Plan shall  be governed  by, and  all questions
arising hereunder shall be determined in accordance with, the laws of the State of New York.

                             [ALTERNATE COVER PAGE]

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED AUGUST   , 1995



                                 60,401 SHARES


                          ROBOTIC VISION SYSTEMS, INC.

                                  COMMON STOCK
                               ------------------


    This Prospectus relates to 60,401 shares of Common Stock ("Common Stock") of Robotic Vision Systems, Inc., a Delaware corporation ("RVSI"), offered for public sale by those persons identified elsewhere herein as selling stockholders (the "Selling Stockholders"). RVSI will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders."



    The Registration Statement, of which this Prospectus forms a part, also related to the solicitation of proxies by the Boards of Directors of RVSI and Acuity Imaging Inc., a Delaware corporation ("ACUT"), in connection with the merger (the "Merger") of a wholly-owned subsidiary of RVSI with and into ACUT, which Merger was consummated on September , 1995. As a result of the Merger and the transactions contemplated thereby, ACUT became a wholly-owned subsidiary of RVSI.


    Prior to the effective date of the Merger, each of the Selling Stockholders named herein agreed to certain restrictions on the disposition of their respective shares of RVSI Common Stock. RVSI has been advised by each of the Selling Stockholders that there are no underwriting arrangements with respect to the sale of their respective shares, that such shares will be sold from time to time in public sales in the over-the-counter market at then prevailing prices or in private transactions at negotiated prices, and that no greater than usual and customary brokerage fees will be paid by the Selling Stockholders in connection therewith. See "Selling Stockholders."
                            ------------------------

    No person is authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of RVSI since the date of this Prospectus. However, if a material change occurs during the period that this Prospectus is required to be delivered, this Prospectus will be amended and supplemented accordingly.
                            ------------------------

    See "Risk Factors" for certain information that should be considered by purchasers of these securities.
                            ------------------------

THE  SECURITIES TO  WHICH THIS PROSPECTUS  RELATE HAVE NOT  BEEN APPROVED OR
    DISAPPROVED BY THE  SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE
       SECURITIES  COMMISSION,  NOR HAS  THE SECURITIES  AND EXCHANGE
           COMMISSION OR ANY  STATE SECURITIES COMMISSION  PASSED
               UPON   THE  ACCURACY  OR   ADEQUACY  OF  THIS
                    PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The last reported sales  price of RVSI Common  Stock on The Nasdaq  National
Market on        , 1995 was $      per share.
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS        , 1995.

                                [ALTERNATE PAGE]

                              SELLING STOCKHOLDERS

GENERAL

    The table sets forth certain information with respect to the Selling Stockholders. The shares set forth therein are being included in the Registration Statement of which this Prospectus forms a part pursuant to registration commitments afforded to the Selling Stockholders by contractual obligations, who have also agreed as a condition to the inclusion of their shares in this Registration Statement to certain restrictions on their disposition of such shares. From time to time by post-effective amendment, the identification of the Selling Stockholder and number of shares to be sold will be set forth in this Prospectus. RVSI will not receive any proceeds from the sale of the shares by the Selling Stockholders.


                                                                                OWNERSHIP OF
                                                                                 SHARES OF
                                          NUMBER OF                             RVSI COMMON
                                          SHARES OF           SHARES OF            STOCK
                                      RVSI COMMON STOCK   RVSI COMMON STOCK     AFTER GIVING
      NAME OF          RELATIONSHIP     OWNED ON THE           OFFERED           EFFECT TO
SELLING STOCKHOLDER     WITH RVSI        DATE HEREOF          FOR SALE         PROPOSED SALE
--------------------  --------------  -----------------   -----------------   ----------------
Memorial Drive Trust  None                 49,253              49,253                  0
C. William Daniel     None                  4,311               4,311                  0
Donald J. Kramer      Director-elect        3,759               3,759                  0
John Agapakis         None                  1,105               1,105                  0
John A. Rogers        None                  1,054               1,054                  0
Brian St. Pierre      None                    836                 836                  0
Al Hubbard            None                     83                  83                  0
                                          -------             -------                ---
                                           60,401              60,401                  0
                                          -------             -------                ---
                                          -------             -------                ---


PLAN OF DISTRIBUTION

    The shares of RVSI Common Stock to be received by the Selling Stockholders as a result of the Merger or otherwise owned by such persons may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers. This Prospectus may be used from time to time by each Selling Stockholder to offer the RVSI Common Stock registered hereby for sale in transactions in which he, she or it is or may be deemed to be an underwriter within the meaning of the Securities Act. Brokers, dealers and agents participating in the distribution of the RVSI Common Stock offered by Selling Stockholders may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of such shares may be deemed to be underwriting discounts and commissions, under the Securities Act.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Article Seventh of the Certificate of Incorporation of Robotic Vision Systems, Inc. (the "Registrant") provides with respect to the indemnification of directors and officers that the Registrant shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Section grants the Registrant power to indemnify. Article Tenth of the Certificate of Incorporation of the Registrant also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2), acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transactions from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the ability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of Delaware General Corporation Law, as amended from time to time.

          Section 145 of Delaware Corporation Law provides, INTER ALIA, that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter, a "Proceeding"), by reason of the fact that he is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an "Agent" of the corporation), he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

          Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that he is or was an Agent of the corporation, against expenses (including attorney's fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which he is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled to indemnity.


Item 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

          (a)  Exhibits

               (I)  ROBOTIC VISION SYSTEMS, INC.



EXHIBIT
NUMBER                   DESCRIPTION OF EXHIBIT
-------                  ----------------------
 2.1           Agreement and Plan of Merger and Reorganization, dated as of
               April 27, 1995, as amended and restated as of July 11, 1995, by and among

                                    II-1


               Registrant, RVSI Acquisition Corp. and Acuity Imaging, Inc.
               (included as Exhibit A to the Joint Proxy Statement and
               Prospectus which forms a part of the Registration Statement
               (the "Proxy Statement"))

 3.1 Registrant's Certificate of Incorporation, as amended to date(1)

 3.2           Registrant's By-Laws, as amended(2)

 4.1           Stock and Warrant Purchase Agreement by and between
               Registrant and General Motors Corporation dated as of December 12, 1984(3)

 4.2           Stock Purchase Warrant expiring December 12,1989 issued to
               General Motors Corporation(3)

 4.3           Form of warrant expiring December 14, 1988 (Exhibit 4(f))(4)

 4.4           Amendment to Warrant issued to General Motors (Exhibit
               4(d))(5)

 5.1           Opinion of Parker Duryee Rosoff & Haft

 8.1           Opinion of Parker Duryee Rosoff & Haft with respect to certain
               Federal income tax aspects attendant to the Merger

10.1           Research and Development Master Agreement by and between
               Registrant and General Motors Corporation dated as of December 12, 1984(3)

10.2           Patent License and Technology Agreement by and between
               Registrant and General Motors Corporation dated as of December 12, 1984(3)

10.3           License Agreement by and between Registrant and Med-Bed
               Technologies, Inc. dated as of January 24, 1984(3)

10.4           Employment Agreement, dated December 11, 1984 between
               Registrant and Pat V. Costa(3)

10.5           Letter of Agreement dated December 21, 1984 between
               Registrant and Howard Stern (Exhibit 10(f))(6)

10.6 Letter of Agreement dated July 14, 1983 between Registrant and Robert H. Walker (Exhibit 10(g))(3)

10.7           Lease agreement dated May 2, 1990 between Registrant and
               NM&J Investors covering the premises located at 425 Rabro
               Drive east, Hauppauge, New York(7)

10.8 Mortgage between Registrant as Mortgagee and Earl H. Rideout and Catherine Rideout as Mortgagors(5)

10.9 Loan Agreement dated September 13, 1989 between Registrant and General Motors Corporation(5)

10.10          Asset Purchase Agreement dated as of September 30, 1990
               between Registrant and Cybo Systems, Inc.(8)

11.1           Statement regarding computation of per share earnings
               (included in Note 1i of the Notes to Financial Statements of RVSI)

                                    II-2


22             Subsidiaries of Registrant(3)

23.1           Consent of Deloitte & Touche LLP

23.2           Consents of Parker Duryee Rosoff & Haft (included in Exhibits
               5.1 and 8.1)

23.3 Consent of Janney Montgomery Scott Inc. (included in Exhibit C to the Proxy Statement)

23.4*          Consent of Ofer Gneezy

23.5           Consent of Donald J. Kramer

23.6*          Consent of the Morrison Law Firm

24.1* Power of Attorney (included on the signature page of Part II of this Registration Statement)

99.1           Form of Proxy to be used by Registrant

-------------
 *   Previously filed with this Registration Statement
(1)  Denotes document filed as Exhibit to Registrant's Annual Report on Form
     10-K for its fiscal year ended September 30, 1987 and incorporated herein by reference.
(2)  Denotes document filed as Exhibit to Registrant's Registration Statement on
     Form S-1 (File No. 2-75483) and incorporated herein by reference.
(3)  Denotes document filed as Exhibit to Registrant's Annual Report on Form
     10-K for its fiscal year ended September 30, 1984 and incorporated herein by reference.
(4)  Denotes document filed as Exhibit to Registrant's Annual Report on Form
     10-K for its fiscal year ended September 30, 1985 and incorporated herein by reference.
(5)  Denotes document filed as Exhibit to Registrant's Annual Report on Form
     10-K for its fiscal year ended September 30, 1989 and incorporated herein by reference.
(6)  Denotes document filed as Exhibit to Registrant's Annual Report on Form
     10-K for its fiscal year ended September 30, 1986 and incorporated herein by reference.
(7)  Denotes document filed as Exhibit to Registrant's Annual Report on Form
     10-K for its fiscal year ended September 30, 1990 and incorporated herein by reference.
(8)  Denotes document filed as Exhibit to Registrant's Current Report on Form
     8-K for an event which occurred on October 1, 1990 and incorporated herein by reference.


               (II) ACUITY IMAGING INC.



EXHIBIT
NUMBER              DESCRIPTION OF EXHIBIT
-------             ----------------------
  2.1          Agreement and Plan of Merger dated as of April 27, 1995, as amended and restated as of July 11, 1995, between Registrant and Acuity Imaging Inc. ("Acuity") (included as Exhibit A to the
               Prospectus)

  2.2          Merger Agreement and Plan of Reorganization between Acuity and
               Itran Corp.(23)

  3.1          Certificate of Incorporation of Acuity(1)

                                    II-3


  3.2          Certificate of Correction of Acuity(1)

  3.3          Certificate of Amendment of Acuity(2)

  3.4          Certificate of Amendment of Acuity(4)

  3.5          Certificate of Amendment of Acuity(23)

  3.6          Certificate of Amendment of Acuity(24)

  3.7          By-laws of Acuity(24)

  4.1          Specimen Certificate of Shares of Common Stock(1)

 10.1          1980 Incentive Stock Option Plan(14)

 10.2          Form of Option Agreement in connection with 1980 Incentive Stock
               Option Plan(4)

 10.3          1981 Stock Option Plan(14)

 10.4          Form of Stock Option Agreement in connection with 1981 Stock
               Option Plan(1)

 10.5          Reorganization Agreement by and among Automatrix Incorporated,
               S.M.T., and SuperCads Inc. dated July 8, 1987(11)

 10.6 Material Agreements in connection with Acquisition and Licensing of Assets of Cognition Inc.
               (1)  Agreement among Cognition Inc. SuperCads Inc. and Automatrix
                    Incorporated(13)
               (2)  First Amendment Agreement of December 29, 1989 and related
                    Promissory Note and related Escrow Amendment Agreement(15)

 10.7 Material documents in connection with private equity financing in December 1990 of subsidiary Cognition Corporation(18)

 10.8          MML Controller Agreement with Yaskawa Electric Mfg. Co., Ltd.(17)

 10.9 Material documents in connection with private equity financing in December 1990 of subsidiary Cognition Corporation(18)

 10.10         1991 Stock Option Plan(24)

 10.11         Stock Purchase Agreement dated as of July 15, 1992, between
               Automatrix Incorporated, Cadema Corporation, SuperCads, Inc.
               and certain other stockholders of Cognition(22)

 10.12         Forms of Option Agreements in connection with Automatrix
               Incorporated 1991 Stock Option Plan(23)

 10.13         Ofer Gneezy 1991 Special Stock Option Plan(24)

 10.14         Lease of 9 Townsend West, Nashua, New Hampshire facility(27)

 10.15         Contract between Acuity and Brown & Williamson dated
               January 29, 1992(26)

                                    II-4


 10.16        Line of Credit Agreement between Acuity and
               Silicon Valley Bank(27)

 10.17         [Intentionally Left Blank]

 10.18*        $3.5 Million Revolving Credit Facility provided for Acuity by
               Fleet Bank of Massachusetts, N.A.

 11.1          Computation of Per Share Earnings (28)

 21.1          Subsidiaries of Acuity (28)

 23.1          Consent of Independent Public Accountant (Arthur Andersen LLP)

 23.2          Consent of Independent Accountant (Deloitte &
               Touche LLP)

 23.3*         Consent of Fechtor, Detwiler & Co., Inc.

 99.1          Form of Proxy to be used by Acuity

-----------
 *   Previously filed with this Registration Statement
(1) The items listed are incorporated by reference herein to Acuity's Registration Statement on Form S-1 (File No. 2-81449) as declared effective March 1, 1983.
(2) The items listed are incorporated by reference herein to Acuity's annual report on Form 10-K for the year ended December 31, 1984.
(4) The items listed are incorporated by reference herein to Acuity's Registration Statement on Form S-8 (File No. 33-19925) effective February 28, 1988.
(5) The items listed are incorporated by reference herein to Acuity's annual report on Form 10-K for the year ended December 31, 1985.
(11) The items listed are incorporated by reference herein to Acuity's report on Form 8-K dated January 27, 1988.
(12) The items listed are incorporated by reference herein to Acuity's annual report on Form 10-K for the year ended December 31, 1987.
(13) The items listed are incorporated by reference herein to Acuity's report on Form 10-Q for the thirteen weeks ended July 1, 1989.
(14) The items listed are incorporated by reference herein to Acuity's annual report on Form 10-K for the year ended December 31, 1988.
(15) The items listed are incorporated by reference herein to Acuity's annual report on Form 10-K for the year ended December 31, 1989.
(17) The items listed are incorporated by reference herein to Acuity's report on Form 10-Q for the thirteen weeks ended June 30, 1990.
(18) The items listed are incorporated by reference herein to Acuity's report on Form 10-K for the year ended December 31, 1990.
(21) The items listed are incorporated by reference herein to Acuity's report on Form 10-K for the year ended December 31, 1991.
(22) The items listed are incorporated by reference herein to Acuity's report on Form 8-K dated July 15, 1992.
(23) The items listed are incorporated by reference herein to Acuity's Registration Statement on Form S-8 (number 33-72022) effective December 15, 1993.
(24) The items listed are incorporated by reference herein to Acuity's Registration Statement on Form S-8 (number 33-75208) effective February 14, 1994.
(26) The items listed are incorporated by reference herein to Acuity's report on Form 10-QSB for the thirteen weeks ended April 2, 1994.
(27) The items listed are incorporated by reference herein to Acuity's report on Form 10-KSBA/A Amendment #1 for the year ended December 31, 1993.
(28) The items listed are incorporated by reference herein to Acuity's report on Form 10-KSB for the year ended December 31, 1994.

          (b)  Financial Statement Schedules

               All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or not applicable, and therefore have been omitted.


          (c)  Item 4(b) Information

               Not applicable.


Item 22.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes as follows:

          (1) that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

          (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                            SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hauppauge, State of New York, on the 7th day of August, 1995.



                                   ROBOTIC VISION SYSTEMS, INC.


                                   By: /s/ Pat V. Costa
                                       --------------------------
                                       Pat V. Costa, President





   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


     Signature                          Title                         Dated
     ---------                          -----                         -----

/s/ Pat V. Costa                  Chairman of the Board
----------------------            President and Director,        August 7, 1995
    Pat V. Costa                  (Principal Executive
                                  Officer)

           *                      Executive Vice President,
-----------------------           Secretary/Treasurer and
    Robert H. Walker              Director (Principal Financial   August 7, 1995
                                  Officer and Principal
                                  Accounting Officer)

         *                         Senior Vice President         August 7, 1995
------------------------           and Director
   Howard Stern



------------------------           Director
    Donald F. Domnick


          *
------------------------           Director                       August 7, 1995
    Jay M. Haft



------------------------           Director
    Frank A. DiPiatso


------------------------           Director
    Mark J. Lerner


  * Pat V. Costa, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated as signing above, and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.


   August 7, 1995                           /s/ Pat V. Costa
                                           -----------------
                                           Pat V. Costa

               (I)  ROBOTIC VISION SYSTEMS, INC.


EXHIBIT
NUMBER                   DESCRIPTION OF EXHIBIT
-------                  ----------------------
 2.1           Agreement and Plan of Merger and Reorganization, dated as of
               April 27, 1995, as amended and restated as of July 11, 1995, by and among Registrant, RVSI Acquisition Corp. and Acuity Imaging,
               Inc. (included as Exhibit A to the Joint  Proxy Statement and
               Prospectus which forms a part of the Registration Statement (the
               "Proxy Statement"))

 3.1 Registrant's Certificate of Incorporation, as amended to date(1)

 3.2           Registrant's By-Laws, as amended(2)

 4.1           Stock and Warrant Purchase Agreement by and between
               Registrant and General Motors Corporation dated as of December 12, 1984(3)

 4.2           Stock Purchase Warrant expiring December 12,1989 issued to
               General Motors Corporation(3)

 4.3           Form of warrant expiring December 14, 1988 (Exhibit 4(f))(4)

 4.4           Amendment to Warrant issued to General Motors (Exhibit
               4(d))(5)

 5.1           Opinion of Parker Duryee Rosoff & Haft

 8.1           Opinion of Parker Duryee Rosoff & Haft with respect to certain
               Federal income tax aspects attendant to the Merger

10.1           Research and Development Master Agreement by and between
               Registrant and General Motors Corporation dated as of December 12, 1984(3)

10.2           Patent License and Technology Agreement by and between
               Registrant and General Motors Corporation dated as of December 12, 1984(3)

10.3           License Agreement by and between Registrant and Med-Bed
               Technologies, Inc. dated as of January 24, 1984(3)

10.4           Employment Agreement, dated December 11, 1984 between
               Registrant and Pat V. Costa(3)

10.5           Letter of Agreement dated December 21, 1984 between
               Registrant and Howard Stern (Exhibit 10(f))(6)

10.6 Letter of Agreement dated July 14, 1983 between Registrant and Robert H. Walker (Exhibit 10(g))(3)

10.7           Lease agreement dated May 2, 1990 between Registrant and
               NM&J Investors covering the premises located at 425 Rabro
               Drive east, Hauppauge, New York(7)

10.8 Mortgage between Registrant as Mortgagee and Earl H. Rideout and Catherine Rideout as Mortgagors(5)

10.9 Loan Agreement dated September 13, 1989 between Registrant and General Motors Corporation(5)

10.10          Asset Purchase Agreement dated as of September 30, 1990
               between Registrant and Cybo Systems, Inc.(8)

11.1           Statement regarding computation of per share earnings
               (included in Note 1i of the Notes to Financial Statements of RVSI)

                                     1


22             Subsidiaries of Registrant(3)

23.1           Consent of Deloitte & Touche LLP

23.2           Consents of Parker Duryee Rosoff & Haft (included in Exhibits
               5.1 and 8.1)

23.3 Consent of Janney Montgomery Scott Inc. (included in Exhibit C to the Proxy Statement)

23.4*          Consent of Ofer Gneezy

23.5           Consent of Donald J. Kramer

23.6*          Consent of the Morrison Law Firm

24.1* Power of Attorney (included on the signature page of Part II of this Registration Statement)

99.1           Form of Proxy to be used by Registrant

-------------
 *   Previously filed with this Registration Statement
(1) Denotes document filed as Exhibit to Registrant's Annual Report on Form 10-K for its fiscal year ended September 30, 1987 and incorporated herein by reference.
(2) Denotes document filed as Exhibit to Registrant's Registration Statement on Form S-1 (File No. 2-75483) and incorporated herein by reference.
(3) Denotes document filed as Exhibit to Registrant's Annual Report on Form 10-K for its fiscal year ended September 30, 1984 and incorporated herein by reference.
(4) Denotes document filed as Exhibit to Registrant's Annual Report on Form 10-K for its fiscal year ended September 30, 1985 and incorporated herein by reference.
(5) Denotes document filed as Exhibit to Registrant's Annual Report on Form 10-K for its fiscal year ended September 30, 1989 and incorporated herein by reference.
(6) Denotes document filed as Exhibit to Registrant's Annual Report on Form 10-K for its fiscal year ended September 30, 1986 and incorporated herein by reference.
(7) Denotes document filed as Exhibit to Registrant's Annual Report on Form 10-K for its fiscal year ended September 30, 1990 and incorporated herein by reference.
(8) Denotes document filed as Exhibit to Registrant's Current Report on Form 8-K for an event which occurred on October 1, 1990 and incorporated herein by reference.


               (II) ACUITY IMAGING INC.


EXHIBIT
NUMBER              DESCRIPTION OF EXHIBIT
-------             ----------------------
  2.1          Agreement and Plan of Merger dated as of April 27, 1995, as amended and restated as of July 11, 1995, between Registrant and
               Acuity Imaging Inc. ("Acuity") (included as Exhibit A to the
               Prospectus)

  2.2          Merger Agreement and Plan of Reorganization between Acuity and
               Itran Corp.(23)

  3.1          Certificate of Incorporation of Acuity(1)

                                      2


  3.2          Certificate of Correction of Acuity(1)

  3.3          Certificate of Amendment of Acuity(2)

  3.4          Certificate of Amendment of Acuity(4)

  3.5          Certificate of Amendment of Acuity(23)

  3.6          Certificate of Amendment of Acuity(24)

  3.7          By-laws of Acuity(24)

  4.1          Specimen Certificate of Shares of Common Stock(1)

 10.1          1980 Incentive Stock Option Plan(14)

 10.2          Form of Option Agreement in connection with 1980 Incentive Stock
               Option Plan(4)

 10.3          1981 Stock Option Plan(14)

 10.4          Form of Stock Option Agreement in connection with 1981 Stock
               Option Plan(1)

 10.5          Reorganization Agreement by and among Automatrix Incorporated,
               S.M.T., and SuperCads Inc. dated July 8, 1987(11)

 10.6 Material Agreements in connection with Acquisition and Licensing of Assets of Cognition Inc.
               (1)  Agreement among Cognition Inc. SuperCads Inc. and Automatrix
                    Incorporated(13)
               (2)  First Amendment Agreement of December 29, 1989 and related
                    Promissory Note and related Escrow Amendment Agreement(15)

 10.7 Material documents in connection with private equity financing in December 1990 of subsidiary Cognition Corporation(18)

 10.8          MML Controller Agreement with Yaskawa Electric Mfg. Co., Ltd.(17)

 10.9 Material documents in connection with private equity financing in December 1990 of subsidiary Cognition Corporation(18)

 10.10         1991 Stock Option Plan(24)

 10.11         Stock Purchase Agreement dated as of July 15, 1992, between
               Automatrix Incorporated, Cadema Corporation, SuperCads, Inc.
               and certain other stockholders of Cognition(22)

 10.12         Forms of Option Agreements in connection with Automatrix
               Incorporated 1991 Stock Option Plan(23)

 10.13         Ofer Gneezy 1991 Special Stock Option Plan(24)

 10.14         Lease of 9 Townsend West, Nashua, New Hampshire facility(27)

 10.15         Contract between Acuity and Brown & Williamson dated
               January 29, 1992(26)

                                     3


 10.16         Line of Credit Agreement between Acuity and
               Silicon Valley Bank(27)

 10.17         [Intentionally Left Blank]

 10.18*        $3.5 Million Revolving Credit Facility provided for Acuity by
               Fleet Bank of Massachusetts, N.A.

 11.1          Computation of Per Share Earnings (28)

 21.1          Subsidiaries of Acuity (28)

 23.1          Consent of Independent Public Accountant (Arthur Andersen LLP)

 23.2          Consent of Independent Accountant (Deloitte &
               Touche LLP)

 23.3*         Consent of Fechtor, Detwiler & Co., Inc.

 99.1          Form of Proxy to be used by Acuity

------------
 *   Previously filed with this Registration Statement.
(1) The items listed are incorporated by reference herein to Acuity's Registration Statement on Form S-1 (File No. 2-81449) as declared effective March 1, 1983.
(2) The items listed are incorporated by reference herein to Acuity's annual report on Form 10-K for the year ended December 31, 1984.
(4) The items listed are incorporated by reference herein to Acuity's Registration Statement on Form S-8 (File No. 33-19925) effective February 28, 1988.
(5) The items listed are incorporated by reference herein to Acuity's annual report on Form 10-K for the year ended December 31, 1985.
(11) The items listed are incorporated by reference herein to Acuity's report on Form 8-K dated January 27, 1988.
(12) The items listed are incorporated by reference herein to Acuity's annual report on Form 10-K for the year ended December 31, 1987.
(13) The items listed are incorporated by reference herein to Acuity's report on Form 10-Q for the thirteen weeks ended July 1, 1989.
(14) The items listed are incorporated by reference herein to Acuity's annual report on Form 10-K for the year ended December 31, 1988.
(15) The items listed are incorporated by reference herein to Acuity's annual report on Form 10-K for the year ended December 31, 1989.
(17) The items listed are incorporated by reference herein to Acuity's report on Form 10-Q for the thirteen weeks ended June 30, 1990.
(18) The items listed are incorporated by reference herein to Acuity's report on Form 10-K for the year ended December 31, 1990.
(21) The items listed are incorporated by reference herein to Acuity's report on Form 10-K for the year ended December 31, 1991.
(22) The items listed are incorporated by reference herein to Acuity's report on Form 8-K dated July 15, 1992.
(23) The items listed are incorporated by reference herein to Acuity's Registration Statement on Form S-8 (number 33-72022) effective December 15, 1993.
(24) The items listed are incorporated by reference herein to Acuity's Registration Statement on Form S-8 (number 33-75208) effective February 14, 1994.
(26) The items listed are incorporated by reference herein to Acuity's report on Form 10-QSB for the thirteen weeks ended April 2, 1994.
(27) The items listed are incorporated by reference herein to Acuity's report on Form 10-KSBA/A Amendment #1 for the year ended December 31, 1993.
(28) The items listed are incorporated by reference herein to Acuity's report on Form 10-KSB for the year ended December 31, 1994.


                                      4